                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                                       [X]

Filed by a Party other than the Registrant                    [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-12

                              Quality Dining, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[ ]   No fee required.


[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            Common Stock, no par value per share

      (2)   Aggregate number of securities to which transaction applies:
            6,635,098(A)

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            $3.20 per share in cash out merger

      (4)   Proposed maximum aggregate value of transaction: $20,882,142(B)

      (5)   Total fee paid: $2,457.83(C)


[x]   Fee paid previously with preliminary materials.


[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount previously paid:

            --------------------------------------------------------------------

      2)    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      3)    Filing Party:

            --------------------------------------------------------------------

      4)    Date Filed:

----------

(A) Includes (1) 6,437,989 shares of common stock and (2) shares issuable upon
(a) the exercise of outstanding options with respect to 131,150 shares of common stock and (b) the vesting and lapse of restrictions on 65,959 shares of restricted common stock. Such amounts exclude 4,905,139 shares of common stock, options to purchase 246,002 shares of common stock and 200,012 restricted shares, in each case which are held by persons not being cashed out in the merger.

(B) Pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended, and solely for purposes of calculating the filing fee, the transaction value is based upon the sum of (1) the product of (a) 6,503,948, which is the maximum number of shares of common stock that may be outstanding immediately prior to the effective time of the merger (which figure excludes (i) any shares underlying options, and (ii) any shares owned by persons not being cashed out in the merger), and (b) $3.20 per share and (2) the product of (a) 131,150, which is the number of shares of common stock underlying options that will be outstanding immediately prior to the effective time of the merger, less any shares of common stock underlying options that will not be cashed out in the merger and (b) $0.53 ($3.20 per share minus $2.67, the weighted average exercise price of the options to be cashed out in the merger).

(C) The amount of the filing fee calculated in accordance with Rule 0-11(c) of the Securities Exchange Act of 1934 was determined based on a fee of $117.70 per $1,000,000 (prorated for amounts less than $1,000,000) of the proposed cash payments to be made in the transaction.

                              QUALITY DINING, INC.
                           4220 Edison Lakes Parkway
                            Mishawaka, Indiana 46545

                                                              [          ], 2005

Dear Quality Dining Shareholder:

     You are cordially invited to attend a special meeting of the shareholders
of Quality Dining, Inc. to be held on [                    ], 2005 at [10:00
a.m.] local time at [          ].

     At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger entered into between Quality Dining, Inc. and QDI Merger Corp. The merger agreement provides for the merger of QDI Merger Corp. into Quality Dining with Quality Dining continuing as a privately-owned corporation not subject to regulation by the Securities and Exchange Commission.


     Together with a group of five other shareholders (three of whom are members of management (including one who is a director) and one of whom is a director), I have formed QDI Merger Corp. solely for the purpose of taking the company private through the acquisition of all of the outstanding shares of Quality Dining not already owned by me and the other members of my group. In the merger each outstanding share of Quality Dining common stock not owned by members of my group will be converted into $3.20 in cash. This represents a premium of 39% over the trading price of the Common Stock when I first announced my going private proposal on June 15, 2004. The total cash consideration payable in the merger to shareholders and optionholders will be approximately $20 million.


     The attached notice of meeting and proxy statement describe the merger agreement and the merger, including our reasons for proposing to take the company private at this time. I urge you to read these materials carefully as they set forth the specifics of the merger and other important information related to the merger.


     The Quality Dining board of directors, based on the recommendation of a special committee of the board consisting solely of independent directors, has approved and adopted the merger agreement and the merger, has determined that the approval of the merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, Quality Dining and the unaffiliated shareholders of Quality Dining. The board and special committee have received the opinion of Houlihan Lokey Howard & Zukin stating that the price to be paid in the merger is fair, from a financial point of view, to the unaffiliated shareholders of Quality Dining.


     Accordingly, the board of directors recommends that the Quality Dining shareholders vote "FOR" the approval of the merger agreement and the merger.


     Under Indiana law, the affirmative vote of the holders of shares of Quality Dining common stock representing a majority of all the votes entitled to be cast on the merger agreement and the merger is required at the special meeting to approve the merger agreement and the merger. The members of my group, who together own approximately 49.3% of the outstanding shares of Quality Dining common stock, have agreed to vote our shares for and against approval of the merger agreement and the merger in the same proportion as the votes cast by all other shareholders voting at the special meeting (with abstentions being deemed to be votes against approval of the merger agreement and the merger). For purposes of this proportional voting requirement, only votes actually cast by the unaffiliated shareholders of Quality Dining at the special meeting will be counted in determining how the members of my group vote our shares (with abstentions being deemed to be votes against approval), and shares that are not voted at the special meeting (including broker non-votes) will not be considered in determining how the members of my group vote our shares.

     It is important that your shares be represented at the special meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy card in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                          Sincerely,

                                          --------------------------------------
                                          Daniel B. Fitzpatrick

                                          Chairman, President and Chief
                                          Executive Officer


NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, NOR HAS ANY SUCH COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS PROXY STATEMENT IS DATED [          ], 2005, AND IS BEING MAILED, ALONG
WITH A PROXY CARD, TO QUALITY DINING SHAREHOLDERS BEGINNING ON OR ABOUT
[          ], 2005.

                              QUALITY DINING, INC.
                           4220 Edison Lakes Parkway
                            Mishawaka, Indiana 46545

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON [            ], 2005

     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Quality Dining, Inc., an Indiana corporation, has been called by the Quality Dining board of directors. The details of the meeting are as follows:

     PLACE: [          ]

     DATE: [          ], 2005

     TIME: [10:00] a.m. local time

     The purposes of the special meeting are:

          1. To consider and vote on the proposal to approve the agreement and plan of merger, dated as of November 9, 2004, between Quality Dining and QDI Merger Corp. and the merger of QDI Merger Corp. with and into Quality Dining.

          2. In the event that there are insufficient votes for approval of the merger agreement and the merger, to consider and vote on a proposal to grant our board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger.

          3. To consider and vote on such other matters as may be properly presented incident to the conduct of the special meeting.

     Only shareholders of record at the close of business on [          ], 2005
are entitled to notice of, and to vote at, the special meeting. A list of shareholders will be available for inspection by shareholders of record during business hours at Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545 for ten days prior to the date of the special meeting and will also be available at the special meeting.


     The Quality Dining board of directors, based on the recommendation of a special committee of the board consisting solely of independent directors, has approved and adopted the merger agreement and the merger, has determined that the approval of the merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, Quality Dining and the unaffiliated shareholders of Quality Dining.


     Accordingly, the board of directors recommends that the Quality Dining shareholders vote "FOR" the approval of the merger agreement and the merger. Any abstentions from voting will be deemed to be votes against approval of the merger agreement and the merger.

     We urge you to read the attached proxy statement. If you are a shareholder of record, you should receive a proxy card with the attached proxy statement. Whether or not you plan to attend the special meeting, you can be sure your shares are represented at the special meeting if you promptly submit your proxy by completing, signing, dating and returning your proxy card in the enclosed postage-prepaid envelope. Prior to being voted, your proxy may be withdrawn in the manner described in the attached proxy statement. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.

                                          By Order of the Board of Directors,

                                          --------------------------------------
                                          John C. Firth
                                          Secretary

                          YOUR VOTE IS VERY IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES). PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

                               TABLE OF CONTENTS


SUMMARY TERM SHEET..........................................    1
  Transaction Participants..................................    1
  Fitzpatrick Group.........................................    1
  Transaction Structure.....................................    1
  Capitalization............................................    2
  Vote Required.............................................    2
  Recommendations of the Quality Dining Board of Directors
     and the Special Committee..............................    3
  Fairness Opinion of Houlihan Lokey Howard & Zukin.........    3
  No Appraisal Rights.......................................    3
  Interests of Certain Persons in the Merger................    4
  Termination of the Merger Agreement.......................    4
  Financing.................................................    4
  Material U.S. Federal Income Tax Consequences.............    4
  Litigation Related to the Merger..........................    5
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL
  MEETING...................................................    6
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................   10
INFORMATION CONCERNING THE SPECIAL MEETING..................   11
  Date, Time and Place......................................   11
  Purpose...................................................   11
  Record Date and Quorum Requirement........................   11
  Voting Procedures; Voting by Proxy........................   11
  Revoking Your Proxy.......................................   11
  Assistance................................................   12
  Voting at the Special Meeting.............................   12
  How Shares are Voted......................................   12
  Vote Required.............................................   12
  Voting on Other Matters...................................   14
  Proxy Solicitation........................................   14
SPECIAL FACTORS.............................................   16
  Structure of the Transaction..............................   16
  Capitalization............................................   16
  Purposes of the Going Private Transaction; Certain Effects
     of the Merger and Going Private........................   17
  Background of the Merger..................................   20
  Recommendation of the Special Committee; Reasons for
     Recommending Approval of the Merger....................   30
  Recommendation of the Board of Directors; Reasons for
     Recommending Approval of the Merger....................   32
  Opinion of Financial Advisor to Special Committee.........   34
  Summary of Financial Analyses Performed by Houlihan
     Lokey..................................................   35
  Position of the Fitzpatrick Group.........................   40
  Certain Financial Projections.............................   41
  Interests of Certain Persons in the Merger................   44
  Plans for Quality Dining Following the Merger.............   47
  Conduct of the Business of Quality Dining if the Merger is
     not Completed..........................................   47
  Fees and Expenses.........................................   47

  Anticipated Accounting Treatment of the Merger............................................................         48
  Material U.S. Federal Income Tax Consequences.............................................................         48
  No Appraisal Rights of Shareholders.......................................................................         50
  Regulatory Requirements...................................................................................         50
  Franchisor Approvals......................................................................................         50
  Litigation Related to the Merger..........................................................................         50
FINANCING FOR THE MERGER....................................................................................         50
  Financing Requirements....................................................................................         50
  Sources of Financing......................................................................................         51
THE MERGER AGREEMENT........................................................................................         52
  The Merger................................................................................................         52
  Conversion of Capital Stock in the Merger.................................................................         52
  Time of Closing...........................................................................................         52
  Exchange and Payment Procedures...........................................................................         52
  Transfers of Shares.......................................................................................         53
  Treatment of Stock Options; Restricted Shares.............................................................         53
  Representations and Warranties............................................................................         53
  Covenants.................................................................................................         54
  Conditions................................................................................................         58
  Termination of the Merger Agreement.......................................................................         59
  Expenses..................................................................................................         60
  Amendments; Waivers.......................................................................................         60
QUALITY DINING SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA..............................................         61
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION..........................................................         64
INFORMATION REGARDING QUALITY DINING COMMON STOCK TRANSACTIONS..............................................         66
  Purchases by Quality Dining...............................................................................         66
  Transactions by QDI Merger Corp. and the Fitzpatrick Group................................................         66
  Securities Transactions Within 60 Days....................................................................         69
CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF QUALITY DINING..................................................         69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............................................         72
INFORMATION ABOUT THE TRANSACTION PARTICIPANTS..............................................................         73
  QDI Merger Corp. .........................................................................................         73
  Fitzpatrick Group.........................................................................................         73
  Criminal Proceedings and Injunctions or Prohibitions Involving Securities Laws............................         73
  Past Contacts, Transactions, Negotiations and Agreements..................................................         74
QUALITY DINING BUSINESS DESCRIPTION.........................................................................         75
  General...................................................................................................         75
  Business Strategy.........................................................................................         75
  Expansion.................................................................................................         76
  Burger King...............................................................................................         76
  Chili's Grill & Bar.......................................................................................         77
  Grady's American Grill....................................................................................         77
  Italian Dining Concept....................................................................................         79
  Porterhouse Steaks and Seafood(TM)........................................................................         79
  Trademarks................................................................................................         79

  Administrative Services...................................................................................         79
  Franchise and Development Agreements......................................................................         81
  Competition...............................................................................................         83
  Government Regulation.....................................................................................         84
  Employees.................................................................................................         84
PROPERTIES..................................................................................................         85
LEGAL PROCEEDINGS...........................................................................................         85
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................         88
  Forward-Looking Statements................................................................................         88
  Restatement...............................................................................................         88
  Critical Accounting Policies..............................................................................         89
  Results of Operations.....................................................................................         91
  Management Outlook........................................................................................         98
  Liquidity and Capital Resources...........................................................................         99
  Recently Issued Accounting Standards......................................................................        102
  Impact of Inflation.......................................................................................        103
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK..................................................        103
FUTURE SHAREHOLDER PROPOSALS................................................................................        103
MISCELLANEOUS OTHER INFORMATION.............................................................................        104
  Shareholder Proposals.....................................................................................        104
  Where You Can Find More Information.......................................................................        104
APPENDICES
Appendix A -- Merger Agreement
Appendix B -- Fairness Opinion of Houlihan Lokey Howard & Zukin
Appendix F -- Financial Statements

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information included in this proxy statement and should be read together with the questions and answers that follow this summary term sheet. Because this is a summary term sheet, it may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, including the documents attached to this proxy statement as appendices. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement. For more details regarding where you can find additional information, see "Miscellaneous Other Information -- Where You Can Find More Information".


TRANSACTION PARTICIPANTS (PAGE 73)


Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana 46545
(574) 271-4600

     Quality Dining, Inc. ("Quality Dining," the "company," "we," "us" or "our") is a multi-concept restaurant operator that operates four distinct restaurant concepts. Quality Dining owns the Grady's American Grill(R) concept and an Italian Dining concept. The company operates its Italian Dining restaurants under the tradenames of Spageddies Italian Kitchen(R) ("Spageddies"(R)) and Papa Vino's Italian Kitchen(R) ("Papa Vino's"(R)). The company operates one of its Grady's American Grill restaurants under the tradename Porterhouse Steaks and Seafood(TM.) The company also operates Burger King(R) restaurants and Chili's Grill & Bar(TM)("Chili's"(R)) as a franchisee of Burger King Corporation and Brinker International, Inc. ("Brinker"), respectively. As of October 31, 2004, the company operated 176 restaurants, including 124 Burger King restaurants, 39 Chili's, three Grady's American Grill restaurants, one Porterhouse Steaks and Seafood(TM) restaurant, three Spageddies and six Papa Vino's.

QDI Merger Corp.
4220 Edison Lakes Parkway
Mishawaka, Indiana 46545
(574) 271-4600


     QDI Merger Corp. was incorporated on October 29, 2004 for purposes of merging with and into Quality Dining. It has not carried on any activities to date other than those incident to its incorporation and completion of the merger. All of the outstanding shares of common stock of QDI Merger Corp. are currently owned by the members of the Fitzpatrick group. For purposes of this proxy statement, the term "the Fitzpatrick group" refers to Daniel B. Fitzpatrick, Gerald O. Fitzpatrick, James K. Fitzpatrick, Ezra H. Friedlander, John C. Firth and William R. Schonsheck and any other shareholder of the company who might, after the date of this proxy statement, agree to become a member of that group.



FITZPATRICK GROUP (PAGE 73)



     Daniel B. Fitzpatrick ("Mr. Fitzpatrick") (the company's chairman, president and chief executive officer and a member of the board), Gerald O. Fitzpatrick (a senior vice president), James K. Fitzpatrick (a senior vice president and a member of the board), Ezra H. Friedlander (a member of the board), John C. Firth (the executive vice president, general counsel and secretary) and William R. Schonsheck (a significant shareholder) are currently the members of the Fitzpatrick group. The members of the Fitzpatrick group, who together own approximately 49.3% of the outstanding common stock of the company, will retain an investment in Quality Dining following completion of the merger. It is possible that other company employees may be given the opportunity to obtain an equity interest in the company following consummation of the merger.



TRANSACTION STRUCTURE (PAGE 16)



     Immediately prior to the closing date of the merger, each member of the Fitzpatrick group will contribute all of his shares of Quality Dining common stock to QDI Merger Corp. (other than in the case of Messrs. Firth and Friedlander, respectively, 4,500 shares and 56,000 shares held in individual retirement accounts and 228,388 shares held by Mr. Schonsheck) in exchange for a proportionate number of shares of QDI Merger Corp.


     On the closing date, QDI Merger Corp. will merge with and into Quality Dining, with Quality Dining as the surviving corporation. The holders of shares of Quality Dining common stock at the time of the merger (other than treasury shares and shares owned by QDI Merger Corp.) will receive $3.20 in cash, without interest, in exchange for each share of Quality Dining common stock that they own at the effective time of the merger. Treasury shares and shares of Quality Dining common stock held by QDI Merger Corp. will be cancelled without any consideration being paid therefor. Each outstanding share of QDI Merger Corp. common stock will be converted into one share of the surviving corporation.

     The merger agreement provides that holders of options to purchase shares of Quality Dining common stock (other than options held by those persons permitted by QDI Merger Corp. to retain their options and have them converted into options to purchase shares of common stock of the surviving corporation in the merger) will receive, for each share of Quality Dining common stock underlying an option, the right to an amount in cash equal to the amount, if any, by which $3.20 exceeds the per share exercise price for the option. In addition, each restricted share of Quality Dining common stock will vest and the restrictions thereon will lapse, and the shares (other than shares held by those persons permitted by QDI Merger Corp. to retain such shares and have them converted into shares of common stock of the surviving corporation in the merger) will be converted in the merger into the right to receive $3.20 in cash.


     As a result of the merger, the unaffiliated shareholders of Quality Dining will no longer have any interest in, and will no longer be shareholders of, Quality Dining and will not participate in any future earnings or growth of Quality Dining. For purposes of this proxy statement, the term "unaffiliated shareholders" refers to the holders of shares of Quality Dining common stock who are not members of the Fitzpatrick group. After the merger, Quality Dining will be a private corporation owned by the members of the Fitzpatrick group.



CAPITALIZATION (PAGE 16)


     Immediately following the merger:


     - Daniel B. Fitzpatrick will own approximately 72.47% of the outstanding shares of Quality Dining common stock;



     - Gerald O. Fitzpatrick will own approximately 4.31% of the outstanding shares of Quality Dining common stock, and hold stock options to purchase an additional 41,732 shares;



     - James K. Fitzpatrick will own approximately 6.41% of the outstanding shares of Quality Dining common stock, and hold stock options to purchase an additional 42,304 shares;



     - Ezra H. Friedlander will own approximately 7.84% of the outstanding shares of Quality Dining common stock, and hold stock options to purchase an additional 20,000 shares;



     - John C. Firth will own approximately 3.13% of the outstanding shares of Quality Dining common stock, and hold stock options to purchase an additional 105,736 shares; and



     - William R. Schonsheck will own approximately 5.84% of the outstanding shares of Quality Dining common stock.


     In addition, it is expected that other company employees will be given the opportunity following the merger to purchase shares and/or be awarded restricted stock or options to purchase shares of common stock of Quality Dining.

VOTE REQUIRED (PAGE 12)

     Quality Dining has one class of common stock, no par value per share. Each share of Quality Dining common stock is entitled to one vote.


     Under Indiana law, approval of the merger agreement and the merger requires the affirmative vote of a majority of the votes entitled to be cast at the special meeting. The members of the Fitzpatrick group, who together own approximately 49.3% of the outstanding shares of Quality Dining common stock, have agreed to vote their shares for and against approval of the merger agreement and the merger in the same proportion as the votes cast by the unaffiliated shareholders voting at the special meeting, with abstentions being deemed to be votes against approval of the merger agreement and the merger. For purposes of this proportional voting requirement, only votes actually cast by unaffiliated shareholders at the special meeting will be counted in determining how the Fitzpatrick group votes its shares (with abstentions being deemed to be votes against approval), and shares that are not voted at the special meeting (including broker non-votes) will not be considered in determining how the Fitzpatrick group votes its shares.


     Because of the proportional voting requirement, shareholder approval of the merger agreement and the merger is dependent upon two variables, (i) the total number of votes cast by the unaffiliated shareholders at the meeting and (ii) of such total votes cast, the number cast in favor of the merger agreement and the merger. Since shareholder approval is dependent upon these two variables, there is no single number or percentage of outstanding shares held by the unaffiliated shareholders that need to be voted in favor of the merger agreement and the merger to approve the merger. The minimum number of votes that need to be cast by the unaffiliated shareholders in order to constitute a quorum at the special meeting (when combined with the number of shares held by the Fitzpatrick group) is 87,520 votes, and if only the minimum number of votes is cast by the unaffiliated shareholders, 100% of such votes must be voted in favor of the merger agreement and the merger in order to obtain shareholder approval. Accordingly, even if a majority of the votes cast at the special meeting by the unaffiliated shareholders are voted for the merger, because the members of the Fitzpatrick group have agreed to vote their shares proportionately, the merger will not be approved unless the total votes cast for the merger by members of the Fitzpatrick group and by the unaffiliated shareholders constitute a majority of a total number of shares entitled to vote at the special meeting. Please consult the graphic presentation on page 13 of this proxy statement for a depiction of how different combinations of unaffiliated shareholder turnout and voting patterns at the special meeting can affect the outcome of the vote on the merger agreement and the merger.


     In the event that the special committee withdraws or modifies its approval or recommendation in favor of the merger and the merger agreement is not terminated, the merger agreement and the merger will nevertheless be presented to the Quality Dining shareholders for their approval.

     In the event there are insufficient votes for approval of the merger agreement and the merger, the shareholders will consider and vote on a proposal to grant the Quality Dining board of directors discretionary authority to adjourn or postpone the special meeting and solicit additional votes for approval of the merger agreement and the merger.


RECOMMENDATIONS OF THE QUALITY DINING BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE (PAGE 30)



     The board of directors and the special committee of the board of directors have determined that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to, and in the best interests of, Quality Dining and the unaffiliated shareholders and recommend that Quality Dining shareholders vote "FOR" the approval of the merger agreement and the merger. In each case, one member of the board and the special committee, Christopher J. Murphy, III, voted against approving the merger agreement and the merger. See "Special Factors -- Recommendation of the Special Committee; Reasons for Recommending Approval of the Merger" and "Special Factors -- Recommendation of the Board of Directors; Reasons for Recommending Approval of the Merger".



FAIRNESS OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN (PAGE 34)



     The special committee and the board of directors received a written opinion from Houlihan Lokey Howard & Zukin as to the fairness, as of the date of that opinion, from a financial point of view of the merger consideration to be received pursuant to the merger by the unaffiliated shareholders of Quality Dining. The full text of the written opinion of Houlihan Lokey Howard & Zukin, dated November 9, 2004, is attached to this proxy statement as Appendix B, and you should read it carefully in its entirety.



NO APPRAISAL RIGHTS (PAGE 50)



     Holders of shares of Quality Dining common stock who do not vote in favor of the merger agreement and the merger do not have appraisal rights under Indiana law.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 44)


     In considering the recommendations of the special committee and the board of directors, you should be aware that some of Quality Dining's officers and directors (including the members of the Fitzpatrick group) have interests in the merger that are different from or in addition to your interests as a shareholder generally, including the following:


     - the members of the Fitzpatrick group (Daniel B. Fitzpatrick, Gerald O. Fitzpatrick, James K. Fitzpatrick, Ezra H. Friedlander, John C. Firth and William R. Schonsheck), will retain substantially all of their shares of Quality Dining common stock and their options to purchase shares of Quality Dining common stock following the merger;


     - following the merger, the management of Quality Dining will include persons who are currently members of the management of Quality Dining, some of whom are also directors of Quality Dining;

     - it is expected that certain employees of Quality Dining will be offered the opportunity to purchase shares and/or be granted shares of restricted stock or options to purchase shares, of common stock of Quality Dining following consummation of the merger in connection with their continuing service as employees of Quality Dining,


     - each member of the special committee (Phillip J. Faccenda, Bruce M. Jacobson, Steven M. Lewis and Christopher J. Murphy, III) has been compensated for serving as a member of the special committee; and


     - Quality Dining will be obligated to continue to provide indemnification and related insurance coverage to former directors and officers of Quality Dining following the merger.

     The special committee and the board of directors were aware of these different or additional interests and considered them along with other matters in approving the merger.


TERMINATION OF THE MERGER AGREEMENT (PAGE 59)



     The merger agreement may be terminated before the merger is completed, before or after approval by the Quality Dining shareholders, in several different circumstances. Quality Dining has agreed to reimburse QDI Merger Corp. in an amount not to exceed $750,000 for reasonable expenses incurred by QDI Merger Corp. or its affiliates upon the termination of the merger agreement under specified circumstances.



FINANCING (PAGE 50)



     Completion of the merger will require total funding of approximately $52.6 million. The Fitzpatrick group has received commitment letters from J.P. Morgan Securities Inc. and the other members of the company's bank group to provide (subject to certain conditions) a new revolving credit facility of $23 million, of which approximately $17.6 million is currently expected to be funded upon completion of the merger, and a new term loan of $35 million. In connection with the merger, approximately $30 million of the proceeds from the new revolving credit facility and new term loan will be used to repay existing indebtedness of Quality Dining, approximately $20 million of the proceeds will be used to pay the $3.20 per share payable in the merger (including amounts payable to cash out outstanding stock options) and approximately $2.6 million of the proceeds will be used to pay merger-related fees and expenses.


     QDI Merger Corp. has no alternative financing arrangements or alternative financing plans in the event that the financing arrangements described above are not consummated.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGE 48)


     The exchange of your shares of Quality Dining common stock for cash in the merger will be a taxable event for U.S. federal income tax purposes and may also be a taxable transaction under state, local and foreign tax laws. For U.S. federal income tax purposes, you generally will recognize gain or loss in an amount equal to the difference between the cash you receive and your tax basis in the shares of Quality Dining common stock you surrender in the merger. That gain or loss will be capital gain or loss if you hold the shares of Quality Dining common stock as a capital asset. This summary term sheet does not describe the tax consequences to QDI Merger Corp. or the members of the Fitzpatrick group. You should consult your own tax advisor with respect to the particular tax consequences to you of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.


LITIGATION RELATED TO THE MERGER (PAGE 85)



     A purported class action lawsuit was filed against Quality Dining, the members of the board of directors and the Fitzpatrick group on behalf of Quality Dining common shareholders on June 22, 2004. The action seeks to enjoin the merger transaction, and in the event the merger is consummated, to rescind the merger and unspecified damages. Quality Dining publicly announced that the defendants believe that the lawsuit is without merit and that it intends to defend against it vigorously. The defendants filed motions to dismiss in the action and a hearing was held on December 17, 2004. On February 3, 2005, the court granted the defendants' motions and dismissed the plaintiff's amended complaint. The plaintiff's appeal period has not yet expired.

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING


     The following questions and answers are intended to briefly address some commonly asked questions that unaffiliated shareholders might have regarding the merger and the special meeting. It should be read together with the Summary Term Sheet that preceded this section. These questions and answers may not address all questions that may be important to you as a Quality Dining shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.


Q:  WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to vote to approve a merger agreement and the merger pursuant to which QDI Merger Corp. will merge with and into Quality Dining. In addition, if there are not enough votes for approval of the merger agreement, you will be asked to vote on a proposal to grant our board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger.

Q:  WHAT WILL HAPPEN IN THE MERGER?


A: Pursuant to the terms of the merger agreement, QDI Merger Corp. will merge with and into Quality Dining, and Quality Dining will be the surviving corporation. After the merger, Quality Dining will be a privately held company owned by Daniel B. Fitzpatrick, Gerald O. Fitzpatrick, James K. Fitzpatrick, Ezra H. Friedlander, John C. Firth and William R. Schonsheck. Following the merger, Daniel B. Fitzpatrick will continue as chairman of the board of directors, president and chief executive officer of Quality Dining.


Q:  WHAT WILL I RECEIVE IN THE MERGER?


A: As an unaffiliated shareholder of Quality Dining, you will be entitled to receive $3.20 in cash, without interest, in exchange for each of your shares of Quality Dining common stock outstanding at the time of the merger.


Q:  WHY DID THE QUALITY DINING BOARD OF DIRECTORS FORM THE SPECIAL COMMITTEE?

A: The board of directors formed a special committee consisting of independent directors because some of our directors will have economic interests in Quality Dining following the merger. The board of directors formed the special committee to evaluate the terms of the proposed transaction, to consider other alternatives available to Quality Dining and to make a recommendation to the full board of directors on the transaction proposal and any other alternatives.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT AND THE MERGER?


A: The board of directors, based on the recommendation of the special committee, believes that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to, and in the best interests of, Quality Dining and the unaffiliated shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS, WITH ONE DISSENTING VOTE, APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND MERGER. To review the background and reasons for the merger in greater detail, see "Special Factors -- Background of the Merger", "Special
    Factors -- Recommendation of the Special Committee; Reasons for Recommending Approval of the Merger" and "Special Factors -- Recommendation of the Board of Directors; Reasons for Recommending Approval of the Merger."


Q: DO ANY OF THE OFFICERS, DIRECTORS OR SIGNIFICANT QUALITY DINING SHAREHOLDERS HAVE INTERESTS IN THE MERGER THAT DIFFER FROM THOSE OF OTHER SHAREHOLDERS?


A: Yes. Several officers, directors and shareholders of Quality Dining have interests that differ from those of other shareholders because, among other things, they will retain equity interests in Quality Dining following the merger, including rights or options to acquire shares of Quality Dining common stock.

Q:  WHAT WILL HAPPEN TO STOCK OPTIONS IN THE MERGER?

A: Following the effective time of the merger, holders of options to purchase shares of Quality Dining common stock (other than options held by members of the Fitzpatrick group) will receive, for each share of Quality Dining common stock underlying an option, the right to an amount in cash equal to the amount, if any, by which $3.20 exceeds the per share exercise price for the option.

Q:  WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE MERGER TO ME?


A: Soon after the merger, you will receive a cash payment for your shares of Quality Dining common stock that you may not otherwise have received. The merger consideration of $3.20 per share represents an approximate 39% premium over the $2.30 per share closing price of Quality Dining common stock on June 15, 2004, the last trading day prior to the public announcement of the transaction proposal by the Fitzpatrick group, an approximate 9% premium over the $2.93 per share closing price of Quality Dining common stock on October 12, 2004, the last trading day before the public announcement of the Fitzpatrick group's reaching an agreement in principle with the special committee with respect to the $3.20 merger price, and an approximate 4% premium over the $3.08 per share closing price of Quality Dining common stock on November 8, 2004, the last trading day before the public announcement that Quality Dining entered into a definitive merger agreement with QDI Merger Corp. and the Fitzpatrick group. In addition, you will not bear the risk of any decrease in the value of Quality Dining and will be able to dispose of your shares of Quality Dining common stock without incurring any brokerage fees. You will not, however, have the opportunity to participate in Quality Dining's future earnings and growth, if any. In addition, the exchange of shares of Quality Dining common stock for cash in the merger will be a taxable event for you for U.S. federal income tax purposes and may also be a taxable transaction for you under state, local and foreign tax laws.


Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. Subject to satisfaction of all closing conditions, including satisfaction of the conditions contained in the financing commitment letters, we expect to complete the merger immediately following the special meeting. However, we cannot assure you that all closing conditions will be satisfied by this time.

Q: WHAT HAPPENS IF I SELL MY SHARES OF QUALITY DINING COMMON STOCK BEFORE THE SPECIAL MEETING?

A: The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of Quality Dining common stock after the record date but before the merger, you will retain your right to vote at the special meeting but will transfer the right to receive the $3.20 in cash per share to the person to whom you transfer your shares.

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement, please vote by completing, dating and signing your proxy card and then mailing it in the enclosed postage-prepaid envelope as soon as possible so that your shares are represented at the special meeting. If your shares are held in a street name account, you must instruct your bank, broker or other nominee on how to vote your shares. If you sign, date and mail your proxy card without specifying how you want to vote, your proxy will be voted "FOR" approval of the merger agreement and the merger and "FOR" granting the board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes. Your failure to vote in person or return your signed and dated proxy card will have the same effect as a vote "AGAINST" approval of the merger agreement and the merger. If you return your signed and completed proxy card but mark "abstain," your proxy will have the same effect as a vote "AGAINST" approval of the merger agreement and the merger.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send you written instructions explaining how to exchange your Quality Dining share certificates for cash.

Q:  WHAT IS THE DATE, TIME AND PLACE OF THE SPECIAL MEETING?

A:  The special meeting of shareholders will be held on [          ], 2005, at
    [10:00 a.m.] local time at [          ].

Q:  WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:  Shareholders as of the close of business on [          ], 2005, are entitled
    to vote at the special meeting.

Q: HOW MANY SHARES OF QUALITY DINING COMMON STOCK NEED TO BE REPRESENTED AT THE MEETING?


A: The holders of a majority of the votes entitled to be cast at the special meeting, which is equal to 5,798,391 shares of Quality Dining common stock (and the Fitzpatrick group owns 5,710,871), must be present in person or represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy card or in person at the special meeting, you will be considered present for the purpose of determining whether the quorum requirement has been satisfied.


Q:  HOW MANY VOTES ARE REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE MERGER?


A: Each share of Quality Dining common stock is entitled to one vote. Under the Indiana Business Corporation Law, the affirmative vote of a majority of the votes entitled to be cast at the special meeting is necessary to approve the merger agreement and the merger. For purposes of this proxy statement, the term "Indiana law" refers to the Indiana Business Corporation Law. In addition, the members of the Fitzpatrick group, who together own approximately 49.3% of the outstanding shares of Quality Dining common stock, have agreed in the merger agreement to vote their shares for and against approval of the merger agreement and the merger in the same proportion as the votes cast by the unaffiliated shareholders voting at the special meeting, with abstentions being deemed to be votes against approval of the merger agreement and the merger. For purposes of this proportional voting requirement, only votes actually cast by unaffiliated shareholders at the special meeting will be counted in determining how the Fitzpatrick group votes its shares (with abstentions being deemed to be votes against approval), and shares that are not voted at the special meeting (including broker non-votes) will not be considered in determining how the Fitzpatrick group votes its shares.



     The special committee required that the Fitzpatrick group vote its shares proportionately to the vote of the unaffiliated shareholders to provide the unaffiliated shareholders who disagree with the price or other terms of the merger the opportunity to express that disagreement. Therefore, if a majority of the unaffiliated shareholders vote against the merger agreement and the merger or if not enough unaffiliated shareholders vote, the merger will not be approved.



     Because of the proportional voting requirement, shareholder approval of the merger agreement and the merger is dependent on two variables, (i) the total number of votes cast by the unaffiliated shareholders at the meeting and (ii) of such total votes cast, the number cast in favor of the merger agreement and the merger. Since shareholder approval is dependent upon these two variables, there is no single number or percentage of outstanding shares held by the unaffiliated shareholders that need to be voted in favor of the merger agreement and the merger to approve the merger. The minimum number of votes that need to be cast by the unaffiliated shareholders in order to constitute a quorum at the special meeting (when combined with the number of shares held by the Fitzpatrick group) is 87,520 votes, and if only the minimum number of votes is cast by the unaffiliated shareholders, 100% of such votes must be voted in favor of the merger agreement and the merger in order to obtain shareholder approval. Accordingly, even if a majority of the votes cast at the special meeting by the unaffiliated shareholders are voted for the merger, because the members of the Fitzpatrick group have agreed to vote their shares proportionately, the merger will not be approved unless the total votes cast for the merger by members of the Fitzpatrick group and by the unaffiliated shareholders constitute a majority of the total number of shares entitled to vote at the special meeting. Please consult the graphic presentation on page 13 of this proxy statement for a depiction of how different combinations of unaffiliated shareholder turnout and voting patterns at the special meeting can affect the outcome of the vote on the merger agreement and the merger.


Q:  HOW DO I VOTE?

A: If you are a shareholder of record, you can vote by signing and mailing your proxy card in the enclosed postage-paid envelope. See the proxy card for specific instructions. You may also vote in person at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME," WILL MY BANK, BROKER OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A: Generally, your bank, broker or other nominee will not have the power to vote your shares. The nominee, generally, will vote your shares ONLY if you provide your nominee with instructions on how to vote. Any failure to instruct your nominee on how to vote with respect to the merger will have the effect of a vote "AGAINST" the merger agreement and the merger for purposes of determining whether the approval requirement under Indiana law has been satisfied. You should follow the directions provided by your nominee on how to instruct your nominee to vote your shares.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:  Yes. You may revoke your vote at any time before the special meeting by:

     - giving written notice of your revocation to the secretary of Quality Dining;

     - filing a revoking instrument or a duly executed proxy bearing a later date with the secretary of Quality Dining; or

     - attending the special meeting and voting in person.

     If your shares are held in street name, you must contact your bank, broker or other nominee to change your vote.

Q:  WHAT HAPPENS IF I DON'T RETURN A PROXY CARD?


A: If you fail to return a proxy card, it will have the same effect as a vote "AGAINST" the merger agreement and the merger for purposes of Indiana law. However, for purposes of the proportional voting requirement agreed to by the Fitzpatrick group in the merger agreement, the failure of an unaffiliated shareholder to return a proxy card or otherwise cast a vote at the special meeting (including broker non-votes) will not be counted as a vote cast in respect of the merger agreement and the merger and, therefore, will have no effect on the manner in which votes are cast by members of the Fitzpatrick group for and against the proposal to approve the merger agreement and the merger.


Q:  WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: If you oppose the merger and do not vote in favor of it and the merger is completed, you will be entitled to the merger consideration of $3.20 per share. Under Indiana law, holders of shares of Quality Dining common stock who do not vote in favor of the merger agreement and the merger do not have dissenters' appraisal rights.

Q:  CAN I CHOOSE TO CONTINUE TO BE A SHAREHOLDER?


A: No. Only Daniel B. Fitzpatrick, Gerald O. Fitzpatrick, James K. Fitzpatrick, Ezra H. Friedlander, John C. Firth and William R. Schonsheck, the members of the Fitzpatrick group, will continue as shareholders of Quality Dining.


Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Georgeson Shareholder Communications, Inc. at the following address and phone number:

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                          17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004
                                 (800) 903-4377

                            BANK AND BROKERAGE FIRMS
                           PLEASE CALL (212) 440-9800

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement includes forward-looking statements. These forward-looking statements include statements relating to Quality Dining's plans, intentions and expectations to complete the merger and to operate the company's businesses following the merger, as well as the sufficiency of Quality Dining's liquidity and the availability of capital. Although Quality Dining believes that its plans, intentions and expectations reflected in the forward-looking statements are reasonable, it can give no assurance that it will achieve its plans, intentions or expectations. The forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, but are not limited to, the following:

     - the satisfaction of the conditions to complete the merger;

     - the availability of financing to complete the merger on acceptable terms, if at all;

     - our ability to successfully forecast sales at our restaurants;

     - the future profitability of Quality Dining;

     - competition and pricing in Quality Dining's market areas;

     - government regulations and enforcement;

     - Quality Dining's ability to manage its long-term indebtedness;

     - the favorable resolution of certain pending and future litigation;

     - the availability and cost of suitable locations for new restaurants;

     - the availability and cost of capital to the company;

     - the ability of the company to develop and operate its restaurants;

     - the hiring, training and retention of skilled corporate and restaurant management and other restaurant personnel;

     - the overall success of the company's franchisors;

     - weather and other acts of God;

     - general economic conditions; and

     - the extensive and costly burdens of complying with the internal audit and control requirements of the Sarbanes-Oxley Act of 2002.

     In addition, actual results could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on operating results, capital resources, profitability, cash requirements and liquidity.

     Except to the extent required under the U.S. federal securities laws, Quality Dining undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on any forward-looking statements.

                   INFORMATION CONCERNING THE SPECIAL MEETING

DATE, TIME AND PLACE

     The special meeting will be held on [          ], 2005 at [10:00 a.m.]
local time at [          ].

PURPOSE

     At the special meeting, you will be asked:

     - to consider and vote on the proposal to approve the merger agreement and the merger;

     - in the event that there are insufficient votes for approval of the merger agreement and the merger, to consider and vote on a proposal to grant our board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement and the merger; and

     - to consider and vote on such other matters as may be properly presented incident to the conduct of the special meeting.

RECORD DATE AND QUORUM REQUIREMENT

     We have fixed the close of business on [          ], 2005 as the record
date for the determination of shareholders entitled to notice of, and to vote
at, the special meeting. At the close of business on [          ], 2005, there
were [          ] shares of Quality Dining common stock issued and outstanding
held by approximately      holders of record.

     Each holder of record of Quality Dining common stock at the close of
business on [          ], 2005 is entitled to one vote for each share then held
on each matter submitted to a vote of shareholders at the special meeting.


     The holders of shares of Quality Dining common stock representing a majority of the votes entitled to be cast at the special meeting, which is equal to 5,798,391 shares of Quality Dining common stock (and the Fitzpatrick group owns 5,710,871), must be present in person or represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy card or in person at the special meeting, you will be counted for purposes of determining whether a quorum is present at the special meeting.


VOTING PROCEDURES; VOTING BY PROXY

     Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by any of these methods will not affect your right to attend the special meeting and vote.

     If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote "FOR" the approval of the merger agreement and the merger.

REVOKING YOUR PROXY

     You may revoke your proxy at any time before it is voted by:

     - giving notice in writing to the Secretary of Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545;

     - delivering to the secretary of Quality Dining a revoking instrument or a duly executed proxy indicating a contrary vote bearing a later date; or

     - attending the special meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

ASSISTANCE

     If you need assistance, including help in changing or revoking your proxy, please contact Georgeson Shareholder Communications, Inc. at the following address and phone number:

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                          17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004
                                 (800) 903-4377

                            BANK AND BROKERAGE FIRMS
                           PLEASE CALL (212) 440-9800

VOTING AT THE SPECIAL MEETING

     Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee and you wish to vote in person at the special meeting, you must obtain a proxy, executed in your favor, from such bank, broker or other nominee.

HOW SHARES ARE VOTED

     Subject to revocation, all shares represented by each properly executed proxy received by the secretary of Quality Dining will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted to approve the merger agreement and the merger and, in the event that there are insufficient votes for approval of the merger agreement and the merger, the shares will be voted in favor of a proposal to grant the board of directors discretion to adjourn the special meeting to obtain additional votes for approval of the merger agreement and the merger.

VOTE REQUIRED


     Under Indiana law, approval by Quality Dining shareholders of the merger agreement and the merger will require the affirmative vote of a majority of the votes entitled to be cast at the special meeting. Pursuant to the terms of the merger agreement, the members of the Fitzpatrick group have agreed to vote for and against approval of the merger agreement and the merger in the same proportion as the votes cast by all other shareholders voting at the meeting, with abstentions being deemed to be votes against approval of the merger agreement and the merger. For purposes of this proportional voting requirement, only votes actually cast by unaffiliated shareholders at the special meeting will be counted in determining how the Fitzpatrick group votes its shares, and shares that are not voted at the special meeting (including broker non-votes) will not be considered in determining how the Fitzpatrick group votes its shares.



     Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present but will not be included in the vote total and therefore, will have the same effect as a vote "AGAINST" the merger agreement and the merger for purposes of determining whether the approval requirement under Indiana law has been satisfied. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. However, for purposes of the proportional voting requirement agreed to by the Fitzpatrick group in the merger agreement, the failure of an unaffiliated shareholder to return a proxy card or otherwise cast a vote at the special meeting (including broker non-votes) will not be counted as a vote cast in respect of the merger agreement and the merger and, therefore, will have no effect on the manner in which votes are cast by members of the Fitzpatrick group for and against the proposal to approve the merger agreement and the merger.



     The special committee required that the Fitzpatrick group vote its shares proportionately to the vote of the unaffiliated shareholders to provide the unaffiliated shareholders who disagree with the price or other terms of the merger the opportunity to express that disagreement. Therefore, as a result of this proportionate voting requirement, if a majority of the shares held by unaffiliated shareholders are voted against the merger or, even if a majority of the shares held by unaffiliated shareholders are voted in favor of the merger but the total votes cast by unaffiliated shareholders and the members of the Fitzpatrick group in favor of the merger do not represent a majority of the shares entitled to vote at the special meeting, the merger will not be approved.



     Because of the proportional voting requirement, shareholder approval of the merger agreement and the merger is dependent on two variables: (i) the total number of votes cast by the unaffiliated shareholders at the meeting and (ii) of such total votes cast, the number cast in favor of the merger agreement and the merger. Since shareholder approval is dependent upon these two variables, there is no single number or percentage of outstanding shares held by the unaffiliated shareholders that need to be voted in favor of the merger agreement and the merger to approve the merger. The minimum number of votes that need to be cast by the unaffiliated shareholders in order to constitute a quorum at the special meeting (when combined with the number of shares held by the Fitzpatrick group) is 87,520 votes, and if only the minimum number of votes is cast by the unaffiliated shareholders, 100% of such votes must be voted in favor of the merger agreement and the merger in order to obtain shareholder approval. Accordingly, even if a majority of the votes cast at a special meeting by the unaffiliated shareholders are voted for the merger, because the members of the Fitzpatrick group have agreed in the merger agreement to vote their shares proportionately, the merger will not be approved unless the total votes cast for the merger by members of the Fitzpatrick group and by the unaffiliated shareholders constitute a majority of the total number of shares entitled to vote at the special meeting. The line graph below demonstrates the relationship between the total number of votes cast by the unaffiliated shareholders at the meeting and, of such total votes cast by the unaffiliated shareholders, the percentage that must be cast in favor of the merger in order to obtain shareholder approval. It should be noted that the percentage of votes required to be voted by unaffiliated shareholders in favor of the merger in order for the merger to be approved decreases as the total number of votes cast by the unaffiliated shareholders increases.


(LINE GRAPH)

% REQUIRED TO VOTE IN FAVOR    UNAFFILIATED VOTES CAST
---------------------------    -----------------------
           100.00%                      87,520
            86.21%                   1,000,000
            75.05%                   2,000,000
            66.45%                   3,000,000
            59.62%                   4,000,000
            54.06%                   5,000,000
            50.00%                   5,885,910

---------------


* In order to constitute a quorum for the transaction of business at the special meeting, the minimum number of votes that must be cast by the unaffiliated shareholders (when combined with the shares held by the members of the Fitzpatrick group) is 87,520. The total number of shares held by the unaffiliated shareholders is 5,885,910.



     In the event there are insufficient votes for approval of the merger agreement and the merger, the shareholders will consider and vote on a proposal to grant the Quality Dining board of directors discretionary authority to adjourn or postpone the special meeting and solicit additional votes for approval of the merger agreement and the merger.


     If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

VOTING ON OTHER MATTERS

     Indiana law and the Quality Dining by-laws only permit matters set forth in the notice of meeting to be acted upon at a special meeting of shareholders. Accordingly, no other matters other than those set forth in the "Notice of Special Meeting of Shareholders" attached to this proxy statement will be presented for action at the special meeting.

PROXY SOLICITATION

     This proxy statement is being furnished in connection with the solicitation of proxies by the Quality Dining board of directors. Quality Dining will bear the cost of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of shareholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of Quality Dining common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the internet, facsimile or personal conversation.

     No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized with respect to the merger agreement and the merger, or other matters addressed in this proxy statement.

     FOR A DESCRIPTION OF PROCEDURES FOR EXCHANGING CERTIFICATES REPRESENTING SHARES OF QUALITY DINING COMMON STOCK FOR THE MERGER CONSIDERATION FOLLOWING COMPLETION OF THE MERGER, SEE "THE MERGER AGREEMENT -- EXCHANGE AND PAYMENT PROCEDURES" AND "THE MERGER AGREEMENT -- TRANSFERS OF SHARES." PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF QUALITY DINING COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS AND A LETTER OF TRANSMITTAL REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

     IF YOU HAVE QUESTIONS ABOUT THE PROCEDURES FOR VOTING YOUR SHARES, YOU SHOULD CONTACT:

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                          17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004
                                 (800) 903-4377

                            BANK AND BROKERAGE FIRMS
                           PLEASE CALL (212) 440-9800

                                SPECIAL FACTORS

STRUCTURE OF THE TRANSACTION


     Immediately prior to the closing date of the merger, each member of the Fitzpatrick group will contribute his shares of Quality Dining common stock to QDI Merger Corp. (other than in the case of Messrs. Firth and Friedlander, respectively, 4,500 shares and 56,000 shares held in individual retirement accounts, and 228,388 shares held by Mr. Schonsheck) in exchange for a proportionate number of shares of common stock of QDI Merger Corp.


     On the closing date, QDI Merger Corp. will merge with and into Quality Dining, with Quality Dining as the surviving corporation. The holders of shares of Quality Dining common stock at the time of the merger (other than treasury shares and shares held by QDI Merger Corp.) will receive $3.20 in cash, without interest, in exchange for each share of Quality Dining common stock that they own at the effective time of the merger. Treasury shares and shares of Quality Dining common stock held by QDI Merger Corp. will be cancelled without any consideration being paid therefor. Each share of QDI Merger Corp. common stock, all of which will be owned by the members of the Fitzpatrick group, will be converted into one share of common stock of the surviving corporation.

     Also, in connection with the merger, outstanding options to purchase shares of Quality Dining common stock will be converted in the merger into the right to receive, for each share of Quality Dining common stock underlying an option, an amount in cash equal to the amount, if any, by which $3.20 exceeds the per share exercise price for the option (other than options held by members of the Fitzpatrick group, who will retain their options and have them converted into options to purchase shares of the surviving corporation in connection with the merger). In addition, each restricted share of Quality Dining common stock will vest and the restrictions thereon will lapse, and the shares will be converted in the merger into the right to receive $3.20 per share in cash (other than shares held by members of the Fitzpatrick group, who will retain such shares and have them converted into shares of common stock of the surviving corporation in connection with the merger).


     As a result of the merger, the unaffiliated shareholders will no longer have any interest in, and will no longer be shareholders of, Quality Dining and will not participate in any future earnings or growth of Quality Dining, if any. Quality Dining will be a private corporation owned by the members of the Fitzpatrick group.


     A special committee of the Quality Dining board of directors, consisting solely of directors independent from the members of the Fitzpatrick group, and the Quality Dining board of directors have approved the merger agreement and the terms of the merger.

CAPITALIZATION


     The below table sets forth the number of shares of Quality Dining common stock and number of stock options held by each member of the Fitzpatrick group as of January 31, 2005. Immediately prior to the closing date of the merger, each member of the Fitzpatrick group will contribute his shares of Quality Dining common stock to QDI Merger Corp. (except as described in the footnote to the table below) in exchange for a proportionate number of shares of common stock of QDI Merger Corp. On the closing date, each share of QDI Merger Corp. common stock will be converted into one share of common stock of Quality Dining, the surviving corporation in the merger. On the closing date, options held by members of the Fitzpatrick group will be converted into options to purchase shares of common stock of Quality Dining, the surviving corporation in the merger. Therefore, the number of shares of Quality Dining common stock and number of shares of Quality Dining common stock underlying stock options held by each member of the Fitzpatrick group will (except as described in the footnote to the table below) remain the same before and immediately after the consummation of the merger. The table below sets forth the percentage ownership of common stock that each member of the Fitzpatrick group owns before the merger, and will own after the merger in Quality Dining, giving effect to all the transactions described under "-- Structure of the Transaction":



                                                        SHARES OF
                                                         COMMON
                                                          STOCK        OWNERSHIP     OWNERSHIP
                                        SHARES OF      UNDERLYING     PRIOR TO THE   AFTER THE
SHAREHOLDER                            COMMON STOCK   STOCK OPTIONS      MERGER       MERGER
-----------                            ------------   -------------   ------------   ---------
Daniel B. Fitzpatrick................   3,929,073              0         33.88%        72.47%
Gerald O. Fitzpatrick................     233,746         41,732          2.02%         4.31%
James K. Fitzpatrick.................     347,445         42,304          3.00%         6.41%
Ezra H. Friedlander*.................     481,031         20,000          4.15%         7.84%
John C. Firth*.......................     174,356        105,736          1.50%         3.13%
William R. Schonsheck*...............     545,220              0          4.70%         5.84%
                                        ---------        -------         -----         -----
                                        5,710,871        209,772         49.25%        100.0%


---------------


* Messrs. Firth, Friedlander and Schonsheck will not be contributing to QDI Merger Corp. 4,500 shares held in an individual retirement account, 56,000 shares held in an individual retirement account and 228,388 shares held directly, respectively, which shares instead will be converted into the right to receive $3.20 per share in cash in the merger.


     It is expected that other company employees may be given the opportunity following the merger to purchase shares and/or be awarded shares of restricted stock or options to purchase shares of common stock of the company.

     Prior to and following the merger, Quality Dining will have no shares of preferred stock outstanding.

PURPOSES OF THE GOING PRIVATE TRANSACTION; CERTAIN EFFECTS OF THE MERGER AND GOING PRIVATE


     The principal purpose of the merger is to transform Quality Dining from a publicly held company subject to the public reporting and other obligations of the Securities Exchange Act of 1934, as amended (the "Exchange Act") into a privately held company owned 100% by the Fitzpatrick group and, perhaps, certain of its employees. The Fitzpatrick group believes that as a private company, Quality Dining will be able to enhance its operating flexibility and performance as the burdens and demands of public ownership as well as the compliance with rules and regulations adopted under the Exchange Act are removed. The merger will enable the Fitzpatrick group to own all of the shares of Quality Dining common stock, while providing a liquidity event for the unaffiliated shareholders that provides them with an opportunity to receive a cash price for their shares representing a premium over the market price at which the shares traded prior to the public announcement of the transaction proposal.



     On the one hand, the merger presents several benefits to the unaffiliated shareholders. In particular, if the merger is consummated, the unaffiliated shareholders will receive $3.20 per share in cash, which represents an approximate premium of 39% over the closing market price of the shares of Quality Dining common stock on June 15, 2004, the last trading day prior to the initial public announcement of the transaction proposal by the Fitzpatrick group. The merger will provide a source of liquidity not otherwise available to the unaffiliated shareholders and will eliminate the unaffiliated shareholders' future exposure to fluctuations in the market value of the shares of Quality Dining common stock. The total cash consideration payable to Quality Dining's shareholders and optionholders in connection with the merger will be approximately $20 million.



     On the other hand, there are certain potential detriments to the unaffiliated shareholders that are inherent in the merger. In particular, if the merger is consummated, the unaffiliated shareholders will no longer have an equity interest in Quality Dining and, as a result, no opportunity to participate in future earnings growth, if any, of Quality Dining. In addition, the exchange of the shares of Quality Dining common stock for cash in the merger will be a taxable event for U.S. federal income tax purposes and may also be a taxable transaction under state, local and foreign tax laws.

     In contrast to the unaffiliated shareholders, if the merger is consummated, the Fitzpatrick group, including any employees that are given the opportunity to purchase shares of common stock in the surviving corporation after the merger or receive shares pursuant to the exercise of options or the award of restricted shares, will have a 100% interest in Quality Dining's net book value and tax attributes and the opportunity to participate in Quality Dining's future growth and earnings, if any. In addition, the Fitzpatrick group will receive a variety of other benefits. For a description of these benefits, see "-- Interests of Certain Persons in the Merger".



     The following table sets forth the interests of each member of the Fitzpatrick group in the net book value and net income of Quality Dining as of October 31, 2004, based upon the percentage of their ownership of Quality Dining common stock as of October 31, 2004:



                                                      OWNERSHIP    NET BOOK       NET
                                                       PERCENT     VALUE(1)    INCOME(2)
                                                      ---------   ----------   ---------
Daniel B. Fitzpatrick...............................    33.88%    $8,006,522   $752,475
Gerald O. Fitzpatrick...............................     2.02%    $  477,366   $ 44,864
James K. Fitzpatrick................................     3.00%    $  708,960   $ 66,630
Ezra H. Friedlander.................................     4.15%    $  980,728   $ 92,172
John C. Firth.......................................     1.50%    $  354,480   $ 33,315
William R. Schonsheck...............................     4.70%    $1,110,704   $104,387


---------------


(1) Based on Quality Dining's stockholders' equity as of October 31, 2004.



(2) Based on Quality Dining's net income for the year ended October 31, 2004.



     The following table sets forth the interests of each of the members of the Fitzpatrick group in the net book value and net income of Quality Dining immediately after the merger, based upon the percentage of their expected ownership of common stock of Quality Dining as the surviving corporation:



                                                      OWNERSHIP   NET BOOK      NET
                                                       PERCENT    VALUE(1)   INCOME(2)
                                                      ---------   --------   ----------
Daniel B. Fitzpatrick...............................    72.47%    $747,890   $1,609,559
Gerald O. Fitzpatrick...............................     4.31%    $ 44,479   $   95,725
James K. Fitzpatrick................................     6.41%    $ 66,151   $  142,366
Ezra H. Friedlander.................................     7.84%    $ 80,909   $  174,126
John C. Firth.......................................     3.13%    $ 32,302   $   69,517
William R. Schonsheck...............................     5.84%    $ 60,269   $  129,706


---------------


(1) Based on Quality Dining's stockholders' equity as of October 31, 2004 (pro forma for $22.6 million of incremental debt to be incurred to finance the merger).



(2) Based on Quality Dining's net income for the year ended October 31, 2004.



     The Fitzpatrick group believes that as a privately held company, Quality Dining will have greater operating flexibility to focus on enhancing value by reducing debt and optimizing operating cash flow without the constraint of the public market's emphasis on quarterly earnings and growth. The Fitzpatrick group believes that the public markets tend to focus on quarterly earnings and growth, while the owners of private companies are less sensitive to quarter-to-quarter results and therefore emphasize long-term business strategies. Although Quality Dining will initially have a higher debt burden following the merger due to the financing required by the Fitzpatrick group, the Fitzpatrick group believes that the company will be able to focus more on debt reduction as a private company. Debt reduction has not been a priority while Quality Dining has been a public company. In addition, because shares of Quality Dining common stock will cease to be registered under the Exchange Act, Quality Dining will enjoy increased operating efficiencies resulting from the reduction in time that Quality Dining executives and other employees must devote to compliance with SEC reporting requirements, including the extensive and costly burdens of complying with the internal audit and control requirements of the Sarbanes-Oxley Act of 2002. Quality

Dining will further benefit from the fact that its directors and officers and beneficial owners of more than ten percent of the shares of Quality Dining common stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act, since these reporting requirements and restrictions are burdensome and time-consuming. Quality Dining estimates that, by not being subject to public company reporting requirements and other obligations of a public company, it could save up to approximately $500,000 per year. These savings include reduced accounting fees, legal fees and premiums on directors' and officers' liability insurance, as well as the elimination of Nasdaq fees, fees of its transfer agent, corporate communications costs, annual report printing costs and director fees and expenses. Such estimated savings do not include what would likely be substantial costs in connection with complying with the internal audit and control requirements of the Sarbanes-Oxley Act of 2002, which will become applicable to Quality Dining in connection with its annual report for the current fiscal year if the merger is not completed.



     Although the Fitzpatrick group will continue to participate in Quality Dining's business opportunities and benefit from Quality Dining's earnings, there are substantial risks that Quality Dining will not realize upon these opportunities. Among other factors, in connection with the merger, Quality Dining and its subsidiaries will incur approximately $52.6 million in long-term debt on a consolidated basis (approximately $30 million of which will be used to repay existing indebtedness) that will constrain the operational flexibility of Quality Dining and its subsidiaries. For example, Quality Dining and its subsidiaries will be subject to restrictive covenants under the terms of that indebtedness and those restrictions may impede Quality Dining from taking full advantage of any available business opportunities. In addition, following the merger, Quality Dining will cease to have publicly traded securities that it can use as acquisition currency and will no longer have the ability to grant to its employees stock options exercisable for publicly traded securities. These factors may further limit the ability of Quality Dining to take advantage of business opportunities following the merger.


     The transaction has been structured as a merger, with Quality Dining continuing as the surviving corporation, in order to preserve Quality Dining's corporate identity, good will and existing contractual arrangements with third parties. As a result of the merger, Quality Dining will be a privately held company and there will be no public market for shares of Quality Dining common stock. Shares of Quality Dining common stock will cease to be traded on the Nasdaq National Market or any other securities exchange or market system.

     The Fitzpatrick group currently anticipates that management will conduct the business of Quality Dining in substantially the same manner as it has historically conducted the business. The Fitzpatrick group is evaluating Quality Dining's business, assets, practices, operations, properties, corporate structure, capitalization and personnel and will seek to cause changes as it deems appropriate. Other than as described in this proxy statement, the Fitzpatrick group has no present intention to dispose of its equity investment in Quality Dining or to cause Quality Dining to engage in a significant business combination or disposition.


     The exchange of shares of Quality Dining common stock by the unaffiliated shareholders for cash in the merger will be a taxable transaction for U.S. federal income tax purposes for the unaffiliated shareholders who are U.S. holders or, in certain circumstances, non-U.S. holders, and may also be a taxable transaction under state, local and foreign tax laws. For U.S. federal income tax purposes, no gain or loss will be recognized by the members of the Fitzpatrick group solely as a result of the merger (except for their shares that are converted into cash in the merger as described elsewhere in this proxy statement). For a more detailed description of the tax consequences of the merger, see "-- Material U.S. Federal Income Tax Consequences". Messrs. Firth, Friedlander and Schonsheck will receive $14,400.00 $179,200.00 and $730,841.60, respectively, for their shares of common stock to be cashed out in the merger.

BACKGROUND OF THE MERGER

     General. Quality Dining was incorporated in Indiana in 1981 and became a public company following its initial public offering and the listing of its common stock on the Nasdaq National Market in 1994. At the time, Quality Dining operated three distinct restaurant concepts. Quality Dining subsequently acquired the Grady's American Grill concept, Spageddies Italian Kitchen(R) concept and Bruegger's Corporation, the largest bagel bakery chain in the United States. In October 1997, the company sold its interest in its bagel business in order to refocus its efforts on improving its other restaurant businesses. In addition, Quality Dining has recently sold or closed all but two of its Grady's American Grill restaurants.

     In connection with the company's 2000 annual meeting of shareholders, NBO, LLC, a holder of just under 10% of the outstanding shares of common stock, conducted a proxy contest in which NBO (i) nominated two individuals to stand for election as directors in opposition to the two incumbent directors standing for reelection and (ii) proposed a non-binding resolution to terminate the company's shareholders rights plan. In connection with its proxy contest, NBO proposed a business combination transaction pursuant to which it would purchase all the outstanding shares of common stock of the company at a price of $5.00 per share. The board of directors of the company opposed NBO's proxy contest and rejected NBO's business combination proposal on the grounds, among others, that the price was not adequate and NBO would not be able to obtain financing for its proposed transaction. Both of NBO's candidates and its proposal were defeated by company shareholders at the annual meeting held on March 7, 2000.

     Following the defeat of its candidates and proposal at the 2000 annual meeting, NBO announced on April 18, 2000 that it would commence a hostile tender offer to acquire all of the outstanding shares of common stock of Quality Dining at a price of $5.00 per share. The company's board of directors opposed NBO's hostile tender offer on the same grounds that it rejected NBO's earlier business combination proposal; specifically, that the price was inadequate and NBO would not be able to arrange financing for its purchase of shares. Because the conditions to its offer were not satisfied, NBO's tender offer expired without NBO purchasing any shares of company common stock. NBO subsequently allowed litigation commenced by it in federal district court against the company and its directors and certain officers in connection with the hostile tender offer to be dismissed without a final resolution of NBO's claims.

     From time to time following the expiration of NBO's hostile tender offer and prior to June 2003, Mr. Fitzpatrick and the principals of NBO discussed possible transactions in which Quality Dining or Mr. Fitzpatrick would purchase NBO's interest in Quality Dining in exchange for a combination of cash and Burger King restaurants and NBO and its principals would enter into a standstill agreement with Quality Dining. On June 27, 2003, Mr. Fitzpatrick entered into a stock sale agreement with NBO providing for Mr. Fitzpatrick's purchase of the 1,148,014 shares of Quality Dining common stock owned by NBO for a cash purchase price of $3,672,610, or $3.20 per share. In connection with the purchase of its shares and in consideration for the payment by Mr. Fitzpatrick of an additional $400,000, or $0.35 per share, NBO and its principals executed a standstill agreement for the benefit of the company under which they agreed not to attempt to seek control of Quality Dining for a period of ten years. The parties also executed mutual releases. The stock sale agreement provided that if, within 18 months following June 27, 2003, either (i) Quality Dining management acquired all or substantially all of the outstanding common stock of the company or (ii) a third party acquired a majority interest in the company, Mr. Fitzpatrick would pay NBO a topping fee equal to the product of 1,148,014 (i.e., the number of shares purchased from NBO) multiplied by the amount, if any, by which the per share price paid in any such acquisition exceeded $3.55 (i.e., the sum of the per share amounts paid to NBO for its shares of common stock ($3.20) and for its standstill agreement ($0.35)). Because the merger will not close within 18 months of June 27, 2003 and the per share consideration of $3.20 payable in the proposed merger with QDI Merger Corp. is less than $3.55, no topping fee will be payable to NBO in respect of that transaction.

     Background of the Going Private Proposal. In early 2004, in recognition of the increasing burden and expense associated with Quality Dining's being a public company and the need to comply with new Securities and Exchange Commission regulations adopted under the Sarbanes-Oxley Act of 2002, and particularly the internal control requirements of Section 404 of that Act that become applicable to the company for its annual report for the current fiscal year, the general consensus of the non-management directors was that the company would operate better as a private company not subject to the public reporting and other requirements of the Exchange Act. Accordingly, they suggested that Daniel B. Fitzpatrick, the Chairman, President and Chief Executive Officer and a director of the company and its largest shareholder, should consider leading a transaction in which Quality Dining would become a privately held company and the unaffiliated shareholders would receive cash in exchange for their shares. Beginning in March 2004, Mr. Fitzpatrick, together with his brothers Gerald (a Senior Vice President of the company) and James (a Senior Vice President and a director of the company), John C. Firth (the Executive Vice President, General Counsel and Secretary of the company) and Ezra H. Friedlander (a director of the company), began serious discussions among themselves regarding a potential going private transaction for the company. Thereafter, the Fitzpatrick group also contacted the members of the company's bank group to determine their willingness to arrange the financing necessary for the Fitzpatrick group to complete a going private transaction.



     In connection with these efforts, Messrs. Fitzpatrick and Firth invited representatives of Banc of America Securities, LLC and Bank of America to a meeting on May 25, 2004 to discuss the possible engagement of Banc of America Securities to provide financial advisory services to the Fitzpatrick group in connection with a potential going private transaction. At this meeting, the participants discussed the qualifications of Banc of America Securities to act as financial advisor to the Fitzpatrick group in connection with a potential going private transaction and general matters related to a potential going private transaction involving Quality Dining, including selected process and timing considerations and the roles and responsibilities of the parties likely to be involved. The participants also discussed the historical stock trading performance of Quality Dining common stock, an analysis of implied transaction statistics at various illustrative purchase prices (selected solely for illustrative purposes as a range of premiums to the then current market price for shares of Quality Dining common stock) and selected valuation methodologies that a financial advisor might use when analyzing Quality Dining. Representatives of Bank of America also discussed the potential availability and terms of financing the Fitzpatrick group could expect to obtain in connection with a potential going private transaction. Following this meeting, representatives of Banc of America Securities participated in several telephonic conversations with Mr. Fitzpatrick and Mr. Firth regarding the possible terms and conditions of the engagement of Banc of America Securities as financial advisor to the Fitzpatrick group. Following these conversations, the Fitzpatrick group retained Banc of America Securities as its financial advisor on June 10, 2004, pursuant to a written engagement letter.



     On May 26, 2004, Messrs. Fitzpatrick and Firth met with a partner in the law firm of Milbank, Tweed, Hadley & McCloy LLP for the purpose of engaging the firm to provide legal advice to the Fitzpatrick group if they decided to go ahead with a going private transaction. Milbank, Tweed represented Quality Dining in connection with NBO's proxy contest and hostile tender offer described above, and subsequently represented Mr. Fitzpatrick in the 2003 purchase of NBO's shares of common stock.



     On June 13, 2004, Mr. Fitzpatrick, Mr. Firth and representatives of Banc of America Securities participated in a telephonic meeting to discuss further the potential going private transaction. During this meeting, Mr. Fitzpatrick informed Banc of America Securities about the range of offer prices that were then being considered by the Fitzpatrick group. Representatives of Banc of America Securities discussed with Messrs. Fitzpatrick and Firth selected valuation methodologies that a financial advisor might use to analyze Quality Dining and the participants discussed how the Quality Dining board and its advisors might react to an offer by the Fitzpatrick group. The participants also discussed the written proposal the Fitzpatrick group was considering delivering to the Quality Dining board of directors outlining the terms of a potential going private transaction. Banc of America Securities did not perform any valuation or appraisal of the value of Quality Dining.



     On June 15, 2004, the members of the Fitzpatrick group (other than William
R. Schonsheck, who joined the Fitzpatrick group in February 2005) entered into a shareholders agreement providing for them to work together to pursue a going private transaction. On that same day, the Fitzpatrick group delivered a written proposal to the Quality Dining board of directors outlining the terms of a transaction in which a new company to be organized by the Fitzpatrick group would acquire all of the outstanding shares of Quality Dining common stock not held by the Fitzpatrick group for $2.75 per share in cash. The $2.75 per share price was derived by the Fitzpatrick group by applying a blend of multiples for Quality Dining's four operating divisions (which the Fitzpatrick group believed were consistent with multiples used to value similar businesses) to the company's pro forma cash flow, subtracting company indebtedness and dividing the result by the number of shares of common stock outstanding, which yielded a result nearly equal to the trading price of the common stock at the time, and then adding a premium based on the amount for which the Fitzpatrick group reasonably believed it could obtain financing. As a result of this transaction, Quality Dining would become a privately-held company owned by the members of the Fitzpatrick group and no longer subject to Securities and Exchange Commission reporting requirements. The members of the Fitzpatrick group indicated in the written proposal that they had no interest in selling their stake in the company to a third party. The written proposal specified that the Fitzpatrick group's obligation to complete the transaction was subject, among other things, to the receipt of financing. Attached to the written proposal were commitment letters for a $20 million revolving credit facility and a $30 million term loan issued by members of the company's current bank group with respect to $50 million of the cash amount needed to purchase all shares owned by the company's unaffiliated shareholders at a price of $2.75 per share (representing a total purchase price of approximately $17.7 million) and to refinance the company's existing bank debt. The written proposal also indicated that the Fitzpatrick group would provide an additional $5 million in financing in the form of subordinated debt and/or equity and that Mr. Fitzpatrick would personally guarantee repayment of the revolving credit facility and term loan until such time as the company's ratio of funded debt to cash flow falls below 3.50 for two consecutive quarters.


     Upon receipt of the written proposal from the Fitzpatrick group, the Quality Dining board of directors established a special committee of independent directors, consisting of Phillip J. Faccenda, Bruce M. Jacobson, Steven M. Lewis and Christopher J. Murphy, III, none of whom is affiliated with any member of the Fitzpatrick group. The board of directors authorized the special committee to:

     - evaluate the Fitzpatrick group's transaction proposal;

     - consider other alternatives available to Quality Dining;

     - take such other action as the special committee, in its sole discretion, deemed necessary, proper or advisable to make a recommendation to the Quality Dining board of directors regarding whether to approve the transaction proposal or any other alternative available to Quality Dining; and

     - retain, at Quality Dining's expense, legal and financial advisors to assist the special committee in the fulfillment of its duties.

The company thereafter issued a press release announcing the board's receipt of the written proposal from the Fitzpatrick group and the formation of the special committee, and the members of the Fitzpatrick group filed a Schedule 13D with the SEC summarizing the terms of their proposal.


     On June 22, 2004, a purported shareholder class action lawsuit was filed by Milberg, Weiss, Bershad & Schulman LLP in state court in Indiana against the company, its directors and two of its officers alleging that the individual defendants breached their fiduciary duty by advancing their individual interests at the expense of the unaffiliated shareholders in connection with the Fitzpatrick group's going private proposal. The action sought to enjoin the transaction, to rescind the transaction, if consummated, and unspecified damages. The company issued a press release on July 9, 2004 indicating that the defendants believed that the lawsuit was without merit and intended to defend against it vigorously, and that the special committee was continuing its evaluation of the going private proposal. For a more detailed description of this litigation, see "Legal Proceedings".


     Immediately after the appointment of the special committee, its members elected Mr. Jacobson as chairman. During the next week, he solicited indications of interest from investment banking firms to act as financial advisor to the special committee. On June 22nd, 23rd and 24th, Mr. Jacobson, typically with Mr. Murphy, another member of the special committee, conducted telephone interviews with the investment banking firms that had expressed interest. On June 29th, Mr. Jacobson and Mr. Murphy selected three firms to invite to a meeting of the special committee to discuss their possible engagement.

     During the same period, Mr. Jacobson and Mr. Murphy interviewed representatives of two law firms to act as counsel to the special committee. After these interviews, Mr. Jacobson solicited the concurrence of the other members and selected the law firm of Sommer Barnard Attorneys, PC.

     On July 15, 2004, the special committee met with the three finalists to act as financial advisor. Following these meetings, the special committee deliberated and unanimously authorized the chairman to engage Houlihan Lokey. Mr. Jacobson executed engagement letters with Houlihan Lokey on July 23, 2004.


     On July 16, 2004, Banc of America Securities delivered by electronic mail to Mr. Firth and Christopher Collier, Vice President -- Finance of Quality Dining, a summary of publicly available financial and other information for 22 publicly traded restaurant companies. The summary included general information on the restaurant industry and financial, share price and other information, including a summary of recent events, analyst recommendations and investment highlights, for each of the 22 publicly traded restaurant companies.


     Following conversations between legal counsel to the Fitzpatrick group and the special committee, on July 23, 2004, Milbank, Tweed sent two versions of a draft merger agreement relating to the Fitzpatrick group's going private proposal to Sommer Barnard on behalf of the special committee. One version contemplated that the company and the Fitzpatrick group would sign a definitive merger agreement prior to the special committee conducting a "market check" to determine whether a third party proposal superior to the Fitzpatrick group's going private proposal could be obtained. This version permitted the company to terminate the merger agreement in the event of a superior proposal. The second version assumed that a pre-signing "market check" would be conducted by the special committee and therefore did not contemplate a termination of the merger agreement if a third party proposal arose after the date that the merger agreement is signed but prior to shareholder approval. In forwarding these drafts, Milbank, Tweed indicated that the Fitzpatrick group preferred for the special committee to engage immediately in direct negotiations with the Fitzpatrick group concerning the terms of a merger and the related merger agreement, thereby deferring its "market check" for a superior proposal until the period between the signing of the merger agreement and the shareholders meeting called to approve the transaction.


     On July 28, 2004, Houlihan Lokey commenced its due diligence review and analysis of Quality Dining at a meeting with members of management covering customary business and financial due diligence topics, including the history of the company, the recent and current operating and financial performance of the company, and the expected future operating and financial performance of the company. Over the next several weeks, Houlihan Lokey performed its review and analysis of Quality Dining, including, among other things, conducting follow up discussions with members of Quality Dining's management, primarily telephonically, visiting Quality Dining's headquarters and reviewing Quality Dining's public filings, financial forecasts and current and historical stock data.


     On August 27, 2004, Seth Rigrodski of Milberg, Weiss contacted Richard Nussbaum, Quality Dining's legal counsel in connection with the class action litigation. Mr. Rigrodski indicated that the plaintiffs were interested in settling the litigation if the Fitzpatrick group increased the price per share payable in the going private transaction from $2.75 to $3.00 and if Milberg, Weiss could provide input in the preparation of the proxy statement to be used in connection with seeking shareholder approval for the transaction. Mr. Nussbaum indicated that he represented the company and that Mr. Rigrodski's offer should be communicated to the special committee and its counsel.


     On September 3, 2004, the special committee met telephonically with representatives of Houlihan Lokey and Sommer Barnard. Houlihan Lokey summarized the preliminary results of its valuation analysis of Quality Dining. Houlihan Lokey briefly discussed the results of its due diligence investigation thus far, the preliminary valuation multiples implied by the offer price and its preliminary valuation conclusions, which indicated a range of $2.86 to $4.05 per share for the common stock of Quality Dining. This analysis was consistent with the November 9, 2004 analysis that is described in detail below (see "Special Factors -- Opinion of Financial Advisor to the Special Committee"), other than in respect of the revised offer price and changes in stock prices and resulting valuation multiples occurring over time that resulted in minimal changes to the valuations presented. The special committee discussed Houlihan Lokey's summary in connection with its valuation analysis of Quality Dining and the fairness of the $2.75 per share offer price. Since the $2.75 per share offer price was below the low end of the preliminary valuation range of Houlihan Lokey, the special committee concluded that it should attempt to obtain a higher offer price from the Fitzpatrick group.



     On September 9, 2004, representatives of the special committee's financial and legal advisors met with Mr. Fitzpatrick, Mr. Firth and representatives of the Fitzpatrick group's financial and legal advisors at Houlihan Lokey's offices in New York City. Houlihan Lokey led off the meeting by describing its preliminary financial analysis of Quality Dining and the factors that the special committee was considering in evaluating the going private proposal. Houlihan Lokey reported that, although it was continuing to evaluate all financial aspects of Quality Dining, its preliminary analysis indicated a value range for the company with the high end at approximately $4.00 per share. Houlihan Lokey also stated that it was continuing to evaluate the impact of the proposed transaction on Quality Dining's net operating loss carryforward, indicating that the continued availability of the net operating loss carryforward after consummation of a going private transaction could cause Houlihan Lokey to increase its valuation above $4.00 per share. It also noted that management of Quality Dining indicated that there was substantial uncertainty as to the preservation of the net operating loss carryforward in the proposed transaction. Houlihan Lokey noted that the ability of a third-party purchaser to utilize an acquired company's net operating loss carryforward is typically very limited and, thus, value assigned to the net operating loss carryforward is often low. If, however, the Fitzpatrick group were able to utilize the net operating loss carryforward without material limitations, it could be possible for the special committee to negotiate a sharing of the potential value with the unaffiliated shareholders.


     Houlihan Lokey also indicated that the special committee would conduct a pre-signing "market check" in order to determine whether there were any third parties who would be willing to acquire the company for a price higher than $2.75 per share and, in order to facilitate the "market check", asked Mr. Fitzpatrick at what price he would be willing to sell his interest in Quality Dining. Finally, Houlihan Lokey explained that the special committee was focusing, among other things, on the 2003 transaction between Mr. Fitzpatrick and NBO and its principals described above and, as part of this focus, considered the $3.55 per share price paid to NBO for its shares and standstill agreement (which was also the base price established in connection with NBO's topping fee as described above) as a material reference price for the price to be paid by the Fitzpatrick group in any going private transaction.

     After meeting separately with the Fitzpatrick group's advisors, Mr. Fitzpatrick returned to the meeting to deliver his response to Houlihan Lokey's presentation, indicating that:

     - he disagreed with Houlihan Lokey's valuation of Quality Dining, including the valuation multiples and comparables that it had used to evaluate the company;

     - he had actually paid NBO $3.20 per share for its shares in the 2003 transaction, while the $3.55 figure was only used in connection with establishing the base price for the topping fee to give effect to the additional $0.35 per share paid to NBO in consideration of the standstill agreement negotiated on behalf of the company by Mr. Fitzpatrick;

     - Quality Dining's operating performance had declined significantly in the period since Mr. Fitzpatrick purchased NBO's shares;

     - the company's net operating loss carryforward could be subject to an annual limitation on use following consummation of the going private proposal and that, even if all or a portion of the net operating loss carryforward were not subject to such annual limitation on use, there could be no assurance that the company would be able to utilize this loss carryforward in the foreseeable future following consummation of the going private transaction; and

     - as indicated when the Fitzpatrick group initially delivered its written proposal to the board of directors, Mr. Fitzpatrick and the other members of the Fitzpatrick group were not interested in selling their stake in the company at any price.

     After a brief recess, Houlihan Lokey explained again its analysis of the company's value but indicated a willingness to meet with the Fitzpatrick group's financial advisor to review its valuation analysis. Houlihan Lokey also reiterated that the special committee likely considered $3.55 per share to be a material reference price for any going private transaction for the reasons enunciated earlier. The special committee's legal advisor added that if the Fitzpatrick group and the special committee could not reach agreement on an acceptable price for the going private transaction, the Fitzpatrick group might want to consider conducting a tender offer for the company shares held by the public.


     On September 16, 2004, representatives of Banc of America Securities spoke with representatives of Houlihan Lokey to discuss valuation analyses of Quality Dining and various alternative methodologies, including comparable companies, precedent transactions, discounted cash flow, leveraged buyout and premiums paid analyses. This meeting was largely a session to discuss the firms' differing views as to value. Banc of America Securities expressed its view that restaurant companies that are primarily franchisees, such as Quality Dining, are generally less valued in the marketplace. In particular, franchisees of Burger King, many of which have encountered financial hardship including bankruptcy, were, at the time, generally viewed less favorably by public investors. Banc of America Securities also noted that the original offer of $2.75 per share was approximately a 20% premium to Quality Dining's pre-offer trading price, which was in its view a reasonable premium at that time. Both financial advisors agreed that it was reasonable for Houlihan Lokey to apply standard valuation approaches to Quality Dining including (i) a market multiple methodology, (ii) a comparable transaction methodology, and (iii) a discounted cash flow methodology. In addition, Banc of America Securities concurred with Houlihan Lokey's assessment that there were not any ideal public comparable companies or industry transactions on which Houlihan Lokey might base its valuation and, thus, substantial judgment was necessary on the part of Houlihan Lokey in its valuation process. Following this discussion, both parties agreed to reflect on insights gained from the conversation and to provide each other with additional information, including their respective inputs used to calculate certain trading multiples for selected comparable companies. Representatives of Houlihan Lokey also reiterated that the special committee still intended to conduct a pre-signing "market check" for a superior third party proposal.


     From September 16(th) through early October, Houlihan Lokey conducted a "market check". Houlihan Lokey identified approximately 60 buyers for Quality Dining, including both industry participants and financial sponsors. Over this period, Houlihan Lokey attempted to contact each of the potential buyers in order to determine whether there were any who might be willing to acquire the company for a price greater than $2.75 per share. During the course of communicating with these third parties, Houlihan Lokey provided certain publicly available financial data for Quality Dining and discussed the public statement made by the Fitzpatrick group that they were not interested in selling their Quality Dining shares. Houlihan Lokey did not receive any formal expressions of interest to acquire the company from any third parties.

     On September 16, 2004, Mr. Fitzpatrick contacted the chairman of the special committee, Mr. Jacobson, to seek a meeting with the special committee and their respective advisors to discuss the Fitzpatrick group's proposal. After conferring with the other members of the special committee, Mr. Jacobson agreed to a meeting at the company's offices on September 22, 2004.


     At the September 22(nd) meeting, Mr. Fitzpatrick and Mr. Firth met with the special committee, and Mr. Fitzpatrick led the special committee through a presentation of the Fitzpatrick group's business model for the company, discussing current data and future projections regarding sales, general and administrative expenses, capital expenditures and cash flows. Following up on a suggestion that the Fitzpatrick group could fund an increase in its offer price by reducing the company's future capital expenditures, Mr. Fitzpatrick explained that the company was contractually obligated to make certain capital expenditures under its franchise agreements and there was no possibility for the company to reduce these expenditures in order for the Fitzpatrick group to increase the price. Mr. Fitzpatrick also reiterated the reasons for his belief that the reference price of $3.55 per share established for the NBO topping fee was not a relevant valuation point for the special committee to consider in assessing the fairness of the going private transaction. In particular, Mr. Fitzpatrick emphasized that the NBO transaction involved the settlement of a long-running dispute between NBO and Quality Dining, the consideration paid to NBO included an amount for NBO's standstill agreement and reimbursement of its expenses in the transaction and the company's operating performance and prospects had declined significantly over the period since Mr. Fitzpatrick purchased NBO's shares.

     Following Mr. Fitzpatrick's presentation, Mr. Jacobson reported that the special committee was having a difficult time conducting a "market check" because of Mr. Fitzpatrick's position that he would not sell his shares in the company at any price. Mr. Jacobson also indicated that, based upon the preliminary valuation range provided by Houlihan Lokey, the special committee believed that the Fitzpatrick group's $2.75 offer price was inadequate and that, particularly in light of the $3.55 per share price paid to NBO (inclusive of the standstill agreement payment), the price that the Fitzpatrick group should pay in connection with a going private transaction should be higher than their current offer price. Following further discussion, Mr. Jacobson recommended to Mr. Fitzpatrick that the financial advisors meet again to see if they could narrow the range between the parties' respective valuations.


     Following the September 22nd meeting, in an effort to resolve the differences between the Fitzpatrick group and the special committee, members of the Fitzpatrick group discussed with the group's advisors the possibility of raising the price offered in the going private transaction. On September 24, 2004, Banc of America Securities contacted Houlihan Lokey with a verbal proposal on behalf of the Fitzpatrick group to increase the offer price to the unaffiliated shareholders to $3.15 per share from the original offer of $2.75. A few days later, Houlihan Lokey suggested a meeting among the financial and legal advisors to discuss the Fitzpatrick group's increased offer.



     On September 29, 2004, the financial and legal advisors to the Fitzpatrick group and the special committee met at Houlihan Lokey's offices in New York City. The special committee's advisors stated that a majority of the special committee could not recommend a going private transaction at $3.15 per share as being fair to the unaffiliated shareholders from a financial point of view. They also indicated, however, that the committee would be willing, subject to a number of conditions, to recommend that the company enter into a merger agreement with the Fitzpatrick group with respect to a going private transaction at that price, and to allow the merger agreement to be submitted to company shareholders for their approval, as permitted by Indiana law, without a special committee recommendation. This proposal was expressly made subject to the Fitzpatrick group's agreeing with the following conditions:


     - the merger agreement would contain only limited representations and warranties on the part of the company;

     - the merger agreement would contain representations from the Fitzpatrick group as to the absence of material misstatements and omissions from the company's previous filings with the Securities and Exchange Commission and in the information furnished on behalf of the Fitzpatrick group to the special committee and its advisors;

     - the company's representations and warranties contained in the merger agreement would not survive the closing of the merger, no indemnity would be provided to the Fitzpatrick group in the event that any company representations or warranties proved to be untrue and no portion of the merger consideration would be escrowed;

     - the merger agreement would contain customary post-closing indemnification and insurance protections for the company's directors in respect of events occurring prior to the effective date of the merger, including their negotiation and approval of the going private transaction;

     - the merger agreement would permit the special committee to conduct a full "market check" during the period prior to the shareholders meeting and to terminate the merger agreement on 24 hours' prior notice if a superior third party proposal were obtained;

     - the members of the Fitzpatrick group would agree to vote their Quality Dining shares in favor of any superior third party proposal that may be negotiated by the special committee and submitted to the company shareholders for their approval prior to shareholder approval of the merger;


     - the members of the Fitzpatrick group would agree to vote their shares of company stock at any shareholders meeting called to consider the going private transaction in the same proportions, for and against the proposal, as the votes cast by the unaffiliated shareholders at such meeting; and


     - the company would not be required to pay any break up fee if the merger agreement were terminated in favor of a superior third party transaction but that, in such event, the company would reimburse the Fitzpatrick group for its reasonable expenses incurred in connection with bringing the going private proposal to the company.


Houlihan Lokey also indicated that (i) the revised $3.15 per share was at the lower end of their preliminary valuation range, and (ii) the committee would be willing to unanimously recommend a going private transaction (with fewer conditions) to the unaffiliated shareholders if the Fitzpatrick group raised its offer to within a range of $3.65 to $3.75 per share.



     Following this presentation by the special committee's advisors, the representatives of the Fitzpatrick group's advisors called Mr. Fitzpatrick and Mr. Firth to discuss the conditions proposed by the special committee. Thereafter, the Fitzpatrick group's advisors rejoined the meeting and informed the special committee's advisors that the Fitzpatrick group was willing to agree to all of the conditions proposed by the special committee for a $3.15 merger price, except that the Fitzpatrick group would not proceed with the transaction unless:



     - the special committee issued its recommendation to the company's unaffiliated shareholders that the transaction is fair, which recommendation would be supported by a fairness opinion issued by Houlihan Lokey;


     - the company agreed to reimburse the Fitzpatrick group for its expenses incurred in connection with bringing the going private proposal to the company if the merger agreement and the merger are not approved at any meeting of company shareholders called for the purpose; and

     - the special committee withdrew its requirement that the Fitzpatrick group vote their company shares in connection with a third party transaction proposal deemed superior to the going private proposal by the special committee.

This meeting concluded with the special committee's advisors indicating that they would communicate the Fitzpatrick group's revised proposal to the special committee.

     A few days later, Mr. Jacobson called Mr. Fitzpatrick to request a meeting between the special committee and the Fitzpatrick group, together with their respective financial and legal advisors, to discuss the Fitzpatrick group's revised proposal. Mr. Fitzpatrick and Mr. Jacobson agreed to hold such a meeting at the company's offices on October 12, 2004. The location of the meeting was subsequently moved to the South Bend, Indiana offices of one of the members of the special committee.


     When the parties arrived at the October 12th meeting, Mr. Jacobson met privately with Mr. Fitzpatrick and Mr. Firth. Mr. Jacobson then informed Mr. Fitzpatrick and Mr. Firth that the special committee would unanimously approve the going private transaction if (a) the Fitzpatrick group would increase the price per share to $3.30 and (b) the members of the Fitzpatrick group would agree to vote their shares in the same proportion as shares voted by the unaffiliated shareholders at a special meeting called to approve the going private transaction. Mr. Jacobson also indicated that if the Fitzpatrick group's revised $3.15 per share proposal were put to a vote of the special committee, two members would vote to recommend the transaction but the other two would vote against it. The respective advisors then met separately and the special committee's advisors reiterated the position communicated by Mr. Jacobson to Mr. Fitzpatrick and Mr. Firth. In response to questions from the Fitzpatrick group's advisors, the special committee's advisors indicated that (i) the special committee had withdrawn the condition that the members of the Fitzpatrick group agree to sell their shares in connection with any superior third party proposal negotiated by the committee and (ii) Houlihan Lokey had not been requested by the special committee to opine as to the fairness from a financial point of view of a going private transaction at $3.30 per share. Following discussions with their advisors, the members of the Fitzpatrick group present at the meeting concluded that, due to the added risks and expense of proceeding with a going private transaction not recommended by the special committee, Mr. Fitzpatrick should raise their offer from $3.15 per share to $3.20 per share in order to obtain a favorable recommendation from the special committee.


     Mr. Fitzpatrick and Mr. Firth then met with the special committee, without advisors from either side present, to convey the increased offer price of $3.20 per share and the agreement of the members of the Fitzpatrick group to vote their shares in the same proportion as the unaffiliated shareholders for and against the going private transaction at a shareholders meeting called to consider the matter. Mr. Fitzpatrick advised the committee that the Fitzpatrick group was prepared to abandon the going private proposal and continue operating Quality Dining as a public company if the special committee could not recommend the transaction at $3.20 per share. After Mr. Fitzpatrick and Mr. Firth were excused from the meeting, the special committee voted, by a vote of three to one, to approve the going private transaction and recommend its acceptance to the full board and to the unaffiliated shareholders, subject to the negotiation of a definitive merger agreement and receipt of a fairness opinion from Houlihan Lokey. Mr. Murphy voted against the recommendation because he believed the price was too low.



     On October 13, 2004, Quality Dining publicly announced that the Fitzpatrick group and the special committee had reached an agreement in principle on a going private transaction in which the unaffiliated shareholders of the company would receive $3.20 in exchange for each of their shares. According to the company's release, this agreement in principle was subject to approval by the special committee and the full board of a definitive merger agreement and receipt of a fairness opinion from Houlihan Lokey. The release also indicated that the merger agreement would contain customary conditions for a transaction of this nature, including the obtaining by the Fitzpatrick group of the necessary financing for the merger, the refinancing of the company's outstanding bank debt, the approval of transaction by the company's franchisors and the approval of the transaction by the company's shareholders. On the same day, the members of the Fitzpatrick group amended their Schedule 13D filing with the SEC to reflect the terms of the agreement in principle.


     Between the date of the company's announcement of the agreement in principle with the Fitzpatrick group and November 4, 2004, redrafts of the merger agreement originally prepared by the Fitzpatrick group's legal advisors were circulated and negotiated. The revised merger agreement reflected, among other things, the conditions first proposed by the special committee through its advisors at the September 29th meeting in New York, as modified during the course of the meetings in South Bend. During this period, the Fitzpatrick group and its advisors sought and received increased commitments in the form of a $23 million revolving credit facility and a $35 million term loan from the lenders to provide the additional debt financing needed to fund the increased offer price. In order to obtain these increased commitments, instead of agreeing to provide an additional $5 million of financing in the form of subordinated debt and/or equity as required under the original commitments described above, Mr. Fitzpatrick agreed to strengthen his personal guarantee of the revolving credit facility and term loan so that it would continue until such time as the company's ratio of funded debt to cash flow falls below 3.25 for two consecutive quarters, rather than 3.50 as in the prior commitment. Mr. Fitzpatrick also agreed not to pledge his interests in certain real estate entities to secure other indebtedness. See "Financing For The Merger". The revised commitment letters were delivered by the Fitzpatrick group to Houlihan Lokey on behalf of the special committee on November 3, 2004.

     On November 4, 2004, the special committee met with its financial and legal advisors to discuss the revised merger agreement and to receive a report from Houlihan Lokey on the status of its fairness review. Houlihan Lokey stated that there was no material change to its valuation range or other analyses relating to Quality Dining from those previously presented to the special committee and that, subject to the negotiation of several outstanding issues contained in the latest draft of the merger agreement, it was prepared to issue a fairness opinion relating to the current $3.20 price offered by the Fitzpatrick group. In particular, the members of the special committee unanimously objected to the absence of a cap on the expenses in the event the shareholders turned down the transaction. In addition, they expressed surprise that the revised commitment letters continued to contain a "due diligence out", despite the length of time that had passed since the original commitments had been issued, and that the lenders retained the ability to refuse to fund if the capital markets decreased materially. In light of these contingencies, the special committee believed it would be inappropriate to ask company shareholders to approve a merger agreement that was subject to a financing contingency. Following that meeting, legal counsel for the special committee communicated these objections to the draft merger agreement raised by the special committee to legal counsel for the Fitzpatrick group.

     Thereafter, Houlihan Lokey circulated a draft of its fairness opinion to the special committee. During the course of the day on November 8th and 9th, representatives of the special committee and the Fitzpatrick group, together with their legal advisors, discussed the objections raised by the special committee to the draft merger agreement. The Fitzpatrick group agreed to limit its reimbursable expenses to $750,000, to arrange for the bank group to remove conditions contained in their commitment letters relating to further due diligence on the company and adverse developments in the financial markets and to modify the financing contingency contained in the merger agreement to relate solely to satisfaction of the conditions contained in the revised commitment letters. Revised drafts of the merger agreement and commitment letters were provided by the Fitzpatrick group to the special committee and its advisors on the afternoon of November 9th.


     On the afternoon of November 9, 2004, the special committee met again telephonically to receive Houlihan Lokey's final opinion, to discuss the final terms of the merger agreement and to vote on whether or not to recommend the going private transaction. At the conclusion of this meeting, the special committee, by a vote of three to one, voted to approve the going private transaction and the merger agreement with the Fitzpatrick group and to recommend it to the full board and to the unaffiliated shareholders of the company. Immediately thereafter, at a meeting of the full board of directors, the special committee presented its findings to the board, which, by a vote of six to one, with Mr. Murphy, a member of the special committee, opposed, voted to approve the transaction, to authorize the company's officers to enter into the merger agreement on behalf of the company with QDI Merger Corp., to approve QDI Merger Corp's acquisition of shares of common stock in the merger for purposes of the company's shareholder rights plan and the Indiana Business Combinations statute and to deem the approval by the company's shareholders of the merger agreement to constitute a "Change in Control" under the company's employee equity incentive plans. Later that day, the merger agreement was signed by Quality Dining and QDI Merger Corp. On November 10, 2004, the company issued a press release announcing the approval of the going private transaction by the special committee and the board and the signing of the merger agreement. In addition, the company filed a report on Form 8-K with the SEC containing its press release and a copy of the merger agreement and the members of the Fitzpatrick group amended their Schedule 13D filing to reflect the signing of the merger agreement and receipt of the new commitment letters.



     On February 3, 2005, the original members of the Fitzpatrick group entered into an amended and restated shareholders agreement setting forth the terms of their relationship as shareholders of Quality Dining following the merger. In addition, Mr. Schonsheck became a member of the Fitzpatrick group and entered into the amended and restated shareholders agreement. Pursuant to the amended and restated shareholders agreement, the members of the Fitzpatrick group have agreed to certain transfer restrictions on their shares of common stock following the merger, including rights of first refusal, tag along rights, drag along rights, company call rights and shareholder put rights. The amended and restated shareholders agreement also addresses organizational matters, supermajority shareholder approval of certain significant business decisions and access to financial information.



     Also, on February 3, 2005, Mr. Schonsheck entered into a joinder agreement with Quality Dining and QDI Merger Corp. pursuant to which he has agreed to contribute a significant portion of his shares of Quality Dining common stock to QDI Merger Corp. and to vote all of his shares of common stock (including those not so contributed) in the same manner as the original members of the Fitzpatrick group, that is, for and against approval of the merger agreement and the merger in the same proportion as the votes cast by the unaffiliated shareholders voting at the special meeting to be held to vote on the merger (with abstentions being deemed to be votes against approval of the merger agreement and the merger).



RECOMMENDATION OF THE SPECIAL COMMITTEE; REASONS FOR RECOMMENDING APPROVAL OF THE MERGER



     In arriving at its recommendation of the proposed transaction to the board of directors and the shareholders, a majority of the special committee considered the following factors as positive in terms of its favorable recommendation:



     - the fairness, from a financial point of view, of the price to be paid to the unaffiliated shareholders, supported by the opinion of the special committee's financial advisor, which was an important factor;


     - the market price of the company's common stock before the initial announcement of the proposed transaction;

     - the historical market prices of the company's common stock;


     - the uncertainty of the financial effect on the company of new management at Burger King Corporation and the belief that the new management's early steps would not lead to improving sales at the franchisee level, which was an important factor not only in terms of the fairness of the price, but also in terms of the timing of the transaction;



     - the significant negative trend of same store sales and customer counts in the Burger King restaurants operated by the company, which was an important factor;


     - the persistent negative same store sales results in the company's Italian dining division and concerns about its future prospects;

     - the ownership by members of the Fitzpatrick group of many of the parcels of real estate on which the company's restaurants are located;


     - the increased capital expenditures the company is facing in the next several years, which was an important factor in terms of the timing of the transaction since these capital expenditures were likely to have a continuing adverse impact on cash flows and stock price;


     - the uncertainty of Chili's market position in the casual dining market following a national television expose of difficulties with that franchise;

     - the recent sales and other challenges affecting the future prospects of the Chili's system in general and the company's Chili's division in particular;

     - the absence of growth in the other company-owned, non-franchise restaurants;


     - the terms and conditions of the merger agreement, including:



       - the Fitzpatrick group's agreement to vote its shares in the same proportion as the unaffiliated shareholders, thereby giving the majority of the unaffiliated shareholders who vote on the transaction a deciding voice;



       - the absence of any significant contingencies to the consummation of the transaction;



       - the existence of a financing contingency, which mirrored the language in the commitment letter obtained by the Fitzpatrick group; and



       - the limited circumstances in which the company would have to pay the Fitzpatrick group's expenses if the merger is not consummated (capped at $750,000), including if the special committee withdraws its recommendation in the face of a Superior Transaction, as defined, or the unaffiliated shareholders do not cast enough favorable votes to approve the proposal;

     - because Quality Dining is not an "accelerated filer", the extensive and costly burdens of complying with the internal audit and control requirements of the Sarbanes-Oxley Act of 2002 that were about to affect the company's earnings for the first time and were believed by the special committee likely to adversely affect the company's stock price for years to come, making a transaction at this time more advantageous to the unaffiliated shareholders than one that would be priced after the effects of full implementation of Sarbanes-Oxley were reflected in the stock price, which was an important factor both substantively and with respect to timing;



     - the expressed concern of some members of the special committee that the stock price could return to the pre-announcement price or lower if the transaction were not recommended and consummated; and



     - the special committee was not aware of any firm offer within the last two years for the purchase of the company, its assets or its stock.



     While the special committee also received information about the company's net book value, going concern value and liquidation value, those metrics were not believed by the special committee to contribute to the relationship between the transaction price and either the short or long-term market value of the company's stock.



     The majority of the special committee also considered the potential adverse factors relating to the proposed transaction, including:



     - the fact that the announcement by the Fitzpatrick group of its unwillingness to sell its stake in the company made it virtually impossible to conduct a credible "market check", despite the efforts of the special committee's financial advisor, and created a strong likelihood that there would be no alternative transaction was a strong procedural negative to the transaction even though the merger agreement did not prohibit the solicitation of other offers;



     - the fact that the price being offered was near the top of the bottom third of the range of values derived by the special committee's financial advisers and could not be measured by a "market check" since the Fitzpatrick group publicly announced that its shares of Quality Dining common stock were not for sale was a strong substantive negative to the transaction;



     - the effect that the post-transaction leverage would have on the company and its operations if the transaction were successful, which, while irrelevant to the unaffiliated shareholders who will be cashed out, is relevant to the special committee's duty to the company;



     - the third-quarter earnings report of the company, which on a simple annualization and typical multiples indicated a higher potential market value for the company's stock than the price offered by the Fitzpatrick group;



     - the inability of the special committee to obtain a credible prediction of the company's stock price one year or more from the date of its deliberations assuming the transaction did not occur was a substantive negative to the transaction since, if the transaction is completed, the unaffiliated shareholders will cease to participate in the company's future earnings or growth, if any, or benefit from increases, if any, in the company's value;



     - the payment by Mr. Fitzpatrick of $3.56 per share, including certain expenses, to repurchase shares from NBO in June 2003 was a strong substantive negative to the price being offered in the transaction, but the special committee, by a vote of three to one, was persuaded that the business and prospects of the company had changed sufficiently to warrant recommending the transaction to the unaffiliated shareholders;



     - if the merger is approved, the unaffiliated shareholders will be required to surrender their shares of Quality Dining common stock;



     - the fact that the transaction is a taxable transaction for the unaffiliated shareholders; and

     - even if the merger is not completed, the company is required to pay legal, accounting and investment banking fees.



     The special committee members unanimously agreed that, because the price per share being offered to the unaffiliated shareholders could not be tested by a "market check" and was not at the high end of the preliminary valuation range, it would not be appropriate for the Fitzpatrick group to so heavily influence the outcome of the shareholders' vote on the merger by voting their significant ownership stake in the company's common stock in favor of the transaction. Accordingly, the special committee considered that the Fitzpatrick group's agreement to vote its shares proportionally to the vote of the unaffiliated shareholders would provide a real opportunity for shareholders who disagreed with the price to express that disagreement. Furthermore, given the uncertainties facing the business of the company and the sizable premium of the offer price, a majority of the special committee did believe it was appropriate to recommend the proposed merger transaction to the unaffiliated shareholders in order to give them the opportunity to realize liquidity in their stock and reinvest the cash proceeds.



     In addition, members of the special committee did not believe it appropriate to send a transaction contingent on financing to the shareholders for approval. Thus, the special committee considered that the financing commitment obtained by the Fitzpatrick group had been revised to remove the due diligence and capital market contingencies, and that the financing contingency contained in the merger agreement had been reworded to incorporate only those conditions contained in the commitment letters. Since those objections were addressed to their satisfaction, a majority of the special committee was willing to recommend the transaction to the full board and to the shareholders.



     The special committee did not find it practicable to, and did not, quantify the factors considered in reaching their opinion as to the fairness of the merger to Quality Dining and the unaffiliated shareholders although, as indicated above, some factors were considered by the special committee to be more important than others. However, a majority of the special committee believes that the positive factors considered by them outweighed the negative factors and that the factors considered by them provide a reasonable basis for their belief that the merger agreement and the merger are fair to, and in the best interests of, Quality Dining and the unaffiliated shareholders. Mr. Murphy dissented because he believed the price was too low, especially in light of the absence of a "market check" and in light of the price paid by Mr. Fitzpatrick to NBO to purchase its shares of common stock of the company in June 2003.



RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR RECOMMENDING APPROVAL OF THE MERGER



     After careful consideration, based on the recommendation of the special committee, the board of directors, by a vote of six to one (with Mr. Murphy opposed), has approved and adopted the merger agreement and the merger, has determined that the approval of the merger agreement and the merger are advisable and that the merger is fair to, and in the best interests of, Quality Dining and the unaffiliated shareholders. Accordingly, the board of directors recommends that the Quality Dining shareholders vote "FOR" the approval of the merger agreement and the merger. The board of directors considered the following factors in deciding to recommend that shareholders vote "FOR" the approval of the merger agreement and the merger:



     - the recommendation of the special committee;



     - the written opinion of Houlihan Lokey delivered to the special committee and the board of directors on November 9, 2004, stating that, as of November 9, 2004, and based upon and subject to the matters and assumptions contained in such opinion, the consideration to be received by the unaffiliated shareholders of Quality Dining in connection with the merger and merger agreement was fair to such shareholders from a financial point of view. See "-- Opinion of Financial Advisor to Special Committee" and the copy of the opinion attached as Appendix B to this proxy statement;



     - if the merger is approved, the unaffiliated shareholders will be required to surrender their shares of Quality Dining common stock in exchange for the cash price of $3.20 per share; however, the board of directors believed that such circumstances were offset by (i) the proportional voting requirement which will permit the unaffiliated shareholders to make their own determination as to whether the merger agreement and the merger are approved, (ii) the fairness of the cash price payable in the merger from a financial point of view to the unaffiliated shareholders, and (iii) the uncertain prospects for the future if Quality Dining continues as a public company;



     - the factors referred to above as having been taken into account by the special committee; and



     - the procedural factors described below.



     The board of directors concluded that the merger is procedurally fair because, among other things:



     - the special committee consisted entirely of independent, non-employee directors appointed by the board of directors to represent solely the interests of the unaffiliated shareholders of Quality Dining;



     - the special committee retained and was advised by its own independent financial advisor to assist it in evaluating the merger and provide it with financial advice;



     - the special committee retained and was advised by its own independent legal counsel;



     - the special committee engaged in extensive negotiations and deliberations in evaluating the merger and merger consideration;



     - the merger consideration and the other terms and conditions of the merger agreement resulted from active arm's length bargaining between the special committee and representatives of the Fitzpatrick group and their respective advisors, which resulted in an increased price per share from $2.75 to $3.20;



     - even though the special committee consisted of directors of Quality Dining and was therefore not completely unaffiliated with Quality Dining, committees of independent directors are a commonly used mechanism that is recognized under applicable law to ensure fairness in transactions of this type;



     - the ability of the special committee and the board of directors to consider any alternative proposal and terminate the merger agreement if they determine that the failure to do so would be inconsistent with their fiduciary duties under applicable law; and



     - the members of the Fitzpatrick group have agreed in the merger agreement to vote their shares for and against approval of the merger agreement and the merger in the same proportion as the votes cast by the unaffiliated shareholders voting at the special meeting, with abstentions being deemed to be votes against approval of the merger agreement and the merger.



     In view of the foregoing, the board of directors believes that sufficient procedural safeguards exist to ensure fairness of the merger and to permit the special committee to effectively represent the interests of Quality Dining's unaffiliated shareholders.



     In evaluating the fairness of the merger to the unaffiliated shareholders, the board of directors did not consider or deem relevant:



     - the net book value of Quality Dining, because they believed that net book value is not a material indicator of the value of Quality Dining as a going concern but rather is indicative of historical costs; or



     - the liquidation value of Quality Dining, because they considered Quality Dining as a viable, going concern business and therefore did not consider the liquidation value as a relevant valuation methodology.



     The board of directors did not find it practicable to, and it did not, quantify or otherwise attach relative weight to the factors considered in reaching their opinion as to the fairness of the merger to Quality Dining and the unaffiliated shareholders. However, the board of directors believes that the factors considered by them provide a reasonable basis for their belief that the merger agreement and the merger are fair to, and in the best interests of, Quality Dining and the unaffiliated shareholders.


OPINION OF FINANCIAL ADVISOR TO SPECIAL COMMITTEE


     On November 9, 2004, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") rendered its opinion to the special committee and the board of directors that, as of that date and based upon and subject to the matters and assumptions contained in such opinion, the consideration to be received by the unaffiliated shareholders of the company in connection with the merger and merger agreement was fair to such shareholders from a financial point of view.


     THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS APPENDIX B, AND THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE LIMITATIONS ON THE REVIEW MADE, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY. THE OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS IN CONNECTION WITH THEIR CONSIDERATION OF THE GOING PRIVATE PROPOSAL AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW QUALITY DINING SHAREHOLDERS SHOULD VOTE ON THE MERGER PROPOSAL.


     Houlihan Lokey's opinion and analyses were only one of many factors considered by the special committee and the board of directors in their evaluation of the transaction and should not be viewed as determinative of the views of the special committee or the board of directors with respect to the transaction. The special committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with going private transactions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. Houlihan Lokey has no material prior relationship with Quality Dining or its affiliates. The fairness opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in cash in the merger by the unaffiliated shareholders and is not intended to constitute and does not constitute a recommendation as to whether the unaffiliated shareholders should vote for or against the merger. The consideration to be received by the unaffiliated shareholders was determined on the basis of negotiations between the special committee and the Fitzpatrick group, and was recommended by the special committee, by a vote of three to one, and approved by the board of directors by a vote of six to one. Quality Dining shareholders are urged to read the text of Houlihan Lokey's fairness opinion, which is attached hereto as Appendix B, carefully in its entirety.


     Quality Dining has agreed to pay Houlihan Lokey a fee of $300,000 for its services, plus reasonable out-of-pocket expenses. No portion of Houlihan Lokey's fee is contingent upon the conclusions reached in the Houlihan Lokey opinion. Quality Dining has agreed to indemnify and hold harmless Houlihan Lokey, or any employee, agent, officer, director, attorney, shareholders or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with its engagement by the special committee.

     In connection with its opinion, Houlihan Lokey had made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

          1. met with members of the special committee and its counsel to discuss the transaction;

          2. met with certain members of the senior management of the company to discuss the operations, financial condition, future prospects, and projected operations and performance of the company;

          3. visited the company's headquarters located in Mishawaka, Indiana;

          4. reviewed the company's filings with the SEC of annual reports on Form 10-K for the five fiscal years ended October 26, 2003 and the quarterly report on Form 10-Q for the fiscal quarter ended August 1, 2004, which the company's management identified as being the most current quarterly financial statements available at the time;

          5. reviewed internally prepared financial statements for the three fiscal years ended October 26, 2003 and the year-to-date periods ended September 28, 2003 and September 26, 2004 for each of Quality Dining's individual segments;

          6. reviewed forecasts and projections prepared by the Fitzpatrick group with respect to the company, and its individual segments, for its fiscal years ending in 2004 through 2008;

          7. reviewed the Confidential Information Memorandum dated October 19, 2004 presented to the company's bank group by the Fitzpatrick group;

          8. reviewed the company's Schedule 14A Proxy Statement dated February 5, 2004;

          9. reviewed the company's Schedule 14D-9 Solicitation/Recommendation Statement dated May 22, 2000 in response to an unsolicited hostile tender offer by NBO;

          10. reviewed board of directors minutes from October 24, 2001 through June 8, 2004;

          11. reviewed presentations prepared by the company for meeting with its bank group dated March 20, 2002, March 25, 2003 and March 16, 2004;

          12. reviewed the package prepared by the company for its bank group for the four quarters of fiscal 2002 and 2003 and the first and second quarters of fiscal 2004;

          13. reviewed the historical market prices and trading volume for the company's publicly traded securities;

          14. reviewed commitment letters dated October 29, 2004 from J.P. Morgan Securities Inc. and the other members of the company's bank group pertaining to the debt financing for the transaction;

          15. reviewed a draft dated November 9, 2004 of the merger agreement by and between QDI Merger Corp. and the company;

          16. reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to the company; and

          17. identified and contacted additional potential buyers of the company in order to gauge interest in a potential transaction.

SUMMARY OF FINANCIAL ANALYSES PERFORMED BY HOULIHAN LOKEY


     In this summary, the range of enterprise value from operations is the value of the Quality Dining business as derived by Houlihan Lokey using three valuation methods (as described below in further detail). The ranges from each of the three approaches were similar and no approach was assigned a greater weight than any other approach. Based on these ranges, Houlihan Lokey concluded an enterprise value from operations of $110.1 million to $124.0 million. From this range, Houlihan Lokey added Quality Dining's cash (including cash that could be received from the exercise of in-the-money stock options) and deducted current debt outstanding. The result of this calculation was a range of equity values of approximately $33.4 million to $48.7 million. This equity value range was then divided by the number of shares of common stock outstanding in order to determine value on a per share basis. The per share value range was estimated to be $2.86 per share to $4.03 per share. This per share value range was then compared to the offer price of $3.20 per share by the Fitzpatrick group when determining the fairness of the consideration to be paid in the merger.



     Houlihan Lokey used several methodologies to assess the fairness of the consideration to be received by the unaffiliated shareholders in connection with the merger. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion in connection with the merger. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix B to this proxy statement and incorporated into this proxy statement by reference. Houlihan Lokey utilized each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies given Quality Dining's trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies, the availability of forecasts from management of Quality Dining and available information regarding similar transactions in the restaurant industry. Each analysis provides an indication of Quality Dining's per share equity value in order to assess the fairness of the consideration to be received by the unaffiliated shareholders in connection with the merger. No one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey utilized all of the aforementioned methodologies in arriving at its conclusions.


     Houlihan Lokey's analyses included a valuation, as of the date of its opinion, of the enterprise value ("EV", equity value of the company in question plus all of its interest-bearing debt and minority interests less cash and cash equivalents) and per share equity value of Quality Dining utilizing (i) a market multiple methodology, (ii) a comparable transaction methodology, and (iii) a discounted cash flow methodology. Houlihan Lokey also performed a premiums paid analysis in order to compare the premium offered in this transaction to premiums observed in other similar transactions.

     Market Multiple Methodology. Houlihan Lokey reviewed certain financial information of publicly traded comparable companies and established two groups of comparable companies. Houlihan Lokey deemed the selected companies to be reasonably comparable to Quality Dining based on the industry in which Quality Dining operates, its principal competitors and its business risk profile. Comparable Group I included Main Street Restaurant Group Inc., Meritage Hospitality Group Inc. and Worldwide Restaurant Concepts, Inc. Comparable Group II included Applebee's International, Inc., Brinker International, Inc., Jack In The Box Inc., McDonald's Corporation, O'Charley's Inc., The Steak-n-Shake Company, Triarc Companies, Inc., Wendy's International, Inc. and YUM! Brands, Inc. Houlihan Lokey considered Comparable Group I to be more relevant to Quality Dining than Comparable Group II as comparable Group I is comprised of companies which are primarily franchisees as compared to comparable Group II, which is comprised of companies which are primarily franchisors.

     Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information, including the multiples of:

          (i) EV to latest twelve months ("LTM") and next fiscal year ("NFY") earnings before interest, taxes, depreciation and amortization ("EBITDA"); and

          (ii) EV to projected LTM and NFY revenues.

     The analysis showed that the multiples exhibited by the comparable companies as of approximately November 3, 2004 were as follows:

                                                    EV/       EV/      EV/       EV/
                                                   EBITDA   REVENUE   EBITDA   REVENUE
                                                   (LTM)     (LTM)    (NFY)     (NFY)
                                                   ------   -------   ------   -------
Comparable Group I
Companies
  Low............................................    4.9x    0.30x     4.5x       NA
  High...........................................   13.3x    1.24x     4.5x       NA
  Median.........................................    5.2x    0.31x     4.5x       NA
  Mean...........................................    7.8x    0.62x     4.5x       NA
Comparable Group II
Companies
  Low............................................    6.7x    0.66x     5.6x     0.57x
  High...........................................    9.7x    2.50x     9.6x     2.43x
  Median.........................................    7.7x    1.33x     7.1x     1.13x
  Mean...........................................    8.1x    1.42x     7.5x     1.26x

     Houlihan Lokey's selection of market multiples for Quality Dining was based upon a comparative analysis of the comparable companies and Quality Dining that generally focused on qualitative considerations as well as quantitative considerations such as size, profitability, growth history and expectations. No one factor was determinative in the analysis. Houlihan Lokey derived indications of the EV of Quality Dining by applying selected EBITDA and revenue multiples to Quality Dining's LTM results as well as to expected operating results for the next fiscal year ending October 30, 2005. Houlihan Lokey selected EV to revenue multiples in the range of 0.45x to 0.50x for both the LTM period and the NFY period. Houlihan Lokey selected EV to EBITDA multiples in the range of 4.50x to 5.00x for the LTM period and in the range of 4.25x to 4.75x for the NFY period. The resulting indications of the EV of the operations of Quality Dining, inclusive of a premium of 15% based on premiums observed in the marketplace, ranged from approximately $110.1 million to $123.7 million. The resulting indicated range of equity value from the market multiple methodology was $2.86 to $4.00 per share.


     Comparable Transaction Methodology. Houlihan Lokey reviewed comparable transactions with announcement dates between January 1, 2002 and November 9, 2004 that had publicly-disclosed information and for which purchase price multiples could be derived. Target companies were required to have SIC codes of 5812 or the business description must have included restaurant and franchise, franchisor, or franchisee. Houlihan Lokey also considered certain other comparable transactions for which it possessed non-public information. Because Houlihan Lokey had acted as financial advisor to certain companies that it deems comparable to Quality Dining, it was in possession of certain information (including implied valuation multiples) that were not publicly disclosed regarding transactions involving such companies. It utilized this information in the comparable transaction approach and gave that information the same weight as if it had been publicly disclosed.


     Debt-free implied multiples for the selected transactions were derived by dividing the value of each of the transaction values by LTM revenue and EBITDA. Transaction value is defined as total consideration paid for the target company, including any assumption of debt. Transaction multiples vary, reflecting differing financial performance of the underlying company and differing transaction dynamics, including expected synergies. EV/revenue multiples had a median of 0.55x, a mean of 0.62x and a range of 0.13x to 1.56x. EV/EBITDA multiples had a median of 5.3x, a mean of 6.2x and a range of 3.1x to 11.8x. Houlihan Lokey derived indications of the EV of Quality Dining by applying selected revenue and EBITDA multiples to Quality Dining's LTM results. Houlihan Lokey selected a revenue multiple range of 0.45x to 0.50x and an EBITDA multiple range of 4.75x to 5.25x for the valuation of Quality Dining. The resulting indications of the EV of the operations of Quality Dining ranged from approximately $111.2 million to $123.3 million. The resulting indicated range of value from the comparable transaction methodology was $2.96 to $3.97 per share.

     Discounted Cash Flow Methodology. Houlihan Lokey utilized certain financial projections prepared by Quality Dining's management with respect to fiscal years 2004 through 2008. Houlihan Lokey determined Quality Dining's EV by first deriving adjusted free cash flow (by adjusting for capital expenditures as well as working capital requirements and any taxes) and discounting free cash flow to the present. Houlihan Lokey applied risk-adjusted discount rates ranging from 10.0% to 14.0% to the projected adjusted free cash flow. Houlihan Lokey understands that the forecasts it used were the same ones provided to the lenders providing the financing for the transaction. To determine the value of Quality Dining at the end of the projection period, Houlihan Lokey applied terminal EBITDA multiples of 3.75x to 5.75x in the calculation of the terminal value, discounted to the present. The summation of the present value of the free cash flows for years 2004 through 2008 plus the present value of the terminal value resulted in an indicated EV range for Quality Dining. The discount rate used in the discounted cash flow analysis was calculated based on Quality Dining's weighted average cost of capital, which represents the blended, after-tax costs of debt and equity. Houlihan Lokey focused on the range of EV exhibited by discount rates in the middle of the selected range, or 12.0%, and terminal EBITDA multiples in the middle of the selected range, or 4.25x to 5.25x, which resulted in an EV range of $109.0 million to $125.1 million. The resulting indicated range of equity value from the discounted cash flow methodology was $2.77 to $4.12 per share.

     Determination of Equity Value. As set forth above, Houlihan Lokey determined the EV of the operations of Quality Dining based on (i) the market multiple approach, (ii) the comparable transaction approach and (iii) the discounted cash flow approach. These valuation indications are summarized as follows:

METHODOLOGY                                       LOW INDICATION OF EV   HIGH INDICATION OF EV
-----------                                       --------------------   ---------------------
Market Multiple Approach........................     $110.1 million         $123.7 million
Transaction Multiple Approach...................     $111.2 million         $123.3 million
Discounted Cash Flow Approach...................     $109.0 million         $125.1 million

     Based upon the aforementioned analyses, Houlihan Lokey selected a range of Quality Dining's EV of $110.1 million to $124.0 million.


     Houlihan Lokey then made certain adjustments to the range of selected EV to determine Quality Dining's equity value. Such adjustments included adding Quality Dining's current holdings of cash and cash equivalents ($1.917 million), adding the proceeds from the exercise of in-the-money stock options ($0.180 million on the low end and $1.560 million on the high end) and subtracting Quality Dining's debt of $78.769 million. Due to the uncertainty associated with the realization of value from the company's net operating losses (NOLs) regardless of whether the company were acquired by a third party or the Fitzpatrick group, as represented by the company, Houlihan Lokey did not assign value to the NOLs. The aforementioned analyses resulted in a range of equity value for Quality Dining of $33.4 million to $48.7 million, or $2.86 to $4.03 per share.


     Premiums Paid Analysis. Houlihan Lokey reviewed the historical market prices and trading volume for Quality Dining's publicly held common stock and reviewed publicly available news articles and press releases relating to Quality Dining. Houlihan Lokey analyzed Quality Dining's closing stock price as of June 15, 2004, the date prior to the Fitzpatrick group's announcement of its intention to propose a going private transaction. In addition, Houlihan Lokey reviewed Quality Dining's closing stock price on a 20-day and 30-day average basis as of June 15, 2004, with such pricing ranging from $2.27 to $2.30 per share. Houlihan Lokey also considered Quality Dining's 52-week high, 52-week low and the average closing price over the 52 weeks prior to June 15, 2004, with such pricing ranging from $2.19 to $3.20 per share. Finally, Houlihan Lokey analyzed the 1-day, 5-day and 20-day premiums paid in other recent going private transactions with observed premiums of 29.7% to 41.2%, 33.0% to 43.8% and 33.5% to 51.6% respectively. Applying the observed premiums to Quality Dining's unaffected stock price (as measured by the aforementioned averages and spot prices), the resulting indications of value for Quality Dining's stock ranged from a low of $2.98 per share to a high of $3.41 per share.

     Houlihan Lokey also noted that the offering price of $3.20 for each share in the transaction represents a premium of (a) 39.1% over the closing price as of June 15, 2004 for Quality Dining common stock, and (b) approximately 40.7% and 39.8% over the average closing prices over the 20 trading days and 30 trading days, respectively, prior to June 15, 2004, the date prior to the Fitzpatrick group's initial announcement of its going private proposal. Houlihan Lokey noted that the premium implied by the consideration provided for in the transaction is within the range of premiums paid in comparable transactions.


     Determination of Fairness. After determining the equity value of Quality Dining, and after consideration of multiples and premiums paid in comparable transactions, Houlihan Lokey noted that the consideration of $3.20 per share as provided for in the merger is within the range of the indications of value that are the result of Houlihan Lokey's analyses. Accordingly, Houlihan Lokey determined that the consideration to be received by the unaffiliated shareholders in connection with the merger is fair to them from a financial point of view.


     As a matter of course, the company does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections prepared by the Fitzpatrick group. The initial financial projections presented to Houlihan Lokey were prepared under market conditions as they existed as of approximately June 10, 2004 and were subsequently updated and revised to reflect conditions as of October 22, 2004. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the company, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections should not be relied upon as necessarily indicative of future results.

     In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of November 9, 2004, and on the financial projections of Quality Dining provided to Houlihan Lokey. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial and other information provided to Houlihan Lokey by the management of Quality Dining, including the financial projections, was accurate, complete and reasonably prepared and reflects the best currently available estimates of the financial results and condition of Quality Dining; that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion; and that there were no facts or information regarding Quality Dining that would cause the information supplied by Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to Quality Dining and does not assume responsibility for it. Houlihan Lokey also assumed that the transaction will be consummated in all material respects as described in the merger agreement. Houlihan Lokey did not make any independent appraisal of the specific properties or assets of Quality Dining.

     HOULIHAN LOKEY WAS NOT ASKED TO OPINE AND DOES NOT EXPRESS ANY OPINION AS
TO: (i) THE TAX OR LEGAL CONSEQUENCES OF THE MERGER; (ii) THE REALIZABLE VALUE OF QUALITY DINING'S COMMON STOCK OR THE PRICES AT WHICH QUALITY DINING'S COMMON STOCK MAY TRADE; AND (iii) THE FAIRNESS OF ANY ASPECT OF THE TRANSACTION NOT EXPRESSLY ADDRESSED IN ITS FAIRNESS OPINION.

     THE HOULIHAN LOKEY OPINION DOES NOT ADDRESS THE FITZPATRICK GROUP'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER OR THE UNDERLYING BUSINESS DECISION OF THE SPECIAL COMMITTEE OR THE BOARD OF DIRECTORS TO ENDORSE THE MERGER, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER THE SHAREHOLDER SHOULD VOTE FOR THE TRANSACTION.

     The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to Quality Dining, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of Quality Dining are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

POSITION OF THE FITZPATRICK GROUP


     The Fitzpatrick group believes that the merger and the terms of the merger agreement are fair to, and in the best interests of Quality Dining and the unaffiliated shareholders of Quality Dining. In forming its belief as to the fairness of the terms of the merger and the merger agreement, the Fitzpatrick group did not independently consider the fairness of the merger consideration to the unaffiliated shareholders, but rather reviewed and considered the analysis of the special committee and the board of directors as to the fairness of the merger consideration to be received by the unaffiliated shareholders (see
"-- Recommendation of the Special Committee; Reasons for Recommending Approval of the Merger" and "-- Recommendation of the Board of Directors; Reasons for Recommending Approval of the Merger") and considered certain other substantive factors, as follows:



     - the special committee, which was comprised exclusively of independent directors, recommended to the board of directors by a vote of three to one that the merger agreement and the merger be approved;



     - the written opinion of Houlihan Lokey delivered to the special committee and the board of directors stating that as of November 9, 2004, and based upon and subject to the matters and assumptions contained in such opinion, the consideration to be received by the unaffiliated shareholders of Quality Dining in connection with the merger and merger agreement was fair to such shareholders from a financial point of view.



     - the relationship between the $3.20 per share merger consideration and historical market prices for Quality Dining's common stock and, specifically, that $3.20 per share in cash represented an approximate 39% premium over the closing price on June 15, 2004 (the last day of trading before the initial public announcement of the Fitzpatrick group's proposal);



     - the benefits to the unaffiliated shareholders in receiving a cash premium for their shares if the merger is consummated versus the benefits of remaining shareholders in the company as a publicly traded entity; and



     - the procedural factors described below.



     The Fitzpatrick group believes that the merger is procedurally fair because, among other things:



     - the financial and other terms of the merger were determined through arm's-length negotiations between the Fitzpatrick group and the special committee and its legal and financial advisors, all of whom are independent of the Fitzpatrick group;



     - the merger agreement permits (i) Quality Dining to provide information to and to participate in negotiations with third parties who submit bona fide, unsolicited acquisition proposals in the circumstances provided in the merger agreement, (ii) the special committee to change or withdraw its recommendation of the merger to the Quality Dining shareholders if the special committee determines that failure to withdraw the recommendation is reasonably expected to result in a breach of its fiduciary duties, and (iii) the special committee to terminate the merger agreement and enter into a binding acquisition agreement for a superior proposal if the special committee determines that such proposal is more favorable to the shareholders of Quality Dining and the failure to do so is reasonably expected to result in a breach of its fiduciary duties; and



     - the agreement by the members of the Fitzpatrick group that they would vote their shares in the same proportion as the unaffiliated shareholders for and against the merger and the merger agreement.



     In evaluating the fairness of the merger to the unaffiliated shareholders, the Fitzpatrick group did not consider or deem relevant:



     - the net book value of Quality Dining, because they believed that net book value is not a material indicator of the value of Quality Dining as a going concern but rather is indicative of historical costs; or

     - the liquidation value of Quality Dining, because they considered Quality Dining as a viable, going concern business and therefore did not consider the liquidation value as a relevant valuation methodology.



     The Fitzpatrick group did not find it practicable to, and did not, quantify or otherwise attach relative weight to the factors considered by them in reaching their opinion as to the fairness of the merger to Quality Dining and the unaffiliated shareholders. However, the Fitzpatrick group believes that the factors considered by them provide a reasonable basis for their belief that the merger agreement and the merger are fair to, and in the best interests of, Quality Dining and the unaffiliated shareholders.



     The unaffiliated shareholders should not construe the Fitzpatrick group's belief as to the fairness of the merger as a recommendation by the Fitzpatrick group to vote to approve the merger agreement and the merger. The Fitzpatrick group (except, in the case of members of the Fitzpatrick group who serve on the Quality Dining board of directors, for their recommendation in their capacity as directors) makes no recommendation as to how the unaffiliated shareholders should vote their shares of Quality Dining common stock. The members of the Fitzpatrick group, who together own approximately 49.3% of the outstanding shares of Quality Dining common stock entitled to vote, have agreed in the merger agreement to vote for and against approval of the merger agreement and the merger in the same proportion as the other shareholders voting at the special meeting, with abstentions being deemed to be votes against approval of the merger agreement and the merger. See "Information Concerning the Special Meeting -- Vote Required".



CERTAIN FINANCIAL PROJECTIONS


     Quality Dining does not, as a matter of course, make public forecasts as to future net sales, earnings or other financial information. Management is especially wary of making projections for extended earnings periods due to the unpredictability of earnings in what is a very cyclical business.

     The projections set forth below are included in this proxy statement solely because certain financial information was utilized in the evaluation of the proposed transaction and in obtaining the financing for the proposed transaction. The projections necessarily make many assumptions that are inherently subject to significant uncertainties and contingencies and many of which are beyond Quality Dining's control. Factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different from those contained in the projections.

     Significant assumptions made in connection with the projections include the following:

     - the projections were not prepared in accordance with Quality Dining's accounting policies with respect to FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," as revised by the FASB in December 2003 (FIN 46R);

     - Burger King comparable store sales are projected to increase by 2% in fiscal year 2005 and 1% each year thereafter;

     - Chili's comparable store sales are projected to increase by 2% in each of fiscal years 2005 through 2008;

     - Italian Dining and Grady's American Grill comparable store sales are flat for all projected years;

     - store level cash flow margins are projected to increase 0.7% in fiscal year 2005, an additional 0.6% in fiscal year 2006, decrease 0.1% in fiscal year 2007 and remain constant in fiscal year 2008;

     - two Chili's units are projected to be built in each of fiscal years 2005, 2007 and 2008;

     - gross profit margins as a percent of sales are expected to improve 0.7% in fiscal year 2005, an additional 0.2% in fiscal year 2006, and remain constant in fiscal years 2007 and 2008;

     - general and administrative expense is projected to rise between 1.0% and 2.1% each year; and

     - interest rates on the company's revolving credit facility are projected to remain constant at 5.75% each year.

     THIS PROSPECTIVE FINANCIAL INFORMATION WAS NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION INCLUDED IN THIS PROXY STATEMENT HAS BEEN PREPARED BY, AND IS THE RESPONSIBILITY OF, THE COMPANY'S MANAGEMENT. PRICEWATERHOUSECOOPERS LLP HAS NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION AND, ACCORDINGLY, PRICEWATERHOUSECOOPERS LLP DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE PRICEWATERHOUSECOOPERS LLP REPORT INCLUDED IN THIS PROXY STATEMENT RELATES TO THE COMPANY'S HISTORICAL FINANCIAL INFORMATION. IT DOES NOT EXTEND TO THE PROSPECTIVE FINANCIAL INFORMATION AND SHOULD NOT BE READ TO DO SO.

     THE INCLUSION OF THE PROJECTIONS IN THIS PROXY STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT QUALITY DINING OR QDI MERGER CORP., OR ANY OF THEIR RESPECTIVE OFFICERS AND DIRECTORS, OR THE FITZPATRICK GROUP, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD LOOKING INFORMATION OF ANY KIND, QUALITY DINING CAUTIONS AGAINST RELIANCE ON SUCH INFORMATION. QUALITY DINING DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EXCEPT TO THE EXTENT REQUIRED BY LAW. SEE "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

     The financial projections set forth below include "EBITDA", which is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization and certain other non-cash income and expense items. EBITDA is a non-GAAP measure and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBITDA in isolation from, or as a substitute for, net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA is presented in the projections because management utilizes it in assessing projected operating performance and projected performance relative to financial obligations. Additionally, EBITDA is a measure commonly used by financial analysts because of its usefulness in evaluating operating performance. EBITDA, as used by Quality Dining, is not necessarily comparable with similarly titled measures of other companies because all companies do not calculate EBITDA in the same fashion. Following the financial projections presented below is a table presenting a reconciliation of EBITDA to net income.

     Quality Dining management produces five-year plans as part of its ongoing strategic planning process. These five-year plans are periodically updated by Quality Dining's management. On or about July 25, 2004, the Fitzpatrick group provided a version of this five-year plan dated June 10, 2004, to the special committee, Houlihan Lokey and the company's bank group containing, except as noted below, the following key financial projections:

                                                                  FISCAL YEAR ENDED
                                           ---------------------------------------------------------------
                             HISTORICAL*                             PROJECTIONS
                             -----------   ---------------------------------------------------------------
                             10/26/2003    10/31/2004*   10/30/2005   10/29/2006   10/28/2007   10/26/2008
                             -----------   -----------   ----------   ----------   ----------   ----------
                                                           ($ IN THOUSANDS)
Net Sales..................   $235,580      $240,468      $241,146     $245,051     $250,513     $257,991
Net Income**...............   $    872      $  3,343      $  4,447     $  4,823     $  5,435     $  6,320
EBITDA.....................   $ 23,597      $ 22,720      $ 24,354     $ 24,588     $ 24,814     $ 25,615
EBITDA RECONCILIATION
Net Income.................   $    872      $  3,343      $  4,447     $  4,823     $  5,435     $  6,320
Income Tax Expense.........      1,989         2,027         2,652        2,859        3,196        3,682
Interest Expense...........      7,479         6,627         7,148        7,113        6,386        5,678
Depreciation and
  amortization.............     11,210         9,763        10,107        9,794        9,797        9,935
Recovery on Note
  Receivable...............     (3,459)           --            --           --           --           --
Stock Purchase Expense.....      1,294            --            --           --           --           --
Impairment of assets --
  Continuing Operations....      3,771            --            --           --           --           --
Facility Closing Expense --
  Continuing Operations....        (90)           --            --           --           --           --
Impairment of assets --
  Discontinued
  Operations...............        640           670            --           --           --           --
Facility Closing Expense --
  Discontinued
  Operations...............        220          (790)           --           --           --           --
Loss on sale of assets --
  Continuing Operations....         53            --            --           --           --           --
Gain on sale of assets --
  Discontinued
  Operations...............       (352)         (500)           --           --           --           --
Other......................        (30)           --            --           --           --           --
                              --------      --------      --------     --------     --------     --------
EBITDA.....................   $ 23,597      $ 22,720      $ 24,354     $ 24,588     $ 24,814     $ 25,615
                              ========      ========      ========     ========     ========     ========

     On October 22, 2004, the Fitzpatrick group provided an updated five-year plan containing, except as noted below, the following key financial projections:

                                                                  FISCAL YEAR ENDED
                                           ---------------------------------------------------------------
                             HISTORICAL*                             PROJECTIONS
                             -----------   ---------------------------------------------------------------
                             10/26/2003    10/31/2004*   10/30/2005   10/29/2006   10/28/2007   10/26/2008
                             -----------   -----------   ----------   ----------   ----------   ----------
                                                           ($ IN THOUSANDS)
Net Sales..................   $235,580      $240,863      $237,846     $241,023     $246,409     $253,811
Net Income**...............   $    872      $  3,370      $  3,738     $  4,627     $  5,313     $  6,277
EBITDA.....................   $ 23,597      $ 23,208      $ 23,812     $ 24,428     $ 24,725     $ 25,603
EBITDA RECONCILIATION
Net Income.................   $    872      $  3,370      $  3,738     $  4,627     $  5,313     $  6,277
Income Tax Expense.........      1,989         2,040         2,287        2,758        3,134        3,660
Interest Expense...........      7,479         6,656         7,774        7,176        6,447        5,732
Depreciation and
  amortization.............     11,210         9,998        10,013        9,867        9,831        9,934
Recovery on Note
  Receivable...............     (3,459)           --            --           --           --           --
Stock Purchase Expense.....      1,294            --            --           --           --           --
Impairment of assets --
  Continuing Operations....      3,771           670            --           --           --           --
Facility Closing Expense --
  Continuing Operations....        (90)           --            --           --           --           --

                                                                  FISCAL YEAR ENDED
                                           ---------------------------------------------------------------
                             HISTORICAL*                             PROJECTIONS
                             -----------   ---------------------------------------------------------------
                             10/26/2003    10/31/2004*   10/30/2005   10/29/2006   10/28/2007   10/26/2008
                             -----------   -----------   ----------   ----------   ----------   ----------
                                                           ($ IN THOUSANDS)
Impairment of assets --
  Discontinued
  Operations...............        640           939            --           --           --           --
Facility Closing Expense --
  Discontinued
  Operations...............        220          (465)           --           --           --           --
Loss on sale of assets --
  Continuing Operations....         53            --            --           --           --           --
Gain on sale of assets --
Discontinued Operations....       (352)           --            --           --           --           --
Other......................        (30)           --            --           --           --           --
                              --------      --------      --------     --------     --------     --------
EBITDA.....................   $ 23,597      $ 23,208      $ 23,812     $ 24,428     $ 24,725     $ 25,603
                              ========      ========      ========     ========     ========     ========

---------------


 * The presentation of the historical financial data in fiscal 2003 (and portions of fiscal 2004) above is consistent with Quality Dining's internal modeling and budgeting practices and is not intended to, and does not, conform to U.S. Generally Accepted Accounting Principles. Fiscal year 2003 financial information was restated by Quality Dining after the preparation of the financial projections set forth in this section.


** Net income includes a provision for federal income taxes. Because, historically, Quality Dining has had sufficient net operating loss carryforwards so that it has not been obligated to pay federal income taxes, the Fitzpatrick group did not include a provision for federal income taxes in the June 2004 and October 2004 financial projections provided to the special committee, Houlihan Lokey and the company's bank group. However, there can be no assurance that, following consummation of the merger, Quality Dining will be able to continue to utilize these net operating loss carryforwards in the periods covered by the projections. Accordingly, the net income included in such financial projections was higher by the amount of the estimated federal tax provision than the amounts indicated in the tables above. Specifically, the amounts of net income set forth in the projections given to the special committee, Houlihan Lokey and the company's bank group were as follows (in thousands):

                                     FY03    FY04     FY05     FY06     FY07     FY08
                                     ----   ------   ------   ------   ------   ------
June Projections...................  $872   $4,413   $6,123   $6,690   $7,617   $8,959
October Projections................  $872   $3,822   $5,050   $6,397   $7,437   $8,897

The various annual projections set forth above should be read together with "Quality Dining Selected Historical Consolidated Financial Data" included in this proxy statement and Quality Dining's historical financial statements and other financial information as set forth in and attached hereto as Appendix F.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     General. In considering the recommendations of the special committee and the board of directors, you should be aware that the members of the Fitzpatrick group and certain of Quality Dining's other officers and directors have interests in the merger that are different from or in addition to your interests as a shareholder generally. The special committee and the board of directors were aware of these interests and considered them along with other matters described under "Special Factors -- Recommendation of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger" and "-- Recommendation of the Board of Directors; Reasons for Recommending Approval of the Merger".

     Continuing Ownership. The members of the Fitzpatrick group will retain substantially all of their investment in Quality Dining following the merger. After giving effect to the merger, the Fitzpatrick group, plus any employees that are given the opportunity to purchase shares of common stock in the surviving corporation after the merger or receive shares pursuant to the exercise of stock options or awards of restricted shares of common stock, will own 100% of the outstanding shares of Quality Dining common stock. Accordingly, the Fitzpatrick group will have the opportunity to participate in any future earnings growth of Quality Dining following the merger and will benefit from any increase in value of Quality Dining. See "-- Capitalization" for information regarding the number of shares of Quality Dining common stock that each member of the Fitzpatrick group will own following the merger. It is possible that other company employees may be given the opportunity to obtain an equity interest in the company following consummation of the merger.



     Amounts to be Received by Members of the Fitzpatrick group. Messrs. Firth, Friedlander and Schonsheck will receive $14,400.00, $179,200.00 and $730,841.60, respectively, for their shares of common stock to be cashed out in the merger.



     Board of Directors. The members of the Fitzpatrick group will be members of the board of directors of Quality Dining following the merger.


     Management of Quality Dining Following the Merger. The management of Quality Dining immediately following the merger will consist of persons who, immediately prior to the merger, were members of management of Quality Dining and, in some instances, were also directors of Quality Dining. The executive officers of Quality Dining immediately following the merger are expected to be as follows:

NAME                                        AGE                    POSITION
----                                        ---                    --------
Daniel B. Fitzpatrick.....................  47    President and Chief Executive Officer
John C. Firth.............................  47    Executive Vice President, General Counsel
                                                  and Secretary
James K. Fitzpatrick......................  49    Senior Vice President and Chief Development
                                                  Officer
Gerald O. Fitzpatrick.....................  44    Senior Vice President, Burger King Division
Lindley E. Burns..........................  50    Senior Vice President -- Full Service
                                                  Dining
Christopher L. Collier....................  43    Vice President -- Finance
Jeanne M. Yoder...........................  38    Vice President and Controller


     The employment agreements currently in effect regarding Mr. Fitzpatrick's and Mr. Firth's employment with the company are expected to continue with the surviving corporation. See "Current Executive Officers and Directors of Quality Dining -- Employment Agreements." The independent members of Quality Dining's board of directors (Messrs. Faccenda, Jacobson, Lewis and Murphy) will not continue as directors, and will have no other involvement with Quality Dining, following the merger.


     Voting. Each of the company's directors, other than Mr. Murphy, and the executive officers listed above have indicated that they intend to vote to approve the merger agreement and the merger.


     Amounts to be Received by Directors and Officers in the Merger. Upon consummation of the merger, the directors and officers of Quality Dining who are not members of the Fitzpatrick group will receive the same merger consideration and option cash-out amount as the unaffiliated shareholders. The table below sets forth, for each such director and officer who is not a member of the Fitzpatrick group, as of January 31, 2005, the number of shares of Quality Dining common stock (including restricted shares) owned by him or her, the amount of merger consideration that such shares represent, and the approximate cash payment to which he or she will be entitled in respect of options held by him or her, and the aggregate merger consideration to be received by him or her:



                                                                MERGER
                                                             CONSIDERATION                   AGGREGATE
                                              COMMON STOCK    FOR COMMON     OPTION CASH      MERGER
NAME AND POSITION                                OWNED        STOCK OWNED      PAYMENT     CONSIDERATION
-----------------                             ------------   -------------   -----------   -------------
Philip J. Faccenda, Director................     15,000       $ 48,000.00     $6,330.00     $ 54,330.00
Bruce M. Jacobson, Director.................      7,500       $ 24,000.00     $6,330.00     $ 30,330.00
Steven M. Lewis, Director...................      3,250       $ 10,400.00     $6,980.00     $ 17,380.00
Christopher J. Murphy, III, Director........     45,500       $145,600.00     $6,980.00     $152,580.00
Lindley E. Burns, Senior Vice
  President -- Full Service Dining..........     21,302       $ 68,166.40     $5,790.00     $ 73,956.40
Christopher L. Collier, Vice
  President -- Finance......................     29,566       $ 94,611.20     $3,319.00     $ 97,930.20
Jeanne M. Yoder, Vice President and
  Controller................................     10,732       $ 34,342.40     $3,220.00     $ 37,562.40



     Treatment of Existing Options. As of January 31, 2005, the executive officers and directors of Quality Dining held options to purchase an aggregate of 314,172 shares of Quality Dining common stock, 15,000 of which have not yet vested but will become fully vested immediately prior to the effective time of the merger. As of January 31, 2005, 79,772 options held by executive officers and directors had an exercise price below the $3.20 per share consideration payable in the merger and 285,630 options had an exercise price equal to or in excess of $3.20 per share. The members of the Fitzpatrick group will retain options to purchase 209,772 shares of Quality Dining common stock following the merger.


     Indemnification and Insurance. Pursuant to the merger agreement, for six years after the merger, Quality Dining will indemnify and hold harmless the current officers and directors of Quality Dining for acts or omissions occurring at or before the completion of the merger, including in connection with the merger, in their capacity as officers or directors of Quality Dining. In addition, following consummation of the merger, the current directors and officers will have any rights to indemnification as are available under the articles of incorporation and by-laws of Quality Dining and any of its subsidiaries and under Indiana law or any other applicable law. Furthermore, for six years after the merger, Quality Dining will be required to provide or maintain directors' and officers' and corporate liability insurance covering those individuals who are covered by the existing directors' and officers' and corporate liability insurance policy provided for directors and officers of Quality Dining and its subsidiaries on terms comparable to the existing policy; provided, however, that Quality Dining will not have to pay in any one year more than 300% of the annual premium currently paid to obtain the coverage and if the premiums exceed such amount, Quality Dining will be obligated to obtain a policy with the greatest coverage available at a cost not exceeding 300% of the annual premium currently paid.


     Special Committee Compensation. Each of the members of the special committee has been compensated for serving as a member of the special committee. The Quality Dining board of directors authorized these payments in order to compensate the members of the special committee for the significant additional time commitment required of them in connection with their duties and responsibilities as members of the special committee. Each member of the special committee received fees of $750 (or $1,125 in the case of the chairman) for each meeting of the special committee attended. As of the date of this proxy statement, Mr. Faccenda has received $6,000, Mr. Jacobson has received $23,625, Mr. Lewis has received $9,750 and Mr. Murphy has received $16,500 for attending meetings of the special committee. In addition, each member of the special committee has been reimbursed for travel and other related expenses incurred in connection with special committee service. If the special committee holds additional meetings, its members will receive additional fees in the amounts specified above, and will be reimbursed for travel and other related expenses. Quality Dining made (and will make if applicable) the foregoing payments without regard to whether the special committee recommended the transaction proposal or whether the merger is consummated.

     Fitzpatrick Group Involvement in Preparation of Projections. Messrs. Fitzpatrick and Firth were involved in preparing the projections that were used by Houlihan Lokey in rendering their fairness opinion and by the special committee and the board of directors in considering the fairness of the merger.

PLANS FOR QUALITY DINING FOLLOWING THE MERGER

     Except as described in this proxy statement, Quality Dining has not approved any:

     - specific plans or proposals for any extraordinary corporate transaction involving Quality Dining;

     - purchase, sale or transfer of a material amount of assets currently held by Quality Dining or any of its subsidiaries after the completion of the merger; or

     - specific plans or arrangements regarding the dividend rate or policy, indebtedness or capitalization of Quality Dining.

For a more detailed description of the company's business plan, see "Quality Dining Business Description".


     It is contemplated that after the merger, the Quality Dining board of directors will consist of the six members of the Fitzpatrick group: Daniel B. Fitzpatrick, James K. Fitzpatrick, Gerald O. Fitzpatrick, Ezra H. Friedlander, John C. Firth and William R. Schonsheck.


     Although the Fitzpatrick group believes it is unlikely that they will do so, they reserve the right to change their plans at any time. Accordingly, they may elect to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock owned by them after the merger or may decide that, in lieu of the continuation of the business plan, Quality Dining should sell, transfer or otherwise dispose of all or any portion of its assets, in any case to one or more of Quality Dining's affiliates or to any other parties as warranted by future conditions. Although the Fitzpatrick group believes it is unlikely that they will do so, they also reserve the right to make whatever personnel changes to the present management of Quality Dining they deem necessary after completion of the merger.

CONDUCT OF THE BUSINESS OF QUALITY DINING IF THE MERGER IS NOT COMPLETED

     If the merger is not completed, the Quality Dining board of directors expects to retain the current management team. In the event the merger is not completed, it is expected that management would operate the business in a manner similar to the manner in which it is operated today. From time to time, Quality Dining will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value.

FEES AND EXPENSES

     Assuming the merger is completed, Quality Dining estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses totaling approximately $2.6 million, consisting primarily of debt financing fees, fees and expenses of investment bankers, fees and expenses of attorneys and accountants, SEC filing fees and other related charges, which amount includes an estimated $1.1 million of fees and expenses incurred by the Fitzpatrick group. This amount consists of the following estimated fees and expenses:

DESCRIPTION                                                      AMOUNT
-----------                                                    ----------
                                                                (DOLLARS
                                                                   IN
                                                               THOUSANDS)
Debt financing fees and expenses............................       750
Legal fees and expenses.....................................       750
Accounting fees and expenses................................       100
Investment banking fees and expenses........................       900
SEC filing fees.............................................         3
Printing, solicitation and mailing costs....................        90
Miscellaneous and other expenses............................         7
                                                                 -----
Total.......................................................     2,600
                                                                 =====

If the merger agreement is terminated in certain circumstances, Quality Dining has agreed in the merger agreement to pay the reasonable expenses incurred by the Fitzpatrick group in connection with bringing the going private proposal to the company in an amount not to exceed $750,000. See "The Merger Agreement
 -- Expenses". In addition, if the merger agreement is terminated, no fees and expenses will be payable with respect to the debt financing commitments.

ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER

     For U.S. accounting purposes, the merger will be accounted for under the treasury stock method and the acquired shares will be retired.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of material U.S. federal income tax consequences of the merger to (i) our shareholders whose shares of Quality Dining common stock are held as capital assets and converted in the merger into the right to receive $3.20 in cash per share in the merger, (ii) Quality Dining and (iii) the Fitzpatrick group. Because this is a summary, it does not include an analysis of all potential tax effects of the merger.

     For example, this summary:

     - does not consider the effect of any applicable state, local or foreign tax laws;

     - does not address all aspects of U.S. federal income taxation that may affect particular shareholders in light of their particular circumstances, such as alternative minimum taxes;

     - is not intended for shareholders that may be subject to special U.S. federal income tax rules, such as:

      - insurance companies;

      - tax-exempt organizations;

      - financial institutions or broker-dealers;

      - "pass through entities";

      - shareholders who hold their shares of Quality Dining common stock as part of a hedge, straddle or conversion transaction; and

     - does not address tax consequences to holders of stock options or incentive awards or holders of stock who received their stock through the exercise of a stock option or through another compensatory arrangement.

     This summary assumes that shareholders hold their shares of Quality Dining common stock as a "capital asset" under the Internal Revenue Code. This summary is based on the current provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authorities and administrative rulings and practice. Future legislative, judicial or administrative changes or interpretations could modify the tax consequences discussion in this summary. Any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to you.

     As used in this section, a "U.S. holder" means a beneficial owner of shares of Quality Dining common stock who exchanges shares of Quality Dining common stock for cash in the merger and who is:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate whose income is subject to U.S. federal income tax regardless of its source; or

     - a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust.

     As used in this section, a "non-U.S. holder" means a beneficial owner of shares of Quality Dining common stock who exchanges shares of Quality Dining common stock for cash in the merger and who is not a U.S. holder.

     You should consult your own tax advisor with respect to the particular tax consequences to you of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

     Treatment of U.S. Holders of Shares of Quality Dining Common Stock. If you are a U.S. holder, the exchange of your shares of Quality Dining common stock for $3.20 per share in cash in the merger will be taxable to you. You will recognize a capital gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the shares of Quality Dining common stock. Generally, your adjusted tax basis in your shares of Quality Dining common stock will be equal to what you paid for your shares of Quality Dining common stock.

     If you are an individual, capital gain will be taxable at a maximum capital gains rate of 15% if you held your shares of Quality Dining common stock for more than one year at the time of the merger and capital loss may generally only be offset against capital gains, up to $3,000 per year of ordinary income, with a carryover of capital loss to the extent unused.

     Treatment of Non-U.S. Holders of Shares of Quality Dining Common Stock. In general, if you are a non-U.S. holder, you will not be subject to U.S. federal income or withholding tax on gain realized upon the disposition of shares of Quality Dining common stock in the merger, unless either:

     - the gain is effectively connected with your conduct of a trade or business in the United States, in which case the gain generally will be subject to regular U.S. federal income tax in the same manner as if the gain were realized by a U.S. holder and, if you are a non-U.S. corporation, the gain may also be subject to a branch profits tax at a rate of 30.0%, or such lower rate as may be prescribed by a treaty; or

     - the gain is not described in the preceding clause and you are an individual present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30.0%, or such lower rate as may be prescribed by a treaty.

     Treatment of Quality Dining. For U.S. federal income tax purposes, no gain or loss will be recognized by Quality Dining as a result of the merger.

     Treatment of members of the Fitzpatrick Group. For U.S. federal income tax purposes, no gain or loss will be recognized by the members of the Fitzpatrick group solely as a result of the merger.

     Backup Withholding. You may be subject to backup withholding at the rate of 28% with respect to the proceeds you receive from the exchange of your shares of Quality Dining common stock in the merger unless you:

     - are a corporation or other exempt recipient, including certain non-U.S. holders, and, when required, establish this exemption; or

     - provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

     If you do not provide us with your correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these rules will be creditable against your U.S. federal income tax liability, provided that you forward appropriate information to the Internal Revenue Service. We will report to you and to the Internal Revenue Service the amount of any reportable payment made to you and any amount withheld pursuant to the merger.

NO APPRAISAL RIGHTS OF SHAREHOLDERS


     Under Indiana law, Section 23-1-44-8(b)(2) of the Indiana Code, shareholders do not have the right to dissent and seek a judicial appraisal of the "fair value of shares" involved in a merger if the shares of the company that is a target in the merger are traded on the Nasdaq National Market System. Quality Dining common stock is traded on the Nasdaq National Market System and, accordingly, pursuant to Indiana law, company shareholders do not have appraisal rights in connection with the merger.


REGULATORY REQUIREMENTS

     Quality Dining does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under federal securities laws and the filing of articles of merger, together with the merger agreement, with the Secretary of State of the State of Indiana. Should any such approval or other action be required, it is the company's and QDI Merger Corp.'s present intentions to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial effort or that adverse consequences might not result to the company's business in the event that such approval was not obtained or such other action was not taken.

     In addition, the merger will not require a filing or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

FRANCHISOR APPROVALS

     The company operates its Burger King(R) restaurants and Chili's(R) restaurants pursuant to franchise agreements with Burger King Corporation and Brinker International, Inc, respectively. The franchise agreements require the company to obtain the consent of Burger King Corporation and Brinker International, Inc. prior to consummating the merger.

LITIGATION RELATED TO THE MERGER

     For a discussion of litigation related to the merger, see "Legal Proceedings".

                            FINANCING FOR THE MERGER

FINANCING REQUIREMENTS


     Completion of the merger will require total funding of approximately $52.6 million for the following uses:



     - the payment of approximately $20 million in cash to shareholders in exchange for their shares of Quality Dining common stock (including amounts payable to cash out outstanding stock options in connection with the merger);

     - the repayment of approximately $30 million of existing bank indebtedness of Quality Dining; and

     - the payment of other fees and expenses of approximately $2.6 million related to the merger.

SOURCES OF FINANCING

     Commitment; Structure; Amortization; Interest; Maturity. QDI Merger Corp. has received a commitment from JPMorgan Chase Bank, LaSalle Bank, Bank of America, Northern Trust and National City Bank of Indiana (collectively, the "bank group") to provide an aggregate of $58 million in financing, consisting of a $35 million term loan and a $23 million revolving credit facility. The term loan will amortize at $6 million per year with the balance due at maturity. The term loan and the revolving credit facility will bear interest at the London inter-bank offered rate ("LIBOR") plus a contractual spread and will mature five years after completion of the merger.

     Guarantees; Security. The term loan and revolving credit facility will be guaranteed by all current and future wholly-owned subsidiaries of Quality Dining, except those subsidiaries with assets of less than $500,000. Initially, Mr. Fitzpatrick will personally guarantee the term loan and revolving credit facility until such time as the company's senior leverage ratio has remained less than 3.25x for two consecutive quarters (and is no higher than 3.75x when the guaranty is released), provided that no default exists. As further security for Mr. Fitzpatrick's guarantee, he will agree not to pledge his interest in any real estate entity that leases real estate to Quality Dining. The company's obligations under the term loan and revolving credit facility will be secured by a first priority, perfected security interest in:

     - all existing and acquired collateral including, but not limited to, substantially all of the personal property of Quality Dining and its subsidiaries and the capital stock of Quality Dining's subsidiaries, except where prohibited by certain franchise agreements; and

     - all currently unencumbered and all new restaurant properties and associated assets.

     Availability. The availability of the term loan and revolving credit facility will be subject to various conditions precedent, including:

     - the senior leverage ratio on the date of closing of the merger does not exceed 4.00x;

     - the pro forma consolidated cash flow for the trailing 12 months, measured at the end of the quarter immediately preceding closing of the merger, is at least $24.5 million;

     - the lenders' satisfaction with the terms of the merger and the loan documentation;

     - the receipt of a borrowing notice;

     - the representations and warranties of Quality Dining in the loan documents being true and correct;

     - no default, event of default or material adverse occurrence shall have occurred and be continuing; and

     - the making of any advances shall not be in violation of any law, regulation or similar provision.


     As of the date of this proxy statement, QDI Merger Corp. expects that it will be able to satisfy the conditions precedent, including the senior leverage ratio and the pro forma consolidated cash flow conditions described above, on or prior to the date of the closing of the merger.


     Representations and Warranties; Covenants; Events of Default. The term loan and revolving credit facility will contain customary representations and warranties and customary affirmative and negative covenants, including covenants related to the delivery of financial information, conduct of business, compliance with laws and sale of assets, as well as financial covenants, including covenants related to maximum leverage, fixed charge coverage and capital expenditures. The term loan and revolving credit facility will contain customary default provisions, including the nonpayment of principal or interest when due, cross defaults, non-compliance with covenants, breach of representations and warranties, bankruptcy and changes in control.

     No Alternative Financing Arrangements. QDI Merger Corp. has no alternative financing arrangements or alternative financing plans in the event that the financing arrangements discussed above are not consummated.

                              THE MERGER AGREEMENT

     On November 9, 2004, Quality Dining entered into the merger agreement with QDI Merger Corp. The following is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The text of the merger agreement, which is attached as Appendix A to this proxy statement, is incorporated into this section by reference. We encourage you to read the merger agreement carefully in its entirety.

THE MERGER

     At the effective time of the merger, QDI Merger Corp. will merge with and into Quality Dining, and Quality Dining will continue as the surviving corporation. Pursuant to the merger agreement, the holders of shares of Quality Dining common stock at the time of the merger (other than treasury shares and shares owned by QDI Merger Corp.) will be entitled to receive $3.20 in cash for each of their shares of Quality Dining common stock outstanding at the time of the merger.

     As the surviving corporation in the merger, Quality Dining will have all the property, rights and powers of both Quality Dining and QDI Merger Corp. before the merger, and it will be liable for all of the debts, liabilities and obligations of both Quality Dining and QDI Merger Corp. after the merger. After the merger, the separate corporate existence of QDI Merger Corp. will cease.

     The articles of incorporation of Quality Dining immediately prior to the merger will be the articles of the surviving corporation after the merger, and the bylaws of QDI Merger Corp. immediately prior to the merger will be the bylaws of the surviving corporation after the merger. The officers of Quality Dining prior to the merger will be the same immediately after the merger. The directors of QDI Merger Corp. immediately prior to the merger will become the directors of the company after the merger.

CONVERSION OF CAPITAL STOCK IN THE MERGER

     At the effective time of the merger:

     - each outstanding share of Quality Dining common stock (other than treasury shares and shares owned by QDI Merger Corp.) will be converted in the merger into the right to receive $3.20 in cash;

     - each share of Quality Dining common stock held by QDI Merger Corp. will be cancelled;

     - each share of Quality Dining common stock held in treasury will be cancelled; and

     - each outstanding share of QDI Merger Corp. common stock will be converted into one new share of Quality Dining common stock.

TIME OF CLOSING

     The merger will close as soon as possible after satisfaction or waiver of the conditions to the merger. To complete the merger, Quality Dining will file articles of merger with the Secretary of State of the State of Indiana.

EXCHANGE AND PAYMENT PROCEDURES

     Quality Dining will appoint a paying agent to handle the exchange of share certificates in the merger for cash. Soon after the merger becomes effective, the paying agent will mail to you a letter of transmittal and instructions explaining how to exchange your share certificates for cash. Upon surrender to the exchange agent of a valid share certificate and a properly completed letter of transmittal, along with such other documents as the paying agent may reasonably require, you will be entitled to receive $3.20 in cash per share. Until surrendered in this manner, each share certificate will represent only the right to receive the merger consideration.

     You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from the paying agent. A letter of transmittal will be mailed to you soon after the merger becomes effective.

     Any merger consideration made available to the paying agent that remains unclaimed by Quality Dining shareholders for one year after the time the merger becomes effective will be returned to Quality Dining, as the surviving corporation in the merger, and any Quality Dining shareholder who has not by that time made an exchange must then look directly to Quality Dining for payment of its merger consideration.

TRANSFERS OF SHARES

     No transfers of shares of Quality Dining common stock that are entitled to receive $3.20 in cash per share in the merger will be made on Quality Dining's share transfer books after the merger becomes effective.

TREATMENT OF STOCK OPTIONS; RESTRICTED SHARES

     At the time the merger becomes effective, each outstanding option to purchase shares of Quality Dining common stock shall be converted in the merger into the right to receive, for each share underlying an option, an amount in cash equal to the amount, if any, by which $3.20 exceeds the per share exercise price for the option (other than options held by members of the Fitzpatrick group, who will retain their options and have them converted into options to purchase shares of the surviving corporation in connection with the merger). Also, immediately following shareholder approval of the merger agreement and the merger, each outstanding restricted share shall vest and the restrictions thereon shall lapse and Quality Dining shall deliver to the holder thereof a certificate representing such share, which shall, at the time the merger becomes effective, represent the right to receive $3.20 per share in cash (other than the formerly restricted shares held by members of the Fitzpatrick group, who will retain such shares and have them converted into shares of common stock of the surviving corporation in connection with the merger).

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, Quality Dining has represented and warranted certain matters to QDI Merger Corp., including with respect to:

     - its organization and similar corporate matters;

     - its capital structure;

     - its authority to enter into, and the legal and binding nature of, the merger agreement;

     - the accuracy of information (other than information relating to QDI Merger Corp.) contained in this proxy statement and other SEC filings in respect of the merger agreement and the merger;

     - required regulatory consents;

     - non-contravention of and compliance with its agreements in connection with its entering into the merger agreement and the consummation of the merger;

     - non-contravention of applicable laws and orders in connection with it entering into the merger agreement and the consummation of the merger;

     - inapplicability of state takeover statutes to the merger;

     - matters relating to the company's rights agreement;

     - broker fees and expenses; and

     - the receipt of the opinion of the special committee's financial advisor, Houlihan Lokey.

     The merger agreement also contains representations and warranties of QDI Merger Corp. to Quality Dining, including with respect to:

     - its organization and similar corporate matters;

     - its authority to enter into, and the legal and binding nature of, the merger agreement;

     - required regulatory consents;

     - non-contravention of and compliance with its agreements in connection with its entering into the merger agreement and the consummation of the merger;

     - non-contravention of applicable laws and orders in connection with it entering into the merger agreement and the consummation of the merger;

     - its capital structure;

     - the accuracy of information supplied by it contained in this proxy statement and other SEC filings in respect of the merger agreement and the merger;

     - its ownership of shares of Quality Dining common stock;

     - the financing commitments it received in connection with the merger;

     - broker fees and expenses; and

     - accuracy and completeness of information in SEC filings and provided to the special committee and its advisors.

     The representations and warranties in the merger agreement do not survive the closing of the merger.

COVENANTS

     Vote on Approval of Merger Agreement. Quality Dining has agreed to call a special meeting of its shareholders to vote on the merger agreement and the merger. Quality Dining has also agreed that the special committee and the board of directors will recommend approval of the merger agreement and the merger to the Quality Dining shareholders and that neither the special committee nor the board of directors will withdraw its recommendation, unless the special committee or board of directors determines that making the recommendation would create a reasonable likelihood of breaching its fiduciary duties under applicable law.

     If the special committee withdraws or modifies its approval or recommendation of the merger, Quality Dining is still obligated to present the merger agreement and the merger to its shareholders for approval (unless the merger agreement is terminated).

     Proxy Statement and Schedule 13E-3. Quality Dining must prepare and mail this proxy statement promptly and take all action reasonably necessary to obtain shareholder approval of the merger agreement and the merger. QDI Merger Corp. has agreed to cooperate with Quality Dining in preparing this proxy statement. In particular, Quality Dining and QDI Merger Corp. have each agreed that the information they have supplied for inclusion or incorporation by reference in this proxy statement and the Schedule 13E-3 to be filed with the SEC in connection with the merger will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in these documents or necessary to make the statements in these documents, in light of the circumstances under which they were made, not misleading. Quality Dining has also agreed to ensure that this proxy statement and the Schedule 13E-3 comply as to form in all material respects with the requirements of the Exchange Act.

     Conduct of Business. Quality Dining has agreed that from the date of the merger agreement, until the merger becomes effective, unless QDI Merger Corp. shall otherwise consent in writing, the board of directors of Quality Dining will not authorize or direct the officers of Quality Dining or any of its subsidiaries to take any action or fail to take any action that would cause Quality Dining or any of its subsidiaries to fail to: conduct its business in the ordinary course consistent with past practice; use its commercially reasonable efforts to preserve its business organization, maintain its rights and franchises, retain the services of its principal officers and key employees and maintain its relationships with principal suppliers and third parties with which it has significant business relations; use commercially reasonable efforts to maintain its properties and assets in as good repair and condition as at present; and renew or extend the term of any real property lease as is necessary and advisable.

     Quality Dining has also agreed that during this period the board of directors will not authorize or direct the officers of the company to take certain actions, subject to the exceptions described in the merger agreement, including activities relating to:

     - amending its organizational documents;

     - issuing, delivering, selling or authorizing any shares of its common stock or any options or proposing to do any of the foregoing except pursuant to existing company benefit plans;

     - splitting, combining or reclassifying its stock, declaring dividends or redeeming or otherwise acquiring any of its securities or any securities of its subsidiaries;

     - incurring any long-term or short-term debt or materially amending its existing debt agreements;

     - making significant loans or guarantees;

     - pledging or encumbering shares of its subsidiaries' stock or pledging, mortgaging or encumbering any material assets;

     - adopting a plan of liquidation or adopting resolutions for a plan of liquidation, dissolution, consolidation, restructuring or recapitalization of Quality Dining or any of its subsidiaries;

     - except in the ordinary course of business or as required by law or existing agreements or plans, paying, agreeing to pay, granting, issuing or accelerating payments or benefits pursuant to any benefit plan in excess of the payments or benefits currently provided under such benefit plan;

     - except in the ordinary course of business or as required under existing agreements, agreeing to increase any salary or fees or benefits of any director, officer, consultant or employee;

     - except as may be required by law, amending or terminating any benefit plan or establishing, adopting or entering into any arrangement that would be considered a benefit plan;

     - acquiring, selling, transferring, leasing, encumbering or disposing of any assets outside the ordinary course of business;

     - changing any financial accounting principles, except as may be required as a result of a change in law or U.S. generally accepted accounting principles;

     - materially revaluing any assets, inventory or accounts receivable other than in the ordinary course of business;

     - acquiring any corporation, partnership or other business organization;

     - entering into any new material contract outside the ordinary course of business;

     - changing its tax elections or settling any material income tax liability;

     - paying, discharging or satisfying any material claim, liability or obligation other than in the ordinary course or to the extent provided for in reserves;

     - permitting any material insurance policy to lapse without a comparable replacement policy or entering into any new material insurance policies;

     - terminating, amending or modifying in any material respect (or waiving any material provision of) any material contract except in the ordinary course of business;

     - amending, modifying or changing in any material respect any material policies or procedures governing product sales or returns or the treatment of accounts receivable;

     - settling or compromising any pending or threatened material suit or action; and

     - entering any agreement that limits in any material respect Quality Dining's ability to sell any products or services, engage in any line of business, compete with or obtain products or services from any person or that limits any party from providing products or services to Quality Dining.

     Notification of Certain Matters. The merger agreement provides that each party shall give prompt notice to the other of any occurrence that would likely cause any representation or warranty in the merger agreement to be untrue or inaccurate or any covenant or condition contained in the merger agreement not to be complied with or satisfied.

     Access to Information. Quality Dining will give QDI Merger Corp. reasonable access during normal business hours to employees, offices, warehouses and other facilities and properties and to all books and records of Quality Dining and its subsidiaries and to make reasonable inspections. Quality Dining will also use commercially reasonable efforts to cause its accountants, counsel, agents and other representatives to cooperate in providing QDI Merger Corp. information in connection with the preparation of the financing information. In addition, Quality Dining will provide to QDI Merger Corp. financial and operating data of Quality Dining from time to time and upon reasonable request.

     Additional Agreements and Commercially Reasonable Efforts. The parties to the merger agreement have agreed to use their commercially reasonable efforts to do or cause to be done anything necessary, proper or advisable to consummate the merger and the transactions contemplated thereby. The parties to the merger agreement have also agreed to cooperate with each other in relation to certain matters, including making the necessary SEC filings, obtaining regulatory and other consents and making public announcements. Quality Dining and QDI Merger Corp. have agreed that it will not enter into any amendment to or modification or waiver of any provision of any related agreement or take any action to terminate any related agreement that will prevent or delay the closing of the merger. Finally, Quality Dining has agreed not to settle or compromise any claim relating to the merger agreement or the merger without the prior written consent of QDI Merger Corp.

     Financing. QDI Merger Corp. has agreed to use its commercially reasonable efforts to obtain the financing required to complete the merger.

     Indemnification and Insurance of Quality Dining's Directors and
Officers. Pursuant to the merger agreement, Quality Dining will indemnify and hold harmless the current officers and directors of Quality Dining for acts or omissions occurring at or before the completion of the merger in their capacity as officers or directors of Quality Dining. In addition, for six years after the merger, Quality Dining will maintain the existing director and officer indemnification provisions (or equally protective provisions) in its articles of incorporation and by-laws. Furthermore, for six years after the merger, Quality Dining will be required to provide or maintain directors' and officers' and corporate liability insurance covering those individuals who are covered by the current directors' and officers' and corporate liability insurance policy provided for directors and officers of Quality Dining and its subsidiaries on terms comparable to the existing policy; provided, however, that Quality Dining will not have to pay in any one year more than 300% of the annual premium currently paid by Quality Dining to obtain the coverage and if the premium exceeds such amount, Quality Dining will be obligated to obtain a policy with the greatest coverage available at a cost not exceeding 300% of the annual premium currently paid.


     Contributions to QDI Merger Corp. QDI Merger Corp. has agreed to cause, prior to the effective time of the merger, the members of the Fitzpatrick group to sell and/or contribute the shares of Quality Dining common stock held by them to QDI Merger Corp. (other than in the case of Messrs. Firth and Friedlander, respectively, 4,500 shares and 56,000 shares held in individual retirement accounts and

228,388 shares held by Mr. Schonsheck) in exchange for a proportionate number of shares of common stock of QDI Merger Corp.


     Withdrawal of Recommendation; Company Competing Transactions. The merger agreement does not contain restrictions on the company's ability to solicit or receive or facilitate offers for a Company Competing Transaction (as defined below). The merger agreement does provide that neither the special committee nor the board of directors may withdraw or modify its recommendation in favor of the merger agreement or approve or recommend any Company Competing Transaction except as provided below. The special committee may, in its good faith judgment, after receiving the advice of outside legal counsel, withdraw or modify its approval or recommendation in favor of the merger agreement and the merger and, if applicable, recommend to Quality Dining shareholders a Company Competing Transaction, if the special committee determines that failing to do so would create a reasonable likelihood of breaching its fiduciary duty under applicable law.

     If the special committee determines in good faith that a bona fide written proposal from a third party for a Company Competing Transaction is a Superior Transaction (as defined below), and that failing to terminate the merger agreement and enter into the Superior Transaction would create a reasonable likelihood of breaching its and the board's fiduciary duties, the special committee may terminate the merger agreement, provided that, prior to any termination:

     - the company provides QDI Merger Corp. written notice identifying the Superior Transaction and delivering a copy of the agreement for such Superior Transaction;

     - the company provides QDI Merger Corp. with a 24 hour period to propose amendments to the terms and conditions of the merger agreement in response to the Superior Transaction; and

     - after reviewing any such amendments proposed by QDI Merger Corp., the special committee determines that such Superior Transaction is still more favorable than the amended proposal, if any, delivered by QDI Merger Corp.

     The merger agreement requires Quality Dining to promptly advise QDI Merger Corp. orally and in writing of any request for information or any proposal in connection with a Competing Company Transaction, including the material terms of the request or proposal. The merger agreement also requires Quality Dining to keep QDI Merger Corp. reasonably apprised of the status of any Competing Company Transaction, including promptly providing copies of any written communications between Quality Dining and the party making the Competing Company Transaction.

     For purposes of the merger agreement, the term "Competing Company Transaction" means any:

     - recapitalization, merger, consolidation or other business combination involving Quality Dining;

     - direct or indirect acquisition of shares or securities representing 15.0% or more of Quality Dining's voting power;

     - acquisition of a material portion of the assets of Quality Dining and its subsidiaries (outside the ordinary course of business); or

     - combination of the foregoing.

     For purposes of the merger agreement, the term "Superior Transaction" means a bona fide written proposal from a third-party for a Company Competing Transaction that is more favorable to the shareholders of Quality Dining (taking into account all the terms and conditions of the Company Competing Transaction and the merger agreement that the special committee in good faith deems relevant and all other legal, financial, regulatory and other aspects of the proposal) than the transactions contemplated by the merger agreement (taking into account any amendments proposed in writing by QDI Merger Corp. in response to the Company Competing Transaction).

     Resignation of Directors. Quality Dining has agreed that it will deliver to QDI Merger Corp. the resignation of all directors of Quality Dining (other than those who are members of the Fitzpatrick group) immediately prior to the effective time of the merger.

     Exemption from Liability under Section 16(b). QDI Merger Corp. and Quality Dining have agreed to take all reasonable steps to cause the transactions and any other dispositions in connection with the merger agreement by each individual who is a director, officer or ten percent shareholder of the company to be exempt from liability under Section 16(b) of the Exchange Act.


     Vote on Approval of Merger Agreement and the Merger. Each member of the Fitzpatrick group has agreed to vote his shares for and against the merger agreement and the merger in the same proportion as the votes cast by the unaffiliated shareholders voting at the special meeting, with abstentions being deemed to be votes against approval of the merger agreement and the merger. See "Information Concerning the Special Meeting -- Vote Required".


CONDITIONS

     The obligations of the parties to consummate the merger are subject to the satisfaction or, if legally permissible, waiver at or before the time the merger becomes effective, of the following conditions:

     - the receipt of the approval by the shareholders of the company of the merger agreement and the merger in accordance with Indiana law;

     - the absence of any legal prohibition preventing or restricting completion of the merger; and

     - the receipt of material approvals of any governmental body or franchisor in relation to the merger.

     The obligation of Quality Dining to complete the merger is subject to the satisfaction or, if legally permissible, waiver of the following additional conditions:

     - QDI Merger Corp.'s representations and warranties, disregarding materiality qualifications otherwise governing the representation or warranty, being true and correct, except as would not reasonably be expected to have a material adverse effect on QDI Merger Corp.'s ability to consummate the merger;

     - QDI Merger Corp.'s performance in all material respects of its obligations and agreements and compliance in all material respects with its covenants under the merger agreement; and


     - receipt by QDI Merger Corp. of financing necessary to pay the merger consideration and related expenses and to refinance the indebtedness of Quality Dining.


     The obligation of QDI Merger Corp. to complete the merger is subject to the satisfaction or, if legally permissible, waiver of the following additional conditions:

     - Quality Dining's representations and warranties, disregarding materiality qualifications otherwise governing the representation or warranty, being true and correct except as would not reasonably be expected to have a material adverse effect on Quality Dining;

     - Quality Dining's performance in all material respects of its obligations and agreements and compliance in all material respects with its covenants under the merger agreement;

     - the absence of any new suit, action or proceeding, or any development in any existing suit, action or proceeding, that is more likely than not, individually or in the aggregate, to have a material adverse effect on Quality Dining; and

     - satisfaction of the conditions contained in the financing commitment letters delivered by QDI Merger Corp. to the special committee prior to the execution and delivery of the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated and the merger abandoned at any time before the effective time of the merger in any of the following ways:

     - By mutual written consent of the Quality Dining board of directors (provided that such termination has been approved by the special committee) and the QDI Merger Corp. board of directors.

     - By either Quality Dining or QDI Merger Corp. if:

      - completion of the merger is permanently enjoined, legally restricted or subject to an order prohibiting its completion;

      - the merger is not consummated by April 9, 2005 (the "Outside Date"); provided that a party may not exercise its termination right pursuant to this provision if its failure to perform any of its obligations caused, or resulted in, the delay in closing of the merger; or


      - shareholder approval of the merger agreement and the merger is not obtained; provided that QDI Merger Corp. may not exercise its termination right pursuant to this provision if the Fitzpatrick group fails to vote its shares of Quality Dining common stock in the same proportion as the votes cast by the unaffiliated shareholders.


     - By QDI Merger Corp. if:

      - Quality Dining materially breaches any of its representations, warranties or covenants that would give rise to the failure of a condition to QDI Merger Corp.'s obligations to consummate the merger under the merger agreement, and the breach is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following notice of the breach;

      - the Quality Dining board of directors or the special committee withdraws, modifies or changes its recommendation of the merger agreement and the merger in a manner adverse to QDI Merger Corp., or so resolves to withdraw, modify or change its recommendation; or

      - the Quality Dining board of directors or the special committee recommends any proposal in respect of a Company Competing Transaction.

     - By Quality Dining if:

      - QDI Merger Corp. materially breaches any of its representations, warranties or covenants that would give rise to the failure of a condition to Quality Dining's obligations to consummate the merger under the merger agreement, and the breach is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following notice of the breach; or

      - the special committee determines in good faith that a bona fide Company Competing Transaction that was received in compliance with the terms of the merger agreement is more favorable to the Quality Dining shareholders and the special committee determines in good faith that failure to terminate the merger agreement would create a reasonable likelihood of breaching the fiduciary duties of the special committee and the board of directors.

     If the merger agreement is terminated, it will become void and have no effect, without any liability on the part of any of Quality Dining or QDI Merger Corp. or their respective affiliates, directors, officers, employees or shareholders. However, termination will not relieve any party from liability for any willful and material breach of the merger agreement. As described below, Quality Dining may be obligated to pay the expenses of QDI Merger Corp. (in an amount not to exceed $750,000) following termination of the merger agreement under certain circumstances.

EXPENSES

     Except as otherwise described below, all costs and expenses incurred in connection with the merger will be paid by the party incurring the costs and expenses.

     Quality Dining will be required to reimburse QDI Merger Corp. for all documented out-of-pocket fees and expenses reasonably incurred in connection with the merger, not to exceed $750,000, if:

     - Quality Dining or QDI Merger Corp. terminates the merger agreement because of the failure to consummate the merger by the Outside Date, where Quality Dining's failure to fulfill any obligation under the merger agreement causes, or results in, the failure to consummate;

     - QDI Merger Corp. terminates the merger agreement because:

      -- the Quality Dining board of directors or the special committee withdraws, modifies or changes its recommendation of the merger agreement and the merger in a manner adverse to QDI Merger Corp., or so resolves to withdraw, modify or change its recommendation; or

      -- the special committee or the board of directors recommends a Company
         Competing Transaction;

     - Quality Dining terminates the merger agreement in connection with its acceptance of a Superior Transaction under the circumstances provided in the merger agreement; or

     - Either Quality Dining or QDI Merger Corp. terminates the merger agreement because shareholder approval of the merger agreement and the merger is not obtained at the special meeting (or any postponement or adjournment thereof), other than due to the failure of the members of the Fitzpatrick group to vote their shares of Quality Dining common stock in the manner provided in the merger agreement.

AMENDMENTS; WAIVERS

     The merger agreement may be amended at any time before or after approval by the Quality Dining shareholders by an action taken by or on behalf of the respective boards of directors of Quality Dining (but in the case of Quality Dining, only if such amendment has been approved by the special committee) and QDI Merger Corp., provided that, following shareholder approval of the merger agreement and the merger, the parties may amend the agreement only to the extent permitted by Indiana law.

     At any time prior to the effective time of the merger, any party, by action taken by or on behalf of its board of directors (but in the case of Quality Dining, only if such extension or waiver has been approved by the special committee) may:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; or

     - waive compliance by the other party with any of the agreements or conditions contained in the merger agreement;

provided that any such extension or waiver must be set forth in writing by or on behalf of the party extending such waiver or extension.

         QUALITY DINING SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The following table provides selected historical financial data for Quality Dining. Quality Dining prepared this information using its audited consolidated financial statements for each of the years in the five-year period ended October 31, 2004, which have been audited by PricewaterhouseCoopers LLP. You should read this information in conjunction with Quality Dining's audited consolidated financial statements and notes attached to this proxy statement as Exhibit F, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations included in this proxy statement. The selected consolidated financial data do not necessarily indicate the results to be expected in the future.



                                                                         FISCAL YEAR ENDED(1)
                                              ---------------------------------------------------------------------------
                                              OCTOBER 31,    OCTOBER 26,     OCTOBER 27,     OCTOBER 28,     OCTOBER 29,
                                                 2004          2003(2)         2002(2)         2001(3)         2000(3)
                                              -----------   -------------   -------------   -------------   -------------
                                                            (AS RESTATED)   (AS RESTATED)   (AS RESTATED)   (AS RESTATED)
                                                            (IN THOUSANDS, EXCEPT UNIT AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
Restaurant sales:
    Burger King.............................   $122,183       $114,983        $123,795        $ 80,791        $ 83,228
    Chili's Grill & Bar.....................     87,717         80,710          75,760          69,727          60,921
    Italian Dining Division.................     16,407         17,560          17,052          17,126          16,756
    Grady's American Grill..................      5,789          6,078          21,113          32,969          39,288
                                               --------       --------        --------        --------        --------
Total revenues..............................    232,096        219,331         237,720         200,613         200,193
                                               --------       --------        --------        --------        --------
Operating expenses:
    Restaurant operating expenses:
      Food and beverage.....................     64,409         59,271          65,912          55,636          55,562
      Payroll and benefits..................     67,182         63,923          69,571          59,101          58,046
      Depreciation and amortization.........      9,599         10,158          10,069          10,756          10,302
      Other operating expenses..............     60,279         56,893          59,469          49,495          47,449
                                               --------       --------        --------        --------        --------
Total restaurant operating expenses:........    201,469        190,245         205,021         174,988         171,359
    General and administrative(4)(5)........     15,997         16,068          18,715          15,167          17,112
    Amortization of intangibles.............        169            364             431             892             910
    Facility closing costs..................         --            (90)            355             898              --
    Impairment of assets....................         --             --              --          14,487              --
                                               --------       --------        --------        --------        --------
Total operating expenses....................    217,635        206,587         224,522         206,432         189,381
                                               --------       --------        --------        --------        --------
Operating income (loss)(6)..................     14,461         12,744          13,198          (5,819)         10,812
Other income (expense):
    Interest expense........................     (6,546)        (7,143)         (7,916)         (9,873)        (10,589)
    Minority interest in earnings...........     (2,397)        (2,678)         (3,010)         (2,886)         (2,933)
    Provision for uncollectible note
      receivable(7).........................         --             --              --              --         (10,000)
    Recovery of note receivable.............         --          3,459              --              --              --
    Stock purchase expense..................         --         (1,294)             --              --              --
    Gain (loss) on sale of property and
      equipment.............................       (125)           (42)          1,034            (269)           (878)
    Other income, net.......................        260            997             697           1,197           1,030
                                               --------       --------        --------        --------        --------
Total other expense.........................     (8,808)        (6,701)         (9,195)        (11,831)        (23,370)
                                               --------       --------        --------        --------        --------
Income (loss) from continuing operations
  before income taxes.......................      5,653          6,043           4,003         (17,650)        (12,558)
Income tax provision (benefit)..............      2,342          3,293             522             330             (22)
Income (loss) from continuing operations....      3,311          2,750           3,481         (17,980)        (12,536)
Income (loss) from discontinued
  operations(8).............................     (1,090)        (2,351)          1,250           2,180           2,593
                                               --------       --------        --------        --------        --------
Net income (loss)...........................   $  2,221       $    399        $  4,731        $(15,800)       $ (9,943)
                                               --------       --------        --------        --------        --------
Basic net income (loss) per share:
  Continuing operations.....................       0.33           0.25            0.31           (1.58)          (1.02)
  Discontinued operations...................      (0.11)         (0.21)           0.11            0.19            0.21
                                               --------       --------        --------        --------        --------

                                                                         FISCAL YEAR ENDED(1)
                                              ---------------------------------------------------------------------------
                                              OCTOBER 31,    OCTOBER 26,     OCTOBER 27,     OCTOBER 28,     OCTOBER 29,
                                                 2004          2003(2)         2002(2)         2001(3)         2000(3)
                                              -----------   -------------   -------------   -------------   -------------
                                                            (AS RESTATED)   (AS RESTATED)   (AS RESTATED)   (AS RESTATED)
                                                            (IN THOUSANDS, EXCEPT UNIT AND PER SHARE DATA)
Basic net income (loss) per share...........   $   0.22       $   0.04        $   0.42        $  (1.39)       $  (0.81)
                                               --------       --------        --------        --------        --------
Diluted net income (loss) per share:
  Continuing operations.....................       0.32           0.25            0.31           (1.58)          (1.02)
  Discontinued operations...................      (0.10)         (0.21)           0.11            0.19            0.21
                                               --------       --------        --------        --------        --------
Diluted net income (loss) per share.........   $   0.22       $   0.04        $   0.42        $  (1.39)       $  (0.81)
                                               --------       --------        --------        --------        --------
Weighted average shares outstanding:
Basic.......................................     10,163         10,897          11,248          11,356          12,329
                                               --------       --------        --------        --------        --------
Diluted.....................................     10,272         10,921          11,306          11,356          12,329
                                               --------       --------        --------        --------        --------
Ratio of earnings to fixed charges(9).......       1.85           1.84            1.50              --              --
                                               --------       --------        --------        --------        --------
RESTAURANT DATA:
Units open at end of period:
  Burger King(10)...........................        124            118             115             116              71
  Chili's Grill & Bar.......................         39             37              34              33              31
  Grady's American Grill....................          3             11              15              33              35
  Italian Dining Division...................          9              9               9               8               8
  Porterhouse Steaks and Seafood(11)........          1              1               1               1
                                               --------       --------        --------        --------        --------
                                                    176            176             174             191             145
                                               --------       --------        --------        --------        --------
BALANCE SHEET DATA:
  Working capital (deficiency)..............   $(27,601)      $(16,861)       $(21,167)       $(22,303)       $(21,624)
  Total assets..............................    148,542        158,096         169,686         180,185         192,256
  Long-term debt obligations................     69,838         85,335          96,814         109,819         102,837
  Total stockholders' equity................     23,632         21,279          23,593          18,573          36,447
  Book value per share......................       2.33           2.19            2.29            1.79            3.08


---------------


 (1) All fiscal years presented consist of 52 weeks except fiscal 2004 which had 53 weeks.



 (2) Fiscal years 2002 and 2003 have been restated from amounts previously reported to reflect certain adjustments as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restatement" and Note 1A to the consolidated financial statements attached as Appendix F to this proxy statement.



 (3) Fiscal years 2000 and 2001 have been restated from amounts previously reported to reflect certain adjustments as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restatement" and Note 1A to the consolidated financial statements attached as Appendix F to this proxy statement.



      As a result of the changes, the company's financial statements as of October 28, 2001 and October 29, 2000 and for the fiscal years then ended have been adjusted as follows:



                                                                    OCTOBER 28, 2001
                                                               --------------------------
                                                                                  AS
                                                                              PREVIOUSLY
                                                               AS RESTATED     REPORTED
                                                               ------------   -----------
                                                               (IN THOUSANDS, EXCEPT UNIT
                                                                  AND PER SHARE DATA)
 Depreciation and Amortization...............................   $  10,756      $  10,613
 Other operating expenses....................................      49,495         49,368
 Total restaurant operating expenses.........................     174,988        174,718
 Income from restaurant operations...........................      25,625         25,895
 Operating loss..............................................      (5,819)        (5,549)
 Loss income from continuing operations before income
   taxes.....................................................     (17,650)       (17,380)
 Net loss....................................................   $ (15,800)     $ (15,530)

                                                                    OCTOBER 28, 2001
                                                               --------------------------
                                                                                  AS
                                                                              PREVIOUSLY
                                                               AS RESTATED     REPORTED
                                                               ------------   -----------
                                                               (IN THOUSANDS, EXCEPT UNIT
                                                                  AND PER SHARE DATA)
 Basic net loss per share:
 Continuing operations.......................................   $   (1.58)     $   (1.56)
 Net loss....................................................   $   (1.39)     $   (1.37)
 Diluted net loss per share:
 Continuing operations.......................................   $   (1.58)     $   (1.56)
 Net loss....................................................   $   (1.39)     $   (1.37)
 Property & Equipment........................................     132,026        132,812
 Total assets................................................     180,185        180,971
 Accrued liabilities.........................................      20,105         20,932
 Deferred rent...............................................       1,848             --
 Total liabilities...........................................     144,288        143,267
 Accumulated deficit.........................................    (214,277)      (212,470)
 Total stockholders' equity..................................      18,573         20,380
 Total stockholders' equity and liabilities..................   $ 180,185      $ 180,971



                                                                    OCTOBER 29, 2000
                                                               --------------------------
                                                                                  AS
                                                                              PREVIOUSLY
                                                               AS RESTATED     REPORTED
                                                               ------------   -----------
                                                               (IN THOUSANDS, EXCEPT UNIT
                                                                  AND PER SHARE DATA)
 Depreciation and Amortization...............................   $  10,302      $  10,174
 Other operating expenses....................................      47,449         47,345
 Total restaurant operating expenses.........................     171,359        171,127
 Income from restaurant operations...........................      28,834         29,066
 Operating income............................................      10,812         11,044
 Loss income from continuing operations before income
   taxes.....................................................     (12,558)       (12,326)
 Net loss....................................................   $  (9,943)     $  (9,711)
 Basic net loss per share:
 Continuing operations.......................................   $   (1.02)     $   (1.00)
 Net loss....................................................   $   (0.81)     $   (0.79)
 Diluted net loss per share:
 Continuing operations.......................................   $   (1.02)     $   (1.00)
 Net loss....................................................   $   (0.81)     $   (0.79)
 Property & Equipment........................................     139,405        140,048
 Total assets................................................     192,256        192,899
 Accrued liabilities.........................................      20,259         20,964
 Deferred rent...............................................       1,627             --
 Total liabilities...........................................     138,009        137,115
 Accumulated deficit.........................................    (198,447)      (196,940)
 Total stockholders' equity..................................      36,447         37,984
 Total stockholders' equity and liabilities..................   $ 192,256      $ 192,899



 (4) General and administrative costs in fiscal 2000 include approximately $1.25 million in unanticipated expenses related to the litigation, proxy contest and tender offer initiated by NBO, LLC.



 (5) General and administrative costs in fiscal 2002 include $1,527,000 of expense related to the litigation with BFBC, Ltd.



 (6) Operating income (loss) for the fiscal year ended October 28, 2001 includes non-cash charges for the impairment of assets and facility closings totaling $15,385,000. The non-cash charges consist primarily of $14,487,000 for the impairment of certain long-lived assets of under-performing Grady's American Grill restaurants and $898,000 for store closing expenses and lease guarantee obligations.



 (7) During fiscal 2000 the company recorded a $10,000,000 non-cash charge to fully reserve for the Subordinated Note. See "Legal Proceedings."



 (8) Loss from discontinued operations for the fiscal year ended October 26, 2003 includes non-cash charges for the impairment of assets totaling $4,411,000. The non-cash charges are primarily for the impairment of certain long-lived assets of under-performing Grady's American Grill restaurants.



 (9) The ratio of earnings to fixed charges is computed by dividing the company's fixed charges (interest, expensed and capitalized, plus capitalized loan expenses) into income from continuing operations before income taxes plus interest expense. No effect has been given to preferred stock dividends because no shares of preferred stock have been issued. Earnings were not sufficient to cover fixed charges by $17,668 and $12,662, respectively, in fiscal years 2001 and 2000.



(10) On October 15, 2001, the company acquired 42 restaurants from BBD Business Consultants, Ltd. and its affiliates. The company's financial statements include the operating results from the date of acquisition.



(11) For reporting purposes, Porterhouse Steaks and Seafood is included in the Grady's American Grill operating segment.



               COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION


     Quality Dining's common stock began trading on The Nasdaq National Market on March 8, 1994 in connection with the initial public offering of Quality Dining's common stock. Shares of common stock are traded under the symbol "QDIN." The following table sets forth, for the fiscal quarters and period indicated below, the high and low sale prices as reported by The Nasdaq National
Market:


QUARTER                                                       HIGH     LOW
-------                                                       -----   -----
August 4, 2002 through October 27, 2002.....................  $3.98   $2.93
October 28, 2002 through February 16, 2003..................  $3.50   $2.11
February 17, 2003 through May 11, 2003......................  $2.35   $1.94
May 12, 2003 through August 3, 2003.........................  $2.99   $1.79
August 4, 2003 through October 26, 2003.....................  $3.25   $2.50
October 27, 2003 through February 15, 2004..................  $2.93   $2.20
February 16, 2004 through May 9, 2004.......................  $2.91   $2.15
May 10, 2004 through August 1, 2004.........................  $2.88   $2.18
August 2, 2004 through October 31, 2004.....................  $3.64   $2.67
November 1, 2004 through January 31, 2005...................  $3.17   $2.78



     As of January 31, 2005, there were 11,596,781 shares of Quality Dining common stock outstanding with approximately 425 owners of record.

     The merger consideration of $3.20 per share represents an approximate 39% premium over the $2.30 closing price of Quality Dining common stock on June 15, 2004, the last trading day before the public announcement of the transaction proposal delivered by the Fitzpatrick group to the Quality Dining board of directors, an approximate 9% premium over the $2.93 closing price of Quality Dining common stock on October 12, 2004, the last trading day prior to the public announcement of the agreement in principle being reached between the Fitzpatrick group and the special committee, and an approximate 4% premium over the $3.08 closing price of Quality Dining common stock on November 8, 2004, the last trading day prior to the public announcement of the execution of the
definitive merger agreement. On [          ] 2005, the most recent practicable
date before the printing of this document, the closing price of Quality Dining
common stock was $[     ].

     The company does not pay cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. The company's revolving credit agreement prohibits the payment of cash dividends and restricts other distributions. The agreement expires November 1, 2005. The merger agreement prohibits Quality Dining from declaring, setting aside or paying dividends or distributions until the effective date of the merger without the prior written consent of QDI Merger Corp.

YOU SHOULD OBTAIN CURRENT MARKET PRICE QUOTATIONS FOR QUALITY DINING COMMON STOCK IN CONNECTION WITH THE VOTING OF YOUR QUALITY DINING COMMON STOCK.

     Following the merger, Quality Dining common stock will no longer be traded on The Nasdaq National Market and will not be eligible for listing or trading on any exchange or market system, and the registration of Quality Dining common stock under the Exchange Act will terminate. In addition, Quality Dining will no longer have any obligation to file reports under Sections 13 or 15(d) of the Exchange Act.

                      INFORMATION REGARDING QUALITY DINING
                           COMMON STOCK TRANSACTIONS

PURCHASES BY QUALITY DINING

     Quality Dining has not purchased any shares of its common stock in the past two years.

TRANSACTIONS BY QDI MERGER CORP. AND THE FITZPATRICK GROUP

     Except as set forth below, neither of QDI Merger Corp., nor any member of the Fitzpatrick group has transacted in any shares of Quality Dining common stock during the past two years.


                                              PURCHASE (P),
NAME, BUSINESS ADDRESS  DATE OF TRANSACTION     SALE (S)        TYPE AND AMOUNT     PRICE PAID*
----------------------  -------------------   -------------   -------------------   -----------
Daniel B. Fitzpatrick   June 27, 2003               P         1,148,014 shares of      $3.20
Quality Dining, Inc.                                          common stock
4220 Edison Lakes
  Parkway
Mishawaka, Indiana
  46545

William R. Schonsheck   February 10, 2003           P         100 shares of            $2.46
                                                              common stock
14891 N. Northsight     February 11, 2003           P         100 shares of            $2.44
  Suite 121                                                   common stock
Scottsdale, Arizona
  85260
                        February 12, 2003           P         100 shares of            $2.34
                                                              common stock
                        February 14, 2003           P         200 shares of            $2.33
                                                              common stock
                        February 18, 2003           P         60 shares of common      $2.33
                                                              stock
                        November 5, 2003            P         1000 shares of           $2.78
                                                              common stock
                        November 5, 2003            P         500 shares of            $2.77
                                                              common stock
                        November 5, 2003            P         400 shares of            $2.79
                                                              common stock
                        November 5, 2003            P         890 shares of            $2.80
                                                              common stock
                        November 6, 2003            P         1000 shares of           $2.79
                                                              common stock
                        November 14, 2003           P         500 shares of            $2.82
                                                              common stock
                        November 17, 2003           P         800 shares of            $2.84
                                                              common stock
                        November 21, 2003           P         200 shares of            $2.77
                                                              common stock
                        November 21, 2003           P         500 shares of            $2.81
                                                              common stock
                        November 21, 2003           P         300 shares of            $2.78
                                                              common stock
                        November 24, 2003           P         550 shares of            $2.76
                                                              common stock

                                              PURCHASE (P),
NAME, BUSINESS ADDRESS  DATE OF TRANSACTION     SALE (S)        TYPE AND AMOUNT     PRICE PAID*
----------------------  -------------------   -------------   -------------------   -----------
                        November 24, 2003           P         450 shares of            $2.78
                                                              common stock
                        November 24, 2003           P         500 shares of            $2.69
                                                              common stock
                        November 24, 2003           P         300 shares of            $2.74
                                                              common stock
                        November 25, 2003           P         100 shares of            $2.69
                                                              common stock
                        November 25, 2003           P         200 shares of            $2.70
                                                              common stock
                        November 26, 2003           P         300 shares of            $2.59
                                                              common stock
                        November 26, 2003           P         300 shares of            $2.70
                                                              common stock
                        November 26, 2003           P         300 shares of            $2.69
                                                              common stock
                        December 2, 2003            P         1500 shares of           $2.67
                                                              common stock
                        December 3, 2003            P         1000 shares of           $2.74
                                                              common stock
                        December 3, 2003            P         1100 shares of           $2.75
                                                              common stock
                        December 3, 2003            P         100 shares of            $2.83
                                                              common stock
                        December 3, 2003            P         100 shares of            $2.84
                                                              common stock
                        December 3, 2003            P         46 shares of             $2.85
                                                              common stock
                        March 23, 2004              P         2000 shares of           $2.54
                                                              common stock
                        March 24, 2004              P         1000 shares of           $2.49
                                                              common stock
                        March 29, 2004              P         1000 shares of           $2.50
                                                              common stock
                        March 30, 2004              P         1000 shares of           $2.60
                                                              common stock
                        March 30, 2004              P         250 shares of            $2.49
                                                              common stock
                        April 6, 2004               P         500 shares of            $2.49
                                                              common stock
                        April 8, 2004               P         1228 shares of           $2.50
                                                              common stock
                        April 8, 2004               P         1200 shares of           $2.28
                                                              common stock
                        April 8, 2004               P         100 shares of            $2.29
                                                              common stock
                        April 8, 2004               P         300 shares of            $2.30
                                                              common stock

                                              PURCHASE (P),
NAME, BUSINESS ADDRESS  DATE OF TRANSACTION     SALE (S)        TYPE AND AMOUNT     PRICE PAID*
----------------------  -------------------   -------------   -------------------   -----------
                        April 8, 2004               P         100 shares of            $2.34
                                                              common stock
                        April 8, 2004               P         500 shares of            $2.49
                                                              common stock
                        April 8, 2004               P         800 shares of            $2.50
                                                              common stock
                        April 8, 2004               S         3290 shares of           $2.25
                                                              common stock
                        April 8, 2004               S         4410 shares of           $2.20
                                                              common stock
                        April 8, 2004               S         200 shares of            $2.26
                                                              common stock
                        April 8, 2004               S         2100 shares of           $2.27
                                                              common stock
                        April 12, 2004              P         800 shares of            $2.50
                                                              common stock
                        April 12, 2004              P         500 shares of            $2.49
                                                              common stock
                        April 12, 2004              P         800 shares of            $2.31
                                                              common stock
                        April 12, 2004              P         500 shares of            $2.32
                                                              common stock
                        April 13, 2004              P         2000 shares of           $2.32
                                                              common stock
                        April 29, 2004              P         300 shares of            $2.31
                                                              common stock
                        April 29, 2004              P         800 shares of            $2.33
                                                              common stock
                        April 29, 2004              P         3900 shares of           $2.34
                                                              common stock
                        May 4, 2004                 S         4900 shares of           $2.30
                                                              common stock
                        May 4, 2004                 S         300 shares of            $2.31
                                                              common stock
                        May 4, 2004                 S         1800 shares of           $2.36
                                                              common stock
                        June 3, 2004                P         2000 shares of           $2.28
                                                              common stock
                        June 7, 2004                P         400 shares of            $2.32
                                                              common stock
                        June 7, 2004                P         800 shares of            $2.33
                                                              common stock
                        June 7, 2004                P         800 shares of            $2.35
                                                              common stock
                        June 8, 2004                P         2000 shares of           $2.32
                                                              common stock


---------------


* The average price paid for shares during the second fiscal quarter of 2003 was $2.38 per share.


  The average price paid for shares during the first fiscal quarter of 2004 was $2.76 per share.


  The average price paid for shares during the second fiscal quarter of 2004 was $2.39 per share.


  The average price paid for shares during the third fiscal quarter of 2004 was $2.32 per share.

SECURITIES TRANSACTIONS WITHIN 60 DAYS


     There have been no transactions with respect to Quality Dining common stock effected during the 60 days prior to the date of this proxy statement by QDI Merger Corp. or any member of the Fitzpatrick group or any of the respective executive officers or directors of Quality Dining or QDI Merger Corp.

           CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF QUALITY DINING

     The following persons are the executive officers and directors of Quality Dining as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the board of directors or until the earlier of his resignation or removal. Directors serve until the annual meeting of shareholders held on the year that is three years after such director's election and until such director's successor is elected and has been certified. The directors and executive officers of Quality Dining are all citizens of the United States of America and can be reached c/o Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545, telephone number (574) 271-4600. Unless otherwise indicated below, the principal occupation of each director and executive officer has been the same for the last five years.


NAME                                        AGE                    POSITION
----                                        ---                    --------
Daniel B. Fitzpatrick.....................  47    Director, Chairman of the Board, President
                                                  and Chief Executive Officer
James K. Fitzpatrick......................  49    Director, Senior Vice President and Chief
                                                  Development Officer
Gerald O. Fitzpatrick.....................  44    Senior Vice President -- Burger King
                                                  Division
John C. Firth.............................  47    Executive Vice President, General Counsel
                                                  and Secretary
Philip J. Faccenda........................  75    Director
Ezra H. Friedlander.......................  63    Director
Bruce M. Jacobson.........................  55    Director
Steven M. Lewis...........................  55    Director
Christopher J. Murphy, III................  58    Director
Lindley E. Burns..........................  50    Senior Vice President -- Full Service
                                                  Dining
Christopher L. Collier....................  43    Vice President -- Finance
Jeanne M. Yoder...........................  38    Vice President and Controller


     Daniel B. Fitzpatrick has served as Chairman of the Board, President and Chief Executive Officer and a director of the company since 1982. Prior to founding the company, Mr. Fitzpatrick worked for a franchisee of Burger King Corporation, rising to the level of regional director of operations. He has over 25 years of experience in the restaurant business. Mr. Fitzpatrick also serves as a director of 1st Source Corporation, a publicly held diversified bank holding company based in South Bend, Indiana.

     James K. Fitzpatrick has served as director of the company since 1990 and as Senior Vice President and Chief Development Officer of the company since August 1995. Prior to that, he served as Vice President or Senior Vice President of the company in charge of the company's Fort Wayne, Indiana Burger King restaurant operations since 1984. Prior to joining the company, he served as a director of operations for a franchisee of Burger King Corporation. He has over 25 years of experience in the restaurant business.

     Gerald O. Fitzpatrick serves as the Senior Vice President of the company's Burger King Division. He has served in various capacities in the company's Burger King operations since 1983. Prior to joining the company, he served as a district manager for a franchisee of Burger King Corporation. He has over 20 years of experience in the restaurant business.

     John C. Firth has served as Executive Vice President, General Counsel and Secretary of Quality Dining since 1996. Prior to joining the company in June 1996, he was a partner with the law firm of

Sopko and Firth. Beginning in 1985, he represented the company as outside legal counsel with responsibility for the company's legal affairs.

     Philip J. Faccenda has served as a director of the company since 2000. Mr. Faccenda is Vice President and General Counsel Emeritus of Notre Dame University.

     Ezra H. Friedlander has served as director of the company since 1995. Mr. Friedlander is a judge on the Indiana Court of Appeals.

     Bruce M. Jacobson has served as director of the company since 2000. Mr. Jacobson is a partner at Katz, Sapper & Miller, LLP, a certified public accounting firm. Mr. Jacobson is also a director of Windrose Medical Properties Trust, a publicly held real estate investment trust.

     Steven M. Lewis has served as director of the company since 1994. Mr. Lewis is president of U.S. Restaurants, Inc., a restaurant management company. Mr. Lewis also serves on the Board of Directors of Commerce Bancorp. Inc, a bank holding company.

     Christopher J. Murphy III has served as director of the company since 1994. Mr. Murphy is Chairman, President and Chief Executive Officer of 1st Source Corporation, a publicly held diversified bank holding company, and is Chairman and Chief Executive Officer of 1st Source Bank.

     Lindley E. Burns joined Quality Dining in June 1995. Prior to joining the company, he worked for Brinker International, Inc. as a multi-unit manager in its Chili's division for two years and, for eight years prior to that, was a Chili's franchisee. He has over 25 years of experience in the restaurant business.

     Christopher L. Collier joined Quality Dining in July 1996. Since that time, he has served in various capacities in the Finance Department, most recently as the Vice President of Financial Reporting. Prior to joining the company, he served as the Vice President -- Finance at a regional restaurant chain. Mr. Collier is a certified public accountant.

     Jeanne M. Yoder joined Quality Dining in March 1996. Since that time, she has served in various capacities in the Accounting Department, most recently as Assistant Controller. Prior to joining the company, she served as Controller at a regional travel agency. Ms. Yoder is a certified public accountant.

     Mr. Fitzpatrick, James K. Fitzpatrick and Gerald O. Fitzpatrick are brothers. There is no family relationship between any other directors or executive officers of the company.

     The success of the company's business is dependent upon the services of Mr. Fitzpatrick, and the loss of his services would have a material adverse effect upon the company. The company maintains key man life insurance on the life of Mr. Fitzpatrick in the principal amount of $3.0 million.

     Employment Agreements. In October 2000, the company entered into an employment agreement with Mr. Fitzpatrick. The agreement is for a period of three years and extends automatically for one year on each anniversary date. Mr. Fitzpatrick's agreement provides for a $370,000 base salary which shall be reviewed at least annually for a minimum 5% increase. Mr. Fitzpatrick is also entitled to annual cash bonus payments of up to 50% of his base salary determined in a manner similar to other senior executives of the company. Pursuant to the agreement, the company agreed to pay Mr. Fitzpatrick a one-time cash bonus of $450,000 payable in three equal installments on October 30, 2000, January 31, 2001 and January 31, 2002. The agreement prohibits Mr. Fitzpatrick from competing with the company or soliciting company employees for a period of one year after the termination of his employment except for any business in which Mr. Fitzpatrick was engaged on the date of the agreement or which is expressly approved by the company's board of directors. If the agreement is terminated by the company, other than for cause, or by Mr. Fitzpatrick with good reason (which includes the termination of Mr. Fitzpatrick's employment for any reason within one year following a change in control of the company), Mr. Fitzpatrick is entitled to 2.99 times his base salary and maximum bonus, additional and accelerated vesting and exercisability as to the portion of any outstanding option scheduled to vest on the next following vesting date and the company will continue to provide health and welfare benefits for one year. The agreement also provides for gross-up payments necessary to cover possible excise tax payments by Mr. Fitzpatrick and to reimburse him for legal fees that might be expended in enforcing the agreement's provisions or contesting tax issues relating to the agreement's gross-up provisions.

     In September 2002, the company amended the employment agreement it had previously entered into with Mr. Firth. The agreement is for a period of three years and extends automatically for one year on each anniversary date. Mr. Firth's agreement provides for a base salary of $285,000, $300,000 and $315,000 in fiscal years 2003, 2004 and 2005, respectively. Mr. Firth is also entitled to annual cash bonus payments of up to 50% of his base salary determined in a manner similar to other senior executives of the company. In connection with the amendment, Mr. Firth received a one-time cash bonus of $100,000 and was awarded 120,000 restricted shares of Quality Dining common stock valued at $421,200 based upon the closing market price of the company's common stock on the date of grant. The restricted shares vest on the 10th anniversary of the date of grant, subject to accelerated vesting in one-third increments as and when the company's common stock closes at or above $4.51, $5.51 and $7.51. The company also agreed to maintain a life insurance policy on Mr. Firth's life during his employment in the amount of $500,000 for the benefit of Mr. Firth or his designee. Pursuant to the agreement, Mr. Firth is prohibited from competing with the company or soliciting company employees for a period of one year after the termination of his employment. If the agreement is terminated by the company, other than for cause, or by Mr. Firth with good reason (which includes the termination of Mr. Firth's employment for any reason within one year following a change in control of the company), Mr. Firth is entitled to two times his base salary and maximum bonus, additional and accelerated vesting and exercisability as to the portion of any outstanding option scheduled to vest on the next following vesting date and the company will continue to provide health and welfare benefits for one year. The agreement also provides for gross-up payments necessary to cover possible excise tax payments by Mr. Firth and to reimburse him for legal fees that might be expended in enforcing the agreement's provisions or contesting tax issues relating to the agreement's gross-up provisions.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of January 31, 2005, the number of shares of common stock of the company owned by any person (including any group) known by management to beneficially own more than five percent of the common stock of Quality Dining, by each of the directors and named executive officers, and by all directors and executive officers of Quality Dining as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.



                                                         NUMBER OF SHARES
                                                           BENEFICIALLY         PERCENT OF
NAME AND ADDRESS OF INDIVIDUAL OF IDENTITY OF GROUP           OWNED                CLASS
---------------------------------------------------      ----------------       -----------
Daniel B. Fitzpatrick(1)...............................     3,929,073(2)(3)        33.88%
James K. Fitzpatrick(1)................................       389,749(4)            3.35%
Gerald O. Fitzpatrick(1)...............................       275,478(5)            2.37%
John C. Firth(1).......................................       265,092(6)(7)         2.27%
Philip J. Faccenda(1)..................................        25,000(8)(9)            *
Ezra H. Friedlander(1).................................       516,031(10)(11)       4.44%
Bruce M. Jacobson(1)...................................        17,500(8)               *
Steven M. Lewis(1).....................................        23,250(10)(12)          *
Christopher J. Murphy III(1)...........................        65,500(10)(13)          *
Lindley E. Burns(1)....................................        51,170(14)              *
Christopher L. Collier(1)..............................        49,443(15)              *
Jeanne M. Yoder(1).....................................        20,387(16)              *
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401**...............................       733,246               6.32%
William R. Schonsheck
14891 N. Northsight, Suite 121
Scottsdale, Arizona 85260..............................       545,220(17)           4.70%
Nanette M. Schonsheck
14891 N. Northsight, Suite 121
Scottsdale, Arizona 85260..............................        60,778(17)              *
All current directors and executive officers as a group
  (12 persons).........................................     5,627,673(6)(18)       47.25%


---------------

  *  Less than 1%.

 **  Information is based solely on reports filed by such shareholder under
     Section 13(g) of the Exchange Act.

 (1) The business address and phone number of this shareholder is c/o Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545 and the business telephone number is (574) 271-4600.


 (2) Includes 13,333 shares of restricted stock.


 (3) Includes 1,148,014 shares held by Fitzpatrick Properties, LLC, a limited liability company of which Mr. Fitzpatrick is the sole member and has investment control.


 (4) Includes presently exercisable stock options to purchase 42,304 shares, granted by the company. Also includes 20,921 shares of restricted stock.



 (5) Includes presently exercisable stock options to purchase 41,732 shares granted by the company. Also includes 20,444 shares of restricted stock.


 (6) Does not include shares subject to stock options which are not exercisable within 60 days.

 (7) Includes presently exercisable stock options to purchase 90,736 shares granted by the company. Also includes 145,314 shares of restricted stock and 4,500 shares held in an individual retirement account.

 (8) Includes presently exercisable stock options to purchase 10,000 shares granted by the company.

 (9) Includes 15,000 shares held by Philip J. Faccenda, Inc., a holding company of which Mr. Faccenda is the majority shareholder and has investment control.

(10) Includes presently exercisable stock options to purchase 20,000 shares granted by the company.

(11) Includes 14,200 shares held in a trust of which Mr. Friedlander is the trustee with investment control and the income beneficiary, 15,000 shares owned by Mr. Friedlander's spouse and 56,000 shares held in an individual retirement account.

(12) Includes 500 shares held in a trust for the benefit of Mr. Lewis' minor children.

(13) Includes 1,000 shares held by certain retirement plans in which Mr. Murphy is a participant.

(14) Includes presently exercisable stock options to purchase 29,868 shares granted by the company. Also includes 12,056 shares of restricted stock.

(15) Includes presently exercisable stock options to purchase 19,877 shares granted by the company. Also includes 6,480 shares of restricted stock.

(16) Includes presently exercisable stock options to purchase 9,655 shares granted by the company. Also includes 5,963 shares of restricted stock.


(17) Each of Mr. Schonsheck and Mrs. Schonsheck disclaims beneficial ownership of the shares of the company's common stock owned by the other.



(18) Includes presently exercisable stock options to purchase 314,172 shares
     granted by the           company. Also includes 224,511 shares of
     restricted stock.


                 INFORMATION ABOUT THE TRANSACTION PARTICIPANTS

QDI MERGER CORP.

     QDI Merger Corp., an Indiana corporation, is based in Indiana and was organized for the principal purpose of completing the merger. QDI Merger Corp. is wholly owned by the members of the Fitzpatrick group. The directors and executive officers of QDI Merger Corp. are Daniel B. Fitzpatrick, President, and John C. Firth, Executive Vice President, Treasurer and Secretary. Because each is also a member of Quality Dining's board of directors and/or an executive officer of Quality Dining, their biographical information appears above. The principal executive office for QDI Merger Corp. and its directors and executive officers is located at 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545. The business telephone number for QDI Merger Corp. and its executive officers and directors is (574) 271-4600.

FITZPATRICK GROUP


     The Fitzpatrick group is currently comprised of Mr. Fitzpatrick, Gerald O. Fitzpatrick, James K. Fitzpatrick, Ezra H. Friedlander, John C. Firth and William R. Schonsheck. For information regarding Mr. Fitzpatrick, Gerald O. Fitzpatrick, James K. Fitzpatrick, Ezra H. Friedlander and John C. Firth, see "Current Executive Officers and Directors of Quality Dining".



     William Roy Schonsheck is the managing partner of BW3, LLC, a day spa operating company. His business address is 14891 N. Northsight, Suite 121, Scottsdale, Arizona 85260 and his business telephone number is (702) 243-0921. The members of the Fitzpatrick group together own approximately 49.3% of the common stock of the company.


CRIMINAL PROCEEDINGS AND INJUNCTIONS OR PROHIBITIONS INVOLVING SECURITIES LAWS

     Neither any of the members of the Fitzpatrick group, Quality Dining, QDI Merger Corp. nor any of their respective directors or executive officers has been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) during the past five years.

     Neither any of the members of the Fitzpatrick group, Quality Dining, QDI Merger Corp. nor any of their respective directors or executive officers has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

     Purchases of Quality Dining Common Stock. In June 2003, Mr. Fitzpatrick purchased 1,148,014 shares of Quality Dining from NBO. For more information regarding this transaction, see "Special Factors -- Background of the Merger".

     Leases of Restaurant Facilities. Of the Burger King restaurants operated by the company as of December 15, 2004, 43 were leased from a series of entities owned, in various percentages, by Mr. Fitzpatrick, Ezra H. Friedlander, Gerald
O. Fitzpatrick, James K. Fitzpatrick and two unrelated persons (the "Real Estate Partnerships"). The company believes that these leases are on terms at least as favorable as leases that could be obtained from unrelated third parties. The leases between the company and the Real Estate Partnerships are triple net leases which generally provide for an annual base rent equal to 13 1/2% of the total cost (land and building) of the leased restaurant, together with additional rent of 7% of restaurant sales, to the extent that amount exceeds the base rental. These terms are substantially identical to those which were offered by Burger King Corporation to its franchisees at the time the leases were entered into except that Burger King Corporation was generally charging additional rent of 8 1/2% of restaurant sales. During fiscal 2003 and 2004, the company incurred rent expense in the amounts of $3,620,000 and $3,981,000, respectively, under these leases.

     Transportation Services. Burger Management South Bend No. 3, Inc., and its subsidiary, BMSB, Inc., (collectively the "Airplane Company"), owned by Mr. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick, have provided the service of its Beechjet airplane to the company. In fiscal 2003 and 2004, the company incurred $232,000 and $304,000, respectively, in expenses for the use of the airplane. The company believes that the amounts paid for air transportation services were no greater than amounts which would have been paid to unrelated third parties for similar services. Consequently, the company intends to continue to utilize the Airplane Company to provide air transportation services. During fiscal 2003 and 2004, the company employed the pilots for the airplane. On occasion, these pilot employees of the company have and will continue to fly the Airplane Company's airplane for related parties other than for the business of Quality Dining, Inc. In these circumstances, the company is reimbursed for the full value of the pilots' services. During fiscal 2003, Mr. Fitzpatrick and Ezra H. Friedlander were billed $31,816 and $2,425, respectively, for pilot services. During fiscal 2004, Mr. Fitzpatrick and Mr. Friedlander were billed $30,070 and $1,843, respectively, for pilot services. The company believes that the amounts charged for these pilot services were no less than the amounts which would have been charged to unrelated third parties for similar services.

     Administrative Services. The company provides certain accounting, tax and other administrative services to the Real Estate Partnerships and the Airplane Company on a fee for services basis. The aggregate amount of fees paid to the company for administrative services by these entities during fiscal 2003 and 2004 was $12,000 and $13,000, respectively. The company believes that these fees are no less than amounts which would have been charged to unaffiliated third parties for comparable services.

     Management Services. For part of fiscal 2003, the company provided district management services to an entity owned in various percentages by Mr. Fitzpatrick, James K. Fitzpatrick and Gerald O. Fitzpatrick that operates Burger King restaurants in the State of Arkansas. The company provided these services through one of its employees for a management fee equal to the entire cost of the employee's compensation, payroll taxes, and benefits plus an additional $5,000 per month. During fiscal 2003, the company received $39,790 for these services. The company believes that the amount received for these services was no less than the amount which would have been charged to unrelated third parties for similar services. As of the end of the third quarter of fiscal 2003, the company ceased providing these services.

     Other than as set forth in this proxy statement, during the past two years, no member of the Fitzpatrick group, nor QDI Merger Corp., has been involved in a transaction with Quality Dining in which the aggregate value of the transaction exceeds more than one percent of Quality Dining's consolidated revenues during the fiscal year when the transaction occurred. Except as described above and as more fully under "Special Factors -- Background of the Merger," there have not been any negotiations, transactions or material contacts during the past two years between Quality Dining or any of its subsidiaries, on the one hand, and the Fitzpatrick group or QDI Merger Corp., on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Quality Dining's securities, election of Quality Dining's directors or sale or other transfer of a material amount of Quality Dining's assets. Except for the stock sale agreement between Mr. Fitzpatrick and NBO and the merger agreement, as described more fully under "The Merger Agreement," there have been no agreements involving Quality Dining common stock entered into by the Fitzpatrick group.

     For a description of the interests of the Quality Dining officers and directors in the merger that are different from or in addition to your interests as a shareholder generally, see "Special Factors -- Interests of Certain Persons in the Merger".

                      QUALITY DINING BUSINESS DESCRIPTION

GENERAL


     Quality Dining, Inc. operates five distinct restaurant concepts. It owns the Grady's American Grill(R) concept, Porterhouse Steaks and Seafood(TM) concept and an Italian Dining concept. The company operates its Italian Dining restaurants under the tradenames of Spageddies Italian Kitchen(R) ("Spageddies"(R)) and Papa Vino's Italian Kitchen(R)("Papa Vino's"(R)). The company also operates Burger King(R) restaurants and Chili's Grill & Bar(TM) ("Chili's"(R)) as a franchisee of Burger King Corporation and Brinker International, Inc. ("Brinker"), respectively. As of October 31, 2004, the company operated 176 restaurants, including 124 Burger King restaurants, 39 Chili's, three Grady's American Grill restaurants, one Porterhouse Steaks and Seafood restaurant, three Spageddies and six Papa Vino's. Summarized financial information concerning the company's reportable segments is included in Note 15 to the company's financial statements attached as Appendix F to this proxy statement.


     The company was founded in 1981 and has grown from a two-unit Burger King franchisee to a multi-concept restaurant operator. The company has grown by capitalizing on (i) its significant presence in targeted markets, (ii) the stable operating performance of its Burger King and Chili's restaurants, (iii) strategic acquisitions of Burger King restaurants and Chili's restaurants and
(iv) management's extensive experience.

     The company is an Indiana corporation, which is the indirect successor to a corporation that commenced operations in 1981. Prior to the consummation of the company's initial public offering on March 8, 1994, the business of the company was transacted by the company and eight affiliated corporations. As a result of a reorganization effected prior to the initial public offering, the company became a management holding company. The "company" and "Quality Dining", as used in this Business Description section, means Quality Dining, Inc. and all of its subsidiaries.

BUSINESS STRATEGY


     Quality Dining's fundamental business strategy is to optimize the cash flow of its operations through proven operating management. The company plans to use the majority of its cash flow to refurbish existing restaurants, build or acquire new restaurants and reduce debt. Management's operating philosophy, which is shared by all of the company's concepts, is comprised of the following key elements:


     Value-Based Concepts. Value-based restaurant concepts are important to the company's business strategy. Accordingly, in each of its restaurants, the company seeks to provide customers with value, which is a product of high-quality menu selections, reasonably priced food, prompt, courteous service and a pleasant dining atmosphere.

     Focus on Customer Satisfaction. Through its comprehensive management training programs and experienced management team, the company seeks to ensure that its employees provide customers with an enjoyable dining experience on a consistent basis.

     Hands-On Management Style. Members of Quality Dining's senior management are actively involved in the operations of each of the company's restaurant concepts. This active management approach is a key factor in the company's efforts to control costs, enhance training and development of employees and optimize operating income.

     Quality Franchise Partners. Quality Dining has partnered with franchisors with established reputations for leadership in their segments of the restaurant industry who have proven integrity and share the company's focus on value, customer service and quality.

     Use of Technology. Quality Dining actively tracks the performance of its business utilizing computer and point-of-sale technology to provide timely and accurate reporting.

EXPANSION


     Quality Dining currently plans to build one Chili's restaurant in fiscal 2005. The company does not plan to develop any new Burger King restaurants in fiscal 2005. The company's long-term expansion strategy is focused on the development of restaurants in existing markets in order to optimize market penetration. In addition, the company will consider strategic acquisitions in the Burger King system that meet certain acquisition criteria.



     During fiscal 2004, the company built one new Burger King restaurant, purchased five existing Burger King restaurants and built two new Chili's restaurants. The company closed eight Grady's American Grill restaurants in fiscal 2004. (See "-- Grady's American Grill" and Note 14 and Note 15 to the company's financial statements.)



     During fiscal 2003, the company built one new Burger King restaurant and three new Chili's restaurants. The company also replaced two Burger King restaurant buildings with new buildings at the same locations and opened two additional Burger King restaurants in facilities leased from a related party. The company sold four Grady's American Grill restaurants in fiscal 2003. (See "-- Grady's American Grill" and Note 14 and Note 15 to the company's financial statements.)



     During fiscal 2001, Quality Dining purchased 42 Burger King restaurants in the Grand Rapids, Michigan metropolitan area. The company paid $4.2 million in cash and assumed certain liabilities of approximately $1.8 million. Three of these restaurants were closed in fiscal 2002.


     The amount of the company's total investment to develop new restaurants depends upon various factors, including prevailing real estate prices and lease rates, raw material costs and construction labor costs in each market in which a new restaurant is to be opened. The company may own or lease the real estate for future development.

BURGER KING

     General. Prior to December, 2002, Burger King Corporation was an indirect wholly-owned subsidiary of Diageo, PLC. In July, 2002, Diageo, PLC agreed to sell Burger King Corporation to an investment group led by Texas Pacific Group for $2.26 billion. In December, 2002, Diageo, PLC announced that it had completed the sale of Burger King Corporation to an equity sponsor group led by Texas Pacific Group, although the purchase price had been reduced to $1.5 billion due in part to the highly competitive environment in which Burger King operates. Burger King Corporation has been franchising Burger King restaurants since 1954 and has locations throughout the world.

     Menu. Each Burger King restaurant offers a diverse menu containing a variety of traditional and innovative food items, featuring the Whopper(R) sandwich and other flame-broiled hamburgers and sandwiches, which are prepared to order with the customer's choice of condiments. The menu also typically includes breakfast entrees, french fries, onion rings, desserts and soft drinks. The Burger King system philosophy is characterized by its "Have It Your Way"(R) service, generous portions and competitive prices, resulting in high value to its customers. Management believes these characteristics distinguish Burger King restaurants from their competitors and have the potential to provide a competitive advantage.

     Advertising and Marketing. As required by its franchise agreements, the company contributes 4.0% of its restaurant sales to an advertising and marketing fund controlled by Burger King Corporation. Burger King Corporation uses this fund primarily to develop system-wide advertising, sales promotions and marketing materials and concepts. In addition to its required contribution to the advertising and marketing fund, the company makes local advertising expenditures intended specifically to benefit its own Burger King restaurants. Typically, the company spends its local advertising dollars on television and radio.

CHILI'S GRILL & BAR

     General. The Chili's concept is owned by Brinker, a publicly-held corporation headquartered in Dallas, Texas. The first Chili's Grill & Bar restaurant opened in 1975.

     Menu. Chili's restaurants are full service, casual dining restaurants featuring quick and friendly table service designed to minimize customer waiting and facilitate table turnover. Service personnel are dressed casually to reinforce the casual environment. Chili's restaurants feature a diverse menu of broadly appealing food items, including a variety of hamburgers, fajitas, steak, chicken and seafood entrees and sandwiches, barbecued ribs, salads, appetizers and desserts, all of which are prepared fresh daily according to recipes specified by Chili's. Emphasis is placed on serving substantial portions of quality food at modest prices. Each Chili's restaurant has a full-service bar.

     Advertising and Marketing. Pursuant to its franchise agreements with Brinker, the company contributes 0.5% of sales from each restaurant to Brinker for advertising and marketing to benefit all restaurants. As part of a system-wide promotional effort, the company paid an additional advertising fee as follows:


PERIOD                                                        % OF SALES
------                                                        ----------
September 1, 1999 through August 30, 2000...................    0.375%
September 1, 2000 through June 27, 2001.....................      1.0%
June 28, 2001 through June 26, 2002.........................      1.2%
June 27, 2002 through June 25, 2003.........................      2.0%
June 26, 2003 through June 30, 2004.........................     2.25%
July 1, 2004 through June 29, 2005..........................     2.65%


     The company is also required to spend two percent of sales from each restaurant on local advertising which, since June, 2002, is considered to be met by the additional fees described in the preceding table. Quality Dining's advertising expenditures typically exceed the levels required under its agreements with Brinker and the company spends substantially all of its advertising dollars on television and radio advertising. The company also conducts promotional marketing efforts targeted at its various local markets.

     The Chili's franchise agreements provide that Brinker may establish advertising cooperatives for geographic areas where one or more restaurants are located. Any restaurants located in areas subject to advertising cooperatives are required to contribute 3.0% of sales to the advertising cooperatives in lieu of contributing 0.5% of sales to Brinker. Each such restaurant is also required to directly spend 0.5% of sales on local advertising. To date, no advertising cooperatives have been established in any of the company's markets.

GRADY'S AMERICAN GRILL


     General. Grady's American Grill restaurants feature high-quality food in a classic American style, served in a warm and inviting setting. The company sold 15 and closed three Grady's American Grill restaurants during fiscal 2002, sold four restaurants in fiscal 2003 and closed eight restaurants in fiscal

2004. These units did not fit the company's long-term strategic plan and were not meeting the company's performance expectations.


     Fiscal 2003 Impairment Charge. In light of the disposals and the continued decline in sales and cash flow in its Grady's American Grill division, Quality Dining reviewed the carrying amounts for the balance of its Grady's American Grill Restaurant assets in the second quarter of fiscal 2003. Quality Dining estimated the future cash flows expected to result from the continued operation and the residual value of the remaining restaurant locations in the division and concluded that, for the division as a whole, and in particular with respect to eight locations, the undiscounted estimated future cash flows were less than the carrying amount of the related assets. Accordingly, Quality Dining concluded that these assets had been impaired. The company measured the impairment and recorded an impairment charge related to these assets aggregating $4,411,000 in the second quarter of fiscal 2003, consisting of a reduction in the net book value of the Grady's American Grill trademark of $2,882,000 and a reduction in the net book value of certain fixed assets in the amount of $1,529,000. In accordance with SFAS 144, this amount has been classified as discontinued operations in the Consolidated Statement of Operations for fiscal 2003. In determining the fair value of the aforementioned restaurants, the company relied primarily on discounted cash flow analyses that incorporated an investment horizon of five years and utilized a risk adjusted discount factor.


     As part of the impairment analysis discussed above, the company also reviewed the remaining useful life of the Grady's American Grill trademark. In light of the continuing negative trends in both sales and cash flows, the increase in the pervasiveness of these declines amongst individual stores, and the accelerating rate of decline in both sales and cash flow, the company also determined that the useful life of the Grady's American Grill trademark should be reduced from 15 to five years.

     Quality Dining continues to pursue various management actions in response to the negative trend in its Grady's business, including evaluating strategic business alternatives for the division both as a whole and at each of its restaurant locations.

     Fiscal 2001 Impairment Charge. During the second half of fiscal 2001, the company experienced a significant decrease in sales and cash flow in its Grady's American Grill division. The company initiated various management actions in response to this declining trend, including evaluating strategic business alternatives for the division both as a whole and at each of its restaurant locations. Subsequently, the company entered into an agreement to sell nine of its Grady's American Grill restaurants for approximately $10.4 million. Because the carrying amount of the related assets as of October 28, 2001 exceeded the estimated net sale proceeds, the company recorded an impairment charge of $4.1 million related to these nine restaurants. As a consequence of this loss and in connection with the aforementioned evaluation, the company estimated the future cash flows expected to result from the continued operation and the residual value of the remaining restaurant locations in the division and concluded that, in 12 locations, the undiscounted estimated future cash flows were less than the carrying amount of the related assets. Accordingly, the company concluded that these assets had been impaired. The company measured the impairment and recorded an impairment charge related to these assets aggregating $10.4 million, consisting of a reduction in the net book value of the Grady's American Grill trademark of $4.9 million and a reduction in the net book value of certain fixed assets in the amount of $5.5 million.

     Menu. The Grady's American Grill menu features signature prime rib, high-quality steaks, seafood, inviting salads, sandwiches, soups and high quality desserts. Entrees emphasize on-premise scratch preparation in a classic American style.

     Advertising and Marketing. As the owner of the Grady's American Grill concept, the company has full responsibility for marketing and advertising. The company focuses advertising and marketing efforts in local print media and the use of direct mail programs, with total annual expenditures of approximately two percent of the sales for its Grady's American Grill restaurants.

ITALIAN DINING CONCEPT

     General. Quality Dining's Italian Dining concepts operate under the tradenames Papa Vino's Italian Kitchen and Spageddies Italian Kitchen. The company had been a franchisee of Spageddies since 1994, and became the owner of the concept in October 1995. The first Papa Vino's restaurant was opened in 1996 and the first Spageddies restaurant was opened in 1994. Papa Vino's and Spageddies each offers a casual dining atmosphere with high-quality food, generous portions and moderate prices, all enjoyed in a setting featuring the ambiance of a traditional Italian trattoria with stone archways, large wine casks and wine racks lining the walls and exhibition cooking in an inviting, comfortable environment. The company's Italian Dining concept is proprietary and provides the company with flexibility for expansion and development.

     Menu. A fundamental component of the Italian Dining concepts is to provide the customer with a wide variety of high-quality, value-priced Italian food. The restaurant menu includes an array of entrees, including traditional Italian pasta, grilled meats and freshly prepared selections of pizzas, soups, salads and sandwiches. The menu also includes specialty appetizers, fresh baked bread and desserts, together with a full-service bar.

     Advertising and Marketing. As the owner of these concepts, the company has full responsibility for marketing and advertising its Italian Dining restaurants. The company focuses its advertising and marketing efforts in local print media, use of direct mail programs and radio, with total annual expenditures estimated to range between two percent and three percent of the sales for these restaurants.


PORTERHOUSE STEAKS AND SEAFOOD(TM)



     General. Porterhouse Steaks and Seafood is the newest addition to the family of Quality Dining concepts and is located in Cherry Hill, New Jersey. This restaurant features choice-cut steaks, fresh seafood, an exclusive a la carte menu, an extensive wine selection, and an upscale and elegant dining atmosphere. For reporting purposes, Porterhouse Steaks and Seafood is included in the Grady's American Grill operating segment.



     Advertising and Marketing. As the exclusive owner of this dining concept, Quality Dining has full responsibility for marketing and advertising this restaurant. The company focuses its advertising and marketing efforts in local print media and use of direct mail programs, with total expenditures of approximately two percent of restaurant sales.


TRADEMARKS

     The company owns the following registered trademarks: Grady's American Grill(R), Spageddies Italian Kitchen(R), Spageddies(R), Papa Vino's(R) and Papa Vino's Italian Kitchen(R). Quality Dining also owns a number of other trademarks and service marks which are used in connection with its owned concepts. The company believes its marks are valuable and intends to maintain its marks and any related registrations. Burger King(R) is a registered trademark of Burger King Corporation. Chili's(R) and Chili's Grill & Bar(R) are registered trademarks of Brinker International, Inc.(R)

ADMINISTRATIVE SERVICES

     From its headquarters in Mishawaka, Indiana, the company provides accounting, treasury management, information technology, purchasing, human resources, finance, marketing, advertising, menu development, budgeting, planning, legal, site selection and development support services for each of its operating subsidiaries.

     Management. The company is managed by a team of senior managers who are responsible for the establishment and implementation of a strategic plan. The company believes that its management team possesses the ability to manage its diverse operations. The company has an experienced management team in place for each of its concepts. Each concept's operations are managed by geographic region with a senior manager responsible for each specific region of operations.

     Site Selection. Site selection for new restaurants is made by the company's senior management under the direction of the company's Chief Development Officer, subject in the case of the company's franchised restaurants to the approval of its franchisors. Within a potential market area, the company evaluates high-traffic locations to determine profitable trading areas. Site-specific factors considered by the company include traffic generators, points of distinction, visibility, ease of ingress and egress, proximity to direct competition, access to utilities, local zoning regulations and various other factors. In addition, in evaluating potential full service dining sites, the company considers applicable laws regulating the sale of alcoholic beverages. The company regularly reviews potential sites for expansion. Once a potential site is selected, the company utilizes demographic and site selection data to assist in final site selection.


     Quality Control. Quality Dining's senior management and restaurant management staff are principally responsible for assuring compliance with the company's and its franchisors' operating procedures. The company and its franchisors have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct. Compliance with these standards and specifications is monitored by frequent on-site visits and inspections by the company's senior management. Additionally, the company employs the use of toll free customer feedback telephone services to ensure that the restaurants meet the company's operating standards. The company's operational structure encourages all employees to assume a proprietary role ensuring that such standards and specifications are met.


          Burger King. Quality Dining's Burger King operations are focused on achieving a high level of customer satisfaction with speed, accuracy and quality of service closely monitored. The company's senior management and restaurant management staff are principally responsible for ensuring compliance with the company's and Burger King Corporation's operating procedures. The company and Burger King Corporation have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, sanitation and cleanliness.

          Full Service Dining. Quality Dining has uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct in its full service dining concepts. At the company's Chili's restaurants, compliance with these standards and specifications is monitored by representatives of Brinker. Each full service dining restaurant typically has a general manager and three to four assistant managers who together train and supervise employees and are, in turn, overseen by a multi-unit manager.

     Information Technology Systems. Financial controls are maintained through a centralized accounting system, which allows the company to track the operating performance of each restaurant. The company has a point-of-sale system in each of its restaurants which is linked directly to the company's accounting system, thereby making information available on a timely basis. During fiscal 2002, the company replaced its financial and accounting system with integrated, web-based software operating in a client/server hardware environment. This information system enables the company to analyze customer purchasing habits, operating trends and promotional results.

     Training. Quality Dining maintains comprehensive training programs for all of its restaurant management personnel. Special emphasis is placed on quality food preparation, service standards and total customer satisfaction.

          Burger King. The training program for the company's Burger King restaurant managers features an intensive hands-on training period followed by classroom instruction and simulated restaurant management activities. Upon certification, new managers work closely with experienced managers to solidify their skills and expertise. The company's existing restaurant managers regularly participate in the company's ongoing training efforts, including classroom programs, off-site training and other training/development programs, which the company's senior concept management designs from time to time. The company generally seeks to promote from within to fill Burger King restaurant management positions.

          Full Service Dining. Quality Dining requires all general and restaurant managers of its full service dining concepts to participate in a system-wide, comprehensive training program. These programs teach management trainees detailed food preparation standards and procedures for each concept. These programs are designed and implemented by the company's senior concept management teams.

     Purchasing. Purchasing and procurement for the company's Grady's American Grill and Italian Dining concepts are generally contracted with full-service distributors. Unit-level purchasing decisions from an approved list of suppliers are made by each of Quality Dining's restaurant managers based on their assessment of the provisioning needs of the particular location. Purchase orders and invoices are reviewed and approved by restaurant managers. The company participates in system-wide purchasing and distribution programs with respect to its Chili's and Burger King restaurants, which have been effective in reducing store-level expenditures on food and paper packaging.

FRANCHISE AND DEVELOPMENT AGREEMENTS

     Burger King. The company is responsible for all costs and expenses incurred in locating, acquiring and developing restaurant sites. The company must also satisfy Burger King Corporation's development criteria, which include the specific site, the related purchase contract or lease agreement and architectural and engineering plans for each of the company's new Burger King restaurants. Burger King Corporation may refuse to grant a franchise for any proposed Burger King restaurant if the company is not conducting the operations of each of its Burger King restaurants in compliance with Burger King Corporation's franchise requirements. Burger King Corporation periodically monitors the operations of its franchised restaurants and notifies its franchisees of failures to comply with franchise or development agreements that come to its attention.


     On January 27, 2000, the company executed a "Franchisee Commitment" pursuant to which it agreed to undertake certain "Transformational Initiatives" including capital improvements and other routine maintenance in all of its Burger King restaurants. The capital improvements include the installation of signage bearing the new Burger King logo and the installation of a new drive-through ordering system. The initial deadline for completing these capital improvements, December 31, 2001, was extended to December 31, 2002, although the company met the initial deadline with respect to 66 of the 70 Burger King restaurants subject to the Franchisee Commitment. The company completed the capital improvements to the remaining four restaurants prior to December 31, 2002. In addition, the company agreed to perform, as necessary, certain routine maintenance such as exterior painting, sealing and striping of parking lots and upgraded landscaping. The company completed this maintenance prior to September 30, 2000, as required. In consideration for executing the Franchisee Commitment, the company received "Transformational Payments" totaling approximately $3.9 million during fiscal 2000. In addition, the company received supplemental Transformational Payments of approximately $135,000 in fiscal 2001 and $180,000 in fiscal 2002. The portion of the Transformational Payments that corresponds to the amount required for capital improvements ($1,966,000) was recorded as a reduction in the costs of the assets acquired. Consequently, the company has not and will not incur depreciation expense over the useful life of these assets (which range between five and 10 years). The portion of the Transformational Payments that corresponds to the required routine maintenance was recognized as a reduction in maintenance expense over the period during which maintenance was performed. The remaining balance of the Transformational Payments was recognized as other income ratably through December 31, 2001, the term of the initial Franchisee Commitment, except that the supplemental Transformational Payments were recognized as other income when received.


     During fiscal 2000, Burger King Corporation increased its royalty and franchise fees for most new restaurants. The franchise fee for new restaurants increased from $40,000 to $50,000 for a 20 year agreement and the royalty rate increased from 3.5% of sales to 4.5% of sales, after a transitional period. For franchise agreements entered into during the transitional period, the royalty rate will be 4.0% of sales for the first ten years and 4.5% of sales for the balance of the term.

     For new restaurants, the transitional period was from July 1, 2000 to June 30, 2003. Since July 1, 2003, the royalty rate is 4.5% of sales for the full term of new restaurant franchise agreements. For renewals of existing franchise agreements, the transitional period was from July 1, 2000 through June 30, 2001. As of July 1, 2001, existing restaurants that renew their franchise agreements will pay a royalty of 4.5% of sales for the full term of the renewed agreement. The advertising contribution remains at 4.0% of sales. Royalties payable under existing franchise agreements are not affected by these changes until the time of renewal, at which time the then prevailing rate structure will apply.

     Burger King Corporation offered a voluntary program as an incentive for franchisees to renew their franchise agreements prior to the scheduled expiration date ("2000 Early Renewal Program"). Franchisees that elected to participate in the 2000 Early Renewal Program are required to make capital investments in their restaurants by, among other things, bringing them up to Burger King Corporation's current image, and to extend occupancy leases. Franchise agreements entered into under the 2000 Early Renewal Program have special provisions regarding the royalty payable during the term, including a reduction in the royalty to 2.75% over five years beginning April, 2002 and concluding in April, 2007.

     The company included 36 restaurants in the 2000 Early Renewal Program. The company paid franchise fees of $877,000 in the third quarter of fiscal 2000 to extend the franchise agreements of the selected restaurants for 16 to 20 years. In fiscal 2001 and 2002 the company invested approximately $6.6 million to remodel the selected restaurants to Burger King Corporation's current image.

     Burger King Corporation offered an additional voluntary program as an incentive to franchisees to renew their franchise agreements prior to the scheduled expiration date ("2001 Early Renewal Program"). Franchisees that elected to participate in the 2001 Early Renewal Program are required to make capital investments in their restaurants by, among other things, bringing them up to Burger King Corporation's current image (Image 99), and to extend occupancy leases. Franchise agreements entered into under the 2001 Early Renewal Program have special provisions regarding the royalty payable during the term, including a reduction in the royalty to 2.75% over five years commencing 90 days after the semi-annual period in which the required capital improvements are made.


     The company included three restaurants in the 2001 Early Renewal Program. The company paid franchise fees of $144,925 in fiscal 2001 to extend the franchise agreements of the selected restaurants for 17 to 20 years. The company invested approximately $1.7 million in fiscal 2003 to remodel two participating restaurants to Burger King Corporation's current image. The company withdrew one restaurant from the 2001 Early Renewal Program in fiscal 2004.


     Through participation in the various early renewal plans, the company has been able to reduce its royalty expense by $421,000, $301,000 and $146,000 in fiscal 2004, 2003 and 2002, respectively.

     Burger King Corporation also provides general specifications for designs, color schemes, signs and equipment, formulas for preparation of food and beverage products, marketing concepts, inventory, operations and financial control methods, management training, technical assistance and materials. Each franchise agreement prohibits the company from transferring a franchise without the prior approval of Burger King Corporation.

     Burger King Corporation's franchise agreements prohibit Quality Dining, during the term of the agreements, from owning or operating any other hamburger restaurant. For a period of one year following the termination of a franchise agreement, the company remains subject to such restriction within a two mile radius of the Burger King restaurant which was the subject of the franchise agreement.

     Chili's. Quality Dining's development agreement with Brinker (the "Chili's Agreement") expired on December 31, 2003. The development agreement entitled the company to develop up to 41 Chili's restaurants in two regions encompassing counties in Indiana, Michigan, Ohio, Kentucky, Delaware, New Jersey and Pennsylvania. The company paid development fees totaling $260,000 for the right to develop the restaurants in the regions. Each Chili's franchise agreement requires the company to pay an initial franchise fee of $40,000, a monthly royalty fee of 4.0% of sales and certain advertising fees. See "-- Chili's

Grill & Bar, Advertising and Marketing", above. The company completed all of its obligations under the Chili's Agreement prior to its expiration.

     The Chili's Agreement prohibited Brinker or any other Chili's franchisee from establishing a Chili's restaurant within a specified geographic radius of the company's Chili's restaurants. The Chili's Agreement and the franchise agreements prohibit the company, for the term of the agreements, from owning or operating other restaurants which are similar to a Chili's restaurant. The Chili's Agreement extends this prohibition, but only within the company's development territories, for a period of two years following the termination of the Chili's Agreement. In addition, each franchise agreement prohibits the company, for the term of the franchise agreement and for a period of two years following its termination, from owning or operating such other restaurants within a ten-mile radius of the Chili's restaurant which was the subject of such agreement.

     Quality Dining is responsible for all costs and expenses incurred in locating, acquiring and developing restaurant sites. Each proposed restaurant site, the related purchase contract or lease agreement and the architectural and engineering plans for each of the company's new Chili's restaurants are subject to Brinker's approval. Brinker may refuse to grant a franchise for any proposed Chili's restaurant if the company is not conducting the operations of each of its Chili's restaurants in compliance with the Chili's restaurant franchise requirements. Brinker periodically monitors the operations of its franchised restaurants and notifies the franchisees of any failure to comply with franchise or development agreements that comes to its attention.

     The franchise agreements convey the right to use the franchisor's trade names, trademarks and service marks with respect to specific restaurant units. The franchisor also provides general specifications for designs, color schemes, signs and equipment, formulas for preparation of food and beverage products, marketing concepts, inventory, operations and financial control methods, management training and technical assistance and materials. Each franchise agreement prohibits the company from transferring a franchise without the prior approval of the franchisor.

     Risks and Requirements of Franchisee Status. Due to the nature of franchising and the company's agreements with its franchisors, the success of the company's Burger King and Chili's concepts is, in large part, dependent upon the overall success of its franchisors, including the financial condition, management and marketing success of its franchisors and the successful operation of restaurants opened by other franchisees. Certain matters with respect to the company's franchised concepts must be coordinated with, and approved by, the company's franchisors. In particular, the company's franchisors must approve the opening by the company of any new franchised restaurant, including franchises opened within the company's existing franchised territories, and the closing of any of the company's existing franchised restaurants. The company's franchisors also maintain discretion over the menu items that may be offered in the company's franchised restaurants.

COMPETITION


     The restaurant industry is intensely competitive with respect to price, service, location and food quality. The industry is mature and competition can be expected to increase. There are many well-established competitors with substantially greater financial and other resources than the company, some of which have been in existence for a substantially longer period than the company and may have substantially more units in the markets where the company's restaurants are, or may be, located. McDonald's and Wendy's restaurants are the principal competitors to the company's Burger King restaurants. The competitors to the company's Chili's and Italian Dining restaurants are other casual dining concepts such as Applebee's, T.G.I. Friday's, Bennigan's, Olive Garden and Red Lobster restaurants. The primary competitors to Porterhouse Steaks and Seafood and Grady's American Grill are Houston's, Outback Steakhouse, Houlihan's, and O'Charley's Restaurant & Lounge, as well as a large number of locally-owned, independent restaurants. The company believes that competition is likely to become even more intense in the future.

     Quality Dining and the restaurant industry in general are significantly affected by factors such as changes in local, regional or national economic conditions, changes in consumer tastes, weather conditions and various other consumer concerns. In addition, factors such as increases in food, labor and energy costs, the availability and cost of suitable restaurant sites, fluctuating insurance rates, state and local regulations and the availability of an adequate number of hourly-paid employees can also adversely affect the restaurant industry.

GOVERNMENT REGULATION


     Each of Quality Dining's restaurants is subject to licensing and regulation by a number of governmental authorities, which include alcoholic beverage control in the case of the Chili's, Italian Dining, Grady's American Grill and Porterhouse Steaks and Seafood restaurants, and health, safety and fire agencies in the state or municipality in which the restaurant is located. Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new restaurant in a particular area.



     Alcoholic beverage control regulations require each of Quality Dining's Chili's, Italian Dining, Grady's American Grill and Porterhouse Steaks and Seafood restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the company's restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. The loss of a liquor license for a particular Grady's American Grill, Italian Dining, Chili's or Porterhouse Steaks and Seafood restaurant would most likely result in the closing of the restaurant.


     The company may be subject in certain states to "dramshop" laws, which generally provide a person injured by an intoxicated patron the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. The company carries liquor liability coverage as part of its existing comprehensive general liability insurance.

     The company's restaurant operations are also subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits. Significant numbers of the company's food service and preparation personnel are paid at rates related to the federal minimum wage and, accordingly, increases in the minimum wage could increase the company's labor costs.

     Quality Dining is also subject to various local, state and federal laws regulating the discharge of pollutants into the environment. The company believes that it conducts its operations in substantial compliance with applicable environmental laws and regulations. In an effort to prevent and, if necessary, to correct environmental problems, the company conducts environmental audits of a proposed restaurant site in order to determine whether there is any evidence of contamination prior to purchasing or entering into a lease with respect to such site. To date, Quality Dining's operations have not been materially adversely affected by the cost of compliance with applicable environmental laws.

EMPLOYEES


     As of October 31, 2004, the company had approximately 7,176 employees. Of those employees, approximately 93 held management or administrative positions, 574 were involved in restaurant management, and the remainder were engaged in the operation of the company's restaurants. None of the company's employees is covered by a collective bargaining agreement. The company considers its employee relations to be good.

                                   PROPERTIES


     The following table sets forth, as of October 31, 2004, the eight states in which the company operated restaurants and the number of restaurants in each state. Of the 176 restaurants which the company operated as of October 31, 2004, the company owned 36 and leased 140. Many leases provide for base rent plus an additional rent based upon sales to the extent the additional rent exceeds the base rent, while other leases provide for only a base rent.


                     NUMBER OF COMPANY-OPERATED RESTAURANTS

                                                        GRADY'S
                                     BURGER             AMERICAN   PORTERHOUSE   ITALIAN
                                      KING    CHILI'S    GRILL        STEAK      DINING    TOTAL
                                     ------   -------   --------   -----------   -------   -----
Delaware...........................              2                                            2
Georgia............................                          1                                1
Indiana............................    44        5                                   2       51
Michigan...........................    80       12           1                       5       98
New Jersey.........................              6                       1                    7
Ohio...............................              4                                   2        6
Pennsylvania.......................             10                                           10
Tennessee..........................                          1                                1
                                      ---       --        ----        ----        ----      ---
  Total............................   124       39           3           1           9      176
                                      ===       ==        ====        ====        ====      ===

     Burger King. As of October 31, 2004, 43 of the company's Burger King restaurants were leased from real estate partnerships owned by certain of the company's founding shareholders. See "Information About the Transaction Participants -- Past Contacts, Transactions, Negotiations and Agreements". The company also leased six Burger King restaurants directly from Burger King Corporation and 58 restaurants from unrelated third parties. The company owned 17 of its Burger King restaurants as of October 31, 2004.


     Chili's Grill & Bar. As of October 31, 2004, the company owned 12 of its Chili's restaurants and leased the 27 other restaurants from unrelated parties.


     Grady's American Grill. As of October 31, 2004, the company owned two of its Grady's American Grill restaurants and leased the other Grady's American Grill restaurant from an unrelated party.


     Porterhouse Steaks and Seafood. As of October 31, 2004, the company's one Porterhouse Steaks and Seafood restaurant shared an owned property with one of the company's Chili's Grill & Bar restaurants.


     Italian Dining. As of October 31, 2004, the company owned five of the Italian Dining restaurants and leased the four other restaurants from unrelated parties.


     Office Lease. The company leases approximately 53,000 square feet for its headquarters facility in an office building located in Mishawaka, Indiana that was constructed in 1997 and is leased from a limited liability company in which the company owns a 50% interest. The remaining term of the lease agreement is seven years. Approximately 4,500 square feet, 12,400 square feet and 5,200 square feet of the company's headquarters building have been subleased to three tenants with remaining terms of three years, six months and three years, respectively.


                               LEGAL PROCEEDINGS

     Quality Dining is involved in various legal proceedings incidental to the conduct of its business, including employment discrimination claims. Based upon currently available information, the company does not expect that any such proceedings will have a material adverse effect on the company's financial position or results of operations but there can be no assurance thereof.

     During fiscal 2003, Quality Dining was party to a lawsuit with BFBC Ltd ("BFBC"), a former franchisee of Bruegger's Bagels, and certain principals of BFBC (the "Franchisee Parties"). During the second quarter of fiscal 2003, the company entered into a settlement agreement with the Franchisee Parties that provided for a cash payment by the Franchisee Parties to the company in the amount of $3.75 million and the dismissal of all remaining claims in the lawsuit. The company recorded a gain of $3,459,000 in the second quarter of fiscal 2003 as a result of this settlement. Subsequent to the end of the second quarter of fiscal 2003, and ancillary to the BFBC settlement, the company transferred to Bruegger's Corporation's senior secured lender the company's interest in the $10.7 million Subordinated Note issued by Bruegger's Corporation to the company in connection with the divestiture of the company's bagel-related businesses in 1997. Quality Dining received payment of $55,000 for the Subordinated Note. The company had reserved for the full $10,000,000 amount of the Subordinated Note in fiscal 2000. Accordingly, the company recorded a $55,000 gain in respect of this payment in the third quarter of fiscal 2003.


     On June 22, 2004, a purported class action lawsuit was filed on behalf of the unaffiliated shareholders of the company by Milberg, Weiss, Bershad & Schulman LLP against the company, its directors and two of its officers alleging that the individual defendants breached fiduciary duties by acting to cause or facilitate the acquisition of the company's publicly-held shares for unfair and inadequate consideration, and colluding in the Fitzpatrick group's going private proposal. The action, Bruce Alan Crown Grantors Trust v. Daniel B. Fitzpatrick, et al., Cause No. 71-D04-0406-PL00299, was filed in the St. Joseph Superior Court in South Bend, Indiana. The action sought to enjoin the transaction or, if consummated, to rescind the transaction or award rescissory damages, and for defendants to account to the putative class for unspecified damages.


     On August 19, 2004, the company and the individual defendants filed motions to dismiss the action. The defendants argued that the claims were not ripe because the transaction proposed by the Fitzpatrick group required approval by the company's board of directors and its shareholders, neither of which had occurred, and that in any event, as a matter of Indiana corporate law, shareholders who dissent from such a transaction that receives the approval of a majority of the shares entitled to vote are not permitted to enjoin or otherwise challenge the transaction. On September 24, 2004, the plaintiff filed a response to defendants' motions to dismiss arguing that the claim was timely because the proposed transaction allegedly was a fait accompli and that Indiana law permits minority shareholders to challenge such a transaction.

     On October 12, 2004, three days before the hearing on the defendants' motions to dismiss, the plaintiff amended its complaint. The amended complaint continues to challenge the adequacy of the Fitzpatrick group's proposal and to allege that the individual defendants have breached fiduciary duties. In addition, citing the company's September 15, 2004 announcements of (a) third quarter earnings and (b) a correction in the calculation of weighted average shares outstanding which increased earnings per share in the first two quarters of 2004 by a fraction of a penny, the plaintiff alleges that from March 31, 2004 until September 15, 2004, the defendants violated the antifraud provisions of Indiana Securities Act by disseminating misleading information to "artificially deflate" the price of Quality Dining shares, and thereby induce investors to hold their Quality Dining shares. Finally, the plaintiff alleges that the failure of the company's directors to pursue a forfeiture action under Section 304 of the Sarbanes-Oxley Act of 2002, which requires a chief executive officer and chief financial officer, under certain circumstances, to reimburse the company for certain types of compensation if the company is required to issue a restatement due to material noncompliance with any financial reporting requirement under the securities laws, constitutes a breach of fiduciary duties.


     On October 13, 2004, the company announced that the special committee of the board of directors had approved in principle, by a vote of three to one, a transaction by which the Fitzpatrick group would purchase the outstanding shares held by the company's unaffiliated shareholders for $3.20 per share. The agreement in principle was subject to several contingencies. With respect to shareholder approval of the merger, the Fitzpatrick group agreed to vote its shares in the same proportion as the unaffiliated shareholders vote their shares.

     On November 3, 2004, Quality Dining and the individual defendants filed motions to dismiss the amended complaint. Defendants argue as before that as a matter of Indiana corporate law, the plaintiff cannot enjoin or otherwise challenge the proposed transaction. Defendants contend that plaintiff's claims challenging the proposed transaction should be dismissed for the additional reason that the merger is subject to approval by a majority of the putative class that the plaintiff seeks to represent. Defendants also argue that there is no cause of action under the Indiana Securities Act for persons who "hold" their securities purportedly because of misleading information, and no basis for a claim that reports filed by the company with the SEC violate a section of the Indiana Securities Act that prohibits the filing of misleading reports with the Indiana Securities Division. Finally, defendants contend that the plaintiff has no private right of action under Section 304 of the Sarbanes-Oxley Act and cannot maintain a direct action as a shareholder of the company to pursue a forfeiture of certain executive compensation.


     A hearing on the defendants' motions to dismiss was held on December 17, 2004. On February 3, 2005, the court granted the defendants' motions and dismissed the plaintiff's amended complaint. The plaintiff has not yet commenced an appeal or sought to take any other action following the court's ruling, but its time to do so has not expired. Based upon currently available information, the company does not expect that any such actions will have a material adverse effect on the company's financial position or results of operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with the "Quality Dining Selected Historical Consolidated Financial Data" and consolidated financial statements, including the notes thereto, attached to this proxy statement as Appendix F. The following discussion and analysis contains forward-looking statements which are subject to risks, uncertainties and contingencies, including, without limitation, those set forth below, which could cause our actual business, results of operations or financial condition to differ materially from those expressed in or implied by, such statements. See "Cautionary Statement Concerning Forward-Looking Information".



FORWARD-LOOKING STATEMENTS



     This report contains and incorporates forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the company's development plans and trends in the company's operations and financial results. Forward-looking statements can be identified by the use of words such as "anticipates," "believes," "plans," "estimates," "expects," "intends," "may," and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that the company will actually achieve the plans, intentions and expectations discussed in these forward-looking statements. Actual results may differ materially. Among the risks and uncertainties that could cause actual results to differ materially are the following: the availability and cost of suitable locations for new restaurants; the availability and cost of capital to the company; the ability of the company to develop and operate its restaurants; the ability of the company to sustain sales and margins in the increasingly competitive environment; the hiring, training and retention of skilled corporate and restaurant management and other restaurant personnel; the integration and assimilation of acquired restaurants; the overall success of the company's franchisors; the ability to obtain the necessary government approvals and third-party consents; changes in governmental regulations, including increases in the minimum wage; the results of pending litigation; and weather and other acts of God. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.



RESTATEMENT



     Following a review of its accounting policy and in consultation with its independent registered public accounting firm, PricewaterhouseCoopers LLP, the company has determined that it had incorrectly calculated its straight-line rent expense and related deferred rent liability. As a result, on February 9, 2005, the company's Board of Directors concluded that the company's previously filed financial statements for fiscal years through 2003 and the first three interim periods in 2004 should be restated. Historically, when accounting for leases with renewal options, the company recorded rent expense on a straight-line basis over the initial non-cancelable lease term without regard for renewal options. The company depreciated its buildings, leasehold improvements and other long-lived assets on those properties over a period that included both the initial non-cancelable term of the lease and all option periods provided for in the lease (or the useful life of the assets if shorter). The company has restated its financial statements to recognize rent expense on a straight-line basis over the entire lease term, including cancelable option periods where failure to exercise such options would result in an economic penalty such that at lease inception the renewal option is reasonably assured of exercise. The company has also restated its financial statements to recognize depreciation on its buildings, leasehold improvements and other long-lived assets over the expected lease term, where the lease term is shorter than the useful life of the assets.



     The company also determined that $2,599,000 in fixed assets were improperly classified as Assets Held for Sale on October 26, 2003. The company has reclassified these assets from Held for Sale to Property and Equipment on the October 26, 2003 balance sheet. This change did not affect results of operations, cash flows or total assets of the company.

     The restatement did not have any impact on the company's previously reported total net cash flows, sales or same-restaurant sales or compliance with any covenant under its credit facility or other debt instruments.



CRITICAL ACCOUNTING POLICIES



     Management's Discussion and Analysis of Financial Condition and Results of Operations are based upon the company's consolidated financial statements, which were prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes thereto. Actual results may differ from these estimates, and such differences may be material to the consolidated financial statements. Management believes that the following significant accounting policies involve a higher degree of judgment or complexity.



     Property and equipment. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets. The useful lives of the assets are based upon management's expectations for the period of time that the asset will be used for the generation of revenue. Management periodically reviews the assets for changes in circumstances that may impact their useful lives.



     Impairment of long-lived assets. Management periodically reviews property and equipment for impairment using historical cash flows as well as current estimates of future cash flows. This assessment process requires the use of estimates and assumptions that are subject to a high degree of judgment. In addition, at least annually, or as circumstances dictate, management assesses the recoverability of goodwill and other intangible assets which requires assumptions regarding the future cash flows and other factors to determine the fair value of the assets. In determining fair value, the company relies primarily on discounted cash flow analyses that incorporate an investment horizon of five years and utilize a risk adjusted discount factor. If these assumptions change in the future, management may be required to record impairment charges for these assets.



     Income taxes. The company has recorded a valuation allowance to reduce its deferred tax assets since it is more likely than not that some portion of the deferred assets will not be realized. Management has considered all available evidence both positive and negative, including the company's historical operating results, estimates of future taxable income and ongoing feasible tax strategies in assessing the need for the valuation allowance. In estimating its deferred tax asset, management used its 2005 operating plan as the basis for a forecast of future taxable earnings. Management did not incorporate growth assumptions and limited the forecast to five years, the period that management believes it can project results that are more likely than not achievable. Absent a significant and unforeseen change in facts or circumstances, management re-evaluates the realizability of its tax assets in connection with its annual budgeting cycle.



     The company operates in a very competitive industry that can be significantly affected by changes in local, regional or national economic conditions, changes in consumer tastes, weather conditions and various other consumer concerns. Accordingly, the amount of the deferred tax asset considered by management to be realizable, more likely than not, could change in the near term if estimates of future taxable income change. This could result in a charge to, or increase in, income in the period such determination is made.



     Other estimates. Management is required to make judgments and/or estimates in the determination of several of the accruals that are reflected in the consolidated financial statements. Management believes that the following accruals are subject to a higher degree of judgment.



     Management uses estimates in the determination of the required accruals for general liability, workers' compensation and health insurance. These estimates are based upon a detailed examination of historical and industry claims experience. The claims experience may change in the future and may require management to revise these accruals.



     The company is periodically involved in various legal actions arising in the normal course of business. Management is required to assess the probability of any adverse judgments as well as the potential ranges of any losses. Management determines the required accruals after a careful review of the facts of each legal action and assistance from outside legal counsel. The accruals may change in the future due to new developments in these matters.



     Management continually reassesses its assumptions and judgments and makes adjustments when significant facts and circumstances dictate. Historically, actual results have not been materially different than the estimates that are described above.



     For an understanding of the significant factors that influenced the company's performance during the 2004, 2003 and 2002 fiscal years the following discussion should be read in conjunction with the consolidated financial statements attached to this proxy statement as Appendix F.

RESULTS OF OPERATIONS



     The following table reflects the percentages that certain items of revenue and expense bear to total revenues.



                                                                FISCAL YEAR ENDED
                                                   -------------------------------------------
                                                   OCTOBER 31,    OCTOBER 26,     OCTOBER 27,
                                                      2004           2003            2002
                                                   -----------   -------------   -------------
                                                                 (AS RESTATED)   (AS RESTATED)
                                                                 -------------   -------------
                                                                      (1)             (1)
Restaurant sales:
  Burger King....................................      52.6%          52.4%           52.1%
  Chili's Grill & Bar............................      37.8           36.8            31.8
  Italian Dining Division........................       7.1            8.0             7.2
  Grady's American Grill.........................       2.5            2.8             8.9
                                                      -----          -----           -----
Total revenues...................................     100.0          100.0           100.0
                                                      -----          -----           -----
Operating expenses:
  Restaurant operating expenses:
     Food and beverage...........................      27.8           27.0            27.7
     Payroll and benefits........................      28.9           29.1            29.3
     Depreciation and amortization...............       4.1            4.6             4.2
     Other operating expenses....................      26.0           26.0            25.0
                                                      -----          -----           -----
Total restaurant operating expenses..............      86.8           86.7            86.2
                                                      -----          -----           -----
Income from restaurant operations................      13.2           13.3            13.8
                                                      -----          -----           -----
  General and administrative.....................       6.9            7.3             7.9
  Amortization of intangibles....................       0.1            0.2             0.2
  Facility closing costs.........................        --             --             0.1
                                                      -----          -----           -----
Operating income.................................       6.2            5.8             5.6
                                                      -----          -----           -----
Other income (expense):
  Interest expense...............................      (2.8)          (3.3)           (3.3)
  Minority interest in earnings..................      (1.0)          (1.2)           (1.3)
  Recovery of note receivable....................        --            1.6              --
  Stock purchase expense.........................        --           (0.6)             --
  Gain (loss) on sale of property and
     equipment...................................      (0.1)            --             0.4
  Other income, net..............................       0.1            0.5             0.3
                                                      -----          -----           -----
Total other expense, net.........................      (3.8)          (3.0)           (3.9)
                                                      -----          -----           -----
Income from continuing operations before income
  taxes..........................................       2.4            2.8             1.7
Income tax provision.............................       1.0            1.5             0.2
                                                      -----          -----           -----
Income from continuing operations................       1.4            1.3             1.5
Income (loss) from discontinued operations, net
  of tax.........................................      (0.5)          (1.1)            0.5
                                                      -----          -----           -----
Net income.......................................       0.9%           0.2%            2.0%
                                                      -----          -----           -----

---------------


(1) See Note 1A to the consolidated financial statements attached to this proxy statement as Appendix F.



FISCAL YEAR 2004 COMPARED TO FISCAL YEAR 2003



     Restaurant sales in fiscal 2004 were $232,096,000, an increase of 5.8% or $12,765,000, compared to restaurant sales of $219,331,000 in fiscal 2003. The company had increased revenue of $3,798,000 due to an additional sales week in fiscal 2004 (53 week year) versus fiscal 2003 (52 week year). Additionally, the increase was due to a $7,200,000 increase in restaurant sales in the company's quick service segment and a $5,565,000 increase in restaurant sales in the company's full service segment. As a result of the adoption of Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the company has classified the revenues, expenses and related assets and liabilities of four Grady's American Grill restaurants sold during fiscal 2003, four restaurants that met the criteria for 'held for sale' treatment in fiscal 2003, and five that met the criteria in fiscal 2004, as discontinued operations.



     The company's Burger King restaurant sales were $122,183,000 in fiscal 2004 compared to sales of $114,983,000 in fiscal 2003, an increase of $7,200,000. The company had increased revenue of $2,189,000 due to an additional sales week in fiscal 2004 (53 week year) versus fiscal 2003 (52 week year). The company had increased revenue of $3,958,000 from the three new restaurants opened in fiscal 2003, the five restaurants purchased from a third party in the third quarter of fiscal 2004, and the one new restaurant opened in the fourth quarter of fiscal 2004. The company's Burger King restaurants' average weekly sales increased to $19,234 in fiscal 2004 versus $18,998 in fiscal 2003. Sales at restaurants open for more than one year increased 0.6% in fiscal 2004 when compared to the same period in fiscal 2003. During the third quarter of fiscal 2004 Burger King introduced some appealing new products and had improved promotional campaigns. The company believes these actions were responsible for the positive same store sales results.



     The company's Chili's Grill & Bar restaurant sales increased $7,007,000 to $87,717,000 in fiscal 2004 compared to restaurant sales of $80,710,000 in fiscal 2003. The company had increased revenue of $1,202,000 due to an additional sales week in fiscal 2004 (53 week year) versus fiscal 2003 (52 week year). The company had increased revenue of $7,084,000 due to additional sales weeks from two new restaurants opened in fiscal 2004 and three restaurants opened in fiscal 2003 that were open for a first full year in fiscal 2004. The company's Chili's Grill & Bar restaurants average weekly sales decreased to $43,662 in fiscal 2004 versus $44,518 in fiscal 2003. Sales at restaurants open for more than one year decreased 2.0% in fiscal 2004 when compared to the same period in fiscal 2003. The company believes that the sales decrease it experienced in fiscal 2004 was mainly due to increased competition in the full service restaurant segment.



     The company's Grady's American Grill restaurant sales were $5,789,000 in fiscal 2004 compared to sales of $6,078,000 in fiscal 2003, a decrease of $289,000. The company had increased revenue of $120,000 due to an additional sales week in fiscal 2004 (53 week year) versus fiscal 2003 (52 week year). As a result of the adoption of Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the company has classified the revenues of four Grady's American Grill restaurants sold during fiscal 2003, four restaurants that met the criteria for "held for sale" treatment in fiscal 2003 and five that met the criteria in fiscal 2004, as discontinued operations. The remaining three Grady's American Grill restaurants had average weekly sales of $36,416 in fiscal 2004 versus $38,961 in fiscal 2003, a decrease of 6.5%. The company believes sales declines in its Grady's American Grill division resulted from competitive intrusion and the company's inability to efficiently market this concept.



     The company's Italian Dining division's restaurant sales decreased $1,153,000 to $16,407,000 in fiscal 2004 when compared to restaurant sales of $17,560,000 in fiscal 2003. The company had increased revenue of $287,000 due to an additional sales week in fiscal 2004 (53 week year) versus fiscal 2003 (52 week year). The Italian Dining division's average weekly sales decreased to $34,396 in fiscal 2004 from $37,522 in fiscal 2003. Sales at restaurants open for more than one year decreased 8.6% in fiscal 2004 when compared to the same period in fiscal 2003. The company believes that the sales declines it experienced in its Italian Dining division resulted primarily from competitive intrusion.



     Total restaurant operating expenses were $201,469,000 in fiscal 2004, compared to $190,245,000 in fiscal 2003. As a percentage of total restaurant sales, total restaurant operating expenses increased 0.1% to 86.8% in fiscal 2004 from 86.7% in fiscal 2003. The following factors influenced the operating margins:



     Food and beverage costs were $64,409,000 in fiscal 2004, compared to $59,271,000 in fiscal 2003. As a percentage of total restaurant sales, food and beverage costs increased 0.8% to 27.8% in fiscal 2004 from 27.0% in fiscal 2003. During fiscal 2004 food and beverage costs, as a percentage of sales, increased in both the quick service segment and the full service segment. The increases were mainly due to higher dairy, produce and beef costs.



     Payroll and benefits were $67,182,000 in fiscal 2004, compared to $63,923,000 in fiscal 2003. As a percentage of total restaurant sales, payroll and benefits decreased to 28.9% in fiscal 2004 versus 29.1% in fiscal 2003. Payroll and benefits, as a percentage of sales, decreased in the quick service segment and in the Chili's division within the full service segment. The decrease, as a percent of sales, was mainly due to the company's continued focus on reducing payroll costs.



     Depreciation and amortization decreased $559,000 to $9,599,000 in fiscal 2004 compared to $10,158,000 in fiscal 2003. As a percentage of total restaurant sales, depreciation and amortization decreased to 4.1% in fiscal 2004 compared to 4.6% in fiscal 2003. The decrease in depreciation expense was mainly due to an increased portion of the fixed assets being fully depreciated.



     Other restaurant operating expenses include rent and utilities, royalties, promotional expense, repairs and maintenance, property taxes and insurance. Other restaurant operating expenses increased $3,386,000 to $60,279,000 in fiscal 2004 compared to $56,893,000 in fiscal 2003. The increase was mainly due to the increased number of Chili's and Burger King restaurants operating in fiscal 2004 versus fiscal 2003. Other restaurant operating expenses, as a percentage of total restaurant sales, remained consistent at 26.0% in fiscal 2004 and fiscal 2003.



     Income from restaurant operations increased $1,541,000 to $30,627,000, or 13.2% of revenues, in fiscal 2004 compared to $29,086,000, or 13.3% of revenues, in fiscal 2003. Income from restaurant operations in the company's quick service segment increased $1,162,000 and the company's full service segment increased $46,000 from the prior year.



     General and administrative expenses, which include corporate and district management costs, were $15,997,000 in fiscal 2004, compared to $16,068,000 in fiscal 2003, a decrease of $71,000. As a percentage of total restaurant sales, general and administrative expenses decreased to 6.9% in fiscal 2004 compared to 7.3% in fiscal 2003. The decrease in general and administrative costs, as a percentage of sales, was mainly due to the company being able to increase sales while slightly reducing general and administrative costs.



     The company had operating income of $14,461,000 in fiscal 2004 compared to operating income of $12,744,000 in fiscal 2003.



     Total interest expense decreased to $6,546,000 in fiscal 2004 from $7,143,000 in fiscal 2003. The decrease was mainly due to lower debt levels.



     Minority interest in earnings pertains to certain related party affiliates that are variable interest entities, or VIEs. The company holds no direct ownership or voting interest in any VIE. Minority interest in earnings was $2,397,000 in fiscal 2004 versus $2,678,000 in fiscal 2003. See Note 2 in the company's consolidated financial statements attached to this proxy statement as Appendix F for further discussion.



     During the third quarter of fiscal 2003, one of the consolidated VIE's (See
Note 2 in the company's consolidated financial statements) purchased all 1,148,014 shares of the company's common stock owned by NBO, LLC, for approximately $4.1 million. As a result of this transaction, the company incurred a one-time, non-cash charge of $1,294,000, which is equal to the premium to the market price that the VIE paid for the shares. The company did not have any similar charges in fiscal 2004.

     During the second quarter of fiscal 2003, the company recorded a $3,459,000 gain on the collection of a note receivable that had previously been written off. The company did not have any similar gain in fiscal 2004.



     Income tax expense of $2,342,000 was recorded in fiscal 2004 compared to $3,293,000 in fiscal 2003. This decrease was due to a decrease in income from continuing operations and a decrease in the effective tax rate. The effective tax rate in fiscal 2003 was higher than fiscal 2004 primarily due to the tax effect of the stock purchase expense incurred in fiscal 2003, which is a permanent difference, and the increase to the valuation allowance recorded in fiscal 2003. At the end of fiscal 2004, the company reviewed its valuation reserve against its deferred tax asset consistent with its historical practice. The company's assessment of its ability to realize the net deferred tax asset was based on the weight of both positive and negative evidence, including the taxable income of its current operations. The company believes the positive evidence includes the company's profitability in 2004, 2003 and 2002, consistent historical profitability of its Chili's and Burger King divisions, and the resolution of substantially all of its bagel-related contingent liabilities. The company believes the negative evidence includes the persistent negative trends in its Grady's American Grill division, recent same store sales declines in its Italian Dining division and statutory limitations on available carryforward tax benefits. In estimating its deferred tax asset, management used its 2005 operating plan as the basis for a forecast of future taxable earnings. Management did not incorporate growth assumptions and limited the forecast to five years, the period that management believes it can project results that are more likely than not achievable. Absent a significant and unforeseen change in facts or circumstances, management re-evaluates the realizability of its tax assets in connection with its annual budgeting cycle.



     Based on its assessment and using the methodology described above, management believes more likely than not the net deferred tax asset will be realized. The company is currently profitable and management believes the issues that gave rise to historical losses have been substantially resolved with no impact on its continuing businesses. Moreover, the company's Burger King and Chili's businesses have been historically, and continue to be, profitable. Nonetheless, realization of the net deferred tax asset will require approximately $27 million of future taxable income. The company operates in a very competitive industry that can be significantly affected by changes in local, regional or national economic conditions, changes in consumer tastes, weather conditions and various other consumer concerns. Accordingly, the amount of the deferred tax asset considered by management to be realizable, more likely than not, could change in the near term if estimates of future taxable income change. This could result in a charge to, or increase in, income in the period such determination is made.



     The company has net operating loss carryforwards of approximately $53.4 million as well as FICA tip credits and alternative minimum tax credits of $5.8 million. At the end of fiscal 2004 the company had a valuation reserve against its deferred tax asset of $25.2 million resulting in a net deferred tax asset of $8.3 million.



     Discontinued operations includes four Grady's American Grill restaurants sold during fiscal 2003, four restaurants that met the criteria for 'held for sale' treatment in fiscal 2003 and five that met the criteria in fiscal 2004. The decision to dispose of these locations reflects the company's ongoing process of evaluating the performance and cash flows of its various restaurant locations and using the proceeds from the sale of closed restaurants to reduce outstanding debt. The net loss from discontinued operations for fiscal 2004 was $1,090,000 versus a net loss of $2,351,000 in fiscal 2003. Discontinued operations for the fiscal year ended October 31, 2004 includes charges for the impairment of assets and facility closing costs totaling $2,357,000. Discontinued operations for the fiscal year ended October 26, 2003 includes charges for the impairment of assets and facility closing costs totaling $4,631,000. The total restaurant sales from discontinued operations for fiscal 2004 were $8,179,000 versus $16,249,000 in fiscal 2003.



     The net income in fiscal 2004 was $2,221,000, or $0.22 per share on a diluted basis, compared to a net income of $399,000, or $0.04 per share on a diluted basis, in fiscal 2003.

FISCAL YEAR 2003 COMPARED TO FISCAL YEAR 2002



     Restaurant sales in fiscal 2003 were $219,331,000, a decrease of 7.7% or $18,389,000, compared to restaurant sales of $237,720,000 in fiscal 2002. The decrease was due to a $8,812,000 decrease in restaurant sales in the company's quick service segment and a $9,577,000 decrease in restaurant sales in the company's full service segment. As a result of the adoption of Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the company has classified the revenues, expenses and related assets and liabilities of four Grady's American Grill restaurants that were sold in fiscal 2003, four Grady's American Grill restaurants that met the criteria for 'held for sale' treatment in fiscal 2003 and five that met the criteria in fiscal 2004, as discontinued operations in the accompanying consolidated financial statements.



     The company's Burger King restaurant sales were $114,983,000 in fiscal 2003 compared to sales of $123,795,000 in fiscal 2002, a decrease of $8,812,000. The company had increased revenue of $2,594,000 due to additional sales weeks from three restaurants opened in fiscal 2003 and two restaurants opened in fiscal 2002 that were open for their first full year in fiscal 2003. The company's Burger King restaurants' average weekly sales decreased to $18,998 in fiscal 2003 versus $20,668 in fiscal 2002. Sales at restaurants open for more than one year decreased 8.2% in fiscal 2003 when compared to the same period in fiscal 2002. The company believes that the sales decline it experienced in fiscal 2003 resulted primarily from ineffective marketing and unsuccessful new product introductions.



     The company's Chili's Grill & Bar restaurant sales increased $4,950,000 to $80,710,000 in fiscal 2003 compared to restaurant sales of $75,760,000 in fiscal 2002. The company had increased revenue of $3,716,000 due to additional sales weeks from three new restaurants opened in fiscal 2003 and one restaurant opened in fiscal 2002 that was open for its first full year in fiscal 2003. The company's Chili's Grill & Bar restaurants average weekly sales increased to $44,518 in fiscal 2003 versus $43,868 in fiscal 2002. Sales at restaurants open for more than one year increased 2.1% in fiscal 2003 when compared to the same period in fiscal 2002. The company believes that the sales increases it experienced in fiscal 2003 resulted from the application of the company's disciplined operating systems and successful marketing and menu strategies by the franchisor.



     The company's Grady's American Grill restaurant sales were $6,078,000 in fiscal 2003 compared to sales of $21,113,000 in fiscal 2002, a decrease of $15,035,000. The company sold or closed 18 units in fiscal 2002. The absence of these units accounted for $14,061,000 of the sales decrease during fiscal 2003. The company sold four units in fiscal 2003, had four additional units that met the criteria for 'held for sale' treatment in fiscal 2003 and five that met the criteria in fiscal 2004. As required by SFAS 144, the results of operations for these restaurants have been classified as discontinued operations for all periods reported. The remaining three Grady's American Grill restaurants had average weekly sales of $38,961 in fiscal 2003 versus $44,807 in fiscal 2002, a decrease of 13.0%. The company believes sales declines in its Grady's American Grill division resulted from competitive intrusion and the company's inability to efficiently market this concept.



     During the second quarter of fiscal 2003 the company closed three Grady's American Grill restaurants. The company sold four Grady's American Grill restaurants in fiscal 2003 receiving net proceeds of $4.8 million. In light of these disposals and the continued decline in sales and cash flow in its Grady's American Grill division, in the second quarter of fiscal 2003, the company reviewed the carrying amounts for the balance of its Grady's American Grill restaurant assets. The company estimated the future cash flows expected to result from the continued operation and the residual value of the remaining restaurant locations in the division and concluded that, in eight locations, the undiscounted estimated future cash flows were less than the carrying amount of the related assets. Accordingly, the company concluded that these assets had been impaired. The company measured the impairment and recorded an impairment charge related to these assets aggregating $4,411,000 in the second quarter of fiscal 2003, consisting of a reduction in the net book value of the Grady's American Grill trademark of $2,882,000 and a reduction in the net book value of certain fixed assets in the amount of $1,529,000. The impairment charge was recorded as a component of discontinued operations. In determining the fair value of the aforementioned restaurants, the company relied primarily on discounted cash flow analyses that incorporated an investment horizon of five years and utilized a risk adjusted discount factor.



     In light of the continuing negative trends in both sales and cash flows, the increase in the pervasiveness of these declines amongst individual stores, and the accelerating rate of decline in both sales and cash flow, the company also determined that the useful life of the Grady's American Grill trademark should be reduced from 15 to five years.



     The company continues to pursue various management actions in response to the negative trend in its Grady's business, including evaluating strategic business alternatives for the division both as a whole and at each of its restaurant locations.



     The company's Italian Dining division's restaurant sales increased $508,000 to $17,560,000 in fiscal 2003 when compared to restaurant sales of $17,052,000 in fiscal 2002. The company had increased revenue of $1,730,000 due to additional sales weeks from one new restaurant opened in fiscal 2002. The Italian Dining division's average weekly sales decreased to $37,522 in fiscal 2003 from $40,122 in fiscal 2002. Sales at restaurants open for more than one year decreased 7.3% in fiscal 2003 when compared to the same period in fiscal 2002. The company believes that the sales declines it experienced in its Italian Dining division resulted primarily from competitive intrusion and the company's inability to efficiently market this concept.



     Total restaurant operating expenses were $190,245,000 in fiscal 2003, compared to $205,021,000 in fiscal 2002. As a percentage of restaurant sales, total restaurant operating expenses increased to 86.7% in fiscal 2003 from 86.2% in fiscal 2002. The following factors influenced the operating margins:



     Food and beverage costs were $59,271,000 in fiscal 2003, compared to $65,912,000 in fiscal 2002. As a percentage of total restaurant sales, food and beverage costs decreased 0.7% to 27.0% in fiscal 2003 from 27.7% in fiscal 2002. During fiscal 2003 food and beverage costs, as a percentage of sales, improved in both the quick service segment and the full service segment. The improvement in the quick service segment was mainly due to improved margins in the company's Grand Rapids, Michigan Burger King market. The company acquired these restaurants on October 15, 2001, and has implemented new procedures that have reduced food costs as a percentage of sales. The decrease in the full service segment was mainly due to the reduced number of Grady's American Grill restaurants, which historically have had higher food and beverage costs, as a percentage of total restaurant sales, than the company's other full service concepts.



     Payroll and benefits were $63,923,000 in fiscal 2003, compared to $69,571,000 in fiscal 2002. As a percentage of total restaurant sales, payroll and benefits decreased to 29.1% in fiscal 2003 from 29.3% in fiscal 2002. Payroll and benefits, as a percentage of sales, increased in the quick service segment and decreased in the full service segment. The increase in the quick service segment was mainly due to a decrease in average weekly sales. The decrease in the full service segment was mainly due to the reduced number of Grady's American Grill restaurants, which historically have had higher payroll and benefit costs, as a percentage of total restaurant sales, than the company's other full service concepts.



     Depreciation and amortization increased $89,000 to $10,158,000 in fiscal 2003 compared to $10,069,000 in fiscal 2002. As a percentage of total restaurant sales, depreciation and amortization increased to 4.6% in fiscal 2003 compared to 4.2% in fiscal 2002. The increase, as a percentage of revenues, was mainly due to the decrease in average weekly sales at the company's Burger King, Italian Dining and Grady's American Grill restaurants.



     Other restaurant operating expenses include rent and utilities, royalties, promotional expense, repairs and maintenance, property taxes and insurance. Other restaurant operating expenses decreased $2,576,000 to $56,893,000 in fiscal 2003 compared to $59,469,000 in 2002. The decrease was mainly due to the reduced number of Grady's American Grill restaurants operating in fiscal 2003 versus fiscal 2002. Other restaurant operating expenses, as a percentage of total restaurant sales, increased to 26.0% in fiscal 2003 versus 25.0% in fiscal 2002. The increase, as a percentage of revenues, was mainly due to the decrease in average weekly sales at the company's Burger King, Italian Dining and Grady's American Grill restaurants.



     Income from restaurant operations decreased $3,613,000 to $29,086,000, or 13.3% of revenues, in fiscal 2003 compared to $32,699,000, or 13.8% of revenues, in fiscal 2002. Income from restaurant operations in the company's quick service segment decreased $3,372,000 while the company's full service segment decreased $159,000 from the prior year.



     General and administrative expenses, which include corporate and district management costs, were $16,068,000 in fiscal 2003, compared to $18,715,000 in fiscal 2002. As a percentage of total restaurant sales, general and administrative expenses decreased to 7.3% in fiscal 2003 compared to 7.9% in fiscal 2002. In fiscal 2002 the company incurred approximately $1,527,000 in legal expense for bagel-related litigation compared to $289,000 in legal expense in fiscal 2003. The company also had $1,059,000 less in bonus expense in fiscal 2003 than in fiscal 2002.



     Amortization of intangibles was $364,000 in fiscal 2003, compared to $431,000 in fiscal 2002. The decrease was due to the decreased number of Grady's American Grill restaurants operated by the company. As a percentage of total restaurant sales, amortization of intangibles remained consistent at 0.2% in fiscal 2003 and fiscal 2002.



     The company incurred $220,000 in facility closing costs in fiscal 2003 that have been recorded in discontinued operations and reversed $90,000 in facility closing costs, which have been recorded in continuing operations, because actual facility closing costs were lower than the company's original estimates.



     The company had operating income of $12,744,000 in fiscal 2003 compared to operating income of $13,198,000 in fiscal 2002.



     Total interest expense decreased to $7,143,000 in fiscal 2003 from $7,916,000 in fiscal 2002. The decrease was due to lower interest rates and lower debt levels.



     During the third quarter of fiscal 2003, one of the consolidated VIE's (see
Note 2 to the company's consolidated financial statements) purchased all 1,148,014 shares of the company's common stock owned by NBO, LLC, for approximately $4.1 million. As a result of this transaction, the company incurred a one-time, non-cash charge of $1,294,000, which is equal to the premium to the market price that the VIE paid for the shares.



     During the second quarter of fiscal 2003, the company recorded a $3,459,000 gain on the collection of a note receivable that had previously been written off. The company did not have any similar activity in fiscal 2002.



     Minority interest in earnings pertains to certain related party affiliates that are VIEs. The company holds no direct ownership or voting interest in the VIEs. Minority interest in earnings was $2,678,000 in fiscal 2003 versus $3,010,000 in fiscal 2002. See Note 2 in the company's consolidated financial statements for further discussion.



     Income tax expense of $3,293,000 was recorded in fiscal 2003 compared to $522,000 in fiscal 2002. The company recognized $2,317,000 in federal tax expense in fiscal 2003 versus a tax benefit of $826,000 in fiscal 2002. At the end of fiscal 2003, the company reviewed its valuation reserve against its deferred tax asset consistent with its historical practice. The company's assessment of its ability to realize the net deferred tax asset was based on the weight of both positive and negative evidence, including the taxable income of its current operations. The company operates in a very competitive industry that can be significantly affected by changes in local, regional or national economic conditions, changes in consumer tastes, weather conditions and various other consumer concerns. Accordingly, the amount of the deferred tax asset considered by management to be realizable, more likely than not, could change in the near term if estimates of future taxable income change. This could result in a charge to, or increase in, income in the period such determination is made.

     The company has net operating loss carryforwards of approximately $56.9 million as well as FICA tip credits and alternative minimum tax credits of $5.1 million. The alternative minimum tax credits of $191,000 do not expire. At the end of fiscal 2003 the company had a valuation reserve against its deferred tax asset of $25.2 million resulting in a net deferred tax asset of $9.0 million.



     Discontinued operations includes four Grady's American Grill restaurants sold during fiscal 2003, four restaurants that met the criteria for 'held for sale' treatment in fiscal 2003 and five that met the criteria in fiscal 2004. The decision to dispose of these locations reflects the company's ongoing process of evaluating the performance and cash flows of its various restaurant locations and using the proceeds from the sale of closed restaurants to reduce outstanding debt. The net loss from discontinued operations for fiscal 2003 was $2,351,000 versus income of $1,250,000 in fiscal 2002. Discontinued operations for the fiscal year ended October 26, 2003 includes non-cash charges for the impairment of assets totaling $4,411,000. The total restaurant sales from discontinued operations for fiscal 2003 were $16,249,000 versus $23,805,000 in fiscal 2002.



     The net income in fiscal 2003 was $399,000, or $0.04 per diluted share, compared to a net income of $4,731,000, or $0.42 per diluted share, in fiscal 2002.



MANAGEMENT OUTLOOK



     The following section contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about trends in and the impact of certain initiatives upon the company's operations and financial results. Forward-looking statements can be identified by the use of words such as "anticipates," "believes," "plans," "estimates," "expects," "intends," "may," and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that the company will actually achieve the plans, intentions and expectations discussed in these forward-looking statements. Actual results may differ materially.



     Quick Service. The quick service segment of the restaurant industry is a very mature and competitive segment, which is dominated by several national chains. Market share is gained through national media campaigns promoting specific sandwiches, usually at a discounted price. The national chains extend marketing efforts to include nationwide premiums and movie tie-ins. During fiscal 2004, the quick service hamburger segment of the restaurant industry experienced positive growth. The fast food hamburger segment moved away from deep discounting and has focused more on full priced products. To date in fiscal 2005, the positive sales momentum has continued in the quick service hamburger segment. The company believes that Burger King must continue to introduce appealing new products and promotional campaigns to successfully compete for market share in the quick service segment.



     Full Service. The full service segment of the restaurant industry is also mature and competitive. This segment has a few national companies that utilize national media efficiently. This segment also has numerous regional and local chains that provide service and products comparable to the national chains but which cannot support significant marketing campaigns.



     During fiscal 2004, the company experienced lower average unit volumes in its Chili's division. While the comparable store sales trends were not as good as the company had expected, the company expects average unit volumes to stabilize in fiscal 2005.



     During fiscal 2004, the company experienced deterioration in its Italian Dining division's profitability. The company has experienced significant competitive intrusion in the markets where it has Italian Dining restaurants. The company expects the competitive pressures to continue in fiscal 2005.



     During fiscal 2004, the results of the company's Grady's American Grill division did not meet the company's expectations. The company believes that the results in this division were negatively affected by competitive intrusion in the company's markets and limitations in the company's ability to efficiently market its Grady's American Grill restaurants. The company expects the competitive pressures to continue in fiscal 2005.

     Income taxes. The company has recorded a valuation allowance to reduce its deferred tax assets since it is more likely than not that some portion of the deferred assets will not be realized. Management has considered all available evidence, both positive and negative, including the company's historical operating results, estimates of future taxable income and ongoing feasible tax strategies in assessing the need for the valuation allowance. The company believes the positive evidence includes the company's profitability in 2004, 2003 and 2002, the consistent historical profitability of its Chili's and Burger King divisions, and the resolution of substantially all of its bagel-related contingent liabilities. The company believes the negative evidence includes the persistent negative trends in its Grady's American Grill division, the recent same store sales declines in its Italian Dining division and statutory limits on available carryforward tax benefits. In estimating its deferred tax asset, management used its 2005 operating plan as the basis for a forecast of future taxable earnings. Management did not incorporate growth assumptions and limited the forecast to five years, the period that management believes it can project results that are more likely than not achievable. Absent a significant and unforeseen change in facts or circumstances, management re-evaluates the realizability of its tax assets in connection with its annual budgeting cycle.



LIQUIDITY AND CAPITAL RESOURCES



     The following table summarizes the company's principal sources and uses of cash:



                                                                 FISCAL YEAR ENDED
                                                      ---------------------------------------
                                                      OCTOBER 31,   OCTOBER 26,   OCTOBER 27,
                                                         2004          2003          2002
                                                      -----------   -----------   -----------
                                                              (DOLLARS IN THOUSANDS)
Net cash provided by operating activities...........   $ 18,594       $14,187      $ 16,087
Cash flows from investing activities:
  Purchase of property and equipment................     (8,804)       (9,570)      (16,102)
  Purchase of other assets..........................       (863)         (892)       (1,013)
  Proceeds from the sale of assets..................      8,672         4,782        15,517
Cash flow from financing activities:
  Repayment of long-term debt, net..................    (14,831)       (3,078)      (13,268)
  Purchase of treasury stock........................         --        (4,073)           --
  Loan financing fees...............................         --            --          (619)
  Cash distributions to minority interest...........     (3,235)       (3,451)       (3,758)
Cash provided by discontinued operations............        327         2,366         2,266



     The company requires capital principally for building or acquiring new restaurants, replacing equipment and remodeling existing restaurants. During the three year period ended October 31, 2004, the company financed these activities principally using cash flows from operations and proceeds from the sale of assets. The company's restaurants generate cash immediately through sales. As is customary in the restaurant industry, the company does not have significant assets in the form of trade receivables or inventory, and customary payment terms generally result in several weeks of trade credit from its vendors. Therefore, the company's current liabilities have historically exceeded its current assets.



     In fiscal 2004, net cash provided by operating activities was $18,594,000 compared to $14,187,000 in fiscal 2003. The increase in net cash provided by operating activities was due to higher income from restaurant operations, lower interest expense and changes in operating liabilities that provided cash.



     During fiscal 2004, the company had $8,804,000 in capital expenditures in connection with the opening of new restaurants and the refurbishing of existing restaurants. During fiscal 2004, the company purchased the leasehold improvements and restaurant equipment of six existing quick service restaurants for $1,076,000 and built two new full service restaurants.



     During fiscal 2004, the company received $8,672,000 in net proceeds from the sale of assets, mainly from the sale of six Grady's American Grill restaurants.

     The company had a net repayment of $12,975,000 under its revolving credit agreement during fiscal 2004. As of October 31, 2004, the company's revolving credit agreement had an additional $7,395,000 available for future borrowings. The company's average borrowing rate on October 31, 2004 was 4.66%. The revolving credit agreement is subject to certain restrictive covenants that require the company, among other things, to achieve agreed upon levels of cash flow. Under the revolving credit agreement the company's funded debt to consolidated cash flow ratio may not exceed 3.50 and its fixed charge coverage ratio may not be less than 1.50 on October 31, 2004. The company was in compliance with these requirements with a funded debt to consolidated cash flow ratio of 3.13 and a fixed charge coverage ratio of 1.70 as of and for the period ended October 31, 2004.



     The company's primary cash requirements in fiscal 2005 will be capital expenditures in connection with the opening of new restaurants, remodeling of existing restaurants, maintenance expenditures, and the reduction of debt under the company's debt agreements. During fiscal 2005, the company anticipates opening one full service restaurant. The company does not plan to open any new quick service restaurants. The company also plans to renovate approximately six quick service restaurants and six full service restaurants during fiscal 2005. While the company's capital expenditures for fiscal 2005 are expected to range from $8,000,000 to $10,000,000, if the company has alternative uses or needs for its cash, the company believes it could reduce such planned expenditures without affecting its current operations. The actual amount of the company's cash requirements for capital expenditures depends in part on the number of new restaurants opened, whether the company owns or leases new units and the actual expense related to the renovation and maintenance of existing units. The company has debt service requirements of approximately $1,792,000 in fiscal 2005, consisting primarily of the principal payments required under its mortgage facility.



     The company anticipates that its cash flow from operations, together with the $7,395,000 available under its revolving credit agreement as of October 31, 2004, will provide sufficient funds for its operating, capital expenditure, debt service and other requirements through the end of fiscal 2005.



     As of October 31, 2004, the company had a financing package totaling $89,066,000, consisting of a $40,000,000 revolving credit agreement (the "Bank Facility") and a $49,066,000 mortgage facility (the "Mortgage Facility"), as described below.



     The Mortgage Facility currently includes 34 separate mortgage notes, with initial terms of either 15 or 20 years. The notes have fixed rates of interest of either 9.79% or 9.94%. The notes require equal monthly interest and principal payments. The mortgage notes are collateralized by a first mortgage/deed of trust and security agreement on the real estate, improvements and equipment on 19 of the company's Chili's restaurants (nine of which the company mortgaged its leasehold interest) and 15 of the company's Burger King restaurants (three of which the company mortgaged its leasehold interest). These restaurants had a net book value of $33,107,000 at October 31, 2004. The mortgage notes contain, among other provisions, financial covenants that require the company to maintain a consolidated fixed charge coverage ratio of at least 1.30 for each of six subsets of the financed properties.



     The company was not in compliance with the required consolidated fixed charge coverage ratio for one of the subsets of the financed properties as of October 31, 2004. This subset is comprised solely of Burger King restaurants and had a fixed charge coverage ratio of 1.09. Outstanding obligations under this subset totaled $8,966,000 at October 31, 2004. The company sought and obtained a waiver for this covenant default from the mortgage lender through November 27, 2005. If the company is not in compliance with the covenant as of November 27, 2005, the company will most likely seek an additional waiver. The company believes it would be able to obtain such waiver but there can be no assurance thereof. If the company is unable to obtain such waiver, it is contractually entitled to pre-pay the outstanding balances under one or more of the separate mortgage notes such that the remaining properties in the subset would meet the required ratio. However, any such prepayments would be subject to prepayment premiums and to the company's ability to maintain its compliance with the financial covenants in its revolving credit agreement. Alternatively, the company is contractually entitled to substitute one or more better performing restaurants for under-performing restaurants such that the reconstituted subsets of properties would meet the required ratio. However, any such substitutions would require the consent of the lenders in the revolving credit agreement. For these reasons, the company believes that its rights to prepay mortgage notes or substitute properties, where reasonably possible, may be impractical depending on the circumstances existing at the time.



     On June 10, 2002, the company refinanced its Bank Facility with a $60,000,000 revolving credit agreement with JP Morgan Chase Bank, as agent, and four other banks. During the third quarter of fiscal 2004 the company exercised its right to unilaterally reduce the capacity under the revolving credit agreement to $40,000,000. The Bank Facility is collateralized by the stock of certain subsidiaries of the company, certain interests in the company's franchise agreements with Brinker and Burger King Corporation and substantially all of the company's personal property not pledged in the Mortgage Facility.



     The Bank Facility contains restrictive covenants including maintenance of certain prescribed debt and fixed charge coverage ratios, limitations on the incurrence of additional indebtedness, limitations on consolidated capital expenditures, cross-default provisions with other material agreements, restrictions on the payment of dividends (other than stock dividends) and limitations on the purchase or redemption of shares of the company's capital stock.



     The Bank Facility provides for borrowings at the adjusted LIBOR rate plus a contractual spread which is as follows:



RATIO OF FUNDED DEBT TO CASH FLOW                             LIBOR MARGIN
---------------------------------                             ------------
Greater than or equal to 3.5x...............................     3.00%
Less than 3.5x but greater than or equal to 3.0x............     2.75%
Less than 3.0x but greater than or equal to 2.5x............     2.25%
Less than 2.5x..............................................     1.75%



     The Bank Facility also contains covenants requiring maintenance of funded debt to cash flow and fixed charge coverage ratios as follows:



MAXIMUM FUNDED DEBT TO CASH FLOW RATIO                        COVENANT
--------------------------------------                        --------
Fiscal 2002
Q2 through Q4...............................................    4.00
Fiscal 2003
Q1 through Q3...............................................    4.00
Q4..........................................................    3.75
Fiscal 2004
Q1 through Q3...............................................    3.75
Q4..........................................................    3.50
Fiscal 2005
Q1 through Q2...............................................    3.50
Thereafter..................................................    3.00
Fixed Charge Coverage Ratio.................................    1.50



     The company's funded debt to consolidated cash flow ratio may not exceed
3.50 through the second quarter of fiscal 2005 and 3.00 by the end of fiscal 2005 and thereafter. The company's funded debt to consolidated cash flow ratio on October 31, 2004 was 3.13. To maintain the required ratios throughout fiscal 2005, the company plans to continue its efforts to optimize cash flow from its restaurant operations. If the company does not maintain the required funded debt to consolidated cash flow ratio, that would constitute an event of default under the Bank Facility. The company would then need to seek waivers from its lenders or amendments to the covenants.



     The company has adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", as revised by the FASB in December 2003 (FIN 46R), (See Note 2 to the company's consolidated financial statements). As a result of the adoption of this Interpretation, the company changed its consolidation policy whereby the accompanying consolidated financial statements now include the accounts of Quality Dining, Inc., its wholly owned subsidiaries, and certain related party affiliates that are VIEs. The company holds no direct ownership or voting interest in any VIE. Additionally, the creditors and beneficial interest holders of each VIE have no recourse to the general credit of the company. The VIE bank debt totaled $7,204,000 at October 31, 2004, and $5,430,000 of that debt was classified as current debt.



     The company has long-term contractual obligations primarily in the form of lease and debt obligations. The following table summarizes the company's contractual obligations and their aggregate maturities as of October 31, 2004:



                                                   PAYMENT DUE BY FISCAL YEAR
                             -----------------------------------------------------------------------
                                                                                2010 AND
CONTRACTUAL OBLIGATIONS       2005      2006      2007      2008      2009     THEREAFTER    TOTAL
-----------------------      -------   -------   -------   -------   -------   ----------   --------
                                                     (DOLLARS IN THOUSANDS)
Mortgage
  debt -- principal........  $ 1,792   $ 1,985   $ 2,175   $ 2,316   $ 2,555    $31,907     $ 42,730
Mortgage
  debt -- interest.........    4,383     4,199     3,998     3,527     3,288     16,463       35,858
Revolver debt..............       --    30,625        --        --        --         --       30,625
Variable interest entity
  debt.....................    5,429       234       220     1,321        --         --        7,204
Operating leases...........    7,217     6,533     6,231     5,654     5,419     19,592       50,646
Construction commitments...       50        --        --        --        --         --           50
                             -------   -------   -------   -------   -------    -------     --------
Total contractual cash
  obligations..............  $18,871   $43,576   $12,624   $12,818   $11,262    $67,962     $167,113
                             -------   -------   -------   -------   -------    -------     --------



RECENTLY ISSUED ACCOUNTING STANDARDS



     In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities". This Interpretation was subsequently revised by the FASB in December 2003 (FIN 46R). The objective of this Interpretation is to provide guidance on how to identify a VIE and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. FIN 46R is effective for periods after June 15, 2003 for variable interest entities in which a company holds a variable interest it acquired before February 1, 2003. For entities acquired or created after February 1, 2003, this Interpretation is effective no later than the end of the first reporting period that ends after March 15, 2004, except for those variable interest entities that are considered to be special-purpose entities, for which the effective date is no later than the end of the first reporting period that ends after December 31, 2003. The company adopted this statement in fiscal 2004, see Note 2 of the company's consolidated financial statements.



     In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment". This Statement is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation". This Statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees. This Statement is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, and for nonpublic entities as of the beginning of the first annual reporting period that begins after December 15, 2005. The company is still assessing the impact, if any, the Statement will have on the company's financial statements.



     In December 2004, the FASB issued FASB Statement No. 153 (SFAS 153), "Exchanges of Nonmonetary Assets" an amendment of APB Opinion No. 29 (APB 29). This Statement addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB 29 and replaces it with an exception for exchanges that do not have commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The company does not believe the adoption of this Statement will have any material impact on the company's financial statements.



IMPACT OF INFLATION



     Management does not believe that inflation has had a material effect on the company's operations during the past several years. Increases in labor, food, and other operating costs could adversely affect the company's operations. In the past, however, the company generally has been able to modify its operating procedures or increase menu prices to substantially offset increases in its operating costs.



     Many of the company's employees are paid hourly rates related to federal and state minimum wage laws and various laws that allow for credits to that wage. Although the company has been able to and will continue to attempt to pass along increases in labor costs through food and beverage price increases, there can be no assurance that all such increases can be reflected in its prices or that increased prices will be absorbed by customers without diminishing, to some degree, customer spending at the company's restaurants.



           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



     The company is exposed to interest rate risk in connection with its $40.0 million revolving credit facility that provides for interest payable at the LIBOR rate plus a contractual spread. The company's variable rate borrowings under this revolving credit facility totaled $30,625,000 at October 31, 2004. The impact on the company's annual results of operations of a one-point interest rate change would be approximately $306,250.


                          FUTURE SHAREHOLDER PROPOSALS


     An annual meeting of shareholders will be held in 2005 only if the merger agreement is not approved and the merger is not consummated as described in this proxy statement. If, however, an annual meeting of shareholders is held in 2005, and if it is held on or prior to April 8, 2005, then the date by which shareholder proposals must have been received by the company for inclusion in proxy materials relating to the 2005 annual meeting of shareholders was October 8, 2004, as disclosed in the company's proxy statement relating to the company's 2004 annual meeting. If the date of the 2005 annual meeting of shareholders is after April 8, 2005, then the date by which shareholder proposals must be received by the company for inclusion in proxy materials relating to such 2005 annual meeting of shareholders will be a reasonable date before the company begins to print and mail its proxy materials in connection with such annual meeting. Such proposals should be submitted in writing to the secretary of the company at its principal executive offices.


     If a shareholder intends to submit a proposal at the 2005 annual meeting of shareholders which is not eligible for inclusion in the proxy materials relating to that meeting in accordance with the previous paragraph, the company's by-laws require that, for business to be properly brought before an annual meeting by a shareholder, the company must have received written notice thereof not less than 70 nor more than 90 days prior to the anniversary date of the previous annual meeting. If, however, the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the prior annual meeting, notice by the shareholder must be delivered or received not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 70th day prior to the annual meeting or the 10th day following the date on which public disclosure of the meeting date was first made. The notice must set forth all of the information required by the company's by-laws, a copy of which is available from the company's secretary. Such notice must be given to the secretary of the company, either by personal delivery or by United States mail, postage prepaid, at the principal executive offices of the company. The foregoing requirements will be deemed satisfied if the shareholder notifies the company of its intention to present a proposal at an annual meeting and such proposal has been included in the company's proxy statement for such annual meeting. Such shareholder's proposal, however, will not be presented at the annual meeting unless the shareholder appears or sends a qualified representative to present the proposal at the meeting.

     The procedures described above apply to any matter that a shareholder wishes to raise at the 2005 annual meeting, including those matters raised other than pursuant to Rule 14a-8 of the Exchange Act. A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by the company may confer discretionary authority to vote on such proposal.

                        MISCELLANEOUS OTHER INFORMATION

SHAREHOLDER PROPOSALS

     The Indiana Business Corporation Law and Quality Dining's by-laws only permit matters set forth in the notice of meeting to be acted upon at a special meeting of shareholders. Accordingly, no other matters other than those set forth in the "Notice of Special Meeting of Shareholders" will be presented for action at the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other documents with the U.S. Securities and Exchange Commission under the Exchange Act. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room located at:

                              450 FIFTH STREET, NW
                              WASHINGTON, DC 20549

     You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Quality Dining, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Quality Dining at the offices of The Nasdaq Stock Market, Inc.

     Quality Dining, QDI Merger Corp. and each member of the Fitzpatrick group have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

                             ---------------------

     You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. Quality Dining has not authorized anyone to provide you with information that is different. This proxy statement
is dated [          ], 2005. You should not assume that the information
contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                                          By Order of the Board of Directors

                                          John C. Firth
                                          Secretary

[          ], 2005

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF NOVEMBER 9, 2004
                                 BY AND BETWEEN
                                QDI MERGER CORP.
                                      AND
                              QUALITY DINING, INC.

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I
CERTAIN DEFINITIONS........................................................   A-2

ARTICLE II
THE MERGER.................................................................   A-6
SECTION 2.1    The Merger..................................................   A-6
SECTION 2.2    Effective Time..............................................   A-6
SECTION 2.3    Effects of the Merger.......................................   A-6
SECTION 2.4    Articles of Incorporation and Bylaws........................   A-6
SECTION 2.5    Directors...................................................   A-6
SECTION 2.6    Officers....................................................   A-6
SECTION 2.7    Subsequent Actions..........................................   A-6
SECTION 2.8    Effect on the Capital Stock.................................   A-7
SECTION 2.9    Treatment of Options and Restricted Shares..................   A-7
SECTION 2.10   Payment for Shares..........................................   A-8

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................  A-10
SECTION 3.1    Organization and Qualification..............................  A-10
SECTION 3.2    Capitalization of the Company...............................  A-10
SECTION 3.3    Authority Relative to this Agreement........................  A-11
SECTION 3.4    SEC Filings.................................................  A-11
SECTION 3.5    Consents and Approvals, No Violations.......................  A-11
SECTION 3.6    State Takeover Statute Inapplicable.........................  A-12
SECTION 3.7    Company Rights Agreement....................................  A-12
SECTION 3.8    Brokers.....................................................  A-12
SECTION 3.9    Opinion of Financial Advisor................................  A-12

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MERGER CORP. ............................  A-12
SECTION 4.1    Organization................................................  A-12
SECTION 4.2    Authority Relative to this Agreement........................  A-13
SECTION 4.3    Consents and Approvals; No Violations.......................  A-13
SECTION 4.4    Capitalization..............................................  A-13
SECTION 4.5    SEC Filings.................................................  A-13
SECTION 4.6    Ownership of Shares.........................................  A-13
SECTION 4.7    Financing...................................................  A-13
SECTION 4.8    Brokers.....................................................  A-14
SECTION 4.9    Disclosure..................................................  A-14

ARTICLE V
COVENANTS..................................................................  A-14
SECTION 5.1    Shareholders Meeting........................................  A-14
SECTION 5.2    SEC Filings.................................................  A-14
SECTION 5.3    Conduct of Business of the Company..........................  A-15
SECTION 5.4    Notification of Certain Matters.............................  A-17

                                                                             PAGE
                                                                             ----
SECTION 5.5    Access to Information.......................................  A-17
SECTION 5.6    Additional Agreements; Commercially Reasonable Efforts......  A-18
SECTION 5.7    Public Announcements........................................  A-19
SECTION 5.8    Indemnification.............................................  A-19
SECTION 5.9    Contributions to Merger Corp................................  A-20
SECTION 5.10   Withdrawal of Recommendation; Company Competing
               Transactions................................................  A-20
SECTION 5.11   Resignation of Directors....................................  A-21
SECTION 5.12   Exemption from Liability Under Section 16(b)................  A-21
SECTION 5.13   Voting by Shareholder Group.................................  A-22

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER...................................  A-22
SECTION 6.1    Conditions to the Merger....................................  A-22
SECTION 6.2    Conditions to Each Party's Obligations to Effect the
               Merger......................................................  A-23

ARTICLE VII
TERMINATION; AMENDMENT; WAIVER.............................................  A-23
SECTION 7.1    Termination.................................................  A-23
SECTION 7.2    Effect of Termination.......................................  A-24
SECTION 7.3    Expense Reimbursement.......................................  A-24
SECTION 7.4    Amendment...................................................  A-24
SECTION 7.5    Waiver......................................................  A-25

ARTICLE VIII
MISCELLANEOUS..............................................................  A-25
SECTION 8.1    Nonsurvival of Representations and Warranties...............  A-25
SECTION 8.2    Entire Agreement; Assignment................................  A-25
SECTION 8.3    Severability................................................  A-25
SECTION 8.4    Notices.....................................................  A-25
SECTION 8.5    Governing Law...............................................  A-26
SECTION 8.6    Specific Performance........................................  A-26
SECTION 8.7    Interpretation..............................................  A-26
SECTION 8.8    Parties in Interest.........................................  A-26
SECTION 8.9    Counterparts................................................  A-26

EXHIBIT A -- Shares of Common Stock owned by members of the Shareholder
Group......................................................................  A-28

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 9, 2004 ("this Agreement"), is made by and between QDI Merger Corp., an Indiana corporation ("Merger Corp."), and Quality Dining, Inc., an Indiana corporation (the "Company").

     WHEREAS, the Company has authority to issue 55,000,000 shares of capital stock consisting of: (1) 50,000,000 shares of common stock, no par value (the "Common Stock"), of which 11,609,099 were outstanding as of November 1, 2004, and (2) 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"), of which (a) 141,450 shares are designated Series A Convertible Cumulative Preferred Stock (the "Series A Preferred Stock"), none of which are outstanding, and (b) 180,000 shares are designated Series B Participating Cumulative Preferred Stock (the "Series B Preferred Stock"), none of which are outstanding;

     WHEREAS, Daniel B. Fitzpatrick, Gerald O. Fitzpatrick, James K. Fitzpatrick, Ezra H. Friedlander and John C. Firth, who together with certain controlled entities (collectively, and together with any other shareholder of the Company who becomes a party to the Shareholders Agreement (as defined below) prior to the Shareholders Meeting (as defined below) the "Shareholder Group") collectively own the number of shares of Common Stock set forth on Exhibit A attached hereto, have entered into a Shareholders Agreement dated as of June 15, 2004 (as the same may be amended from time to time, the "Shareholders Agreement"), pursuant to which (i) the Shareholder Group has proposed to the board of directors of the Company (the "Company Board") a transaction pursuant to which Merger Corp. would acquire the outstanding shares of Common Stock not owned by the Shareholder Group, and (ii) the members in the Shareholder Group have agreed to cause shares of Common Stock beneficially owned by them to be voted in favor of the transactions contemplated by this Agreement and to contribute their shares of Common Stock to Merger Corp. in order to facilitate such transactions;

     WHEREAS, the Company Board has established a special committee of the Company Board comprised solely of directors unaffiliated with the Shareholder Group (the "Special Committee") to consider such proposal and make a recommendation to the Company Board with respect thereto;

     WHEREAS, the Special Committee, following extensive negotiations with the Shareholder Group and its advisors concerning the Shareholder Group's proposal, and the Company Board, based on the recommendation of the Special Committee, (a) have determined that the merger of Merger Corp. with and into the Company, with the Company as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, is advisable, fair to and in the best interests of the Company and its shareholders (other than Merger Corp. and its Affiliates), (b) have approved and adopted this Agreement and the Merger, pursuant to which each share of Common Stock issued and outstanding immediately prior to the Effective Time (as defined below), except for shares of Common Stock owned, directly or indirectly, by Merger Corp. or the Company, will be converted into the right to receive $3.20 in cash (the "Per Share Amount"), and (c) have recommended that the Company's shareholders approve this Agreement and the Merger;

     WHEREAS, the board of directors of Merger Corp. has determined that this Agreement and the Merger are advisable, fair to and in the best interests of Merger Corp. and its shareholders and have approved and adopted this Agreement and the Merger; and

     WHEREAS, Merger Corp. and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     (a) As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Acquisition Agreement" shall have the meaning set forth in Section 5.10(d).

          "Affiliate" of a specified Person means a Person who, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person; provided that as used in this Agreement with respect to Merger Corp., the term "Affiliate" or "Affiliates" of Merger Corp. does not include the Company and its Subsidiaries. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.

          "Agreement" shall have the meaning set forth in the preamble.

          "Articles of Merger" shall have the meaning set forth in Section 2.2.

          "Award List" shall have the meaning set forth in Section 2.9(a).

          "Benefit Plans" means all material employee, consultant or director benefit plans, arrangements or agreements, including any employee welfare benefit plan within the meaning of Section 3.1 of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, termination, indemnity, employment, change of control or fringe benefit plan, program, arrangement or agreement that provides benefits to any current or former employee or director of the Company or any of its Subsidiaries or any beneficiary or dependant thereof or with respect to which the Company or any of its Subsidiaries could have a material liability.

          "Certificate" shall have the meaning set forth in Section 2.8(d).

          "Closing" shall have the meaning set forth in Section 2.2.

          "Closing Date" shall have the meaning set forth in Section 2.2.

          "Common Stock" shall have the meaning set forth in the recitals.

          "Company" shall have the meaning set forth in the preamble.

          "Company Board" shall have the meaning set forth in the recitals.

          "Company Competing Transaction" means any recapitalization, merger, consolidation or other business combination involving the Company, or any direct or indirect acquisition of shares of Common Stock representing 15% or more of the voting power of the Company or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company and its Subsidiaries, or any combination of the foregoing (other than the Merger).

          "Company Disclosure Schedule" means the schedule of disclosures delivered by the Company to Merger Corp. concurrent with the execution of this Agreement.

          "Company Material Adverse Effect" means any event, change, circumstance, effect or state of facts that is or is reasonably expected to be materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate any of the transactions contemplated by this Agreement and the Shareholders Agreement, including the Merger, except to the extent that such adverse effect results from (i) general economic conditions or changes therein, (ii) changes in, or events or conditions affecting, the businesses in which the Company and its Subsidiaries operate, but only to the extent that such changes, events or conditions do not disproportionately affect the Company and its Subsidiaries, or (iii) the announcement or execution of the transactions contemplated by this Agreement.

          "Company Permits" means all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as now conducted.

          "Company Rights" shall have the meaning set forth in Section 3.2(a).

          "Company Rights Agreement" shall have the meaning set forth in Section 3.2(a).

          "Company SEC Documents" means all forms, schedules, statements and other documents filed by the Company under the Securities Act or the Exchange Act since October 27, 2002 and prior to the Closing Date, collectively, as the same may have been amended or restated and including all exhibits and schedules thereto and documents incorporated by reference therein.

          "Company Securities" shall have the meaning set forth in Section
     3.2(a).

          "Company Shareholder Approval" means the vote for the approval of this Agreement and the Merger by a majority of all the votes entitled to be cast at the Shareholders Meeting.

          "Company Stock Plans" means, collectively, (i) the Quality Dining, Inc. 1993 Stock Option Plan, (ii) the Quality Dining, Inc. 1993 Outside Directors Plan, (iii) the Quality Dining, Inc. 1997 Stock Option and Incentive Plan, and (iv) the Quality Dining, Inc. 1999 Outside Directors Plan.

          "Debt Financing" shall have the meaning set forth in Section 4.7.

          "Effective Time" shall have the meaning set forth in Section 2.2.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Existing Policy" shall have the meaning set forth in Section 5.8(c).

          "Financing Commitment Letters" shall have the meaning set forth in
     Section 4.7.

          "Financing Documents" shall have the meaning set forth in Section 5.5(b).

          "GAAP" means U.S. generally accepted accounting principles.

          "Governmental Entity" shall have the meaning set forth in Section 3.5.

          "IBCL" means the Indiana Business Corporation Law, as amended and in effect from time to time.

          "Indemnified Parties" shall have the meaning set forth in Section 5.8(b).

          "Lenders" shall have the meaning set forth in Section 4.7.

          "Lien" means, with respect to any asset (including any security), any security interests, liens, claims, charges, title defects, deficiencies or exceptions (including, with respect to Real Property Leases, subleases, assignments, licenses or other agreements granting to any third party any interest in a Real Property Lease or any right to the use or occupancy of any real property subject to such lease), mortgages, pledges, easements, encroachments, restrictions on use, rights-of-way, rights of first refusal, options, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever in respect of such asset.

          "Material Contract" means all of the contracts required to be described in or filed as exhibits to the annual report on Form 10-K filed by the Company with the SEC in respect of the fiscal year ended October 26, 2003.

          "Merger" shall have the meaning set forth in the recitals.

          "Merger Consideration" shall have the meaning set forth in Section 2.8(d).

          "Merger Corp." shall have the meaning set forth in the preamble.

          "Merger Corp. Expenses" means all documented out-of-pocket fees and expenses actually and reasonably incurred by Merger Corp. and its Affiliates or on their behalf in connection with any of the transactions contemplated by this Agreement and the Shareholders Agreement (including fees and expenses payable to financing sources, investment bankers, consultants, counsel to any of the foregoing, accountants and legal counsel), not to exceed $750,000.

          "Merger Corp. Material Adverse Effect" means any event, change, circumstance, effect or state of facts that is or is reasonably expected to be materially adverse to the ability of Merger Corp. to consummate the transactions contemplated by this Agreement or by the Shareholders Agreement.

          "Outside Date" shall mean April 9, 2005.

          "Paying Agent" shall have the meaning set forth in Section 2.10(a).

          "Per Share Amount" shall have the meaning set forth in the recitals.

          "Permitted Liens" means (a) Liens for Taxes or governmental assessments or similar obligations the payment of which is not yet due and payable or delinquent, or for Taxes the validity of which are being contested in good faith by appropriate proceedings, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other similar Liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (c) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, and (d) Liens securing executory obligations under any lease, regardless of whether it constitutes an "operating lease" or a "capitalized lease" under GAAP.

          "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or "group" (as defined in the Exchange Act).

          "Preferred Stock" shall have the meaning set forth in the recitals.

          "Proxy Statement" shall have the meaning set forth in Section 5.2.

          "Real Property Lease" shall mean any contract or agreement to which the Company or any of its Subsidiaries is a party relating to the lease of real property used by the Company or its Subsidiaries.

          "Representatives" means a Person's directors, officers, employees, investment bankers, consultants, attorneys, agents and other representatives.

          "Retained Restricted Share Participant" shall have the meaning set forth in Section 2.9(a).

          "Retained Restricted Shares" shall have the meaning set forth in
     Section 2.9(a).

          "Restricted Shares" means shares of restricted stock granted under any of the Company Stock Plans.

          "Retained Option Participants" shall have the meaning set forth in
     Section 2.9(a).

          "Retained Options" shall have the meaning set forth in Section 2.9(a).

          "Schedule 13E-3" means the Schedule 13E-3 to be filed by the Company, Merger Corp. and the members of the Shareholder Group with the SEC in connection with the Merger and the other transactions contemplated hereby, including any and all amendments thereto.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Series A Preferred Stock" shall have the meaning set forth in the recitals.

          "Series B Preferred Stock" shall have the meaning set forth in the recitals.

          "Shareholders Agreement" shall have the meaning set forth in the recitals.

          "Shareholder Group" shall have the meaning set forth in the recitals.

          "Shareholders Meeting" shall have the meaning set forth in Section
     5.1.

          "Special Committee" shall have the meaning set forth in the recitals.

          "Stock Option" means an option to purchase shares of Common Stock.

          "Subsidiary" means, with respect to any Person, any other Person, whether incorporated or unincorporated, of which (a) such first Person or any other Subsidiary of such first Person is a general partner (excluding such partnerships where such first Person or any Subsidiary of such first Person does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

          "Superior Transaction" shall have the meaning set forth in Section 5.10(d).

          "Surviving Corporation" shall have the meaning set forth in Section
     2.1.

          "Tail Period" shall have the meaning set forth in Section 5.8(c).

          "Tax Returns" means all reports, returns, information returns, statements, declarations and certifications required to be filed with respect to Taxes.

          "Taxes" means any income, alternative or add-on minimum tax, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge, together with any related interest, penalty, addition to tax or additional amount.

          "Transmittal Documents" shall have the meaning set forth in Section 2.10(b).

     (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender;
(ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (v) the term "lease" also includes subleases, the term "lessor" also includes any sublessor, and the term "lessee" also includes any sublessee; and (vi) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company or a Subsidiary. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.1. The Merger. Subject to the conditions of this Agreement and in accordance with the IBCL, the parties hereto shall consummate the Merger pursuant to which (a) Merger Corp. shall merge with and into the Company and the separate corporate existence of Merger Corp. shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Indiana, and (c) the corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

     SECTION 2.2. Effective Time. As soon as practicable after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VI, the parties hereto shall cause articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the IBCL (the "Articles of Merger") to be executed and filed on the Closing Date (or on such other date as Merger Corp. and the Company may agree) with the Secretary of State of the State of Indiana. The closing of the Merger (the "Closing") will take place (a) at the offices of the Company, 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545, at 10:00 a.m. Indiana time on a date as soon as reasonably practicable (but in any event no later than the third business day) after satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VI (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such other conditions), or (b) at such other place or time and/or such other date as the parties may agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Indiana or at such later date and time as the parties shall agree and as shall be specified in the Articles of Merger (the time the Merger becomes effective, the "Effective Time").

     SECTION 2.3. Effects of the Merger. The Merger shall have the effects as set forth in Section 23-1-40-6 of the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Corp. shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.4.  Articles of Incorporation and Bylaws.

     (a) The articles of incorporation of the Company in effect immediately prior to the Effective Time, as amended in accordance with the Articles of Merger, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with its terms and applicable law.

     (b) The bylaws of Merger Corp. in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with its terms and applicable law.

     SECTION 2.5. Directors. The directors of Merger Corp. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     SECTION 2.6. Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     SECTION 2.7. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine in good faith or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Corp. acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Corp., all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 2.8. Effect on the Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Each issued and outstanding share of common stock of Merger Corp. immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation following the Merger.

          (b) Each share of Common Stock that is owned by Merger Corp. or any of its Affiliates immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no cash, Common Stock or other consideration, including the Merger Consideration, shall be delivered or deliverable in exchange therefor.

          (c) Each share of Common Stock that is owned by or held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no cash, Common Stock or other consideration, including the Merger Consideration, shall be delivered or deliverable in exchange therefor.

          (d) Shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Sections 2.8(b) and 2.8(c)) held by each shareholder of the Company shall be converted into the right to receive an amount in cash (the "Merger Consideration") equal to the product of (A) the number of shares of Common Stock owned by such shareholder immediately prior to the Effective Time, and (B) the Per Share Amount. The Merger Consideration shall be payable to the holder of shares of Common Stock, without interest thereon, upon the surrender of the certificate or certificates formerly representing such shares of Common Stock (each, a "Certificate") in the manner provided in
     Section 2.10, less any required withholding of U.S. federal, state, local or foreign Taxes. From and after the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall be deemed to be canceled and retired and shall cease to exist, and each holder of shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor in accordance with
     Section 2.10.

     SECTION 2.9.  Treatment of Options and Restricted Shares.

     (a) Section 2.9(a) of the Company Disclosure Schedule contains a true and complete list (the "Award List") of each Stock Option (along with the number of shares of Common Stock underlying the Stock Options, the exercise prices thereof and the vesting schedule thereof) and each award of Restricted Shares (along with the number of shares of Common Stock underlying the Restricted Shares and the vesting schedule thereof), in either case granted under the Company Stock Plans and outstanding as of the date hereof. Stock Options held by any Person permitted by Merger Corp. in writing on or after the date hereof to convert his or her Stock Options into options to purchase shares of common stock of the Surviving Corporation following the Effective Time (collectively, the "Retained Option Participants"), to the extent such Person agrees to have such Stock Options treated as Retained Options hereunder on terms mutually satisfactory to Merger Corp. and such Person, are referred to as "Retained Options". Restricted Shares held by any Person permitted by Merger Corp. in writing on or after the date hereof to convert his or her Restricted Shares into shares of common stock of the Surviving Corporation following the Effective Time (collectively, "Retained Restricted Share Participants"), to the extent such Person agrees to have such Restricted Shares treated as Retained Restricted Shares hereunder on terms mutually satisfactory to

Merger Corp. and such Person, are referred to as "Retained Restricted Shares". Merger Corp. may require that a Retained Option Participant, as a condition to having the Stock Options held by such Retained Option Participant treated as Retained Options, and that a Retained Restricted Share Participant, as a condition to having the Restricted Shares held by such Retained Restricted Share Participant treated as Retained Restricted Shares, agree in writing to be subject to certain restrictions on the transferability of any shares of common stock of the Surviving Corporation that are acquired after the Effective Time upon the exercise of such Retained Options or the vesting of such Retained Restricted Shares, as the case may be.

     (b) As provided in the Company Stock Plans and the individual award agreements, (i) as of the Effective Time, each outstanding Stock Option, other than any Retained Options, shall represent the right to receive the excess of the Per Share Amount over the exercise price per share, if any, multiplied by the number of shares of Common Stock subject to such Stock Option, and (ii) as of the time of the Company Shareholder Approval, each outstanding Restricted Share, other than any Retained Restricted Shares, shall vest and the restrictions thereon shall lapse, the Company will deliver to the holder thereof a Certificate representing such Restricted Share and such Restricted Share shall represent the right to receive the Merger Consideration subject to compliance with the terms of Section 2.10.

     (c) As soon as practicable following the Effective Time, the Surviving Corporation shall pay to the holder of each outstanding Stock Option (other than Retained Options) with an option exercise price that is less than the Per Share Amount, in full satisfaction of such Stock Option, an amount in cash (less any required withholding of U.S. federal, state, local or foreign Taxes) determined in accordance with Section 2.9(b)(i).

     (d) The Company shall take all actions reasonably necessary, with Merger Corp.'s assistance, to ensure that, effective as of the Effective Time, no holder of (i) Stock Options, other than the Retained Option Participants, will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Stock Option or any other event, or (ii) Restricted Shares, other than Retained Restricted Share Participants, will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon vesting of any Restricted Shares or any other event, in either case following the Effective Time.

     SECTION 2.10.  Payment for Shares.

     (a) Prior to the Effective Time, Merger Corp. shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the "Paying Agent") pursuant to a paying agent agreement providing for the matters set forth in this Section 2.10 and otherwise reasonably satisfactory to the Company. At or promptly following the Effective Time, Merger Corp. shall, or shall cause the Surviving Corporation to, make available to the Paying Agent for the benefit of holders of shares of Common Stock (including Restricted Shares, other than Retained Restricted Shares), as needed, the aggregate consideration to which such holders of shares of Common Stock (including such Restricted Shares) shall be entitled at the Effective Time pursuant to Section 2.8(d) and Section 2.9(b)(ii). Such funds shall be invested in time deposits, treasury bills, or money market or other similar instruments as directed by the Surviving Corporation pending payment thereof by the Paying Agent to holders of the shares of Common Stock (including such Restricted Shares). Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part thereof shall accrue to the benefit of the holders of shares of Common Stock (including such Restricted Shares).

     (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding Certificate(s), whose shares of Common Stock were converted pursuant to Section 2.8(d) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Merger Corp. may reasonably specify), and
(ii) instructions for use in effecting the surrender of the Certificate(s) in exchange for payment of the Merger Consideration (together, the "Transmittal Documents"). Upon surrender of a Certificate or

Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Merger Corp., together with such letter of transmittal and any other required documents, duly executed, the holder of such Certificate(s) shall be entitled to receive in exchange therefor (as promptly as practicable) the Merger Consideration in respect of all shares of Common Stock formerly represented by such surrendered Certificate(s), without any interest thereon, pursuant to Section 2.8(d). The Certificate(s) so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) is registered, it shall be a condition of payment that the Certificate(s) so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on the Certificate(s) or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of Merger Corp. that any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate(s) surrendered have been paid or are not applicable. Until surrendered in accordance with the provisions of and as contemplated by this Section 2.10, any Certificate(s) (other than Certificate(s) representing shares of Common Stock subject to Sections 2.8(b) and (c)) shall be deemed, at any time from and after the Effective Time, to represent only the right to receive the Merger Consideration in cash without interest as contemplated by this Section 2.10. Upon the surrender of a Certificate(s) in accordance with the terms and instructions contained in the Transmittal Documents, the Surviving Corporation shall cause the Paying Agent to pay to the holder of such Certificate(s) in exchange therefor cash in an amount equal to the Merger Consideration (other than Certificate(s) representing shares of Common Stock subject to Sections 2.8(b) and (c)).

     (c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than those subject to Sections 2.8(b) and (c)) is presented to the Surviving Corporation, it shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 2.10. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate.

     (d) From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to shares of Common Stock represented by such Certificate except as otherwise provided herein or by applicable law.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration in accordance with Section 2.8(d) for shares of Common Stock represented thereby. When authorizing such payment of any portion of the Merger Consideration in exchange therefor, the board of directors of the Surviving Corporation may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (f) Promptly following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the Merger, that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as a general creditor thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.

     (g) The Merger Consideration paid in the Merger shall be net to the holder of shares of Common Stock in cash, subject to reduction only for any applicable federal, state, local or foreign withholding Taxes. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

     (h) Anything to the contrary in this Section 2.10 notwithstanding, to the fullest extent permitted by law, none of the Paying Agent, Merger Corp. or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company SEC Documents filed on or prior to the date hereof or in the Company Disclosure Schedule (it being understood that any matter set forth in any section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule to the extent such matter is disclosed in a way as to make its relevance to the information called for by such other section reasonably clear on its face), the Company hereby represents and warrants to Merger Corp. as follows:

     SECTION 3.1. Organization and Qualification. The Company is a corporation validly existing under the laws of the State of Indiana and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to have such power, authority and governmental approvals, would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company SEC Documents include accurate and complete copies of the Company's articles of incorporation and bylaws, as currently in effect.

     SECTION 3.2.  Capitalization of the Company.

     (a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Common Stock and (ii) 5,000,000 shares of Preferred Stock, (A) 141,450 shares of which are designated as shares of Series A Preferred Stock and (B) 180,000 shares of which are designated as shares of Series B Preferred Stock. As of November 1 2004, (i) 11,609,099 shares of Common Stock were issued and outstanding and 1,360,573 shares were held in treasury and (ii) no shares of Preferred Stock were issued and outstanding or held in treasury. All of the outstanding shares of Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 2.9(a) of the Company Disclosure Schedule, no shares of Common Stock are subject to issuance pursuant to the Company Stock Plans. Other than as contemplated in this Agreement, since November 1, 2004 no shares of capital stock of the Company have been issued other than pursuant to the exercise of Stock Options set forth on the Award List, and no Stock Options or Restricted Shares have been granted. Except as set forth above or in the next succeeding sentence, there are no outstanding (i) shares of capital stock (including Restricted Shares) or other voting securities of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"). Each share of Common Stock carries with it an associated share purchase right (collectively, the "Company Rights") issued pursuant to the Rights Agreement between the Company and KeyCorp. Shareholder Services, Inc. as Rights Agent, dated as of March 27, 1997 (as heretofore amended, the "Company Rights Agreement"), which entitles the holder thereof to purchase, on the occurrence of certain events, shares of Series B Preferred Stock or Common Stock. Other than as contemplated by this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

     (b) The shares of Common Stock constitute the only class of equity securities of the Company or any of its Subsidiaries registered or required to be registered under the Exchange Act. No Subsidiary of the Company owns any Company Securities.

     SECTION 3.3.  Authority Relative to this Agreement.

     (a) The Company has all the necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining Company Shareholder Approval, to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (other than obtaining the Company Shareholder Approval), and, except for obtaining the Company Shareholder Approval, no other corporate action or corporate proceeding on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Merger Corp., constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or equity).

     (b) The Special Committee (i) has been duly authorized and constituted, and
(ii) at a meeting thereof duly called and held on November 9, 2004, by a vote of three (3) to one (1), (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders (other than Merger Corp. and its Affiliates), (B) determined that this Agreement and the Merger should be approved and declared advisable by the Company Board and (C) resolved to recommend that the Company's shareholders approve this Agreement and the Merger.

     (c) The Company Board, at a meeting thereof duly called and held on November 9, 2004, based on the recommendation of the Special Committee, by a vote of six (6) to one (1), (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders (other than Merger Corp. and its Affiliates), (ii) approved, adopted and declared advisable this Agreement and the Merger, and (iii) resolved to recommend that the Company's shareholders approve this Agreement and the Merger.

     SECTION 3.4. SEC Filings. None of the information included in the Proxy Statement or the Schedule 13E-3 will (in the case of the Schedule 13E-3) at the time of its filing with the SEC or (in the case of the Proxy Statement) at the time mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements are made, not misleading, except that no representation is made by the Company with respect to statements made in or omitted from the Proxy Statement or the
Schedule 13E-3 relating to Merger Corp. or any of its Affiliates based on information supplied by Merger Corp. or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act.

     SECTION 3.5. Consents and Approvals, No Violations. No filing with or notice to, and no permit, authorization, consent or approval of, any federal, state, local or foreign court or tribunal or administrative, governmental, arbitral or regulatory body, agency or authority (a "Governmental Entity"), is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (a) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (b) the filing of the Schedule 13E-3 and the Proxy Statement, (c) the filing of the Articles of Merger pursuant to the IBCL, or (d) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of the Company or of any its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, alteration or acceleration, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries, or trigger any rights of first refusal) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties, capital stock or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) above for violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.6. State Takeover Statute Inapplicable. The Company Board and the Special Committee have approved and adopted this Agreement and the transactions contemplated hereby as required under any applicable state takeover laws or any of the Company's organizational documents so that the provisions of any "anti-takeover", "fair price", "moratorium", "control share acquisition" or similar laws or regulations contained in the IBCL will not apply to this Agreement or any of the transactions contemplated hereby.

     SECTION 3.7. Company Rights Agreement. The Company Rights Agreement has been amended to (a) render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (b) ensure that (i) neither Merger Corp. nor any of its Affiliates is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement, (ii) a Distribution Date (as such term is defined in the Company Rights Agreement) does not occur solely by reason of the approval, execution or delivery of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement and (iii) all outstanding Company Rights will expire or otherwise terminate immediately prior to the Effective Time.

     SECTION 3.8. Brokers. Other than Houlihan Lokey Howard & Zukin Financial Advisers, Inc. and Houlihan Lokey Howard & Zukin Capital, true and complete copies of whose engagement agreements have been delivered to Merger Corp., no broker, finder, investment banker or other intermediary is or might be entitled to any brokerage, finders' or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Company Board or the Special Committee.

     SECTION 3.9. Opinion of Financial Advisor. Houlihan Lokey Howard & Zukin Financial Advisers, Inc. and Houlihan Lokey Howard & Zukin Capital have delivered their opinion to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of Common Stock (other than Merger Corp. and its Affiliates) is fair from a financial point of view to such holders.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF MERGER CORP.

     Merger Corp. hereby represents and warrants to the Company as follows:

     SECTION 4.1. Organization. Merger Corp. is a corporation validly existing under the laws of the State of Indiana and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Merger Corp. Material Adverse Effect. Merger Corp. was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Corp. has not engaged in any activities, owned any assets or been subject to any liabilities, except as is necessary to effect the Merger.

     SECTION 4.2. Authority Relative to this Agreement. Merger Corp. has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and the shareholders of Merger Corp., and no other corporate or similar proceedings on the part of Merger Corp. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Corp. and, assuming due and valid authorization, execution and delivery by the other parties thereto, constitutes a valid, legal and binding agreement of Merger Corp., enforceable against Merger Corp. in accordance with its terms, except that such enforcement may be subject to (a) any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or equity).

     SECTION 4.3. Consents and Approvals; No Violations. (a) No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is required on the part of Merger Corp. for the execution and delivery by Merger Corp. of this Agreement or the consummation by Merger Corp. of the transactions contemplated hereby, except (a) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (b) the filing of the Schedule 13E-3, (c) the filing of the Articles of Merger pursuant to the IBCL, or (d) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Merger Corp. Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Merger Corp. nor the consummation by Merger Corp. of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Merger Corp., (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, or result in the creation of a Lien on any property or asset of Merger Corp., or trigger any rights of first refusal) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Merger Corp. is a party or by which Merger Corp. or its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Merger Corp. or any of its properties or assets, except in the case of (b) or (c) above for violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Merger Corp. Material Adverse Effect.

     SECTION 4.4. Capitalization. All the issued and outstanding shares of common stock of Merger Corp. have been duly authorized, validly issued and are fully paid and nonassessable and are owned by the members of the Shareholder Group free and clear of all Liens.

     SECTION 4.5. SEC Filings. None of the information supplied by or on behalf of Merger Corp. or its Affiliates in writing specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will (in the case of the Schedule 13E-3) at the time of its filing with the SEC or (in the case of the Proxy Statement) at the time filed with the SEC, at the time mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.6. Ownership of Shares. On the Closing Date, Merger Corp. will beneficially and of record own at least the number of shares of Common Stock set forth on Exhibit A attached hereto, free and clear of any Liens or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law or as described on Exhibit A).

     SECTION 4.7. Financing. The Special Committee has previously been provided with fully-executed commitment letters and related documentation (the "Financing Commitment Letters") from lenders (the

"Lenders") relating to such debt financing as is necessary to (x) pay the cash amounts payable to the holders of shares of Common Stock pursuant to Section 2.8(d) (including Restricted Shares other than the Retained Restricted Shares pursuant to Section 2.9(b)(ii)) and to the holders of Stock Options pursuant to
Section 2.9(c), (y) effect all refinancings of outstanding indebtedness of the Company and its Subsidiaries required as a result of the Merger or as required by the Financing Commitment Letters and (z) pay the anticipated fees and expenses related to the Merger (the "Debt Financing"). On the date hereof, the Financing Commitment Letters are in full force and effect and have not been amended or modified in any respect and the Lenders have not advised Merger Corp. or any of its Affiliates of any facts which cause them to believe the financings contemplated by the Financing Commitment Letters will not be consummated substantially in accordance with the terms thereof.

     SECTION 4.8. Brokers. Except for Banc of America Securities, LLC, whose fees and expenses are the sole obligation of Merger Corp., no broker, finder, investment banker or other intermediary is or might be entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Merger Corp. or its Affiliates.

     SECTION 4.9. Disclosure. To the knowledge of Merger Corp. and its Affiliates, neither any Company SEC Document nor any representation or warranty of the Company contained in this Agreement nor any other information furnished by or on behalf of the Shareholder Group to the Special Committee or its advisors contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1. Shareholders Meeting. The Company, acting through the Company Board in accordance with its articles of incorporation and bylaws, shall, as promptly as practicable following the date of this Agreement and in consultation with Merger Corp., take all action reasonably necessary, except as otherwise provided for herein, to seek approval of this Agreement and the Merger at a duly called and noticed meeting of the Company's shareholders (the "Shareholders Meeting").

     SECTION 5.2. SEC Filings. Promptly following the date of this Agreement, the Company and Merger Corp. shall, except as otherwise provided for herein, (i) cooperate in preparing and filing with the SEC the Schedule 13E-3 and (ii) cooperate in preparing a proxy statement that meets the requirements of the Exchange Act (together with any amendments thereof or supplements thereto, the "Proxy Statement") to seek the approval of this Agreement and the Merger by the Company's shareholders at the Shareholders Meeting and to cause the Proxy Statement to be filed with the SEC and mailed to the Company's shareholders as promptly as reasonably practicable. All filings with the SEC, including the Proxy Statement and the Schedule 13E-3, and all mailings to the Company's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review and comment by Merger Corp., and shall be reasonably acceptable to Merger Corp. Merger Corp. will furnish (or cause to be furnished) to the Company the information relating to it and its Affiliates required by the Exchange Act to be set forth in the Proxy Statement or the
Schedule 13E-3. The Company and Merger Corp. each shall correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 that shall have become false or misleading. The Company and Merger Corp. will promptly notify the other party of the receipt of any comments from the SEC and any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The Company and Merger Corp. shall use their commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement or the Schedule 13E-3 and any preliminary version thereof filed by it. Subject to Section 5.10, the Company shall include in the Proxy Statement the recommendation of the Special Committee and the recommendation of the Company Board that the Company's shareholders vote in favor of the approval of this Agreement and the Merger (as the same may be amended, modified or withdrawn in accordance with Section 5.10).

     SECTION 5.3. Conduct of Business of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless Merger Corp. shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement, the Company Board shall not authorize or direct the officers of the Company or any of its Subsidiaries to take any action or fail to take any action that would cause the Company or such Subsidiary to fail to, (i) operate its business in the usual and ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal suppliers and other persons with which it or any of its Subsidiaries has significant business relations, (iii) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and (iv) exercise within the time prescribed in each Real Property Lease any option provided therein to extend or renew the term thereof to the extent such Real Property Lease is still necessary and advisable for the conduct of the business of the Company and its Subsidiaries, unless, since such time, an alternate lease has been entered into with terms, in the aggregate, generally not less favorable to the Company or its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or consented to in writing by Merger Corp. (which consent shall not be unreasonably withheld or delayed), the Company Board shall not authorize or direct the officers of the Company or any of its Subsidiaries to do any of the following:

          (a) amend or propose to amend its articles of incorporation or bylaws (or other governing documents) or the Company Rights Agreement;

          (b) authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell or deliver, dispose of, encumber or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities, except as required by agreements with the Company's employees under any of the Company Stock Plans as in effect as of the date hereof, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its Subsidiaries;

          (d) other than in the ordinary course of business consistent with past practice, (i) incur or assume any long-term or short-term indebtedness or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Person, whether pursuant to an employee benefit plan or otherwise; (iv) pledge or otherwise encumber shares of capital stock of any of its Subsidiaries; or (v) mortgage, pledge or otherwise encumber any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon other than Permitted Liens in the ordinary course of business, consistent with past practice;

          (e) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, restructuring or recapitalization of the Company or any of its Subsidiaries;

          (f) (i) except as may be required by law or existing agreements, plans or arrangements as in effect as of the date hereof, or in the ordinary course of business consistent with past practice, pay, agree to pay, grant, issue or accelerate payments or benefits pursuant to any Benefit Plan in excess of the payments or benefits provided under such Benefit Plan as of the date hereof, (ii) except (A) for increases in the ordinary course of business consistent with past practice for employees other than officers and directors of the Company that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, or
     (B) as required under existing agreements or in the ordinary course of business consistent with past practice, increase in any manner the salary or fees or benefits of any director, officer, consultant or employee, or
     (iii) except as may be required by law, amend (other than amendments made in the ordinary course of business consistent with past practice) or terminate any Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement;

          (g) acquire, sell, transfer, lease, encumber or dispose of any assets outside the ordinary course of business or any assets (other than inventory in the ordinary course consistent with past practice) that, in the aggregate, are material to the Company and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice that would be material to the Company and its Subsidiaries taken as a whole;

          (h) except as may be required as a result of a change in law or in GAAP, change any of the financial accounting principles or practices used by it or revalue in any material respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (i) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; or (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its Subsidiaries taken as a whole;

          (j) make any material Tax election, change any material method of Tax accounting or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, and, in any event, the Company shall consult with Merger Corp. before filing or causing to be filed any material Tax Return of the Company or any of its Subsidiaries, except to the extent such Tax Return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries;

          (k) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or to the extent provided for in reserves specific to such claim, liability or obligation;

          (l) (i) permit any insurance policy or policies naming it as a beneficiary or a loss payable payee, which policy or policies, individually or in the aggregate, is or are material to the Company and the Subsidiaries taken as a whole, to be canceled or terminated without notice to Merger Corp. unless the Company or one of its Subsidiaries shall have obtained a comparable replacement policy, or (ii) enter into any insurance policy or policies naming it as a beneficiary or a loss payable payee, which policy or policies, individually or in the aggregate, is or are material to the Company and the Subsidiaries taken as a whole;

          (m) except in the ordinary course of business consistent with past practice, (i) terminate, amend or modify (in any material respect), or waive any material provision of, any Material Contract, or (ii) amend, modify or change (in any material respect) any material policies or procedures governing product sales or returns or the treatment of accounts receivable;

          (n) settle or compromise any pending or threatened material suit, action or claim;

          (o) enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business, or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time; or

          (p) take, or agree in writing or otherwise to take, any of the actions prohibited in Sections 5.3(a) through (o).

     SECTION 5.4. Notification of Certain Matters. The Company and Merger Corp. each shall give prompt notice to the other of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate, or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, and (b) any failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not affect the representations, warranties, covenants or agreements of the parties hereto or limit or otherwise affect the remedies available to the Company or Merger Corp. hereunder.

     SECTION 5.5.  Access to Information.

     (a) Between the date hereof and the Effective Time, the Company will, upon reasonable request, give Merger Corp. and its authorized Representatives and Persons providing or committed or proposing to provide the Company with financing and their Representatives, reasonable access during normal business hours to employees, plants, offices, warehouses and other facilities and properties and to all books and records (including Tax Returns and work papers of the Company's independent auditors, when available) of the Company and its Subsidiaries, will permit Merger Corp. and its authorized Representatives to make such inspections as they may reasonably request and will instruct the officers and employees of the Company and those of its Subsidiaries to furnish to Merger Corp. and its authorized Representatives such financial and operating data and other information with respect to the business and properties of the Company and any of its Subsidiaries as Merger Corp. may from time to time reasonably request; provided that the Company shall not be required to provide any such information if the Person receiving such information is not subject to a confidentiality agreement in customary form for the benefit of the Company.

     (b) Prior to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause members of senior management and other employees and Representatives to, provide reasonable cooperation to Merger Corp. in its efforts to obtain the Debt Financing, including by providing information about the Company and its Subsidiaries and their respective businesses, assets and properties which is reasonably requested by Merger Corp. and its Representatives for inclusion or incorporation by reference in any syndication and other materials to be delivered to potential financing sources in connection with the transactions contemplated by this Agreement (the "Financing Documents"). Notwithstanding anything in this Agreement to the contrary, to the extent reasonably appropriate to assist the success of the Debt Financing, Merger Corp. may disclose, or cause its Representatives to disclose, and at the request of Merger Corp., the Company shall disclose, information concerning the Company and its Subsidiaries and their respective businesses, assets and properties to prospective financing sources in connection with the Merger, subject to the prior execution of a customary confidentiality agreement approved by the Company (which approval shall not be unreasonably withheld or delayed) executed by the recipient of any such information.

     (c) The parties agree and acknowledge that the disclosure, provision or furnishing of information, directly or indirectly, by the Company under this Agreement shall not be deemed a waiver of any privilege under applicable law that has been or may be asserted, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges).

     SECTION 5.6.  Additional Agreements; Commercially Reasonable Efforts.

     (a) Prior to the Effective Time, upon the terms and subject to the conditions of this Agreement, each of Merger Corp. and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws, rules or regulations to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party, including any Governmental Entity or franchisor, and
(ii) the satisfaction of the other party's conditions to the consummation of the Merger. Without limiting this Section 5.6, Merger Corp. and the Company shall each use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or franchisor necessary to be obtained prior to the consummation of the Merger. In furtherance of and not in limitation of the foregoing, the Company shall permit Merger Corp. to reasonably participate (subject to the Company's right to control) in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without Merger Corp.'s prior written consent (which consent shall not be unreasonably withheld or delayed).

     (b) Prior to the Effective Time, the Company or its Subsidiaries, on the one hand, and Merger Corp. or its Affiliates, on the other hand, shall permit the other parties hereto to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity or franchisor regarding any of the transactions contemplated by this Agreement. The Company or its Subsidiaries, on the one hand, and Merger Corp. or its Affiliates, on the other hand, shall promptly inform the other parties hereto of, and if in writing, furnish the other parties with copies of (or, in the case of material oral communication, advise the other parties orally of) any communication from any Governmental Entity or franchisor regarding any of the transactions contemplated by this Agreement. If the Company or its Subsidiaries, on the one hand, or Merger Corp. or its Affiliates, on the other hand, receives a request for additional information or documentary material from any such Governmental Entity or franchisor with respect to the Merger, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties hereto, an appropriate response in compliance with such request. None of the Company or its Subsidiaries, on the one hand, or Merger Corp. or its Affiliates, on the other hand, shall participate in any meeting with any Governmental Entity or franchisor with respect to the Merger unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. To the extent not otherwise provided in this Section 5.6(b), the Company or its Subsidiaries, on the one hand, and Merger Corp. or its Affiliates, on the other hand, shall furnish the other parties hereto with copies of all correspondence, and communications between it and any such Governmental Entity or franchisor with respect to the Merger, provided that either the Company or Merger Corp. or an Affiliate of Merger Corp. may redact any information from such correspondence and communications that discusses or reflects its valuation of the Merger. The Company or its Subsidiaries, on the one hand, and Merger Corp. or its Affiliates, on the other hand, shall furnish the other parties hereto with such necessary information and reasonable assistance as such other parties may reasonably request in connection with their preparation of necessary communications or submissions of information to any Governmental Entity or franchisor.

     (c) Merger Corp. shall use its commercially reasonable efforts to obtain the financing contemplated by Section 4.7. Notwithstanding any other provision of this Agreement to the contrary, Merger Corp. may amend or revise the Financing Commitment Letters referred to in Section 4.7, or enter into new, replacement or additional financing arrangements, through itself or any of its Affiliates, in connection with the financing referred to in Section 4.7 or otherwise to facilitate the transactions contemplated by this Agreement, provided that (i) any such action would not, individually or in the aggregate, have a Merger Corp. Material Adverse Effect or materially delay the Closing, and (ii) any such amendment or revision or new, replacement or additional financing arrangements are upon terms and conditions that are substantially equivalent to those set forth in the Financing Commitment Letters, and to the extent any of the terms or conditions are not substantially equivalent to those set forth in the Financing Commitment Letters, on terms and conditions reasonably satisfactory to the Special Committee.

     (d) Between the date hereof and the Closing, (i) to the extent that transfers of Company Permits are required as a result of the execution of this Agreement or the consummation of the Merger, the Company and Merger Corp. shall use all commercially reasonable efforts to effect such transfers, and (ii) the Company shall use its commercially reasonable efforts to identify and secure or provide any other consents or notices required as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 5.7. Public Announcements. Merger Corp. and the Company, as the case may be, will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national market system to which Merger Corp., its Affiliates, the Company or its Subsidiaries is a party. The parties hereto have agreed on the text of the joint press release by which announcement of the execution of this Agreement will be made.

     SECTION 5.8.  Indemnification.

     (a) Merger Corp. agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective articles of incorporation or bylaws (or other governing documents) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect after the Effective Time. Any rights to indemnification or exculpation pursuant to this
Section 5.8(a) shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company.

     (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under the IBCL, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated hereby). The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party and the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel or the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party or such Indemnified Party shall have legal defenses available to it that are different from or in addition to those available to the Surviving Corporation, the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for the fees of more than one counsel with respect to a particular claim, action, suit, investigation or proceeding for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby; and provided further that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

     (c) The Surviving Corporation shall provide or maintain in effect for six
(6) years from the Effective Time (the "Tail Period") directors' and officers' and corporate liability insurance covering those individuals who are covered by the directors' and officers' and corporate liability insurance policy provided for directors and officers of the Company and its Subsidiaries as of the date hereof (the "Existing Policy") on terms comparable to the Existing Policy; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently paid by the Company for such insurance, and if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to maintain or obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations of the Surviving Corporation set forth in this Section 5.8.

     (e) The rights of each Indemnified Party under this Section 5.8 shall be in addition to any rights such individual may have under the articles of incorporation or bylaws (or other governing documents) of the Company or any of its Subsidiaries, under the IBCL or any other applicable laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

     SECTION 5.9. Contributions to Merger Corp. Merger Corp. shall cause, prior to the Effective Time, the members of the Shareholder Group to sell and/or contribute the number of shares of Common Stock set forth next to such shareholder's name on Exhibit A attached hereto to Merger Corp. in exchange for a proportionate number of shares of common stock of Merger Corp. (which shares of common stock shall be issued by Merger Corp. prior to the Effective Time), all in accordance with the Shareholders Agreement. The shares of Common Stock contributed to Merger Corp. shall be canceled and retired in the Merger in accordance with Section 2.8(b).

     SECTION 5.10.  Withdrawal of Recommendation; Company Competing
Transactions.

     (a) Except as permitted by Section 5.10(b), neither the Special Committee nor the Company Board shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Merger Corp., its recommendation in favor of this Agreement and the Merger, or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Competing Transaction. Nothing contained in this Agreement shall prevent the Special Committee or the Company Board from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     (b) In the event that, prior to the Shareholders Meeting, the Special Committee determines, in its good faith judgment, after receiving the advice of its outside legal counsel, that failing to do so would create a reasonable likelihood of breaching its fiduciary duties under applicable law, the Special Committee (and the Company Board acting on the recommendation of the Special Committee) may (subject to this Section 5.10(b) and to Section 5.10(c)) withdraw or modify its approval, adoption or recommendation in favor, of this Agreement and the Merger and, if applicable, recommend to Company shareholders a Company Competing Transaction; provided that the Special Committee gives Merger Corp.

at least twenty four (24) hours' prior written notice of its intention to do so. Any such withdrawal or modification of the recommendation shall not change the approval of the Special Committee and the Company Board for purposes of (i) the amendment to the Company Rights Agreement described in Section 3.7 or (ii) causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or, unless this Agreement is terminated pursuant to Section 5.10(d), release the Company from its obligation under
Section 5.1 to present this Agreement and the Merger for the consideration of Company shareholders at the Shareholders Meeting.

     (c) From and after the execution of this Agreement, the Company shall promptly advise Merger Corp., orally and in writing, of any request for information or of any proposal in connection with a Company Competing Transaction, the material terms and conditions of such request or proposal and the identity of the Person making such request or proposal. The Company shall keep Merger Corp. reasonably apprised of the status (including amendments and proposed amendments) of any proposal relating to a Company Competing Transaction on a current basis, including promptly providing to Merger Corp. copies of any written communications between the Company and any Person relating to a Company Competing Transaction.

     (d) If, prior to the Shareholders Meeting, (A) the Special Committee determines in good faith, after consultation with its outside financial and legal advisors, that any bona fide written proposal from a third party for a Company Competing Transaction received after the date hereof is more favorable to the shareholders of the Company (taking into account (x) all the terms and conditions of the Company Competing Transaction and this Agreement that the Special Committee in good faith deems relevant, including any conditions to and expected timing and risks of consummation, and the ability of the party making such proposal to obtain financing for such Company Competing Transaction, and
(y) all other legal, financial, regulatory and other aspects of such proposal) than the transactions contemplated by this Agreement (taking into account any amendment to the terms and conditions of this Agreement proposed in writing by Merger Corp. in response to such Company Competing Transaction) (a "Superior Transaction"), and (B) the Special Committee determines in good faith, after receiving advice of its outside legal counsel, that failing to terminate this Agreement and enter into such Superior Transaction would create a reasonable likelihood of breaching its and the Company Board's fiduciary duties under applicable law, the Special Committee and the Company Board may cause the Company to terminate this Agreement and enter into a binding acquisition agreement (an "Acquisition Agreement") with respect to such Superior Transaction; provided that, prior to any such termination, (i) the Company has provided Merger Corp. written notice that it has made the determination referred to in clause (B) above, identifying the Superior Transaction then determined to be more favorable and the parties thereto and delivering to Merger Corp. a copy of the Acquisition Agreement for such Superior Transaction in the form to be entered into, (ii) the Company has provided Merger Corp. with the opportunity, for a period of twenty four (24) hours, to propose to the Special Committee in writing amendments to the terms and conditions of this Agreement in response to such Company Competing Transaction, (iii) after taking into account any such amendments proposed by Merger Corp., the Special Committee determines in good faith, after consultation with its outside financial and legal advisors, that its determinations under clauses (A) and (B) above with respect to such Company Competing Transaction continue, (iv) the Company delivers to Merger Corp. a written notice of termination of this Agreement pursuant to this Section 5.10(d) and (v) the Company and the other party to the Superior Transaction deliver to Merger Corp. a written acknowledgement that the Company and such other party have irrevocably waived any right to contest payment of the Merger Corp. Expenses as provided in Section 7.3.

     SECTION 5.11. Resignation of Directors. Immediately prior to the Effective Time, the Company shall deliver to Merger Corp. evidence satisfactory to Merger Corp. of the resignation of all directors of the Company (other than those directors who are members of the Shareholder Group), such resignations to become effective as of the Effective Time.

     SECTION 5.12. Exemption from Liability Under Section 16(b). Merger Corp. and the Company shall take all such steps as may be required or reasonably requested to cause the transactions contemplated by this Agreement and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director, officer or ten percent (10%) shareholder of the Company to be exempt from liability under Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

     SECTION 5.13. Voting by Shareholder Group. Merger Corp. and the members of the Shareholder Group will, and will cause their respective Affiliates to, vote all shares of Common Stock beneficially owned by them at the Shareholders Meeting, for and against approval of this Agreement and the Merger, in the same proportion as the votes cast by all other shareholders voting at the Shareholders Meeting for and against approval of this Agreement and the Merger (with abstentions being deemed to be votes against approval of this Agreement and the Merger for this purpose).

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 6.1.  Conditions to the Merger.

     (a) The obligation of the Company to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

          (i) Accuracy of Representations and Warranties. The representations and warranties made by Merger Corp. herein, disregarding all qualifications and exceptions contained herein relating to materiality or Merger Corp. Material Adverse Effect or words of similar import, shall be true and correct on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date) with only such exceptions as would not, individually or in the aggregate, have a Merger Corp. Material Adverse Effect.

          (ii) Compliance with Covenants. Merger Corp. and its Affiliates shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Merger Corp. Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Merger Corp. Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (iii) Officer's Certificate. The Company shall have received a certificate of Merger Corp., dated as of the Closing Date, signed by an executive officer of Merger Corp. to evidence satisfaction of the conditions set forth in Sections 6.1(a)(i) and (ii).

          (iv) Financing. The Debt Financing shall have been obtained and, to the extent required, the existing indebtedness of the Company shall be concurrently refinanced.

     (b) The obligation of Merger Corp. to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

          (i) Accuracy of Representations and Warranties. The representations and warranties made by the Company herein, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date) with only such exceptions as would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (ii) Compliance with Covenants. The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Company Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (iii) Officer's Certificate. Merger Corp. shall have received a certificate of the Company, dated as of the Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Sections 6.1(b)(i) and (ii).

          (iv) No Litigation. After the date hereof, there shall not be (A) any new suit, action or proceeding by any Governmental Entity or any other Person or (B) any development in any existing suit, action or proceeding by any Governmental Entity or any other Person that in any such case is more likely than not, individually or in the aggregate, to have a Company Material Adverse Effect.

          (v) Financing. The conditions to the Financing Commitment Letters substantially on the terms set forth therein (or the alternative commitment letter referred to in Section 5.6(c)).

     SECTION 6.2. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the parties hereto to the extent permitted by applicable law:

          (a) Shareholder Approval. The Company Shareholder Approval shall have been validly obtained under the IBCL, this Agreement and the Company's articles of incorporation and bylaws.

          (b) Statutes; Court Orders. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity that prohibits, restrains, enjoins, precludes or restricts the consummation of the Merger.

          (c) Governmental and Franchisor Approvals. All clearances or approvals required from any Governmental Entity or franchisor shall have been received in connection with the Merger, other than those clearances or approvals the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect, on terms that could not reasonably be expected to have a Company Material Adverse Effect.

                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Company Shareholder Approval:

          (a) by mutual written consent duly authorized by the Company Board (provided such termination has been approved by the Special Committee) and the board of directors of Merger Corp.;

          (b) by Merger Corp. or the Company, if (i) any Governmental Entity shall have enacted, entered, promulgated, issued or enforced a final statute, rule, regulation, executive order, decree, ruling or injunction (which statute, rule, regulation, executive order, decree, ruling or injunction the parties hereto shall use their commercially reasonable efforts to reverse, overturn or lift) or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable, or (ii) the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

          (c) by Merger Corp., if (i) there shall have been a material breach of any of the Company's representations, warranties or covenants, which breach
     (A) would give rise to the failure of a condition set forth in Section 6.1(b) or Section 6.2 and (B) is not capable of being cured prior to the Outside Date or, if curable, has not been cured within twenty (20) business days following receipt by the Company of written notice from Merger Corp. of such breach; (ii) the Special Committee or the Company Board shall withdraw, modify or change (including by amendment of the Proxy Statement) its recommendation with respect to this Agreement and the Merger in a manner adverse to Merger Corp., or shall have resolved to do any of the foregoing; or (iii) the Special Committee or the Company Board shall have recommended any proposal in respect of a Company Competing Transaction;

          (d) by the Company, if there shall have been a material breach of any of Merger Corp.'s representations, warranties or covenants, which breach
     (i) would give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.2 and (ii) is not capable of being cured prior to the Outside Date or, if curable, has not been cured within twenty (20) business days following receipt by Merger Corp. of written notice from the Company of such breach;

          (e) by the Company, pursuant to and in compliance with Section 5.10(d); or

          (f) by either Merger Corp. or the Company, if at the Shareholders Meeting (including any postponement or adjournment thereof), the Company Shareholder Approval shall have not been obtained other than (in the case of Merger Corp.) by reason of a failure of Merger Corp. or the members of the Shareholder Group or their Affiliates to vote their shares of Common Stock in the manner provided in Section 5.13.

     SECTION 7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties in accordance with
Section 8.4, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability on the part of any of the Company or its Subsidiaries or its Affiliates or Merger Corp. or its Affiliates or their respective directors, officers, employees or shareholders, other than as provided in this Section 7.2 and Section 7.3; provided, however, that nothing contained in this Section 7.2 shall relieve any party from liability for any willful and material breach of this Agreement.

     SECTION 7.3.  Expense Reimbursement.

     (a) Upon the termination of this Agreement (i) by Merger Corp. or the Company pursuant to Section 7.1(b)(ii) where the failure of the Company to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;
(ii) by Merger Corp. pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii);
(iii) by the Company pursuant to Section 7.1(e); or (iv) by Merger Corp. or the Company pursuant to Section 7.1(f), the Company shall pay to Merger Corp., by wire transfer of immediately available funds, the Merger Corp. Expenses not later than two (2) business days after submission of statements therefor, less any such expenses previously reimbursed by the Company.

     (b) Except as specifically provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, regardless of whether the Merger or any other transaction contemplated by this Agreement is consummated.

     SECTION 7.4. Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective boards of directors of the parties hereto (but in the case of the Company Board, only if such amendment, supplement or modification has been approved by the Special Committee) at any time prior to the Effective Time, whether prior to or after the Company Shareholder Approval shall have been obtained, but after such approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     SECTION 7.5. Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its board of directors (but in the case of the Company Board, only if such extension or waiver has been approved by the Special Committee), may to the extent permitted by applicable law (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties or compliance with the covenants or agreements of the other parties hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the conditions of such party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.

     SECTION 8.2. Entire Agreement; Assignment. This Agreement (including the Schedules and Exhibits hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Corp. may assign any or all of its rights and obligations under this Agreement to an Affiliate of Merger Corp., but no such assignment shall relieve Merger Corp. of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 8.3. Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement shall be severable. Upon such determination that any provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a manner acceptable to all parties hereto.

     SECTION 8.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (including by facsimile with written confirmation thereof) and unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express or other nationally recognized overnight commercial delivery service, or by facsimile notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

     (a) If to Merger Corp.:

     QDI Merger Corp.
     4220 Edison Lakes Parkway
     Mishawaka, Indiana 46545
     Attention: Daniel B. Fitzpatrick
     Facsimile: 574-243-4377

     With copies, which will not constitute notice, to:

     Milbank, Tweed, Hadley & McCloy LLP
     One Chase Manhattan Plaza
     New York, New York 10005
     Attention: Robert S. Reder, Esq.

     Facsimile: 212-822-5680

     (b) If to the Company:

     Bruce M. Jacobson, Chairman of the Special
     Committee of the Board of Directors of Quality Dining, Inc.
     c/o Katz, Sapper & Miller
     800 E. 96th Street
     Suite 500
     Indianapolis, Indiana 46240
     Facsimile: 317-580-2117

     With copies, which will not constitute notice, to:

     Sommer Barnard Attorneys, PC
     One Indiana Square, Suite 3500
     Indianapolis, Indiana 46204
     Attention: James A. Strain, Esq.
     Facsimile: 317-713-3699

     SECTION 8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the principles of conflicts of law thereof.

     SECTION 8.6. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Indiana or any Indiana state court, in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.7. Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 5.8(e) and as otherwise explicitly provided in this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          QDI MERGER CORP.

                                          By: /s/ DANIEL B. FITZPATRICK
                                            ------------------------------------
                                              Name: Daniel B. Fitzpatrick
                                              Title: President

                                          QUALITY DINING, INC.

                                          By: /s/ JOHN C. FIRTH
                                            ------------------------------------
                                              Name: John C. Firth
                                              Title: Executive Vice President

     The undersigned members of the Shareholder Group hereby agree to vote, or cause to be voted, all their shares of Common Stock at the Shareholders Meeting in accordance with the provisions of Section 5.13:

                                          /s/ DANIEL B. FITZPATRICK
                                          --------------------------------------
                                          Name: Daniel B. Fitzpatrick

                                          /s/ GERALD O. FITZPATRICK
                                          --------------------------------------
                                          Name: Gerald O. Fitzpatrick

                                          /s/ JAMES K. FITZPATRICK
                                          --------------------------------------
                                          Name: James K. Fitzpatrick

                                          /s/ EZRA H. FRIEDLANDER
                                          --------------------------------------
                                          Name: Ezra H. Friedlander

                                          /s/ JOHN C. FIRTH
                                          --------------------------------------
                                          Name: John C. Firth

                                                                       EXHIBIT A

                                                                 SHARES OF
                                                               QUALITY DINING
                                                                   COMMON
SHAREHOLDER                                                        STOCK
-----------                                                    --------------
Daniel B. Fitzpatrick.......................................     3,929,073
Gerald O. Fitzpatrick.......................................       233,746
James K. Fitzpatrick........................................       347,445
Ezra H. Friedlander.........................................       496,031(a)
John C. Firth...............................................       174,356(b)
                                                                 ---------
                                                                 5,180,651
                                                                 =========

---------------

(a) 56,000 of these shares are held in an individual retirement account and might either be contributed to Merger Corp. or converted into the Merger Consideration at the Effective Time of the Merger.

(b) 4,500 of these shares are held in an individual retirement account and might either be contributed to Merger Corp. or converted into the Merger Consideration at the Effective Time of the Merger.

                                                                        APPENDIX
B
November 9, 2004

The Board of Directors and the Special Committee of the Board of Directors of Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana 46545
Dear Members of the Board of Directors and the Special Committee:

We understand that a group led by Daniel Fitzpatrick (the "Shareholder Group"), the Chief Executive Officer of Quality Dining, Inc. ("Quality Dining" or the "Company") has issued a proposal expressing its interest in acquiring all of the shares of common stock not already owned by the Shareholder Group and certain other Company insiders (the "Unaffiliated Shareholders") for $3.20 per share in cash and merging the Company with QDI Merger Corp. The Shareholder Group currently owns approximately 45% of the Company's issued and outstanding shares of common stock. We understand that the Shareholder Group proposes to effectuate its acquisition of such shares by completing a long-form merger (the "Merger") in which Quality Dining would survive as privately held corporation. In the Merger, QDI Merger Corp. would merge with and into the Company and, as a result, each outstanding share of the Company's common stock, no par value per share, held by Unaffiliated Shareholders, would be converted into the right to receive $3.20 per share in cash (the "Consideration"). The Merger, including the payment of the Consideration, together with all related contemplated transactions, are referred to collectively herein as the "Transaction."

We understand that the Company's Board of Directors has formed a committee consisting of independent directors (the "Special Committee") to consider matters relating to the Transaction. The Special Committee engaged us as its exclusive financial advisor on July 19, 2004.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. Additionally, you have advised us that the Shareholder Group has indicated that it has no intention of selling its shares in the Company or engaging in any alternative to the Transaction. However, we have been authorized to, and did, solicit third party indications of interest in acquiring all or any part of the Company.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

      1. met with members of the Special Committee and its counsel to discuss the Transaction;

      2. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects, and projected operations and performance of the Company;

      3. visited the Company's headquarters located in Mishawaka, Indiana;

      4. reviewed the Company's SEC filings on Form 10-K for the five fiscal years ended October 26, 2003 and quarterly reports on Form 10-Q for the quarter ended August 1, 2004, which the Company's management has identified as being the most current quarterly financial statements available;

      5. reviewed internally prepared financial statements for the three fiscal years ended October 26, 2003 and the year-to-date periods ended September 28, 2003 and September 26, 2004 for each of Quality Dining's individual segments;

      6. reviewed forecasts and projections prepared by the Company's management with respect to the Company, and its individual segments, for the fiscal years ended October 26, 2004 through 2008;

      7. reviewed the Company's Confidential Information Memorandum dated October 19, 2004;

The Board of Directors and
the Special Committee of the Board of Directors of
Quality Dining, Inc.
November 9, 2004                                                         Page  2

      8. reviewed the Schedule 14-A Proxy Statement dated February 5, 2004;

      9. reviewed the Schedule 14D-9 Solicitation/Recommendation Statement dated May 22, 2000 in response to an unsolicited hostile tender offer by NBO, LLC;

     10. reviewed Board of Directors minutes from October 24, 2001 through June 8, 2004;

     11. reviewed Bank Meeting presentations dated March 20, 2002, March 25, 2003 and March 16, 2004;

     12. reviewed the Bank Package for the four quarters of fiscal 2002 and 2003 and the first and second quarters of fiscal 2004;

     13. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     14. reviewed a commitment letter dated October 29, 2004 from J.P. Morgan Securities Inc. pertaining to the debt financing for the Transaction;

     15. reviewed a draft of the Merger Agreement by and between QDI Merger Corp. and the Company, dated November 9, 2004;

     16. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

     17. identified and contacted additional potential buyers of the Company in order to gauge interest in a potential transaction.

We have relied upon and assumed, without independent verification, that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

In preparing our Opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecasts and projections furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. We have also assumed that the Transaction will be consummated in all material respects as described in the Merger Agreement and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us.

We are acting as financial advisor to the Special Committee in connection with the Merger and will receive a fee from the Company for our services, no portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

The Board of Directors and
the Special Committee of the Board of Directors of
Quality Dining, Inc.
November 9, 2004                                                         Page  3

It is understood that this letter is for the information of the Board of Directors of the Company and the Special Committee only and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any document filed by the Company with the Securities and Exchange Commission in connection with the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transaction or any matters related thereto. It should be understood that subsequent events may affect the conclusions set forth in the Opinion and we are under no obligation to update, revise or reaffirm this opinion, except as otherwise required under the terms of the engagement letter between the parties. In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the Unaffiliated Shareholders.

Based upon the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Shareholders pursuant to the Transaction is fair, from a financial point of view, to the Unaffiliated Shareholders.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                      APPENDIX F

                              QUALITY DINING, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Consolidated Balance Sheets as of October 31, 2004 and
  October 26, 2003..........................................  F-2
Consolidated Statements of Operations for the Years Ended
  October 31, 2004, October 26, 2003 and October 27, 2002...  F-3
Consolidated Statements of Stockholders' Equity for the
  Years Ended October 31, 2004, October 26, 2003 and October
  27, 2002..................................................  F-4
Consolidated Statements of Cash Flows for the Years Ended
  October 31, 2004, October 26, 2003 and October 27, 2002...  F-5
Notes to Consolidated Financial Statements..................  F-6
Report of Independent Registered Public Accounting Firm.....  F-34
Schedule II.................................................  F-35

                              QUALITY DINING, INC.



                          CONSOLIDATED BALANCE SHEETS



                                                                            OCTOBER 26,
                                                                                2003
                                                                            ------------
                                                              OCTOBER 31,   (AS RESTATED
                                                                 2004       SEE NOTE 1A)
                                                              -----------   ------------
                                                                (DOLLARS IN THOUSANDS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $  1,570       $  1,724
  Accounts receivable.......................................      1,520          1,723
  Inventories...............................................      1,770          1,670
  Deferred income taxes.....................................      2,785          2,251
  Assets held for sale......................................         --          8,138
  Other current assets......................................      3,321          2,192
                                                               --------       --------
Total current assets........................................     10,966         17,698
                                                               --------       --------
Property and equipment, net.................................    108,898        109,329
                                                               --------       --------
Other assets:
  Deferred income taxes.....................................      5,563          6,749
  Trademarks, net...........................................        446          1,285
  Franchise fees and development fees, net..................      8,250          8,801
  Goodwill, net.............................................      7,960          7,960
  Liquor licenses, net......................................      2,846          2,820
  Other.....................................................      3,613          3,454
                                                               --------       --------
Total other assets..........................................     28,678         31,069
                                                               --------       --------
Total assets................................................   $148,542       $158,096
                                                               --------       --------

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................   $ 10,721       $ 10,055
  Accounts payable..........................................      7,077          6,182
  Accrued liabilities.......................................     20,769         18,322
                                                               --------       --------
Total current liabilities...................................     38,567         34,559
Long-term debt..............................................     69,838         85,335
Deferred rent...............................................      3,071          2,651
                                                               --------       --------
Total liabilities...........................................    111,476        122,545
                                                               --------       --------
Minority interest...........................................     13,434         14,272
Commitments and contingencies (Notes 10 and 11)
Stockholders' equity:
  Preferred stock, without par value: 5,000,000 shares
    authorized; none issued.................................         --             --
  Common stock, without par value: 50,000,000 shares
    authorized; 12,955,781 shares issued and outstanding....         28             28
  Additional paid-in capital................................    237,411        237,402
  Accumulated deficit.......................................   (206,926)      (209,147)
  Unearned compensation.....................................       (452)          (575)
                                                               --------       --------
                                                                 30,061         27,708
  Less treasury stock, at cost, 2,508,587 shares............      6,429          6,429
                                                               --------       --------
Total stockholders' equity..................................     23,632         21,279
                                                               --------       --------
Total liabilities and stockholders' equity..................   $148,542       $158,096
                                                               --------       --------



      The accompanying notes are an integral part of the consolidated financial statements.

                              QUALITY DINING, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                          FISCAL YEAR ENDED
                                                              -----------------------------------------
                                                              OCTOBER 31,   OCTOBER 26,    OCTOBER 27,
                                                                 2004           2003           2002
                                                              -----------   ------------   ------------
                                                                            (AS RESTATED   (AS RESTATED
                                                                            SEE NOTE 1A)   SEE NOTE 1A)
                                                                            ------------   ------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Burger King...............................................   $122,183       $114,983       $123,795
  Chili's Grill & Bar.......................................     87,717         80,710         75,760
  Italian Dining Division...................................     16,407         17,560         17,052
  Grady's American Grill....................................      5,789          6,078         21,113
                                                               --------       --------       --------
Total revenues..............................................    232,096        219,331        237,720
                                                               --------       --------       --------
Operating expenses:
  Restaurant operating expenses:
    Food and beverage.......................................     64,409         59,271         65,912
    Payroll and benefits....................................     67,182         63,923         69,571
    Depreciation and amortization...........................      9,599         10,158         10,069
    Other operating expenses................................     60,279         56,893         59,469
                                                               --------       --------       --------
Total restaurant operating expenses.........................    201,469        190,245        205,021
                                                               --------       --------       --------
Income from restaurant operations...........................     30,627         29,086         32,699
                                                               --------       --------       --------
    General and administrative..............................     15,997         16,068         18,715
    Amortization of intangibles.............................        169            364            431
    Facility closing costs..................................         --            (90)           355
                                                               --------       --------       --------
Operating income............................................     14,461         12,744         13,198
                                                               --------       --------       --------
Other income (expense):
    Interest expense........................................     (6,546)        (7,143)        (7,916)
    Minority interest in earnings...........................     (2,397)        (2,678)        (3,010)
    Recovery of note receivable.............................         --          3,459             --
    Stock purchase expense..................................         --         (1,294)            --
    Gain (loss) on sale of property and equipment...........       (125)           (42)         1,034
    Other income, net.......................................        260            997            697
                                                               --------       --------       --------
Total other expense.........................................     (8,808)        (6,701)        (9,195)
                                                               --------       --------       --------
Income from continuing operations before income taxes.......      5,653          6,043          4,003
Income tax provision........................................      2,342          3,293            522
                                                               --------       --------       --------
Income from continuing operations...........................      3,311          2,750          3,481
Income (loss) from discontinued operations, net of tax......     (1,090)        (2,351)         1,250
                                                               --------       --------       --------
Net income..................................................   $  2,221       $    399       $  4,731
                                                               --------       --------       --------
Basic net income (loss) per share:
                                                               --------       --------       --------
      Continuing operations.................................       0.33           0.25           0.31
      Discontinued operations...............................      (0.11)         (0.21)          0.11
                                                               --------       --------       --------
Basic net income per share..................................   $   0.22       $   0.04       $   0.42
Diluted net income (loss) per share:........................
                                                               --------       --------       --------
      Continuing operations.................................       0.32           0.25           0.31
      Discontinued operations...............................      (0.10)         (0.21)          0.11
                                                               --------       --------       --------
Diluted net income per share................................   $   0.22       $   0.04       $   0.42
                                                               --------       --------       --------
Weighted average shares outstanding:
                                                               --------       --------       --------
      Basic.................................................     10,163         10,897         11,248
                                                               --------       --------       --------
      Diluted...............................................     10,272         10,921         11,306
                                                               --------       --------       --------



      The accompanying notes are an integral part of the consolidated financial statements.

                              QUALITY DINING, INC.



                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                  SHARES            ADDITIONAL   RETAINED
                                  COMMON   COMMON    PAID-IN     EARNINGS      UNEARNED     TREASURY   STOCKHOLDERS'
                                  STOCK    STOCK     CAPITAL     (DEFICIT)   COMPENSATION    STOCK        EQUITY
                                  ------   ------   ----------   ---------   ------------   --------   -------------
                                                          (DOLLARS AND SHARES IN THOUSANDS)
Balance at October 28, 2001 (As
  previously reported)..........  12,941    $28      $237,002    $(212,470)     $(557)      $(3,623)      $20,380
Cumulative effect on prior year
  of restatement................                                    (1,807)                                (1,807)
                                  ------    ---      --------    ---------      -----       -------       -------
Balance, October 28, 2001.......  12,941     28       237,002     (214,277)      (557)       (3,623)       18,573
                                  ------    ---      --------    ---------      -----       -------       -------
(As restated -- See Note 1A)
  Restricted stock grants.......    125                   432           --       (432)           --            --
  Retirement of common stock....    (96)     --            --           --         --            --            --
  Amortization of unearned
    Compensation................     --      --            --           --        289            --           289
  Net income, fiscal 2002.......                                     4,731                                  4,731
  (As restated -- See Note 1A)
                                  ------    ---      --------    ---------      -----       -------       -------
Balance, October 27, 2002.......  12,970     28       237,434     (209,546)      (700)       (3,623)       23,593
  Purchase of treasury stock....     --      --            --           --         --        (2,806)       (2,806)
  Restricted stock forfeited....    (14)     --           (32)          --         32            --            --
  Amortization of unearned
    Compensation................             --            --           --         93            --            93
  Net income, fiscal 2003.......     --      --            --          399         --            --           399
    (As restated -- See Note 1A)
                                  ------    ---      --------    ---------      -----       -------       -------
Balance, October 26, 2003.......  12,956     28       237,402     (209,147)      (575)       (6,429)       21,279
  Modification of restricted
    stock grant.................     --      --             9           --         (9)           --            --
  Amortization of unearned
    Compensation................             --            --           --        132            --           132
  Net income, fiscal 2004.......     --      --            --        2,221         --            --         2,221
    (As restated -- See Note 1A)
                                  ------    ---      --------    ---------      -----       -------       -------
Balance, October 31, 2004.......  12,956    $28      $237,411    $(206,926)     $(452)      $(6,429)      $23,632
                                  ------    ---      --------    ---------      -----       -------       -------



      The accompanying notes are an integral part of the consolidated financial statements.

                              QUALITY DINING, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                          FISCAL YEAR ENDED
                                                              -----------------------------------------
                                                              OCTOBER 31,   OCTOBER 26,    OCTOBER 27,
                                                                 2004           2003           2002
                                                              -----------   ------------   ------------
                                                                            (AS RESTATED   (AS RESTATED
                                                                            SEE NOTE 1A)   SEE NOTE 1A)
                                                                            ------------   ------------
                                                                       (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................   $  2,221       $    399      $   4,731
  Loss (income) from discontinued operations................      1,090          2,351         (1,250)
  Minority interest in earnings.............................      2,397          2,678          3,010
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization of property and
       equipment............................................      9,092          9,773          9,806
    Amortization of other assets............................      1,412          1,572          1,617
    Impairment of assets and facility closing costs.........         --            (90)           355
    Loss (gain) on sale of property and equipment...........        125             42         (1,034)
    Deferred income taxes...................................      1,326          2,317           (496)
    Deferred rent...........................................        420            403            400
    Amortization of unearned compensation...................        132             93            289
    Changes in operating assets and liabilities, excluding
       effects of acquisitions and dispositions:
       Accounts receivable..................................        203            200            (50)
       Inventories..........................................       (100)           173            199
       Other current assets.................................     (1,129)            64           (180)
       Deferred income taxes................................       (674)        (1,317)           496
       Accounts payable.....................................        895         (3,614)          (803)
       Accrued liabilities..................................      1,184           (857)        (1,003)
                                                               --------       --------      ---------
Net cash provided by operating activities...................     18,594         14,187         16,087
                                                               --------       --------      ---------
Cash flows from investing activities:
  Proceeds from sales of property and equipment.............      8,672          4,782         15,517
  Purchase of property and equipment........................     (8,804)        (9,570)       (16,102)
  Purchase of other assets..................................       (863)          (892)        (1,013)
  Other, net................................................        (14)           279             --
                                                               --------       --------      ---------
Net cash used for investing activities......................     (1,009)        (5,401)        (1,598)
                                                               --------       --------      ---------
Cash flow from financing activities:
  Purchase of treasury stock................................         --         (4,073)            --
  Borrowings of long-term debt..............................     57,360         57,259         95,790
  Repayment of long-term debt...............................    (72,191)       (60,337)      (109,058)
  Cash distributions to minority interest...................     (3,235)        (3,451)        (3,758)
  Loan financing fees.......................................         --             --           (619)
  Purchase of common stock subject to redemption............         --             --           (264)
                                                               --------       --------      ---------
Net cash used for financing activities......................    (18,066)       (10,602)       (17,909)
                                                               --------       --------      ---------
Cash provided by discontinued operations....................        327          2,366          2,266
                                                               --------       --------      ---------
Net increase (decrease) in cash and cash equivalents........       (154)           550         (1,154)
Cash and cash equivalents, beginning of year................      1,724          1,174          2,328
                                                               --------       --------      ---------
Cash and cash equivalents, end of year......................   $  1,570       $  1,724      $   1,174
                                                               --------       --------      ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest, net of amounts capitalized........   $  6,243       $  7,049      $   8,084
                                                               --------       --------      ---------
  Cash paid for income taxes................................   $  1,223       $    793      $   1,131
                                                               --------       --------      ---------



      The accompanying notes are an integral part of the consolidated financial statements.

                              QUALITY DINING, INC.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)  NATURE OF BUSINESS



     Quality Dining, Inc. and its subsidiaries (the "Company") develop and operate both quick service and full service restaurants in eight states. The Company owns and operates three Grady's American Grill restaurants, one Porterhouse Steaks and Seafood restaurant, three restaurants under the tradename of Spageddies Italian Kitchen and six restaurants under the tradename Papa Vino's Italian Kitchen. The Company also operates, as a franchisee, 124 Burger King restaurants and 39 Chili's Grill & Bar restaurants.



(1A)  RESTATEMENT



     The Company has determined that it incorrectly calculated its straight-line rent expense and related deferred rent liability. As a result, the Company concluded that its previously filed financial statements for fiscal years through 2003 and the first three interim periods in 2004 should be restated. Historically, when accounting for leases with renewal options, the Company recorded rent expense on a straight-line basis over the initial non-cancelable lease term without regard for renewal options. In addition, the Company depreciated its buildings, leasehold improvements and other long-lived assets on those properties over a period that included both the initial non-cancelable term of the lease and all option periods provided for in the lease (or the useful life of the assets if shorter). As a result, the Company will restate its financial statements to recognize (i) rent expense on a straight-line basis over the lease term, including cancelable option periods where failure to exercise such options would result in an economic penalty such that at lease inception the renewal option is reasonably assured of exercise and (ii) to recognize depreciation on its buildings, leasehold improvements and other long-lived assets over the expected lease term, where the lease term is shorter than the useful life of the assets.



     The effect of this restatement decreased net income by $473,000 or $0.04 per diluted share and by $353,000 or $0.03 per diluted share for the fiscal years ended October 26, 2003 and October 31, 2004, respectively.



     The Company also determined that $2,599,000 in fixed assets were improperly classified as Assets Held for Sale on October 26, 2003. The Company has reclassified these assets from Held for Sale to Property and Equipment on the October 26, 2003 balance sheet. This change did not affect results of operations, cash flows or total assets of the Company.



     As a result of the changes, the Company's financial statements as of October 26, 2003 and for the fiscal years ended October 26, 2003 and October 27, 2002 have been adjusted as follows:



                                                                   OCTOBER 26, 2003
                                                              ---------------------------
                                                                            AS PREVIOUSLY
                                                              AS RESTATED     REPORTED
                                                              -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)
Depreciation and Amortization...............................   $  10,158      $   9,940
Other operating expenses....................................      56,893         56,638
Total restaurant operating expenses.........................     190,245        189,772
Income from restaurant operations...........................      29,086         29,559
Operating income............................................      12,744         13,217
Income from continuing operations before income taxes.......       6,043          6,516
Net income..................................................   $     399      $     872
Basic net income per share:
Continuing operations.......................................   $    0.25      $    0.30

                              QUALITY DINING, INC.

                                                                   OCTOBER 26, 2003
                                                              ---------------------------
                                                                            AS PREVIOUSLY
                                                              AS RESTATED     REPORTED
                                                              -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)
Net income..................................................   $    0.04      $    0.08
Diluted net income per share:
Continuing operations.......................................   $    0.25      $    0.30
Net Income..................................................   $    0.04      $    0.08
Assets held for sale........................................   $   8,138      $  10,737
Property & equipment........................................     109,329        107,910
Total assets................................................     158,096        159,276
Accrued liabilities.........................................      18,322         19,520
Deferred rent...............................................       2,651             --
Total liabilities...........................................     122,545        121,092
Accumulated deficit.........................................    (209,147)      (206,514)
Total stockholders' equity..................................      21,279         23,912
Total stockholders' equity and liabilities..................   $ 158,096      $ 159,276



                                                                   OCTOBER 27, 2002
                                                              ---------------------------
                                                                            AS PREVIOUSLY
                                                              AS RESTATED     REPORTED
                                                              -----------   -------------
Depreciation and Amortization...............................   $  10,069      $   9,893
Other operating expenses....................................      59,469         59,292
Total restaurant operating expenses.........................     205,021        204,668
Income from restaurant operations...........................      32,699         33,052
Operating income............................................      13,198         13,551
Income from continuing operations before income taxes.......       4,003          4,356
Net income..................................................   $   4,731      $   5,084
Basic net income per share:
Continuing operations.......................................   $    0.31      $    0.34
Net income..................................................   $    0.42      $    0.45
Diluted net income per share
Continuing operations.......................................   $    0.31      $    0.34
Net income..................................................   $    0.42      $    0.45
Property & Equipment........................................   $ 123,489      $ 124,451
Total assets................................................     169,686        170,648
Accrued liabilities.........................................      19,269         20,319
Deferred rent...............................................       2,248             --
Total liabilities...........................................     129,781        128,583
Accumulated deficit.........................................    (209,546)      (207,386)
Total stockholders' equity..................................      23,593         25,753
Total stockholders' equity and liabilities..................   $ 169,686      $ 170,648



     The cumulative effect of the adjustments, net of tax, for all years prior to fiscal year 2002 was $1,807,000 which was recorded as an adjustment to opening accumulated deficit at October 28, 2001.

                              QUALITY DINING, INC.

     The Company's financial statements for the fiscal 2004 and 2003 interim periods have also been adjusted. See Note 16.



(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     Fiscal Year -- The Company maintains its accounts on a 52/53 week fiscal year ending the last Sunday in October. The fiscal year ended October 31, 2004 (fiscal 2004) contained 53 weeks. The fiscal years ended October 26, 2003 (fiscal 2003) and October 27, 2002 (fiscal 2002) contained 52 weeks.



     Basis of Presentation -- The Company has adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", as revised by the FASB in December 2003 (FIN 46R). As a result of the adoption of this Interpretation, the Company changed its consolidation policy whereby the accompanying consolidated financial statements now include the accounts of Quality Dining, Inc., its wholly owned subsidiaries, and certain related party affiliates that are variable interest entities. Previously, the consolidated financial statements included only the accounts of Quality Dining, Inc. and its wholly owned subsidiaries. In accordance with FIN 46R the Company has elected to restate the results of all periods presented to reflect this change. The Company determined that certain affiliated real estate partnerships from which the Company leases 42 of its Burger King restaurants and that are substantially owned by certain directors, officers, and stockholders of the Company meet the definition of variable interest entities ("VIE's") as defined in FIN 46R. Furthermore, the Company has determined that it is the primary beneficiary of these VIE's, based on the criteria in FIN 46R. The Company holds no direct ownership or voting interest in the VIE's. Additionally, the creditors and beneficial interest holders of the VIE's have no recourse to the general credit of the Company.



     The assets of the VIE's, which consist primarily of property and equipment, totaled $17,816,000 and $18,599,000 at October 31, 2004 and October 26, 2003,
respectively. The liabilities of the VIE's, which consist primarily of bank debt, totaled $7,338,000 and $7,493,000 at October 31, 2004 and October 26, 2003, respectively. Certain of the assets of the VIE's serve as collateral for the debt obligations. Because certain of these assets were previously recorded as capital leases by the Company, with a resulting lease obligation, the consolidation of the VIE's served to increase total assets as reported by the Company by $13,494,000 and $13,869,000 at October 31, 2004 and October 26, 2003,
respectively. The consolidation of the VIE's served to increase total liabilities by $4,160,000 in fiscal 2004 and increase total liabilities by $3,697,000 in fiscal 2003. Additionally, the consolidation of the VIE's increased treasury stock by $2,806,000 at October 31, 2004 and October 26, 2003 as one of the VIE's purchased common stock of the Company in fiscal 2003. The change had no impact on reported net income for the years ended October 31, 2004, October 26, 2003 and October 27, 2002. However, the change did decrease weighted average shares outstanding, basic and diluted, for the years ending October 31, 2004 and October 26, 2003, because one of the VIE's purchased 1,148,014 shares of the Company's common stock on June 27, 2003. This also had the effect of increasing basic and diluted net income per share for the year ended October 31, 2004.

                              QUALITY DINING, INC.

     The following table presents the effect of the consolidation of the VIE's on depreciation and amortization expense, other operating expenses, general and administrative expense, interest expense, other income (expense), net income per share, and weighted average shares outstanding for fiscal 2004, 2003 and 2002:



                                                               FISCAL YEAR ENDED
                                                   -----------------------------------------
                                                   OCTOBER 31,   OCTOBER 26,    OCTOBER 27,
                                                      2004           2003           2002
                                                   -----------   ------------   ------------
                                                                 (AS RESTATED   (AS RESTATED
                                                                 SEE NOTE 1A)   SEE NOTE 1A)
                                                                 ------------   ------------
Depreciation and amortization expense............    $9,475        $10,023         $9,882
Change in consolidation policy...................       124            135            187
                                                     ------        -------         ------
Consolidated depreciation and amortization.......     9,599         10,158         10,069
                                                     ------        -------         ------
Other operating expenses.........................    62,936         59,472         62,188
Change in consolidation policy...................    (2,657)        (2,579)        (2,719)
                                                     ------        -------         ------
Consolidated other operating expenses............    60,279         56,893         59,469
                                                     ------        -------         ------
General and administrative expenses..............    15,922         15,961         18,638
Change in consolidation policy...................        75            107             77
                                                     ------        -------         ------
Consolidated general and administrative
  expenses.......................................    15,997         16,068         18,715
                                                     ------        -------         ------
Interest expense.................................     6,760          7,479          8,429
Change in consolidation policy...................      (214)          (336)          (513)
                                                     ------        -------         ------
Consolidated interest expense....................     6,546          7,143          7,916
                                                     ------        -------         ------
Other income (expense)...........................       535            992            655
Change in consolidation policy...................      (275)             5             42
                                                     ------        -------         ------
Consolidated other income (expense)..............       260            997            697
                                                     ------        -------         ------
Basic net income per share.......................      0.20           0.04           0.42
Change in consolidation policy...................      0.02             --             --
                                                     ------        -------         ------
Consolidated basic net income per share..........      0.22           0.04           0.42
                                                     ------        -------         ------
Diluted net income per share.....................      0.20           0.04           0.42
Change in consolidation policy...................      0.02             --             --
                                                     ------        -------         ------
Consolidated diluted net income per share........      0.22           0.04           0.42
                                                     ------        -------         ------
Weighted average shares outstanding:
Basic............................................    11,311         11,311         11,248
Change in consolidation policy...................    (1,148)          (414)            --
                                                     ------        -------         ------
Consolidated basic...............................    10,163         10,897         11,248
                                                     ------        -------         ------
Diluted..........................................    11,420         11,335         11,306
Change in consolidation policy...................    (1,148)          (414)            --
                                                     ------        -------         ------
Consolidated diluted.............................    10,272         10,921         11,306
                                                     ------        -------         ------



     Use of Estimates in the Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and

                              QUALITY DINING, INC.

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     Revenue Recognition -- The Company recognizes revenue upon delivery of products to its customers.



     Inventories -- Inventories consist primarily of restaurant food and supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.



     Insurance/Self-Insurance -- The Company uses a combination of insurance, self-insurance retention and self-insurance for a number of risks including workers' compensation, general liability, employment practices, directors and officers liability, vehicle liability and employee related health care benefits. Liabilities associated with these risks are estimated in part by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions.



     Property and Equipment -- Property and equipment are stated at cost. Depreciation and amortization are being recorded on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term of the related asset. The general ranges of original depreciable lives are as follows:



                                                                     YEARS
                                                                   ---------
Buildings and Leasehold Improvements........................       10-31 1/2
Furniture and Equipment.....................................         3-7
Computer Equipment and Software.............................         5-7



     Upon the sale or disposition of property and equipment, the asset cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in Other Expense. Normal repairs and maintenance costs are expensed as incurred.



     Long-Lived Assets -- Long-lived assets and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of a restaurant's long-lived asset group to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset or asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Considerable management judgment is necessary to estimate the fair value of the assets, including a discounted value of estimated future cash flows and fundamental analyses. Accordingly, actual results could vary from such estimates. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.



     Adoption of Statement of Financial Accounting Standards No. 141 and No.
142. -- In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for business combinations initiated after June 30, 2001. SFAS 141 also establishes criteria that must be used to determine whether acquired intangible assets should be recognized separately from goodwill in the Company's financial statements. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. In addition, goodwill and indefinite-lived intangible assets will be tested for impairment in accordance with the provisions of SFAS 142. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company early adopted the provisions of SFAS 142, in the first quarter of fiscal 2002. SFAS 142 allows up to six months from the date of adoption to complete the transitional goodwill impairment test which requires the comparison of the fair value of a reporting unit to its carrying value (using amounts measured as of the beginning of the year of adoption) to determine

                              QUALITY DINING, INC.

whether there is an indicated transitional goodwill impairment. The quantification of an impairment requires the calculation of an "implied" fair value for a reporting unit's goodwill. If the implied fair value of the reporting unit's goodwill is less than its recorded goodwill, a transitional goodwill impairment charge is recognized and reported as a cumulative effect of a change in accounting principle. The Company completed the impairment testing of goodwill during the second quarter of fiscal 2002 and determined that there is no transitional goodwill impairment.



     Amortized intangible assets consist of the following:



                                                            AS OF OCTOBER 31, 2004
                                                  ------------------------------------------
                                                  GROSS CARRYING   ACCUMULATED     NET BOOK
AMORTIZED INTANGIBLE ASSETS                           AMOUNT       AMORTIZATION     VALUE
---------------------------                       --------------   ------------   ----------
                                                            (DOLLARS IN THOUSANDS)
Trademarks......................................     $   842         $  (396)       $  446
Franchise fees and development fees.............      14,985          (6,735)        8,250
                                                     -------         -------        ------
  Total.........................................     $15,827         $(7,131)       $8,696
                                                     -------         -------        ------



                                                            AS OF OCTOBER 26, 2003
                                                  ------------------------------------------
                                                  GROSS CARRYING   ACCUMULATED     NET BOOK
AMORTIZED INTANGIBLE ASSETS                           AMOUNT       AMORTIZATION     VALUE
---------------------------                       --------------   ------------   ----------
                                                            (DOLLARS IN THOUSANDS)
Trademarks......................................     $ 2,961         $(1,676)      $ 1,285
Franchise fees and development fees.............      14,782          (5,981)        8,801
                                                     -------         -------       -------
  Total.........................................     $17,743         $(7,657)      $10,086
                                                     -------         -------       -------



     The Company's intangible asset amortization expense was $922,000, $1,113,000 and $1,150,000 for fiscal years 2004, 2003 and 2002, respectively.
The estimated intangible amortization expense for each of the next five years is as follows:



FISCAL YEAR
-----------
2005........................................................   $866,000
2006........................................................   $866,000
2007........................................................   $866,000
2008........................................................   $866,000
2009........................................................   $780,000



     In the second quarter of fiscal 2003, the Company recorded an impairment charge related to certain Grady's American Grill restaurants that resulted in a reduction of the net book value of the Grady's American Grill trademark by $2,882,000. In conjunction with the Company's impairment assessment, the Company revised its estimate of the remaining useful life of the trademark from 15 to 5 years. Trademark amortization was $169,000, $334,000 and $421,000 for fiscal years 2004, 2003 and 2002, respectively.



     The Company operates five distinct restaurant concepts in the food-service industry. It owns the Grady's American Grill concept, Porterhouse Steaks and Seafood concept, an Italian Dining concept and it operates Burger King restaurants and Chili's Grill & Bar restaurants as a franchisee of Burger King Corporation and Brinker International, Inc., respectively. The Company has identified each restaurant concept as an operating segment based on management structure and internal reporting, with the exception of Porterhouse Steaks and Seafood, which is included with the Grady's American Grill operating segment, based on management structure and internal reporting. The Company has two operating segments with goodwill -- Chili's Grill & Bar and Burger King. The Company had a total of $7,960,000 in goodwill as of

                              QUALITY DINING, INC.

October 31, 2004. The Chili's Grill and Bar operating segment had $6,902,000 of goodwill and the Burger King operating segment had $1,058,000 of goodwill.



     Franchise Fees and Development Fees -- The Company's Burger King and Chili's franchise agreements require the payment of a franchise fee for each restaurant opened. Franchise fees are deferred and amortized on the straight-line method over the lives of the respective franchise agreements. Development fees paid to the respective franchisors are deferred and expensed in the period the related restaurants are opened. Franchise fees are being amortized on a straight-line basis, generally over 20 years. Accumulated amortization of franchise fees as of October 31, 2004 and October 26, 2003 was $6,735,000 and $5,981,000, respectively.



     Advertising -- The Company incurs advertising expense related to its concepts under franchise agreements (See Note 6) or through local advertising. Advertising costs are expensed at the time the related advertising first takes place. Advertising costs were $8,528,000, $8,011,000 and $8,523,000 for fiscal years 2004, 2003 and 2002, respectively.



     Liquor Licenses -- Costs incurred in securing liquor licenses for the Company's restaurants and the fair value of liquor licenses acquired in acquisitions are capitalized and amortized on a straight-line basis, principally over 20 years. Accumulated amortization of liquor licenses as of October 31, 2004 and October 26, 2003 was $1,720,000 and $1,514,000, respectively.



     Deferred Financing Costs -- Deferred costs of debt financing included in other non-current assets are amortized over the life of the related loan agreements, which range from three to 20 years.



     Computer Software Costs -- Costs of purchased and internally developed computer software are capitalized in accordance with SOP 98-1 and amortized over a five to seven year period using the straight-line method. As of October 31, 2004 and October 26, 2003, capitalized computer software costs, net of related accumulated amortization, aggregated $618,000 and $890,000, respectively, and are included as a component of property and equipment. Amortization of computer software costs was $263,000, $265,000 and $259,000 for fiscal years 2004, 2003 and 2002 respectively.



     Capitalized Interest -- Interest costs capitalized during the construction period of new restaurants and major capital projects were $37,000, $18,000 and $28,000 for fiscal years 2004, 2003 and 2002 respectively.



     Stock-Based Compensation -- The Company has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of SFAS No. 123." These statements encourage rather than require companies to adopt a new method that accounts for stock-based compensation awards based on their estimated fair value at the date they are granted. Companies are permitted, however, to continue accounting for stock compensation awards under APB Opinion No. 25 which requires compensation cost to be recognized based on the excess, if any, between the quoted market price of the stock at the date of the grant and the amount an employee must pay to acquire the stock. Under this method, no compensation cost has been recognized for stock option awards. The Company has elected to continue to apply APB Opinion No. 25.

                              QUALITY DINING, INC.

     Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value method as prescribed by SFAS 123, the Company's net earnings and net earnings per share would have been the pro forma amounts indicated below:



                                                   OCTOBER 31,   OCTOBER 26,    OCTOBER 27,
                                                      2004           2003           2002
                                                   -----------   ------------   ------------
                                                                 (AS RESTATED   (AS RESTATED
                                                                 SEE NOTE 1A)   SEE NOTE 1A)
                                                                 ------------   ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income as reported...........................    $2,221         $ 399          $4,731
Add: Stock-based compensation expense included in
  reported net earnings, net of related tax
  effects........................................        87            61             191
Deduct: Total stock option based employee
  compensation expense determined by using the
  fair value based method, net of related tax
  effects........................................      (124)          (99)           (239)
                                                     ------         -----          ------
Net income, pro forma............................    $2,184         $ 361          $4,683
                                                     ------         -----          ------
Basic net income per common share, as reported...    $ 0.22         $0.04          $ 0.42
Basic net income per common share, pro forma.....    $ 0.21         $0.03          $ 0.42
Diluted net income per common share, as
  reported.......................................    $ 0.22         $0.04          $ 0.42
Diluted net income per common share, pro forma...    $ 0.21         $0.03          $ 0.41
                                                     ------         -----          ------



     The weighted average fair value at the date of grant for options granted during fiscal 2004, 2003 and 2002 was $1.17, $1.05 and $1.76 per share, respectively. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal 2004, 2003 and 2002: dividend yield of 0% for all years; expected volatility of 52.2%, 53.5% and 55.0%, respectively; risk-free interest rate of 3.9%, 3.6% and 3.5%, respectively; and expected lives of 5 years for all fiscal years.



     Stock Purchase Expense/Treasury Stock -- During the third quarter of fiscal 2003, one of the VIE's purchased all 1,148,014 shares of the Company's common stock owned by NBO, LLC ("NBO"), for approximately $4.1 million. The Company was required to take a one-time non-cash charge of $1,294,000, which is equal to the premium to the market price that the VIE paid for the shares. The balance of $2,806,000, which reflected market price at the date of the acquisition, is reflected as treasury stock at October 31, 2004 and October 26, 2003.



     Net Income (Loss) Per Share -- Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share is based on the weighted average number of common shares outstanding plus all potential dilutive common shares outstanding. For all years presented, the difference between basic and dilutive shares represents options on common stock and unvested restricted stock. Options were excluded from the diluted earnings per share calculations for the fiscal years 2004, 2003 and 2002 in the amount of 490,082, 580,683 and 457,020 shares, respectively; to include the shares would have been anti-dilutive.



     Concentrations of Credit Risk -- Financial instruments, which potentially subject the Company to credit risk, consist primarily of cash and cash equivalents and notes receivable. Substantially all of the Company's cash and cash equivalents at October 31, 2004 were concentrated with a bank located in Chicago, Illinois.



     Cash and Cash Equivalents -- The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                              QUALITY DINING, INC.

     Income Taxes -- The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. SFAS 109 requires the establishment of a valuation reserve against any deferred tax assets if the realization of such assets is not deemed more likely than not.



     Adoption of Statement of Financial Accounting Standards No. 144 -- As a result of the adoption of Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company has classified the revenues of four Grady's American Grill restaurants sold during fiscal 2003, four restaurants that met the criteria for "held for sale" treatment in fiscal 2003 and five that met the criteria in fiscal 2004, as discontinued operations.



RECENTLY ISSUED ACCOUNTING STANDARDS



     In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment". This Statement is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation". This Statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees. This Statement is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, and for nonpublic entities as of the beginning of the first annual reporting period that begins after December 15, 2005. The Company is still assessing the impact, if any, the Statement will have on the Company's financial statements.



     In December 2004, the FASB issued FASB Statement No. 153 (SFAS 153), "Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29 (APB 29). This Statement addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB 29 and replaces it with an exception for exchanges that do not have commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe the adoption of this Statement will have any material impact on the Company's financial statements.



(3)  DISCONTINUED OPERATIONS



     In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company has classified the revenues, expenses and related assets and liabilities of four Grady's American Grill restaurants that were sold in 2003, four Grady's American Grill that met the criteria for 'held for sale' treatment in fiscal 2003 and five that met the criteria in fiscal 2004 as discontinued operations in the accompanying consolidated financial statements.

                              QUALITY DINING, INC.

     At October 26, 2003, assets held for sale included property and equipment totaling $8,138,000. The decision to dispose of these locations reflects the Company's ongoing process of evaluating the performance of the Grady's American Grill restaurants and using the proceeds from dispositions to reduce debt. Net income (loss) from discontinued operations for the periods ended October 31, 2004, October 26, 2003, and October 27, 2002 were made up of the following components:



                                                                 FISCAL YEAR ENDED
                                                      ---------------------------------------
                                                      OCTOBER 31,   OCTOBER 26,   OCTOBER 27,
                                                         2004          2003          2002
                                                      -----------   -----------   -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue from discontinued operations................    $ 8,179       $16,249       $23,805
Income from discontinued restaurant operations......         12           635         1,802
Facility closing costs..............................     (1,687)         (220)           --
Impairment of assets................................       (670)       (4,411)           --
Gain on sale of assets..............................        606           341            --
                                                        -------       -------       -------
Income before income taxes..........................     (1,739)       (3,655)        1,802
Income tax provision (benefit)......................       (649)       (1,304)          552
                                                        -------       -------       -------
Income (loss) from discontinued operations..........    $(1,090)      $(2,351)      $ 1,250
                                                        =======       =======       =======
Basic net income (loss) per share from discontinued
  operations........................................    $ (0.11)      $ (0.21)      $  0.11
                                                        =======       =======       =======
Diluted net income (loss) per share from
  discontinued operations...........................    $ (0.10)      $ (0.21)      $  0.11
                                                        =======       =======       =======



     The cash flows associated with these restaurants have also been separately identified in the consolidated statements of cash flows. The accompanying footnotes to the financial statements have been reclassified as necessary to conform to this presentation.

                              QUALITY DINING, INC.

(4)  OTHER CURRENT ASSETS AND ACCRUED LIABILITIES



     Other current assets and accrued liabilities consist of the following:



                                                              OCTOBER 31,   OCTOBER 26,
                                                                 2004           2003
                                                              -----------   ------------
                                                                            (AS RESTATED
                                                                            SEE NOTE 1A)
                                                                (DOLLARS IN THOUSANDS)
Other current assets:
  Prepaid rent..............................................    $   788       $   214
  Prepaid real estate taxes.................................        763           689
  Prepaid insurance.........................................        661           589
  Deposits..................................................        684           406
  Prepaid expenses and other current assets.................        425           294
                                                                -------       -------
                                                                $ 3,321       $ 2,192
                                                                -------       -------
Accrued liabilities:
  Accrued salaries, wages and severance.....................    $ 4,120       $ 3,711
  Accrued insurance costs...................................      4,162         3,688
  Unearned income...........................................      2,647         2,214
  Accrued advertising and royalties.........................      1,375         1,324
  Accrued property taxes....................................      1,226         1,344
  Accrued sales taxes.......................................        667           738
  Other accrued liabilities.................................      6,572         5,303
                                                                -------       -------
                                                                $20,769       $18,322
                                                                -------       -------



(5)  PROPERTY AND EQUIPMENT



     Property and equipment consist of the following:



                                                              OCTOBER 31,   OCTOBER 26,
                                                                 2004           2003
                                                              -----------   ------------
                                                                            (AS RESTATED
                                                                            SEE NOTE 1A)
                                                                (DOLLARS IN THOUSANDS)
Land and land improvements..................................   $ 32,940       $ 32,923
Buildings and leasehold improvements........................    102,272         97,073
Furniture and equipment.....................................     61,849         58,914
Construction in progress....................................        721            571
                                                               --------       --------
                                                                197,782        189,481
                                                               --------       --------
Less, accumulated depreciation..............................     88,884         80,152
                                                               --------       --------
Property and equipment, net.................................   $108,898       $109,329
                                                               --------       --------



(6)  FRANCHISE AND DEVELOPMENT RIGHTS



     The Company has entered into franchise agreements with two franchisors for the operation of two of its restaurant concepts, Burger King and Chili's. The existing franchise agreements provide the franchisors with significant rights regarding the business and operations of the Company's franchised restaurants. The franchise agreements with Burger King Corporation require the Company to pay royalties ranging from

                              QUALITY DINING, INC.

2.75% to 4.5% of sales and advertising fees of 4.0% of sales. The franchise agreements with Brinker International, Inc. ("Brinker") covering the Company's Chili's restaurant concept require the Company to pay royalty and advertising fees equal to 4.0% and 0.5% of Chili's restaurant sales, respectively. In addition, the Company is required to spend 2.0% of sales from each of its Chili's restaurants on local advertising which is considered to be met by the additional contributions described below. As part of a system-wide promotional effort, the Company paid an additional advertising fee as follows:



PERIOD                                                        % OF SALES
------                                                        ----------
September 1, 1999 through August 30, 2000...................    0.375%
September 1, 2000 through June 27, 2001.....................      1.0%
June 28, 2001 through June 26, 2002.........................      1.2%
June 27, 2002 through June 25, 2003.........................      2.0%
June 26, 2003 through June 30, 2004.........................     2.25%
July 1, 2005 through June 29, 2005..........................     2.65%



     The Company's development agreement with Brinker expired on December 31, 2003. The development agreement entitled the Company to develop up to 41 Chili's restaurants in two regions encompassing counties in Indiana, Michigan, Ohio, Kentucky, Delaware, New Jersey and Pennsylvania. The Company paid development fees totaling $260,000 for the right to develop the restaurants in the regions. Each Chili's franchise agreement requires the Company to pay an initial franchise fee of $40,000, a monthly royalty fee of 4.0% of sales and advertising fees of 0.5% of sales. The Company completed all of its obligations under its development agreement prior to its expiration.



     On January 27, 2000 the Company executed a "Franchisee Commitment" pursuant to which it agreed to undertake certain "Transformational Initiatives" including capital improvements and other routine maintenance in all of its Burger King restaurants. The capital improvements include the installation of signage bearing the new Burger King logo and the installation of a new drive-through ordering system. The initial deadline for completing these capital improvements -- December 31, 2001 -- was extended to December 31, 2002, although the Company met the initial deadline with respect to 66 of the 70 Burger King restaurants subject to the Franchisee Commitment. The Company completed the capital improvements to the remaining four restaurants prior to December 31, 2002. In addition, the Company agreed to perform, as necessary, certain routine maintenance such as exterior painting, sealing and striping of parking lots and upgraded landscaping. The Company completed this maintenance prior to September 30, 2000, as required. In consideration for executing the Franchisee Commitment, the Company received "Transformational Payments" totaling approximately $3.9 million during fiscal 2000. In addition, the Company received supplemental Transformational Payments of approximately $135,000 in October of 2001 and $180,000 in 2002. The portion of the Transformational Payments that corresponds to the amount required for capital improvements ($1,966,000) was recorded as a reduction in the cost of the assets acquired. Consequently, the Company has not and will not incur depreciation expense over the useful life of these assets (which range between five and ten years). The portion of the Transformational Payments that corresponds to the required routine maintenance was recognized as a reduction in maintenance expense over the period during which maintenance was performed. The remaining balance of the Transformational Payments was recognized as other income ratably through December 31, 2001, the term of the initial Franchisee Commitment, except that the supplemental Transformational Payments were recognized as other income when received.



     During fiscal 2000, Burger King Corporation increased its royalty and franchise fees for most new restaurants. The franchise fee for new restaurants increased from $40,000 to $50,000 for a 20 year agreement and the royalty rate increased from 3.5% of sales to 4.5% of sales, after a transitional period.

                              QUALITY DINING, INC.

For franchise agreements entered into during the transitional period, the royalty rate will be 4.0% of sales for the first 10 years and 4.5% of sales for the balance of the term.



     For new restaurants, the transitional period was from July 1, 2000 to June 30, 2003. Since July 1, 2003, the royalty rate is 4.5% of sales for the full term of new restaurant franchise agreements. For renewals of existing franchise agreements, the transitional period was from July 1, 2000 through June 30, 2001. As of July 1, 2001, existing restaurants that renew their franchise agreements will pay a royalty of 4.5% of sales for the full term of the renewed agreement. The advertising contribution remains at 4.0% of sales. Royalties payable under existing franchise agreements are not affected by these changes until the time of renewal, at which time the then prevailing rate structure will apply.



     Burger King Corporation offered a voluntary program as an incentive for franchisees to renew their franchise agreements prior to the scheduled expiration date ("2000 Early Renewal Program"). Franchisees that elected to participate in the 2000 Early Renewal Program were required to make capital investments in their restaurants by, among other things, bringing them up to Burger King Corporation's current image, and to extend occupancy leases. Franchise agreements entered into under the 2000 Early Renewal Program have special provisions regarding the royalty payable during the term, including a reduction in the royalty to 2.75% over five years generally beginning April, 2002 and concluding in April, 2007.



     The Company included 36 restaurants in the 2000 Early Renewal Program. The Company paid franchise fees of $877,000 in the third quarter of fiscal 2000 to extend the franchise agreements of the selected restaurants for 16 to 20 years. In fiscal 2001 and 2002, the Company invested approximately $6.6 million to remodel the selected restaurants to Burger King Corporation's current image.



     Burger King Corporation offered an additional voluntary program as an incentive to franchisees to renew their franchise agreements prior to the scheduled expiration date ("2001 Early Renewal Program"). Franchisees that elected to participate in the 2001 Early Renewal Program are required to make capital investments in their restaurants by, among other things, bringing them up to Burger King Corporation's current image (Image 99), and to extend occupancy leases. Franchise agreements entered into under the 2001 Early Renewal Program have special provisions regarding the royalty payable during the term, including a reduction in the royalty to 2.75% over five years commencing 90 days after the semi-annual period in which the required capital improvements are made.



     The Company included three restaurants in the 2001 Early Renewal Program. The Company paid franchise fees of $144,925 in fiscal 2001 to extend the franchise agreements of the selected restaurants for 17 to 20 years. The Company invested approximately $1.7 million in fiscal 2003 to remodel two participating restaurants to Burger King Corporation's current image. The Company is considering withdrawing the third restaurant from the 2001 Early Renewal Program.



     Through participation in the various early renewal plans, the Company has been able to reduce its royalty expense by $421,000, $301,000 and $146,000 in fiscal 2004, 2003 and 2002, respectively.



     Burger King Corporation also provides general specifications for designs, color schemes, signs and equipment, formulas for preparation of food and beverage products, marketing concepts, inventory, operations and financial control methods, management training, technical assistance and materials. Each franchise agreement prohibits the Company from transferring a franchise without the prior approval of Burger King Corporation.



     Burger King Corporation's franchise agreements prohibit the Company, during the term of the agreements, from owning or operating any other hamburger restaurant. For a period of one year following the termination of a franchise agreement, the Company remains subject to such restriction within a two mile radius of the Burger King restaurant which was the subject of the franchise agreement.

                              QUALITY DINING, INC.

(7)  INCOME TAXES



     The provision for income taxes for the fiscal years ended October 31, 2004, October 26, 2003 and, October 27, 2002 is summarized as follows:



                                                                 FISCAL YEAR ENDED
                                                      ---------------------------------------
                                                      OCTOBER 31,   OCTOBER 26,   OCTOBER 27,
                                                         2004          2003          2002
                                                      -----------   -----------   -----------
                                                              (DOLLARS IN THOUSANDS)
Current:
  Federal...........................................    $   --        $   --        $ (330)
  State.............................................     1,016           976         1,348
                                                        ------        ------        ------
                                                         1,016           976         1,018
                                                        ------        ------        ------
Deferred:
  Provision (benefit) for the period................     1,326         2,317          (496)
                                                        ------        ------        ------
  Total.............................................    $2,342        $3,293        $  522
                                                        ------        ------        ------



     The components of the deferred tax assets and liabilities are as follows:



                                                              OCTOBER 31,    OCTOBER 26,
                                                                 2004           2003
                                                              -----------   -------------
                                                                            (AS RESTATED
                                                                            SEE NOTE 1A)
                                                                (DOLLARS IN THOUSANDS)
Deferred tax assets:
     Net operating loss carryforwards.......................   $ 18,683       $ 19,903
     FICA tip credit and minimum tax credit.................      5,774          5,141
     Accrued liabilities....................................      2,835          2,531
     Property and equipment.................................      2,806          3,301
     Trademarks.............................................      1,752          1,767
     Franchise fees.........................................        865            803
     Other..................................................      2,182          1,793
                                                               --------       --------
     Deferred tax assets....................................     34,897         35,239
     Less: Valuation allowance..............................    (25,173)       (25,173)
                                                               --------       --------
                                                                  9,724         10,066
                                                               --------       --------
  Deferred tax liabilities:
     Goodwill...............................................     (1,230)          (958)
     Other..................................................       (146)          (108)
                                                               --------       --------
     Deferred tax liabilities...............................     (1,376)        (1,066)
                                                               --------       --------
     Net deferred tax assets................................   $  8,348       $  9,000
                                                               --------       --------



     The Company has net operating loss carryforwards of approximately $53.4 million as well as FICA tip credits and alternative minimum tax credits of $5.8 million.

                              QUALITY DINING, INC.

     Net operating loss carryforwards expire as follows:



                                                              NET OPERATING LOSS
                                                                CARRYFORWARDS
                                                              ------------------
Net operating loss carryforwards expiring 2012..............     $36,581,000
Net operating loss carryforwards expiring 2018..............       3,000,000
Net operating loss carryforwards expiring 2021..............       1,619,000
Net operating loss carryforwards expiring 2022..............      12,181,000
                                                                 -----------
Total net operating loss carryforwards......................     $53,381,000
                                                                 -----------



     FICA tip credits expire as follows:



                                                              FICA TIP CREDITS
                                                              ----------------
FICA tip credit expiring in 2009............................     $   61,000
FICA tip credit expiring in 2010............................        209,000
FICA tip credit expiring in 2011............................        569,000
FICA tip credit expiring in 2012............................        501,000
FICA tip credit expiring in 2013............................        477,000
FICA tip credit expiring in 2014 and thereafter.............      3,766,000
                                                                 ----------
  Total FICA tip credits....................................     $5,583,000
                                                                 ----------



     The alternative minimum tax credits of $191,000 do not expire.



     At October 31, 2004, the Company has deferred tax assets consisting principally of carryforward tax losses and credits aggregating $34,897,000. After considering the weight of available positive and negative evidence regarding the realizability of these assets, the Company has recorded a valuation allowance aggregating $25,173,000, for a net deferred tax asset of $8,348,000, the amount management believes more likely than not will be realized. The significant positive evidence considered by management in making this judgment included the Company's profitability in 2002, 2003 and 2004, the consistent historical profitability of the Company's Burger King and Chili's divisions, and the resolution during 2003 of substantially all contingent liabilities related to its sold bagel businesses. The negative evidence considered by management includes persistent negative operating trends in its Grady's American Grill division, recent same store sales declines in the Italian Dining division, and statutory limitations on available carryforward tax benefits.



     In estimating its deferred tax asset, management used its 2005 operating plan as the basis for a forecast of future taxable earnings. Management did not incorporate growth assumptions and limited the forecast to five years, the period that management believes it can project results that are more likely than not achievable. Absent a significant and unforeseen change in facts or circumstances, management re-evaluates the realizability of its tax assets in connection with its annual budgeting cycle.



     Based on its assessment and using the methodology described above, management believes more likely than not the net deferred tax asset will be realized. The Company is currently profitable and management believes the issues that gave rise to historical losses have been substantially resolved with no impact on its continuing businesses. Moreover, these core businesses have been historically, and continue to be, profitable. Nonetheless, realization of the net deferred tax asset will require approximately $27 million of future taxable income. The Company operates in a very competitive industry that can be significantly affected by changes in local, regional or national economic conditions, changes in consumer tastes, weather conditions and various other consumer concerns. Accordingly, the amount of the deferred tax asset considered by management to be realizable, more likely than not, could change in the near term if

                              QUALITY DINING, INC.

estimates of future taxable income change. This could result in a charge to, or increase in, income in the period such determination is made.



     Differences between the effective income tax rate and the U.S. statutory tax rate are as follows:



                                                               FISCAL YEAR ENDED
                                                   -----------------------------------------
                                                   OCTOBER 31,   OCTOBER 26,    OCTOBER 27,
(PERCENT OF PRETAX INCOME)                            2004           2003           2002
--------------------------                         -----------   ------------   ------------
                                                                 (AS RESTATED   (AS RESTATED
                                                                 SEE NOTE 1A)   SEE NOTE 1A)
Statutory tax rate...............................     34.0%          34.0%          34.0%
State income taxes, net of federal income tax
  benefit........................................     11.9           10.7           22.2
FICA tax credit..................................     (6.1)          (4.9)          (9.0)
Change in valuation allowance....................       --            6.2          (38.3)
Stock purchase expense...........................       --            7.3             --
Other, net.......................................      1.6            1.2            4.1
                                                      ----           ----          -----
Effective tax rate...............................     41.4%          54.5%          13.0%
                                                      ----           ----          -----



(8)  LONG-TERM DEBT AND CREDIT AGREEMENTS



     The Company has a financing package totaling $89,066,000, consisting of a $40,000,000 revolving credit agreement and a $49,066,000 mortgage facility, as described below. The revolving credit agreement executed with JP Morgan Chase Bank, as agent for a group of five banks, provides for borrowings of up to $40,000,000 with interest payable at the adjusted LIBOR rate plus a contractual spread. The weighted average borrowing rate under the revolving credit agreement on October 31, 2004 was 4.66%. The revolving credit agreement will mature on November 1, 2005, at which time all amounts outstanding thereunder are due. The Company had $7,395,000 available under its revolving credit agreement as of October 31, 2004. The revolving credit agreement is collateralized by the stock of certain subsidiaries of the Company, certain interests in the Company's franchise agreements with Brinker and Burger King Corporation and substantially all of the Company's real and personal property not pledged in the mortgage financing.



     The revolving credit agreement contains, among other provisions, restrictive covenants including maintenance of certain prescribed debt and fixed charge coverage ratios, limitations on the incurrence of additional indebtedness, limitations on consolidated capital expenditures, cross-default provisions with other material agreements, restrictions on the payment of dividends (other than stock dividends) and limitations on the purchase or redemption of shares of the Company's capital stock. Under the revolving credit agreement the Company's funded debt to consolidated cash flow ratio could not exceed 3.50 and its fixed charge coverage ratio could not be less than 1.50 on October 31, 2004. The Company was in compliance with these requirements with a funded debt to consolidated cash flow ratio of 3.13 and a fixed charge coverage ratio of 1.70.



     Letters of credit reduce the Company's borrowing capacity under its revolving credit facility and represent purchased guarantees that ensure the Company's performance or payment to third parties in accordance with specified terms and conditions which amounted to $1,980,000 and $2,346,000 as of October 31, 2004 and October 26, 2003, respectively.



     The $49,066,000 mortgage facility currently includes 34 separate mortgage notes, with terms of either 15 or 20 years. The notes have fixed rates of interest of either 9.79% or 9.94%. The notes require equal monthly interest and principal payments. The mortgage notes are collateralized by a first mortgage/deed of trust and security agreement on the real estate, improvements and equipment on 19 of the Company's Chili's restaurants and 15 of the Company's Burger King restaurants. These restaurants have a net book

                              QUALITY DINING, INC.

value of $33,107,000 at October 31, 2004. The mortgage notes contain, among other provisions, financial covenants that require the Company to maintain a consolidated fixed charge coverage ratio of at least 1.30 for each of six subsets of the financed properties.



     The Company was not in compliance with the required consolidated fixed charge coverage ratio for one of the subsets of the financed properties as of October 31, 2004. This subset is comprised solely of Burger King restaurants and had a fixed charge coverage ratio of 1.09. Outstanding obligations under this subset totaled $8,966,000 at October 31, 2004. The Company sought and obtained a waiver for this covenant default from the mortgage lender through November 27, 2005. If the Company is not in compliance with the covenant as of November 27, 2005, the Company will most likely seek an additional waiver. The Company believes it would be able to obtain such waiver but there can be no assurance thereof. If the Company is unable to obtain such waiver it is contractually entitled to pre-pay the outstanding balances under one or more of the separate mortgage notes such that the remaining properties in the subset would meet the required ratio. However, any such prepayments would be subject to prepayment premiums and to the Company's ability to maintain its compliance with the financial covenants in its revolving credit agreement. Alternatively, the Company is contractually entitled to substitute one or more better performing restaurants for under-performing restaurants such that the reconstituted subsets of properties would meet the required ratio. However, any such substitutions would require the consent of the lenders in the revolving credit agreement. For these reasons, the Company believes that its rights to prepay mortgage notes or substitute properties, while reasonably possible, may be impractical depending on the circumstances existing at the time.



     The Company has adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", as revised by the FASB in December 2003 (FIN 46R) (See Note 2). As a result of the adoption of this Interpretation, the Company changed its consolidation policy whereby the accompanying consolidated financial statements now include the accounts of Quality Dining, Inc., its wholly owned subsidiaries, and certain related party affiliates that are variable interest entities (VIE). The Company holds no direct ownership or voting interest in the VIE's.



     Additionally, the creditors and beneficial interest holders of the VIE's have no recourse to the general credit of the Company. The VIE's bank debt totaled $7,205,000 at October 26, 2003 and $5,430,000 of that debt was classified as current debt.



     The aggregate maturities of long-term debt subsequent to October 31, 2004 are as follows:



                                                              (DOLLARS IN THOUSANDS)
FISCAL YEAR
2005........................................................         $10,721
2006........................................................          29,344
2007........................................................           2,395
2008........................................................           3,637
2009........................................................           2,555
2010 and thereafter.........................................          31,907
                                                                     -------
Total.......................................................         $80,559
                                                                     -------

                              QUALITY DINING, INC.

(9)  EMPLOYEE BENEFIT PLANS



 STOCK OPTIONS



     The Company has four stock option plans: the 1993 Stock Option and Incentive Plan, the 1997 Stock Option and Incentive Plan, the 1993 Outside Directors Stock Option Plan and the 1999 Outside Directors Stock Option Plan.



     On March 26, 1997 the Company's shareholders approved the 1997 Stock Option and Incentive Plan and therefore no awards for additional shares of the Company's common stock will be made under the 1993 Stock Option and Incentive Plan. Under the 1997 Stock Option and Incentive Plan, shares of restricted stock and options to purchase shares of the Company's common stock may be granted to officers and other employees. An aggregate of 1,100,000 shares of common stock has been reserved for issuance under the 1997 Stock Option and Incentive Plan. As of October 31, 2004, there were 71,390 and 412,922 options outstanding under the 1993 Stock Option and Incentive Plan and the 1997 Stock Option and Incentive Plan, respectively. Typically, options granted under these plans have a term of 10 years and become exercisable incrementally over three years.



     In December of 1999 the Company's Board of Directors approved the 1999 Outside Directors Stock Option Plan. Under the 1999 Outside Directors Stock Option Plan, 80,000 shares of common stock have been reserved for the issuance of nonqualified stock options to be granted to non-employee directors of the Company. On May 1, 2001, and on each May 1 thereafter, each then non-employee director of the Company will receive an option to purchase 2,000 shares of common stock at an exercise price equal to the fair market value of the Company's common stock on the date of grant. Each option has a term of 10 years and becomes exercisable six months after the date of grant. During fiscal 2004, the Company issued 10,000 shares under the 1999 Outside Directors Stock Option Plan. As of October 31, 2004 there were 24,000 and 56,000 options outstanding under the 1993 Outside Directors Stock Option Plan and the 1999 Outside Directors Stock Option Plan, respectively.



     On June 1, 1999, the Company implemented a Long Term Incentive Compensation Plan (the "Long Term Plan") for seven of its executive officers and certain other senior executives (the "Participants"). The Long Term Plan is designed to incent and retain those individuals who are critical to achieving the Company's long-term business objectives. The Long Term Plan consists of (a) options granted with an exercise price equal to the closing price of the Company's common stock on the grant date, which vest over three years; (b) restricted stock awards of common shares which vest over seven years, subject to accelerated vesting in the event the price of the Company's common stock achieves certain targets; and, for certain Participants, (c) a cash bonus payable at the conclusion of fiscal year 2000. Under the Long Term Plan, the Company issued 102,557 restricted shares in fiscal 2001 and 104,360 restricted shares in fiscal 2000. There were no shares of restricted stock forfeited in fiscal 2004, 14,318 shares forfeited in fiscal 2003 and no shares of restricted stock were forfeited in fiscal 2002.



     During fiscal 2002, the Company issued 125,000 restricted shares and 75,000 options on similar terms as those that were issued under the Long Term Plan. During fiscal 2003 and fiscal 2004 the Company did not issue any restricted shares or stock options to employees.



     As a result of the restricted stock grants, the Company recorded an increase to additional paid in capital and an offsetting deferred charge for unearned compensation. The deferred charge is equal to the number of shares granted multiplied by the Company's closing share price on the day of the grant. The deferred charge is classified in the equity section of the Company's consolidated balance sheet as unearned compensation and is being amortized to compensation expense on a straight-line basis over the vesting period, subject to accelerated vesting if the Company's common stock reaches certain benchmarks.

                              QUALITY DINING, INC.

     Activity with respect to the Company's stock option plans for fiscal years 2004, 2003 and 2002 was as follows:



                                                                           WEIGHTED AVERAGE
                                                        NUMBER OF SHARES    EXERCISE PRICE
                                                        ----------------   ----------------
Outstanding, October 28, 2001.........................      608,454             $5.78
  Granted.............................................       75,000              2.17
  Canceled............................................      (11,955)             5.07
  Exercised...........................................           --                --
                                                            -------             -----
Outstanding, October 27, 2002.........................      671,499              5.72
  Granted.............................................       10,000              3.46
  Canceled............................................      (30,481)             9.11
  Exercised...........................................           --                --
                                                            -------             -----
Outstanding, October 26, 2003.........................      651,018              5.41
  Granted.............................................       10,000              2.37
  Canceled............................................      (96,706)             7.59
  Exercised...........................................           --                --
                                                            -------             -----
Outstanding, October 31, 2004.........................      564,312             $5.03
                                                            -------             -----
Exercisable, October 31, 2004.........................      539,312
                                                            -------
Available for future grants at October 31, 2004.......      328,345
                                                            -------



     The following table summarizes information relating to fixed-priced stock options outstanding for all plans as of October 31, 2004.



                                              OPTIONS OUTSTANDING
                                -----------------------------------------------       OPTIONS EXERCISABLE
                                                  WEIGHTED                        ----------------------------
                                                  AVERAGE           WEIGHTED                       WEIGHTED
                                  NUMBER         REMAINING          AVERAGE         NUMBER         AVERAGE
   RANGE OF EXERCISE PRICE      OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
   -----------------------      -----------   ----------------   --------------   -----------   --------------
$ 2.00 - $ 2.50                    74,230     7.04 years             $ 2.07          64,230         $ 2.07
$ 2.51 - $ 3.00                   121,692     4.70 years             $ 2.98         121,692         $ 2.98
$ 3.01 - $ 3.50                   201,800     3.17 years             $ 3.42         201,800         $ 3.42
$ 3.51 - $ 4.00                    70,000     7.80 years             $ 3.55          55,000         $ 3.56
$ 4.01 - $12.50                    65,640      .80 years             $11.04          65,640         $11.04
$12.51 - $32.875                   30,950     1.46 years             $21.30          30,950         $21.30



 Retirement Plans



     On October 27, 1986, the Company implemented the Quality Dining, Inc. Retirement Plan and Trust ("Plan I"). Plan I is designed to provide all of the Company's employees with a tax-deferred long-term savings vehicle. The Company provides a matching cash contribution equal to 50% of a participant's contribution, up to a maximum of 5% of such participant's compensation. Plan I is a qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute as well as the investment alternatives in which their contributions are to be invested.



     Participant's contributions vest immediately while Company contributions vest 25% annually beginning in the participant's second year of eligibility since Plan I inception.

                              QUALITY DINING, INC.

     On May 18, 1998, the Company implemented the Quality Dining, Inc. Supplemental Deferred Compensation Plan ("Plan II"). Plan II is a non-qualified deferred compensation plan. Plan II participants are considered a select group of management and highly compensated employees according to Department of Labor guidelines. Since the implementation of Plan II, Plan II participants are no longer eligible to contribute to Plan I. Plan II participants elect the percentage of their pay they wish to defer into their Plan II account. They also elect the percentage of their account to be allocated among various investment options. The Company makes matching allocations to the Plan II participants' deferral accounts equal to 50% of a participant's contribution, up to a maximum of 5% of such participant's compensation, subject to the same limitations as are applicable to Plan I participants. Company allocations vest 25% annually, beginning in the participant's second year of eligibility since Plan I inception.



     The Company's contributions under Plan I and Plan II aggregated $242,000, $246,000 and $197,000 for fiscal years 2004, 2003 and 2002, respectively.



 Other Plans



     The Company also entered into agreements with five of its executive officers and two other senior executives pursuant to which the employees have agreed not to compete with the Company for a period of time after the termination of their employment and are entitled to receive certain payments in the event of a change of control of the Company.



(10) LEASES



     The Company leases its office facilities and a substantial portion of the land and buildings used in the operation of its restaurants. The restaurant leases generally provide for a noncancelable term of five to 20 years and provide for additional renewal terms at the Company's option. Most restaurant leases contain provisions for percentage rentals on sales above specified minimums. Rental expense incurred under these percentage rental provisions aggregated $187,000, $296,000 and $401,000 for fiscal years 2004, 2003 and 2002, respectively.



     As of October 31, 2004, future minimum lease payments related to these operating leases were as follows:



                                                              (DOLLARS IN THOUSANDS)
FISCAL YEAR
2005........................................................         $ 7,217
2006........................................................           6,533
2007........................................................           6,231
2008........................................................           5,654
2009........................................................           5,419
2010 and thereafter.........................................          19,592
                                                                     -------
                                                                     $50,646
                                                                     =======



     Rent expense, including percentage rentals based on sales, was $9,545,000, $9,077,000 and $9,983,000 for fiscal years 2004, 2003 and 2002, respectively.



     The Company has six subleases at restaurants and four subleases at its corporate headquarters building. As of October 31, 2004, future minimum lease payments related to these subleases were $9,643,000. Sublease payments were $798,000, $848,000 and $656,000 for fiscal years 2004, 2003 and 2002 respectively.

                              QUALITY DINING, INC.

(11) COMMITMENTS AND CONTINGENCIES



     The Company is self-insured for a portion of its employee health care costs. The Company is liable for medical claims up to $125,000 per eligible employee annually, and aggregate annual claims up to approximately $3,953,000. The aggregate annual deductible is determined by the number of eligible covered employees during the year and the coverage they elect.



     The Company is self-insured with respect to any worker's compensation claims not covered by insurance. The Company maintains a $250,000 per occurrence deductible and is liable for aggregate claims up to $2,400,000 for the twelve-month period beginning September 1, 2004 and ending August 31, 2005.



     The Company is self-insured with respect to any general liability claims below the Company's self-insured retention of $150,000 per occurrence for the twelve-month period beginning September 1, 2004 and ending August 31, 2005.



     The Company has accrued $4,162,000 (see Note 4) for the estimated expense for its self-insured insurance plans. These accruals require management to make significant estimates and assumptions. Actual results could differ from management's estimates.



     At October 31, 2004, the Company had commitments aggregating $50,000 for the construction of restaurants.



     On June 15, 2004 a group of five shareholders led by Company CEO Daniel B. Fitzpatrick ("Fitzpatrick Group") presented the Board with a proposal to purchase all outstanding shares of common stock owned by the public shareholders. In addition to Mr. Fitzpatrick, the other members of the Fitzpatrick Group are James K. Fitzpatrick, Senior Vice President and Chief Development Officer; Ezra H. Friedlander, Director; Gerald O. Fitzpatrick, Senior Vice President, Burger King Division; John C. Firth, Executive Vice President and General Counsel; and William R. Schonsheck, a significant shareholder, who joined the Fitzpatrick Group on February 3, 2005. Under the terms of the transaction as originally proposed, the public holders of the outstanding shares of the Company would each receive $2.75 in cash in exchange for each of their shares. The purchase would take the form of a merger in which the Company would survive as a privately held corporation. The Fitzpatrick Group advised the Board that it was not interested in selling its shares to a third party, whether in connection with a sale of the Company or otherwise.



     On June 22, 2004, a purported class action lawsuit was filed on behalf of the public shareholders of the Company by Milberg, Weiss, Bershad & Schulman LLP against the Company, its directors and two of its officers alleging that the individual defendants breached fiduciary duties by acting to cause or facilitate the acquisition of the Company's publicly-held shares for unfair and inadequate consideration, and colluding in the Fitzpatrick group's going private proposal. The action, Bruce Alan Crown Grantors Trust v. Daniel B. Fitzpatrick, et al., Cause No. 71-D04-0406-PL00299, was filed in the St. Joseph Superior Court in South Bend, Indiana. The action sought to enjoin the transaction or if consummated, to rescind the transaction or award rescisssory damages, and for defendants to account to the putative class for unspecified damages.



     On August 19, 2004, the Company and the individual defendants filed motions to dismiss the action. The defendants argued that the claims were not ripe because the transaction proposed by the Fitzpatrick group required approval by the Company's board of directors and its shareholders, neither of which had occurred, and that in any event, as a matter of Indiana corporate law, shareholders who dissent from such a transaction that receives the approval of a majority of the shares entitled to vote are not permitted to enjoin or otherwise challenge the transaction. On September 24, 2004, the plaintiff filed a response to defendants' motions to dismiss arguing that the claim was timely because the proposed transaction

                              QUALITY DINING, INC.

allegedly was a fait accompli and that Indiana law permits minority shareholders to challenge such a transaction.



     On October 12, 2004, three days before the hearing on the defendants' motions to dismiss, the plaintiff amended its complaint. The amended complaint continues to challenge the adequacy of the Fitzpatrick group's proposal and to allege that the individual defendants have breached fiduciary duties. In addition, citing the Company's September 15, 2004, announcements of (a) third quarter earnings and (b) a correction in the calculation of weighted average shares outstanding which increased earnings per share in the first two quarters of 2004 by a fraction of a penny, the plaintiff alleges that from March 31, 2004, until September 15, 2004, the defendants violated the antifraud provisions of Indiana Securities Act by disseminating misleading information to "artificially deflate" the price of Quality Dining shares, and thereby induce investors to hold Quality Dining shares. Finally, the plaintiff alleges that the failure of the Company's directors to pursue a forfeiture action under Section 304 of the Sarbanes-Oxley Act of 2002, which requires the chief executive officer and chief financial officer under certain circumstances to reimburse the Company for certain types of compensation if the Company is required to issue a restatement, would constitute a breach of fiduciary duties.



     On October 13, 2004, the Company announced that the special committee of the board of directors had approved in principle, by a vote of three to one, a transaction by which the Fitzpatrick group would purchase the outstanding shares held by Company's public shareholders for $3.20 per share. The agreement was subject to several contingencies. With respect to shareholder approval, the Fitzpatrick group agreed to vote its shares in the same proportion as the Company's public shareholders vote their shares.



     On November 3, 2004, Quality Dining and the individual defendants filed motions to dismiss the amended complaint. Defendants argued as before that as a matter of Indiana corporate law, the plaintiff cannot enjoin or otherwise challenge the proposed transaction. Defendants contended that plaintiff's claims challenging the proposed transaction should be dismissed for the additional reason that the merger is subject to approval by a majority of the putative class that the plaintiff seeks to represent. Defendants also argued that there is no cause of action under the Indiana Securities Act for persons who "hold" their securities purportedly because of misleading information, and no basis for a claim that reports filed by the Company with the SEC violate a section of the Indiana Act prohibiting the filing of misleading reports with the Indiana Securities Division. Finally, defendants contended that the plaintiff has no private right of action under Section 304 of the Sarbanes-Oxley Act and cannot maintain a direct action as a shareholder of the Company to pursue a forfeiture of certain executive compensation.



     A hearing on the defendants' motion to dismiss was held on December 17, 2004. On February 3, 2005, the court granted the defendants' motions to dismiss and dismissed the plaintiff's amended complaint. The plaintiff has not yet commenced an appeal or sought to take any other action following the court's ruling but its time to do so has not expired. Based upon currently available information the Company does not expect the ultimate resolution of this matter to have a materially adverse effect on the Company's financial position or results of operations, but there can be no assurance thereof.



     The Company is involved in various other legal proceedings incidental to the conduct of its business, including employment discrimination claims. Based upon currently available information, the Company does not expect that any such proceedings will have a material adverse effect on the Company's financial position or results of operations but there can be no assurance thereof.



(12) IMPAIRMENT OF LONG-LIVED ASSETS AND FACILITY CLOSING COSTS



     During fiscal 2004, the Company sold or closed eight Grady's American Grill restaurants. In connection with these actions, the Company recorded charges totaling $2,357,000. The charges consisted of

                              QUALITY DINING, INC.

long-lived asset impairments totaling $670,000 and facility closing costs totaling $1,687,000, primarily related to lease obligations, severance payments to certain restaurant employees, and the write-off of inventory. These charges are recorded as a component of discontinued operations. Charges related to lease obligations were recorded in accordance with SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities".



     In addition, the Company made lease payments after the stores were closed totaling $166,000 during fiscal 2004, reducing the lease obligation included in accrued liabilities to $1.0 million at October 31, 2004.



     During fiscal 2003 the Company closed four Grady's American Grill restaurants. In light of these disposals and the continued decline in sales and cash flow in its Grady's American Grill division the Company reviewed the carrying amounts for the balance of its Grady's American Grill Restaurant assets. The Company estimated the future cash flows expected to result from the continued operation and the residual value of the remaining restaurant locations in the division and concluded that, for the division as a whole, and in particular with respect to eight locations, the undiscounted estimated future cash flows were less than the carrying amount of the related assets. Accordingly, the Company concluded that these assets had been impaired. The Company measured the impairment and recorded an impairment charge related to these assets aggregating $4,411,000 in the second quarter of fiscal 2003, consisting of a reduction in the net book value of the Grady's American Grill trademark of $2,882,000 and a reduction in the net book value of certain fixed assets in the amount of $1,529,000. In accordance with SFAS 144, this amount has been classified as discontinued operations in the Consolidated Statement of Operations for fiscal 2003.



     In determining the fair value of the aforementioned restaurants, the Company relied primarily on discounted cash flow analyses that incorporated an investment horizon of five years and utilized a risk adjusted discount factor.



     In light of the continuing negative trends in both sales and cash flows, the increase in the pervasiveness of these declines amongst individual stores, and the accelerating rate of decline in both sales and cash flow, in fiscal 2003, the Company also determined that the useful life of the Grady's American Grill trademark should be reduced from 15 to five years.



(13)  RELATED PARTY TRANSACTIONS



     The Company leases 43 of its Burger King restaurants from entities that are substantially owned by certain directors, officers and stockholders of the Company. 42 of these restaurants are owned by the real estate entities that have been consolidated in accordance with FIN (See Note 2). Amounts paid for leases with these related entities are as follows:



                                                                 FISCAL YEAR ENDED
                                                      ---------------------------------------
                                                      OCTOBER 31,   OCTOBER 26,   OCTOBER 27,
                                                         2004          2003          2002
                                                      -----------   -----------   -----------
                                                              (DOLLARS IN THOUSANDS)
Base rentals........................................    $3,475        $3,331        $3,213
Percentage rentals..................................       506           289           526
                                                        ------        ------        ------
                                                        $3,981        $3,620        $3,739
                                                        ------        ------        ------



     Affiliated real estate partnerships and two other entities related through common ownership pay management fees to the Company as reimbursement for administrative services provided. Total management fees for fiscal 2004, 2003 and 2002 were $13,000, $12,000 and $14,000, respectively.



     During the fiscal years 2004, 2003 and 2002, the Company made payments to companies owned by certain directors, stockholders and officers of the Company of $304,000, $232,000 and $301,000, respectively, for air transportation services. These amounts exclude salary and related expenses paid to the

                              QUALITY DINING, INC.

pilots during fiscal years 2004, 2003 and 2002 in the amounts of $110,000, $104,000 and $16,000, respectively. Prior to fiscal 2002, the pilots' salaries and related expenses were borne by the Airplane Companies.



(14) ACQUISITIONS AND DISPOSITIONS



     During fiscal 2004, the Company received net proceeds of $8,663,000 from the sale of seven Grady's American Grill restaurants. The Company recorded a net loss in discontinued operations of $1,751,000 related to the closure and disposal of Grady's restaurants during fiscal 2004. Six of the restaurants sold were sale-leaseback transactions. In each of the six sale-leaseback transactions, the Company's lease obligations extend for less than one year.



     The Company purchased the operating assets and franchise rights of five existing Burger King restaurants from a Burger King franchisee in the third quarter of fiscal 2004 for $1,150,000. The results of operations for these Burger King restaurants have been included in the consolidated financial statements since June 16, 2004.



     During fiscal 2003, the Company sold four of its Grady's American Grill restaurants for net proceeds of $4,779,000. The Company recorded a $341,000 gain related to these sales.



     During fiscal 2002, the Company sold 15 of its Grady's American Grill restaurants for net proceeds of $15,512,000. The Company recorded a $1,360,000 gain related to these sales.



(15) SEGMENT REPORTING



     The segment information has been prepared in accordance with SFAS 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131).



     The Company operates five distinct restaurant concepts in the food-service industry. It owns the Grady's American Grill, Porterhouse Steaks and Seafood and two Italian Dining concepts and operates Burger King and Chili's Grill & Bar restaurants as a franchisee of Burger King Corporation and Brinker International, Inc., respectively. The Company has identified each restaurant concept as an operating segment based on management structure and internal reporting, with the exception of Porterhouse Steaks and Seafood which is included with the Grady's American Grill operating segment, based on management structure and internal reporting. For purposes of applying SFAS 131, the Company considers the Grady's American Grill, the two Italian Dining concepts and Chili's Grill & Bar to be similar and has aggregated them into a single reportable segment (Full Service). The Company considers the Burger King restaurants as a separate reportable segment (Quick Service). Summarized financial information concerning the Company's reportable segments is shown in the following table. The "All Other" column is the VIE

                              QUALITY DINING, INC.

activity (See Note 2). The "Other Reconciling Items" column includes corporate related items and income and expense not allocated to reportable segments.



                                                                      OTHER
                                      FULL      QUICK      ALL     RECONCILING
                                    SERVICE    SERVICE    OTHER       ITEMS       TOTAL
                                    --------   --------   ------   -----------   --------
                                                   (DOLLARS IN THOUSANDS)
FISCAL 2004
Revenues..........................  $109,913   $122,183   $3,746     $(3,746)    $232,096
Income from restaurant
  operations(1)...................    14,275     13,742    3,079        (469)      30,627
Operating income..................     8,569      3,984    3,004      (1,096)    $ 14,461
Interest expense..................                                                  6,546
Other income (expense), net.......                                                 (2,262)
                                                                                 --------
Income from continuing operations
  before income taxes.............                                               $  5,653
                                                                                 ========
Total assets......................    71,439     48,664   17,816      10,623     $148,542
Depreciation and amortization.....     4,803      4,749      489         463       10,504
FISCAL 2003 (AS RESTATED)(2)
Revenues..........................  $104,348   $114,983   $3,586     $(3,586)    $219,331
Income from restaurant
  operations(1)...................    14,229     12,580    2,942        (665)      29,086
Operating income..................     8,561      3,076    2,835      (1,728)    $ 12,744
Interest expense..................                                                  7,143
Other income (expense), net.......                                                    442
                                                                                 --------
Income from continuing operations
  before income taxes.............                                               $  6,043
                                                                                 ========
Total assets......................    67,647     50,886   18,599      20,964     $158,096
Depreciation and amortization.....     4,964      5,108      500         773       11,345
FISCAL 2002 (AS RESTATED)(2)
Revenues..........................  $113,925   $123,795   $3,890     $(3,890)    $237,720
Income from restaurant
  operations(1)...................    14,388     15,952    3,196        (837)      32,699
Operating income..................     7,127      5,230    3,119      (2,278)    $ 13,198
Interest expense..................                                                  7,916
Other income (expense), net.......                                                 (1,279)
                                                                                 --------
Income from continuing operations
  before income taxes.............                                               $  4,003
                                                                                 ========
Total assets......................    90,981     50,897   16,065      11,743     $169,686
Depreciation and amortization.....     5,230      4,756      552         885       11,423


---------------


(1)Income from operations is restaurant sales minus total operating expenses.



(2)See Note 1A.

                              QUALITY DINING, INC.

(16)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                          SECOND
                                       FIRST QUARTER      QUARTER      THIRD QUARTER   FOURTH
                                       (AS RESTATED)   (AS RESTATED)   (AS RESTATED)   QUARTER
                                       -------------   -------------   -------------   -------
YEAR ENDED OCTOBER 31, 2004                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenues.......................     $64,063         $52,226         $56,939      $58,868
Operating income.....................       2,730           3,296           4,138        4,297
Income from continuing operations
  before income taxes................         230           1,301           2,047        2,075
Net income...........................     $    92         $   185(1)      $ 1,167      $   777(2)
                                          =======         =======         =======      =======
Basic net income per share...........     $  0.01         $  0.02         $  0.11      $  0.08
                                          =======         =======         =======      =======
Diluted net income per share.........     $  0.01         $  0.02         $  0.11      $  0.08
                                          =======         =======         =======      =======
Weighted average shares:
Basic................................      10,163          10,163          10,163       10,163
Diluted..............................      10,195          10,189          10,212       10,292



                                            FIRST      SECOND       THIRD      FOURTH
                                           QUARTER     QUARTER     QUARTER     QUARTER
YEAR ENDED OCTOBER 26, 2003 (AS RESTATED)  -------     -------     -------     -------
Total revenues...........................  $65,144     $49,690     $52,030     $52,467
Operating income.........................    2,736       2,737       3,025       4,246
Income (loss) from continuing operations
  before income taxes....................      132       4,175        (332)(4)   2,068
Net income (loss)........................  $    33     $  (389)(3) $  (241)    $   996
                                           =======     =======     =======     =======
Basic net income (loss) per share........  $    --     $ (0.03)    $ (0.02)    $  0.10
                                           =======     =======     =======     =======
Diluted net income (loss) per share......  $    --     $ (0.03)    $ (0.02)    $  0.10
                                           =======     =======     =======     =======
Weighted average shares:
Basic....................................   11,311      11,311      10,805      10,163
Diluted..................................   11,358      11,316      10,805      10,208


---------------


(1) Includes charges for the impairment of assets and facility closing costs totaling $905,000.



(2) Includes charges for facility closing costs totaling $802,000.



(3) Includes charges for the impairment of assets and facility closing costs totaling $4,411,000 and a recovery of note receivable in the amount of $3,459,000.



(3) Includes stock purchase expense of $1,294,000.



RESTATEMENT



     The Company has determined that it incorrectly calculated its straight-line rent expense and related deferred rent liability. As a result, the Company concluded that its previously filed financial statements for fiscal years through 2003 and the first three interim periods in 2004 should be restated. Historically, when accounting for leases with renewal options, the Company recorded rent expense on a straight-line basis over the initial non-cancelable lease term without regard for renewal options. In addition, the Company depreciated its buildings, leasehold improvements and other long-lived assets on those properties over a period that included both the initial non-cancelable term of the lease and all option periods provided for in the lease (or the useful life of the assets if shorter). As a result, the Company has restated its financial

                              QUALITY DINING, INC.

statements to recognize (i) rent expense on a straight-line basis over the lease term, including cancelable option periods where failure to exercise such options would result in an economic penalty such that at lease inception the renewal option is reasonably assured of exercise and (ii) to recognize depreciation on its buildings, leasehold improvements and other long-lived assets over the expected lease term, where the lease term is shorter than the useful life of the assets.



     As a result of the changes, the Company's financial statements for the fiscal 2003 and 2004 quarters have been adjusted as follows:



                                                                            AS PREVIOUSLY
                                                              AS RESTATED     REPORTED
16 WEEKS ENDED FEBRUARY 15, 2004                              -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Operating Income............................................    $2,730         $2,917
Income (loss) before tax....................................       230            417
Net Income (loss)...........................................    $   92         $  279
Basic net income per share..................................    $ 0.01         $ 0.03
Diluted net income per share................................    $ 0.01         $ 0.03



                                                                            AS PREVIOUSLY
                                                              AS RESTATED     REPORTED
12 WEEKS ENDED MAY 9, 2004                                    -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Operating Income............................................    $3,296         $3,436
Income (loss) before tax....................................     1,301          1,441
Net Income (loss)...........................................    $  185         $  254
Basic net income per share..................................    $ 0.02         $ 0.02
Diluted net income per share................................    $ 0.02         $ 0.02



                                                                            AS PREVIOUSLY
                                                              AS RESTATED     REPORTED
12 WEEKS ENDED AUGUST 1, 2004                                 -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Operating Income............................................    $4,138         $4,278
Income (loss) before tax....................................     2,047          2,187
Income (loss)...............................................    $1,167         $1,236
Basic net income per share..................................    $ 0.11         $ 0.12
Diluted net income per share................................    $ 0.11         $ 0.12



                                                                            AS PREVIOUSLY
                                                              AS RESTATED     REPORTED
16 WEEKS ENDED FEBRUARY 16, 2003                              -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Operating Income............................................    $2,736         $2,887
Income (loss) before tax....................................       132            283
Net Income (loss)...........................................    $   33         $  179
Basic net income per share..................................        --         $ 0.02
Diluted net income per share................................        --         $ 0.02

                              QUALITY DINING, INC.

                                                                            AS PREVIOUSLY
                                                              AS RESTATED     REPORTED
12 WEEKS ENDED MAY 11, 2003                                   -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Operating Income............................................    $2,737         $2,846
Income (loss) before tax....................................     4,175          4,284
Net Income (loss)...........................................    $ (389)        $ (280)
Basic net loss per share....................................    $(0.03)        $(0.02)
Diluted net loss per share..................................    $(0.03)        $(0.02)



                                                                            AS PREVIOUSLY
                                                              AS RESTATED     REPORTED
12 WEEKS ENDED AUGUST 3, 2003                                 -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Operating Income............................................    $3,025         $3,128
Income (loss) before tax....................................      (332)          (230)
Net Income (loss)...........................................    $ (241)        $ (133)
Basic net loss per share....................................    $(0.02)        $(0.01)
Diluted net loss per share..................................    $(0.02)        $(0.01)



                                                                            AS PREVIOUSLY
                                                              AS RESTATED     REPORTED
12 WEEKS ENDED OCTOBER 26, 2003                               -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Operating Income............................................    $4,246         $4,361
Income (loss) before tax....................................    $2,068         $2,184
Net Income (loss)...........................................    $  996         $1,106
Basic net income per share..................................    $ 0.10         $ 0.11
Diluted net income per share................................    $ 0.10         $ 0.11

QUALITY DINING, INC.


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Stockholders and Board of Directors


of Quality Dining, Inc.



     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Quality Dining, Inc. and its subsidiaries at October 31, 2004 and October 26, 2003, and the results of their operations and their cash flows for each of the three fiscal years in the period ended October 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     As discussed in Notes 2 and 3 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 46-R, "Consolidation of Variable Interest Entities" and adopted the provisions of FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".



     As discussed in Note 1A to the consolidated financial statements, the Company has restated its consolidated financial statements for the fiscal years ended October 26, 2003 and October 27, 2002.



PricewaterhouseCoopers LLP



Chicago, Illinois


February 15, 2005

              II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES



                                                       ADDITIONS
                                                 ---------------------
                                    BALANCE AT   CHARGED TO   CHARGED                   BALANCE
                                    BEGINNING    COSTS AND    TO OTHER                  AT END
                                    OF PERIOD     EXPENSES    ACCOUNTS   DEDUCTIONS    OF PERIOD
                                    ----------   ----------   --------   ----------    ---------
                                                           (IN THOUSANDS)
Year ended October 27, 2002
  Income tax valuation
  allowance.......................   $26,330         --           --       (1,534)(1)   $24,796
Year ended October 26, 2003
  Income tax valuation
  allowance.......................   $24,796        377           --           --       $25,173
Year ended October 31, 2004
  Income tax valuation
  allowance.......................   $25,173         --           --           --       $25,173


---------------


(1) During fiscal 2002 the Company utilized NOL carryforwards to offset current-year taxable income.

                              QUALITY DINING, INC.


       SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [______________], 2005


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      I appoint Daniel B. Fitzpatrick and John C. Firth, together and separately, as proxies with power of substitution to vote all shares of Quality Dining common stock that I have power to vote at the special meeting of shareholders to be held on [_________], 2005 at [10:00] a.m. local time at [_____], and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies may name others to take their place.






                                   Dated:                    , 2005
                                        ---------------------

                                   ---------------------------------------------

                                   ---------------------------------------------
                                         Signature(s) of shareholder(s)


Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.


               PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE
                     ENVELOPE PROVIDED AS SOON AS POSSIBLE

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" ITEMS 1 AND 2


1. Proposal to approve the Agreement and Plan of Merger between QDI Merger Corp. and Quality Dining, Inc. and the merger of QDI Merger Corp. with and into Quality Dining, Inc.

                                         /_/ For /_/ Against /_/ Abstain

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1.

2. In the event there are insufficient votes for approval of the merger agreement, to consider and vote on a proposal to grant Quality Dining board of directors discretionary authority to adjourn or postpone the special meeting and solicit additional votes for approval of the merger agreement and the merger.

                                         /_/ For /_/ Against /_/ Abstain

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 2.



                            YOUR VOTE IS IMPORTANT!
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)